UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TRANSGENOMIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Precipio Diagnostics, LLC membership interests

(2)	Aggregate number of securities to which transaction applies:

3,820,811

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$0.2572294 per unit, calculated in accordance with Rule 0-11(c)(1)(i) based on the stated value of the membership interests being acquired by the registrant, who is the acquiring person, established in accordance with Rule 0-11(a)(4) for securities of issuers with an accumulated capital deficit based on one third of the stated value of such membership interests (determined based on the stated value of the target company’s membership interests at December 31, 2016 of $2,948,475), or $982,825 in the aggregate.

(4)	Proposed maximum aggregate value of transaction:

$982,825

(5)	Total fee paid:

$113.91

☑	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 12, 2017

To the Stockholders of Transgenomic, Inc.:

We cordially invite you to attend a special meeting of the stockholders of Transgenomic, Inc. (“Transgenomic”) to be held at Troutman Sanders LLP’s offices located at 1001 Haxall Point, Richmond, Virginia 23219 on June 5, 2017 at 10:00 a.m., local time.

On October 12, 2016, Transgenomic entered into an Agreement and Plan of Merger, as amended on February 2, 2017, (as amended, the “Merger Agreement”) with New Haven Labs Inc., or Merger Sub, which is a wholly owned subsidiary of Transgenomic, and Precipio Diagnostics, LLC, or Precipio. Precipio is a privately held company specializing in harnessing the advanced expertise of leading academic researchers to provide oncologists with a superior level of diagnostic accuracy for their cancer patients. At the effective time of the merger, Merger Sub will merge with and into Precipio, with Precipio as the surviving entity. Following the merger, Transgenomic will change its name to Precipio, Inc. (“New Precipio”).

When the merger is completed, (i) the outstanding common units of Precipio will be converted into the right to receive approximately 160.6 million shares of common stock of New Precipio (“New Precipio common stock”), together with cash in lieu of fractional units, which will result in Precipio common unit holders owning approximately 52% of the issued and outstanding shares of New Precipio common stock on a fully diluted basis, taking into account the issuance of shares of convertible preferred stock of New Precipio (“New Precipio preferred stock”) in the merger, upon conversion of certain secured indebtedness of Transgenomic, and in the private placement as discussed below (the “fully diluted New Precipio common stock”) and (ii) the outstanding preferred units of Precipio will be converted into the right to receive approximately 24.1 million shares of New Precipio preferred stock with an aggregate face amount equal to $3 million (based upon the purchase price of the new preferred stock of New Precipio in the new preferred stock financing), which will result in the Precipio preferred unit holders owning approximately 8% of the fully diluted New Precipio common stock.

In connection with the merger, at the effective time, in addition to the New Precipio preferred stock to be issued to holders of preferred units of Precipio, New Precipio also will issue shares of New Precipio preferred stock and New Precipio common stock to holders of certain secured indebtedness of Transgenomic, whereby such holders will receive in exchange for such indebtedness, approximately 24.1 million shares of New Precipio preferred stock in an amount equal to $3 million, which represents approximately 8% of the fully diluted New Precipio common stock, and approximately 10.4 million shares of New Precipio common stock, which represents approximately 3% of the fully diluted New Precipio common stock.

In addition and as a condition to the merger and conversion of secured debt, New Precipio also will issue shares of New Precipio preferred stock and New Precipio common stock in a related private placement, whereby New Precipio will issue for cash up to approximately 56.2 million shares of New Precipio preferred stock for $7 million to investors in a private placement, which represents approximately 18% of the fully diluted New Precipio common stock.

Upon completion of the merger, the conversion of secured debt and the private placement, the current holders of Transgenomic common stock will own approximately 9% of the fully diluted New Precipio common stock.

Transgenomic is also requesting your approval of the issuance of 2,999,836 shares of Transgenomic common stock upon the exercise or exchange of certain warrants issued by Transgenomic in 2016 (the “Warrants”).

Shares of Transgenomic common stock currently trade on the OTCQB Market (“OTCQB”). Prior to February 22, 2017 and at the time the parties entered into the Merger Agreement on October 12, 2016, shares of Transgenomic common stock were listed on the Nasdaq Capital Market (“Nasdaq”). Additionally, Transgenomic has agreed to use commercially reasonable efforts to have shares of New Precipio common stock listed on Nasdaq following the merger. Pursuant to the rules of Nasdaq, (i) the issuance of New Precipio common stock and New Precipio preferred stock in connection with the merger, the conversion of secured debt and the related private placement, including the shares of New Precipio common stock that may be issued upon future conversion of New Precipio preferred stock, and (ii) the issuance of Transgenomic common stock upon the exercise of the Warrants requires approval of Transgenomic’s stockholders because each issuance exceeds 20% of the number of shares of Transgenomic common stock outstanding prior to the issuance. Further, the issuance of New Precipio common stock and New Precipio preferred stock in connection with the merger, including the shares that may be issued upon future conversion of New Precipio preferred stock, requires approval of Transgenomic’s stockholders under Nasdaq rules because such issuance will result in a “change of control” of Transgenomic.

On February 17, 2017, Transgenomic received written notification from the staff of Nasdaq that, as a result of Transgenomic’s inability to maintain certain Nasdaq continued listing requirements, Nasdaq had determined to delist Transgenomic’s shares from Nasdaq. Accordingly, trading in Transgenomic’s shares was suspended, and on February 22, 2017, Transgenomic’s shares began trading on the OTCQB under the ticker “TBIO”. Transgenomic has filed an initial listing application with Nasdaq relating to New Precipio common stock. After completion of the merger, Transgenomic anticipates New Precipio common stock will trade on Nasdaq under the symbol “PRPO.”

In addition, Transgenomic is requesting your approval of the Transgenomic, Inc. 2017 Stock Option and Incentive Plan (the “2017 Stock Option and Incentive Plan”).

At the special meeting, you will be asked to consider and vote on:

•	a proposal to approve the issuance of shares of New Precipio common stock and New Precipio preferred stock pursuant to the merger, including shares of New Precipio common stock to be issued upon conversion of New Precipio preferred stock to be issued in the merger and the resulting “change of control” of Transgenomic;
•	a proposal to approve the issuance of shares of New Precipio common stock and New Precipio preferred stock to holders of certain secured indebtedness of Transgenomic, whereby such holders will receive in exchange for such indebtedness shares of New Precipio common stock and New Precipio preferred stock, including shares of New Precipio common stock to be issued upon conversion of New Precipio preferred stock;
•	a proposal to approve the issuance of shares of New Precipio preferred stock pursuant to a private placement, including shares of New Precipio common stock to be issued upon conversion of New Precipio preferred stock to be issued in the private placement;
•	a proposal to approve the issuance of shares of Transgenomic common stock to be issued upon the exercise or exchange of the Warrants;
•	a proposal to approve the 2017 Stock Option and Incentive Plan;
•	a proposal to approve, on a non-binding, advisory basis, payment by Transgenomic of certain compensation to Transgenomic’s named executive officers that is based on or otherwise relates to the merger; and
•	a proposal to adjourn the special meeting of stockholders, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the other proposals.

The board of directors of Transgenomic has determined that the Merger Agreement, the merger, the issuance of New Precipio common stock and New Precipio preferred stock pursuant to the merger, the conversion of secured debt and the related private placement, the issuance of New Precipio common stock upon conversion of New Precipio preferred stock and the resulting “change of control” of Transgenomic, the issuance of shares of Transgenomic common stock upon exercise or exchange of the Warrants and the 2017

Stock Option and Incentive Plan are advisable and in the best interests of Transgenomic stockholders and has approved the Merger Agreement, the merger, the issuance of New Precipio common stock and New Precipio preferred stock pursuant to the merger, the conversion of secured debt and the related private placement, the issuance of New Precipio common stock upon conversion of New Precipio preferred stock and the resulting “change of control” of Transgenomic, the issuance of shares of Transgenomic common stock upon exercise of the Warrants and the 2017 Stock Option and Incentive Plan. Accordingly, the board of directors of Transgenomic recommends that you vote “FOR” the proposal to approve the issuance of New Precipio common stock and New Precipio preferred stock in connection with the merger, the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock and the resulting “change of control” of Transgenomic, “FOR” the proposal to approve the issuance of New Precipio common stock and New Precipio preferred stock to holders of certain secured indebtedness of Transgenomic in exchange for such indebtedness and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock, “FOR” the proposal to approve the issuance of New Precipio preferred stock in connection with the merger in the related private placement and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock, “FOR” the proposal to approve the issuance of Transgenomic common stock upon exercise of the Warrants, “FOR” the proposal to approve the 2017 Stock Option and Incentive Plan, “FOR” the proposal to approve payment by Transgenomic of certain compensation to Transgenomic’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting, if necessary, to enable us to solicit additional proxies.

Your vote is very important. We cannot complete the merger, the conversion of secured debt and the private placement without the approval of the issuance of New Precipio common stock, including the shares that may be issued upon future conversion of New Precipio preferred stock. This approval requires the affirmative vote of the holders of a majority of the common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting at which a quorum is present. Even if you plan to attend the special meeting, we recommend that you submit your proxy before the special meeting so that your vote will be counted if you later decide not to attend the meeting. You can also vote your shares via the Internet or by telephone as provided in the instructions set forth on the enclosed proxy card. If you hold your shares in “street name” through a broker, you should follow the procedures provided by your broker.

The accompanying proxy statement explains the proposed merger, the conversion of secured debt, private placement and other proposals in greater detail. We urge you to carefully read this proxy statement, including the annexes and information incorporated by reference and the matters discussed under “Risk Factors” beginning on page 20.

Sincerely,

Paul Kinnon
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed issuance of shares of New Precipio common stock and New Precipio preferred stock in connection with the merger, the conversion of secured debt and the private placement or determined whether this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated May 12, 2017 and is first being mailed to Transgenomic stockholders on or about May 15, 2017.

REFERENCE TO ADDITIONAL INFORMATION

The documents that are incorporated by reference in this proxy statement are included with this proxy statement. You also may obtain documents that are incorporated by reference in this proxy statement without charge by requesting them in writing or by telephone from Transgenomic at:

Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska 68164
Attention: Corporate Secretary

In addition, you may also obtain these and other documents filed with the Securities and Exchange Commission at Transgenomic’s website at www.transgenomic.com/ir/investor-information.

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference in the documents or this proxy statement.

In order to receive timely delivery of requested documents in advance of the special meeting, you should make any written or telephonic requests by no later than May 25, 2017. Documents will be distributed within one business day of receipt of such request.

For a more detailed description of the information incorporated by reference in this proxy statement and how you may obtain it, see the section entitled “Where You Can Find Additional Information” on page 137.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on June 5, 2017

To the Stockholders of Transgenomic, Inc.:

A special meeting of stockholders of Transgenomic, Inc., a Delaware corporation (“Transgenomic”), will be held at Troutman Sanders LLP’s offices at 1001 Haxall Point, Richmond, Virginia 23219 on June 5, 2017 at 10:00 a.m., local time, for the following purposes:

Proposal No. 1:	To approve the issuance of 160,585,422 shares of common stock, par value $0.01 per share, as well as 24,087,813 shares of senior convertible preferred stock to be issued, pursuant to the Merger Agreement, dated as of October 12, 2016 and amended as of February 2, 2017, by and among Transgenomic, New Haven Labs Inc., which is a wholly owned subsidiary of Transgenomic, and Precipio Diagnostics, LLC (“Precipio”), and the issuance of 24,087,813 shares of common stock issuable upon conversion of such senior convertible preferred stock and the resulting “change of control” of Transgenomic.
Proposal No. 2:	To approve the issuance of 24,087,813 shares of senior convertible preferred stock and approximately 10.4 million shares of common stock to holders of certain secured indebtedness of Transgenomic in exchange for such indebtedness and the issuance of 24,087,813 shares of common stock issuable upon conversion of such senior convertible preferred stock.
Proposal No. 3:	To approve the issuance of 56,204,898 shares of senior convertible preferred stock to be issued to investors in a related private placement and the issuance of 56,204,898 shares of common stock issuable upon conversion of such senior convertible preferred stock.
Proposal No. 4:	To approve the issuance of 2,999,836 shares of Transgenomic common stock upon exercise or exchange of certain outstanding warrants.
Proposal No. 5:	To approve the Transgenomic, Inc. 2017 Stock Option and Incentive Plan.
Proposal No. 6:	To approve, on a non-binding, advisory basis, payment by Transgenomic of certain compensation to Transgenomic’s named executive officers that is based on or otherwise relates to the merger.
Proposal No. 7:	To approve a proposal to adjourn the special meeting of Transgenomic stockholders, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting of Transgenomic stockholders to approve the other proposals.

Please refer to the accompanying proxy statement for further information with respect to the business to be transacted at the special meeting of stockholders.

The close of business on April 12, 2017 has been fixed as the record date for determining those Transgenomic stockholders entitled to notice of and to vote at the special meeting. Accordingly, only stockholders of record at the close of business on that date will receive this notice of, and be eligible to vote at, the special meeting and any adjournments of the special meeting.

If Transgenomic is to complete the merger with Precipio, the conversion of secured debt and the private placement, then Transgenomic’s stockholders must approve Proposals No. 1, No. 2 and No. 3 relating to the issuance of common stock and senior convertible preferred stock. A vote against any of Proposals No. 1, No. 2 or No. 3 will be a vote against the merger and the related transactions.

The Transgenomic Board recommends that you vote “FOR” each of the above proposals.

Your vote is important.  Please read the proxy statement and the instructions on the enclosed proxy card and, whether or not you plan to attend the special meeting in person and no matter how many shares you own, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, dating and returning your proxy card in the envelope provided. Returning your proxy by one of these three methods will not prevent you from voting in person at the special meeting. It will, however, help assure a quorum and to avoid added proxy solicitations.

You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of Transgenomic a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or by voting your shares in person at the special meeting, in which case your proxy would be disregarded.

By order of the Board of Directors

Paul Kinnon
President and Chief Executive Officer

May 12, 2017

i

SUMMARY TERM SHEET FOR THE MERGER, CONVERSION OF
SECURED DEBT AND RELATED PRIVATE PLACEMENT

The following is a summary of the proposed transaction between Transgenomic, Inc. (“Transgenomic”) and Precipio Diagnostics, LLC (“Precipio”) pursuant to which a wholly owned subsidiary of Transgenomic will merge with and into Precipio and holders of Precipio common units will receive shares of common stock of the combined company (the “New Precipio common stock”) and holders of Precipio preferred units will receive senior convertible preferred stock (the “New Precipio preferred stock”). At the effective time of the merger, Transgenomic will change its name to Precipio, Inc. The new combined company will be referred to in this proxy statement as “New Precipio.” In connection with the merger, New Precipio also will issue New Precipio preferred stock to certain Transgenomic secured debt holders in exchange for such indebtedness. In addition and as a condition to the merger and the conversion of the secured indebtedness, New Precipio will also issue New Precipio preferred stock to certain other investors in a related private placement. Transgenomic is seeking stockholder approval of the issuance of New Precipio common stock in connection with the merger, the conversion of secured indebtedness and the related private placement. This term sheet is a summary and does not contain all of the information that may be important to you. You should carefully read this entire document, including the annexes and the other documents to which this document refers you, for a more complete understanding of the matters being considered at this special meeting. See the section entitled “Where You Can Find Additional Information” beginning on page 137.

Merger Agreement (see page 74)

•	On October 12, 2016, Transgenomic entered into an Agreement and Plan of Merger, as amended on February 2, 2017, with New Haven Labs Inc. (“Merger Sub”), which is a wholly owned subsidiary of Transgenomic, and Precipio (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, at the effective time of the merger, Merger Sub will merge with and into Precipio, with Precipio as the surviving entity. At the effective time of the merger, Transgenomic will change its name to Precipio, Inc.
•	When the merger is completed, (i) the outstanding common units of Precipio will be converted into the right to receive approximately 160.6 million shares of New Precipio common stock, together with cash in lieu of fractional units, which will result in Precipio common unit holders owning approximately 52% of the issued and outstanding shares of New Precipio common stock on a fully diluted basis, taking into account the issuance of shares New Precipio preferred stock in the merger and the private placement as discussed below (the “fully diluted New Precipio common stock”) and (ii) the outstanding preferred units of Precipio will be converted into the right to receive approximately 24.1 million shares of New Precipio preferred stock with an aggregate face amount equal to $3 million, which will result in the Precipio preferred unit holders owning approximately 8% of the fully diluted New Precipio common stock.
•	Upon completion of the merger, the conversion of secured debt and the private placement, the current holders of Transgenomic common stock will own approximately 9% of the fully diluted New Precipio common stock.

Conversion of Secured Debt (see page 91)

•	In connection with the merger, at the effective time, in addition to the New Precipio preferred stock to be issued to holders of preferred units of Precipio, New Precipio also will issue shares of New Precipio preferred stock and New Precipio common stock to holders of certain secured indebtedness of Transgenomic, whereby such holders will receive in exchange for such indebtedness, approximately 24.1 million shares of New Precipio preferred stock in an amount equal to $3 million, which represents approximately 8% of the fully diluted New Precipio common stock, and approximately 10.4 million shares of New Precipio common stock, which represents approximately 3% of the fully diluted New Precipio common stock.

Private Placement (see page 93)

•	In addition and as a condition to the merger and conversion of secured debt, New Precipio also will issue shares of New Precipio preferred stock and New Precipio common stock in a related private placement, whereby New Precipio will issue for cash up to approximately 56.2 million shares of New Precipio preferred stock for $7 million to investors in a private placement, which represents approximately 18% of the fully diluted New Precipio common stock.
•	The New Precipio preferred stock issued in the merger and the private placement will be issued based on a $25 million pre-money equity valuation of New Precipio and will represent, in the aggregate, approximately 34% of the fully diluted New Precipio common stock.
•	In connection with the private placement, New Precipio will enter into an investor rights agreement with the holders of the New Precipio preferred stock. The investor rights agreement will grant rights to such parties, including with respect to the designation of nominees for election to the New Precipio board of directors upon the closing of the merger. The investor rights agreement also will contain transfer restrictions relating to shares of New Precipio preferred stock that will be issued to such parties in connection with the merger and the private placement. In addition, the investor rights agreement gives such parties rights with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the shares of New Precipio common stock to be issued to such parties, including the shares that may be issued upon future conversion of the New Precipio preferred stock.

Voting Agreements (see page 86)

•	Certain of Transgenomic’s stockholders have entered into a voting agreement with Transgenomic and Precipio (the “Transgenomic Voting Agreement”), pursuant to which such holders have agreed to, among other things, (i) authorize and approve the Merger Agreement and the transactions contemplated thereby and (ii) vote against any Acquisition Proposal (as defined in the Merger Agreement). Collectively, the voting interests held by these holders represent approximately 31.84% of Transgenomic’s voting interests as of October 12, 2016.
•	In connection with the merger, certain of Precipio’s unit, warrant and note holders have entered into a voting agreement with Transgenomic and Precipio (the “Precipio Voting Agreement” and, together with the Transgenomic Voting Agreement, the “Voting Agreements”), pursuant to which such members and warrant holders have agreed to, among other things, (i) authorize and approve the Merger Agreement and the transactions contemplated thereby and (ii) vote against any Acquisition Proposal (as defined in the Merger Agreement). Collectively, the voting interests held by these holders represent approximately 71% of Precipio’s voting interests as of October 12, 2016. The Precipio board of managers approved the Merger Agreement on October 11, 2016.

Conversion of Convertible Preferred Stock (see page 91)

•	The holders of Series A-1 Convertible Preferred Stock have agreed to convert their shares into New Precipio common stock immediately prior to the effectiveness of the merger.

Bridge Financing (see page 66)

•	On February 2, 2017, Precipio agreed to offer a line of credit to Transgenomic up to $250,000 pursuant to an unsecured promissory note (the “Precipio Bridge Loan”). All outstanding amounts under the Precipio Bridge Loan accrue interest at a rate of 10% per annum and are due and payable upon the earlier to occur of (a) the date that is 90 days following the date of the Precipio Bridge Loan or (b) the closing of the merger. The proceeds of the Precipio Bridge Loan will be used by Transgenomic to finance certain general expenses until the effective date of the merger. Transgenomic did not borrow any funds pursuant to the Precipio Bridge Loan.

•	On April 13, 2017, Transgenomic completed the sale of an aggregate of $1.15 million of promissory notes (the “Bridge Notes”) in a $1.25 million bridge financing pursuant to a securities purchase agreement. Transgenomic may receive additional investments of up to $100,000 in connection with the bridge financing. The financing is intended to help facilitate the completion of the merger. Transgenomic received net proceeds of $1,031,000 from the sale of the Bridge Notes. In connection with the issuance of the Bridge Notes, Transgenomic issued warrants (the “Bridge Warrants”) to acquire 1.15 million shares of Transgenomic common stock at an exercise price of $0.50 per share, subject to anti-dilution protection. As part of the bridge financing, Transgenomic agreed to loan 50% of the net proceeds from the sale of the Bridge Notes to Precipio pursuant to a promissory note (the “Precipio Note”) with an original principal amount of up to $561,500 upon substantially the same terms and conditions as the Bridge Notes. Aegis Capital Corp. acted as placement agent for the bridge financing and received a placement agent fee of $84,000 and warrants (the “Aegis Warrants”) to acquire 168,000 shares of Transgenomic common stock at an exercise price of $0.50 per share. The Aegis Warrants are identical to the Bridge Warrants except that the Aegis Warrants do not have anti-dilution protection.

QUESTIONS AND ANSWERS

Q1:	What is the merger transaction?
A1:	Transgenomic has entered into a Merger Agreement with Merger Sub and Precipio. Pursuant to the Merger Agreement, at the effective time of the merger, Merger Sub will merge with and into Precipio, with Precipio as the surviving entity. At the effective time, Transgenomic will amend its certificate of incorporation to change its name to Precipio, Inc., which will be referred to in this proxy statement as “New Precipio.” In connection with the merger, New Precipio also will issue to holders of certain secured indebtedness of Transgenomic, approximately 24.1 million shares of New Precipio preferred stock in an amount equal to $3 million and approximately 10.4 million shares of New Precipio common stock. New Precipio will also issue to new investors in a private placement up to approximately 56.2 million shares of New Precipio preferred stock for up to $7 million in cash.
Q2:	What am I being asked to vote on?
A2:	You are being asked to approve the issuance of approximately 160.6 million shares of New Precipio common stock, as well as approximately 24.1 million shares of New Precipio preferred stock to be issued, pursuant to the Merger Agreement, the issuance of approximately 24.1 million shares of New Precipio common stock issuable upon conversion of such convertible preferred stock and the resulting “change of control” of Transgenomic. This approval of the issuance of New Precipio common stock and New Precipio preferred stock and the resulting “change of control” is required to complete the merger with Precipio.
You are also being asked to approve the issuance of approximately 24.1 million shares of New Precipio preferred stock, approximately 24.1 million shares of New Precipio common stock issuable upon conversion of such convertible preferred stock and approximately 10.4 million shares of New Precipio common stock to be issued in exchange for certain secured indebtedness of Transgenomic. This approval of the issuance of New Precipio common stock and New Precipio preferred stock is required to complete the merger with Precipio and the related private placement.
You are also being asked to approve the issuance of approximately 56.2 million shares of New Precipio preferred stock to be issued to investors in a related private placement and the issuance of approximately 56.2 million shares of New Precipio common stock issuable upon conversion of such New Precipio preferred stock. This approval of the issuance of New Precipio preferred stock is required to complete the merger with Precipio and the conversion of the secured debt.
You are also being asked to approve the issuance of 2,999,836 million shares of Transgenomic common stock upon the exercise or exchange of certain warrants issued by Transgenomic in 2016. This approval of the issuance of shares of Transgenomic common stock upon the exercise or exchange of warrants is not a condition to completing the merger, the conversion of secured debt or the private placement.
You are also being asked to approve the Transgenomic, Inc. 2017 Stock Option and Incentive Plan (the “2017 Stock Option and Incentive Plan”). The approval of the 2017 Stock Option and Incentive Plan is not a condition to completing the merger, the conversion of the secured debt or the private placement.
You are also being asked to approve, on a non-binding, advisory basis, payment by Transgenomic of certain compensation to Transgenomic’s named executive officers that is based on or otherwise relates to the merger. This proposal, commonly known as the “say-on-golden-parachute” proposal, gives Transgenomic stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that Transgenomic’s named executive officers may be entitled to receive that is based on or otherwise relates to the merger.
In addition, you may be asked to vote to approve an adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the other proposals. The approval of the adjournment of the special meeting of stockholders is not a condition to completing the merger, the conversion of the secured debt, the private placement or the 2017 Stock Option and Incentive Plan.

Q3:	How does the Transgenomic board of directors recommend that I vote?
A3:	The Transgenomic board of directors recommends that you vote “FOR” the proposal to approve the issuance of New Precipio common stock and New Precipio preferred stock in connection with the merger, the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock and the resulting “change of control” of Transgenomic, “FOR” the proposal to approve the issuance of New Precipio common stock and New Precipio preferred stock to holders of certain secured indebtedness of Transgenomic in exchange for such indebtedness and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock, “FOR” the proposal to approve the issuance of New Precipio convertible preferred stock in connection with the merger in the related private placement and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock, “FOR” the approval of the issuance of Transgenomic common stock upon exercise of the Warrants, “FOR” the approval of the 2017 Stock Option and Incentive Plan, “FOR” the approval, on a non-binding, advisory basis, of certain compensation to Transgenomic’s named executive officers that is based on or otherwise relates to the merger and “FOR” the approval of an adjournment of the special meeting, if necessary, to enable Transgenomic to solicit additional proxies in favor of the other proposals. Your vote is important.
Q4:	How will Transgenomic’s directors and executive officers vote their shares of Transgenomic common stock in connection with the proposals?
A4:	Certain Transgenomic stockholders, directors and executive officers, including its president and chief executive officer, have entered into a voting agreement pursuant to which they have agreed to vote their voting interests of Transgenomic in favor of the proposals to issue New Precipio common stock and the proposal to adjourn the meeting, if necessary. As of October 12, 2016, these directors and executive officers collectively held shares representing approximately 31.84% of Transgenomic’s voting interests.
The Transgenomic Voting Agreement does not address the proposal to issue Transgenomic common stock upon exercise of the Warrants, or to approve the 2017 Stock Option and Incentive Plan or to approve the merger-related compensation.
Q5:	Why is stockholder approval necessary for the issuance of New Precipio common stock in connection with the merger, conversion of secured debt and the private placement and the issuance of Transgenomic common stock in connection with the Warrant exercise?
A5:	Shares of Transgenomic common stock currently trade on the OTCQB. Prior to February 22, 2017 and at the time the parties entered into the Merger Agreement on October 12, 2016, shares of Transgenomic common stock were listed on Nasdaq. Additionally, Transgenomic has agreed to use commercially reasonable efforts to have shares of New Precipio common stock listed on Nasdaq following the merger. Nasdaq rules require stockholder approval before the issuance of common stock if the common stock to be issued will have voting power equal to or greater than 20% of the voting power outstanding before the issuance, or if the number of shares of common stock to be issued will be equal to or greater than 20% of the number of shares of common stock outstanding before the issuance or if the issuance will result in a “change of control” of the issuer.
The shares of New Precipio common stock and New Precipio preferred stock that will be issued in connection with the merger, the conversion of secured debt and the private placement, including the shares of New Precipio common stock that may be issued upon future conversion of the New Precipio preferred stock, exceed the thresholds under Nasdaq rules. The shares of Transgenomic common stock issuable upon exercise or exchange of the Warrants also will exceed the threshold under Nasdaq rules. Therefore, the issuances require the approval of the Transgenomic stockholders.

Q6:	Why did Transgenomic enter into the merger transaction?
A6:	Transgenomic’s board of directors believes that the merger with Precipio and the related private placement will provide substantial benefits to the combined company’s business and operations by, among other things, leveraging the complementary nature of Transgenomic’s and Precipio’s businesses and permitting the companies to benefit from an increased operating scale. For additional information regarding Transgenomic’s reasons for entering into the Merger Agreement, conversion of secured debt and the private placement, see the section entitled “The Transaction — Transgenomic’s Reasons for the Transaction” beginning on page 41.
Q7:	When is the transaction expected to be completed?
A7:	Transgenomic and Precipio are working toward completing the merger as soon as practicable. Transgenomic currently expects that the merger and the private placement will close on or before May 31, 2017. In addition to stockholder approval of the issuance of New Precipio common stock, there are a number of additional conditions, including, but not limited to, approval of the listing of the additional shares of New Precipio common stock on Nasdaq and other third party consents, that must be satisfied before the parties can complete the transaction. See the section entitled “The Merger Agreement — Conditions to Closing the Transaction” beginning on page 82 for a more detailed discussion.
Q8:	Do I need to send in my stock certificates if the transaction is completed?
A8:	No. You will not be required to exchange your certificates representing shares of Transgenomic common stock in connection with this transaction. You will not receive any cash or securities in connection with the merger. Instead, you will continue to hold your existing shares of Transgenomic common stock.
Q9:	Who can vote at the special meeting?
A9:	Transgenomic has fixed the close of business on April 12, 2017 as the record date for the special meeting or any adjournment thereof, and only the holders of Transgenomic’s common stock and Series A-1 Convertible Preferred Stock on the record date can vote at the special meeting. As of the record date, 26,863,062 shares of Transgenomic common stock were outstanding and each share is entitled to one vote. As of the record date, 214,705 shares of Transgenomic Series A-1 Convertible Preferred Stock were outstanding and each share is entitled to 0.93 votes.
Q10:	What do I need to do now?
A10:	After carefully reading and considering the information contained in this proxy statement, please submit your proxy by telephone or via the Internet in accordance with the instructions set forth in the enclosed proxy card, or complete, sign, date and mail your proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be voted at the special meeting. See the section entitled “The Special Meeting — How to Vote Your Shares” on page 28 and the section entitled “The Special Meeting — Proxies; Counting Your Vote” on page 29 for a more detailed discussion.
Q11:	What vote is required to approve the proposals?
A11:	The proposal to approve the issuance of New Precipio common stock and New Precipio preferred stock in connection with the merger, the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock and the resulting “change of control” of Transgenomic, the proposal to approve the issuance of New Precipio common stock and New Precipio preferred stock in in exchange for certain secured indebtedness of Transgenomic and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock, the proposal to approve the issuance of New Precipio preferred stock to investors in a related private placement and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock, the proposal to issue Transgenomic common stock in connection with the exercise or exchange of the Warrants, the proposal to approve the 2017 Stock Option and Incentive Plan and the proposal to approve payment by Transgenomic of certain compensation to Transgenomic’s named executive officers must each be approved by the affirmative vote of the holders of a majority of the shares of Transgenomic’s common stock and

Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting at which a quorum is present.
The proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the other proposals must be approved by the affirmative vote of the holders of a majority of Transgenomic’s common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting, whether or not a quorum is present.
Abstentions will count as a vote “against” the proposals. Broker non-votes will have no effect on the proposals.
Q12:	Are there any federal or state regulatory requirements that must be complied with or federal or state regulatory approvals or clearances that must be obtained in connection with the merger?
A12:	Neither Transgenomic nor Precipio is required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the transactions contemplated by the Merger Agreement. Transgenomic must comply with applicable federal and state securities laws and regulations, and is complying with Nasdaq rules and regulations, in connection with the issuance of the shares of New Precipio common stock in the transaction, including the filing with the SEC, of this proxy statement. Transgenomic has filed an initial listing application with Nasdaq. If such application is accepted, Transgenomic anticipates that shares of New Precipio common stock will be listed on Nasdaq following the closing of the merger under the trading symbol “PRPO.”
Q13:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A13:	If your shares are held in the name of a bank or broker or other nominee, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides.
You should instruct your bank, broker or other nominee how to vote your shares. The rules applicable to broker-dealers do not grant your broker discretionary authority to vote your shares for any of the proposals without receiving your instructions. As a result, if your broker does not receive voting instructions from you regarding the proposals, your shares will not be voted.
Q14:	May I change my vote after I have submitted a proxy by telephone or via the Internet or mailed my signed proxy card?
A14:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in several ways. You can send a written notice stating that you want to revoke your proxy, or you can complete and submit a new proxy card. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to Transgenomic’s Secretary at Transgenomic, Attention: Corporate Secretary, 12325 Emmet Street, Omaha, Nebraska 68164.
You also can change your vote by submitting a proxy at a later date by telephone or via the Internet, in which case your later-submitted proxy will be recorded and your earlier proxy revoked.
You also can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. To revoke your earlier proxy, you must vote at the special meeting.
If you have instructed a broker to vote your shares, the preceding instructions do not apply, and you must follow the voting procedures received from your broker to change your vote.

Q15:	If I want to attend the special meeting, what do I do?
A15:	You should come to Troutman Sanders LLP’s offices at 1001 Haxall Point, Richmond, Virginia 23219 on June 5, 2017 at 10:00 a.m. local time. Stockholders of record as of the record date for the special meeting (April 12, 2017) can vote in person at the special meeting. A valid government issued identification card will be required for entry to the special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your bank, broker or other nominee holder how you can vote at the special meeting.
Q16:	Who will bear the cost of soliciting votes for the special meeting?
A16:	The Transgenomic board of directors is making this solicitation and will pay the costs of soliciting proxies, including clerical work, printing and postage. Transgenomic officers and other employees may personally solicit proxies or solicit proxies by mail, telephone, facsimile or Internet, but it will not provide compensation for such solicitations. Transgenomic has engaged Innisfree M&A Incorporated to assist it in the solicitation of proxies for the special meeting, and has agreed to pay Innisfree M&A Incorporated a fee of approximately $10,000, plus reasonable expenses, for proxy solicitation services. We will also reimburse banks, brokers and other persons holding shares in their names or in the names of nominees for expenses incurred sending material to beneficial owners and obtaining proxies from beneficial owners.
Q17:	Who can help answer my questions?
A17:	If you have any questions or need assistance in voting your shares, please call the firm assisting in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022
Stockholders May Call: (888) 750-5834 (toll-free from the U.S. and Canada)
Banks and brokers may call collect: (212) 750-5833

You may also contact:

Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska 68164
Attention: Corporate Secretary
Telephone: (402) 452-5400

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that may be important to you. You should carefully read this entire document, including the annexes and the other documents to which this document refers you, for a more complete understanding of the matters being considered at the special meeting. See the section entitled “Where You Can Find Additional Information” beginning on page 137. Additionally, some of the statements contained in, or incorporated by reference into, this proxy statement are forward-looking statements. See the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 26. All references in this proxy statement to dollars or $ are to U.S. dollars. In this proxy statement, unless otherwise indicated, accounting principles generally accepted in the United States are referred to as “GAAP.” Except as the context otherwise requires, references in this proxy statement to “Transgenomic” are to Transgenomic, Inc. All share numbers and per share amounts provided in this proxy statement do not take into account the proposed reverse stock split at a ratio of between one to ten and one to thirty approved by the Transgenomic stockholders on October 31, 2016. Once the reverse stock split has become effective, it will apply equally to all outstanding shares of Transgenomic common stock and preferred stock as well as all shares of New Precipio common stock and preferred stock to be issued in the merger, the conversion of the secured debt and the private placement such that it will have no effect on the relative ownership of such shares before or after the reverse stock split. The reverse stock split must be effective prior to the completion of the merger, the conversion of the secured debt and the private placement in order for New Precipio to have sufficient authorized shares to complete such issuances.

The Merger (see page 74)

On October 12, 2016, Transgenomic entered into the Merger Agreement with New Haven Labs Inc. (“Merger Sub”), which is a wholly owned subsidiary of Transgenomic, and Precipio. Precipio is a privately held company specializing in harnessing the advanced expertise of leading academic researchers to provide oncologists with a superior level of diagnostic accuracy for their cancer patients. Pursuant to the Merger Agreement, at the effective time of the merger, Merger Sub will merge with and into Precipio, with Precipio as the surviving entity. At the effective time of the merger, Transgenomic will change its name to Precipio, Inc. (“New Precipio”).

When the merger is completed, (i) the outstanding common units of Precipio will be converted into the right to receive approximately 160.6 million shares of New Precipio common stock, together with cash in lieu of fractional units, which will result in Precipio common unit holders owning approximately 52% of the issued and outstanding shares of New Precipio common stock on a fully diluted basis, taking into account the issuance of shares New Precipio preferred stock in the merger and the private placement as discussed below (the “fully diluted New Precipio common stock”) and (ii) the outstanding preferred units of Precipio will be converted into the right to receive approximately 24.1 million shares of New Precipio preferred stock with an aggregate face amount equal to $3 million, which will result in the Precipio preferred unit holders owning approximately 8% of the fully diluted New Precipio common stock.

As provided in the Merger Agreement, the New Precipio board of directors will increase its size to seven at the effective time of the merger, two of whom will be current directors, three of whom will be nominated by Precipio and two of whom will be nominated by the holders of the New Precipio preferred stock issued in the private placement.

On February 2, 2017, Transgenomic and Precipio entered into an amendment to the Merger Agreement which provided for the Precipio Bridge Loan, set a fixed number of shares of New Precipio common stock and New Precipio preferred stock to be issued in the merger and waived certain conditions to the closing of the merger. The exchange ratio set forth in the amendment to the Merger Agreement results in each fully diluted New Precipio common unit being converted into 24.4255 shares of New Precipio common stock.

Upon completion of the merger, the conversion of secured debt and the private placement, the current holders of Transgenomic common stock will own approximately 9% of the fully diluted New Precipio common stock.

See the section entitled “The Merger Agreement” for a more detailed discussion.

Conversion of Secured Debt (see page 91)

In connection with the merger, at the effective time, in addition to the New Precipio preferred stock to be issued to holders of preferred units of Precipio, New Precipio also will issue shares of New Precipio preferred stock and New Precipio common stock to holders of certain secured indebtedness of Transgenomic, whereby such holders will receive in exchange for such indebtedness, approximately 24.1 million shares of New Precipio preferred stock in an amount equal to $3 million, which represents approximately 8% of the fully diluted New Precipio common stock, and approximately 10.4 million shares of New Precipio common stock, which represents approximately 3% of the fully diluted New Precipio common stock.

Private Placement (see page 93)

In addition and as a condition to the merger and conversion of secured debt, New Precipio also will issue shares of New Precipio preferred stock and New Precipio common stock in a related private placement, whereby New Precipio will issue for cash up to approximately 56.2 million shares of New Precipio preferred stock for $7 million to investors in a private placement, which represents approximately 18% of the fully diluted New Precipio common stock.

The New Precipio preferred stock issued in the merger, the conversion of secured debt and the private placement will be issued based on a $25 million pre-money equity valuation of New Precipio and will represent, in the aggregate, approximately 34% of the fully diluted New Precipio common stock.

The New Precipio preferred stock to be issued in the merger and the private placement will be new designations of preferred shares effectuated by a Certificate of Designation amending Transgenomic’s Certificate of Incorporation. The cash proceeds received from the private placement will be used to finance the merger, for working capital and growth capital to expand into new markets.

The shares of New Precipio preferred stock may be convertible into New Precipio common stock any time at an applicable conversion price. Certain material corporate events also will require the consent of a supermajority of holders of the New Precipio preferred stock. In the event of New Precipio’s liquidation, dissolution or winding up, holders of the New Precipio preferred stock will be entitled to receive assets or surplus funds of New Precipio in an amount equal to the greater of (i) 1.5 times the original purchase price of the New Precipio preferred stock, plus an amount equal to all unpaid and accrued dividends and dividend equivalents and (ii) the amount that would be payable on the New Precipio preferred stock if it were converted into New Precipio common stock (the “Liquidation Preference”). This Liquidation Preference also would be due in the event of a future merger or sale of New Precipio, unless a supermajority of holders of New Precipio preferred stock elect otherwise. The New Precipio preferred stock will be entitled to an annual 8% cumulative payment in lieu of interest or dividends, payable in-kind for the first two years and in cash or in-kind thereafter, at the option of the holder. The New Precipio preferred stock also will be entitled to share on any dividends paid on the New Precipio common stock.

In connection with the private placement, New Precipio will enter into an investor rights agreement with the holders of the New Precipio preferred stock. The investor rights agreement will grant rights to such parties, including with respect to the designation of nominees for election to the New Precipio board of directors upon the closing of the merger. The investor rights agreement also will contain transfer restrictions relating to shares of New Precipio common stock that will be issued to such parties in connection with the merger and the private placement. In addition, the investor rights agreement gives such parties rights with respect to the registration under the Securities Act of the shares of New Precipio common stock to be issued to such parties, including the shares that may be issued upon future conversion of the New Precipio preferred stock.

See the section entitled “Private Placement” for a more detailed discussion.

Transgenomic’s Reasons for the Transaction (see page 41)

Transgenomic’s board of directors (the “Transgenomic Board”) has approved the merger with Precipio and determined that the merger, the conversion of secured debt, the private placement and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Transgenomic and its stockholders. Accordingly, the Transgenomic Board has recommended that you vote “FOR” the proposal to approve the issuance of New Precipio common stock and New Precipio preferred stock in connection with the merger, the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock and the resulting “change of control” of Transgenomic, “FOR” the proposal to approve the issuance of New Precipio common stock and New Precipio preferred stock to holders of certain secured indebtedness of Transgenomic in exchange for such indebtedness and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock, and “FOR” the proposal to approve the issuance of New Precipio convertible preferred stock in connection with the merger in the related private placement and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock, based on its belief, in consultation with Transgenomic’s senior management, its outside legal counsel and its financial advisor, that the merger with Precipio, the conversion of secured debt and the private placement will provide substantial benefits to the combined company’s business and operations by, among other things, leveraging the complementary nature of Transgenomic’s and Precipio’s businesses and permitting the combined company to benefit from an increased operating scale. The factors that the Transgenomic Board and senior management considered in connection with the merger are described in more detail under the section entitled “The Transaction — Transgenomic’s Reasons for the Transaction.”

Opinion of Craig-Hallum Capital Group LLC (see page 44)

Craig-Hallum Capital Group LLC (“Craig-Hallum”) was engaged to render an opinion to the Transgenomic Board as to whether the exchange ratio, as set forth in the Merger Agreement, was fair, from a financial point of view, to the holders of Transgenomic common stock. On October 12, 2016, Craig-Hallum delivered to the Transgenomic Board its oral opinion, which was subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications, and factors contained in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Transgenomic common stock. The full text of the Craig-Hallum’s written opinion, dated October 12, 2016, is attached as Annex B to this proxy statement.

Craig-Hallum’s opinion speaks only as of the date of the opinion. The opinion was directed to the Transgenomic Board in connection with its consideration of the Merger Agreement and is directed only to the fairness, from a financial point of view, of the exchange ratio to holders of Transgenomic common stock. Craig-Hallum’s opinion does not constitute a recommendation to any holder of Transgenomic common stock as to how such holder of Transgenomic common stock should vote at any meeting of stockholders called to consider and vote upon the Merger Agreement. It does not address the underlying business decision of Transgenomic to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Transgenomic or the effect of any other transaction in which Transgenomic might engage. For a more detailed description of Craig-Hallum’s opinion, see the section entitled “The Transaction — Opinion of Craig-Hallum Capital Group LLC” and Annex B to this proxy statement.

The Companies

Transgenomic, Inc.

Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska 68164

Transgenomic is a biotechnology company advancing personalized medicine for the detection and treatment of cancer and inherited diseases through our proprietary molecular technologies and clinical and research services. A key goal is to bring the Multiplexed ICE COLD-PCR (“MX-ICP”) product to the clinical market through strategic partnerships and licensing agreements, enabling the use of blood and other bodily fluids for more effective and patient-friendly diagnosis, monitoring and treatment of cancer.

MX-ICP is technology proprietary to Transgenomic. It is a reagent that improves the ability to detect genetic mutations by 100 – 400 fold over existing technologies. This technology has been validated internally on all currently available sequencing platforms, including Sanger, Next Gen Sequencing and Digital PCR. By enhancing the level of detection of genetic mutations and suppressing the normal, or wild-type DNA, several benefits are provided. It is generally understood that most current technologies are unable to consistently identify mutations that occur in less than approximately 5% of a sample. However, many mutations found at much lower levels, even as low as 0.01%, are known to be clinically relevant and can have significant consequences to a patient: both in terms of how they will respond to a given drug or treatment and how a given tumor is likely to change over time. More importantly, in Transgenomic’s view, is the ability to significantly improve the level of detection while using blood, saliva and even urine as a source for DNA, rather than depending on painful, expensive and potentially dangerous tumor biopsies.

Transgenomic believes that this is an important advancement in patient care with respect to cancer detection, treatment and monitoring and can result in significant cost savings for the healthcare system by replacing invasive procedures with the simple collection of blood or other bodily fluids. By broadening the types of samples that can be used for testing and allowing all sequencing platforms to provide improved identification of low level mutations, MX-ICP has the potential to make testing more readily available, more patient friendly, enable genetic monitoring of disease progression, effectively guide treatment protocols, and reduce the overall cost of diagnosis and monitoring while significantly improving patient outcomes.

Transgenomic’s laboratory in Omaha, Nebraska is focused on providing genetic analytical services related to oncology and pharmacogenomics research services supporting Phase II and Phase III clinical trials conducted by pharmaceutical and biotechnology companies. Transgenomic’s laboratory employs a variety of genomic testing service technologies, including our proprietary MX-ICP technology. ICE COLD-PCR is a proprietary ultra-high sensitivity platform technology with breakthrough potential to enable wide adoption of personalized, precision medicine in cancer and other diseases. It can be run in any laboratory that contains standard PCR systems. MX-ICP enables detection of multiple known and unknown mutations from virtually any sample type, including tissue biopsies, blood, urine, saliva, cell-free DNA and circulating tumor cells at levels greater than 1,000-fold higher than standard DNA sequencing techniques. It is easy to implement and use within existing workflows. Transgenomic’s laboratory in Omaha is certified under the Clinical Laboratory Improvement Amendments (“CLIA”) as a high complexity laboratory and is accredited by the College of American Pathologists.

Precipio Diagnostics, LLC

Precipio Diagnostics, LLC
4 Science Park
New Haven, Connecticut 06511

Precipio is a cancer diagnostics company providing diagnostic services to the oncology market. Precipio has partnered with a premier academic institution to capture the expertise, experience and technologies developed within academia, and utilize them to solve the growing problem of misdiagnosis. It has built a platform that successfully translates that expertise into a commercial setting, enabling Precipio to provide a superior level of diagnostic accuracy within clinical services to the oncology market. Precipio is building a nationwide sales team that offers its services to oncologists and hospitals around the country. Specimens are shipped to its laboratory in New Haven, Connecticut where they are processed and diagnosed by academic experts at Yale School of Medicine; the end product is a pathology report which guides its customers, oncologists, as to the nature of their patients’ disease and helps them determine how best to care for their patient.

Board of Directors and Management of New Precipio Following the Transaction (see page 60)

Following the transaction, the New Precipio board of directors will be expanded to seven directors from five directors and three of the existing directors will resign. The five vacancies created by the resignations and authorization of the increase in the board size will be filled by two directors designated by the holders of the New Precipio preferred stock (the “preferred holder designees”) and three directors designated by Precipio upon the closing of the merger. The holders of the New Precipio preferred stock will have the right to designate the preferred holder designees for as long as they hold 50% of the shares issued in the private placement.

The Merger Agreement provides that the officers of New Precipio will be agreed to by the parties prior to the effective time of the merger. It is currently anticipated that the following current Precipio officers will serve as officers of New Precipio: Ilan Danieli, Chief Executive Officer; Carl Iberger, Chief Financial Officer;

Zaki Sabet, Vice President, Operations; and Ayman Mohamed, Vice President, Research & Development. Steve Miller, Vice President, Business Development of Transgenomic, is expected to continue in that role.

The Special Meeting of Transgenomic Stockholders (see page 27)

Time; Date; Place.  Transgenomic will hold a special meeting of stockholders at Troutman Sanders LLP’s offices located at 1001 Haxall Point, Richmond, VA 23219 on June 5, 2017 at 10:00 a.m. local time.

Purpose of the Meeting.  At the special meeting, you will be asked to vote on the proposals described below. In addition, at the special meeting, Transgenomic may transact such other business as may properly come before the special meeting or any properly reconvened special meeting following an adjournment of the special meeting.

•	The Issuance of Common Stock and Preferred Stock in Connection with the Merger Proposal (Proposal No. 1). You will be asked to approve the issuance of approximately 160.6 million shares of New Precipio common stock, as well as approximately 24.1 million shares of New Precipio preferred stock to be issued, pursuant to the Merger Agreement, the issuance of approximately 24.1 million shares of New Precipio common stock issuable upon conversion of such convertible preferred stock and the resulting “change of control” of Transgenomic. This approval of the issuance of New Precipio common stock and New Precipio preferred stock and the resulting “change of control” is required to complete the merger with Precipio.
•	The Issuance of Common Stock and Preferred Stock in Connection with the Conversion of Secured Debt Proposal (Proposal No. 2). You will be asked to approve the issuance of approximately 24.1 million shares of New Precipio preferred stock, approximately 24.1 million shares of New Precipio common stock issuable upon conversion of New Precipio preferred stock and approximately 10.4 million shares of New Precipio common stock to be issued in exchange for certain secured indebtedness of Transgenomic. This approval of the issuance of New Precipio common stock and New Precipio preferred stock is required to complete the merger with Precipio and the related private placement.
•	The Issuance of Preferred Stock to Investors in Connection with the Private Placement Proposal (Proposal No. 3). You will be asked to approve the issuance of approximately 56.2 million shares of New Precipio preferred stock to be issued to investors in a related private placement and the issuance of approximately 56.2 million shares of New Precipio common stock issuable upon conversion of such New Precipio preferred stock. This approval of the issuance of New Precipio preferred stock is required to complete the merger with Precipio, the conversion of the secured debt and the private placement.
•	The Issuance of Common Stock in Connection with the Exercise or Exchange of the Warrants Proposal (Proposal No. 4). You will be asked to approve the issuance of 2,999,836 shares of Transgenomic common stock upon exercise or exchange of the Warrants. The approval of the issuance upon exercise or exchange of the Warrants is not a condition to completion of the merger with Precipio or the private placement.
•	The 2017 Stock Option and Incentive Plan Proposal (Proposal No 5). You will be asked to approve the Transgenomic, Inc. 2017 Stock Option and Incentive Plan. The approval of the 2017 Stock Option and Incentive Plan is not a condition to completion of the merger with Precipio or the private placement.
•	The Advisory Compensation Proposal (Proposal No. 6). You will be asked to approve, on a non-binding, advisory basis, payment by Transgenomic of certain compensation to Transgenomic’s named executive officers that is based on or otherwise relates to the merger. The approval of the advisory compensation proposal is not a condition to completion of the merger with Precipio or the private placement.

•	The Adjournment Proposal (Proposal No. 7). You may be asked to approve an adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the other proposals. The approval of the adjournment of the special meeting is not a condition to completion of the merger with Precipio or the private placement.

Record Date; Shares Entitled to Vote.  Transgenomic has fixed the close of business on April 12, 2017 as the record date for the determination of holders of Transgenomic common stock and Series A-1 Convertible Preferred Stock entitled to receive notice of and to vote at the special meeting and any adjournment of the special meeting. No other shares of Transgenomic capital stock are entitled to notice of and to vote at the special meeting. At the close of business on the record date, Transgenomic had outstanding and entitled to vote 26,863,062 shares of Transgenomic common stock and 214,705 shares of Series A-1 Convertible Preferred Stock.

Required Votes.  Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of elections of the special meeting. The inspector of elections also will determine whether or not a quorum is present. The presence, in person or by proxy, of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), issued and outstanding as of the record date for the special meeting is necessary to constitute a quorum at the special meeting. Shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock represented at the special meeting in person or by proxy but not voted will be counted for purposes of determining a quorum. Accordingly, abstentions and broker “non-votes” (shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote) on a particular matter will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining the presence of a quorum.

The proposals to approve the issuance of New Precipio common stock and New Precipio preferred stock in connection with the merger, the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock and the resulting “change of control” of Transgenomic, to approve the issuance of New Precipio common stock and New Precipio preferred stock in in exchange for certain secured indebtedness of Transgenomic and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock, to approve the issuance of New Precipio preferred stock to investors in a related private placement and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock, to approve the issuance of 2,999,836 shares of Transgenomic common stock upon exercise or exchange of the Warrants, to approve the 2017 Stock Option and Incentive Plan and to approve, on a non-binding, advisory basis, payment by Transgenomic of certain compensation to Transgenomic’s named executive officers that is based on or otherwise relates to the merger, must be approved by the affirmative vote of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting at which a quorum is present. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies must be approved by the affirmative vote of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting, whether or not a quorum is present.

The approvals of the issuance of New Precipio common stock and New Precipio preferred stock in accordance with the terms of the Merger Agreement and the resulting “change of control” of Transgenomic, the conversion of the secured debt and the private placement are a condition to the completion of the merger with Precipio, the conversion of the secured debt and the private placement. As a result, a vote against any of the proposals effectively will be a vote against the merger of Transgenomic with Precipio, the conversion of the secured debt and the related private placement. None of the other proposals are conditions to the completion of the merger with Precipio, the conversion of the secured debt or the private placement.

Recommendation of the Transgenomic Board.  The Transgenomic Board has approved the merger with Precipio and determined that the merger, the conversion of secured debt, the private placement and the other transactions contemplated by the Merger Agreement, the issuance of Transgenomic common stock upon exercise or exchange of the Warrants, the 2017 Stock Option and Incentive Plan and the merger-related compensation are fair to and in the best interests of Transgenomic and its stockholders and has approved the issuance of New Precipio common stock and the New Precipio preferred stock in accordance with the Merger Agreement and the resulting “change of control” of Transgenomic, the issuance of New Precipio common stock and the New Precipio preferred stock upon conversion of the secured debt and the issuance of New Precipio preferred stock in the private placement, the issuance of Transgenomic common stock upon exercise or exchange of the Warrants, the 2017 Stock Option and Incentive Plan, the merger-related compensation and the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposals.

The Transgenomic Board recommends that you vote “FOR” the proposal to approve the issuance of New Precipio common stock and New Precipio preferred stock in connection with the merger, the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock and the resulting “change of control” of Transgenomic, “FOR” the proposal to approve the issuance of New Precipio common stock and New Precipio preferred stock to holders of certain secured indebtedness of Transgenomic in exchange for such indebtedness and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock, “FOR” the proposal to approve the issuance of New Precipio preferred stock in the related private placement and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock, “FOR” the approval of the issuance of Transgenomic common stock upon exercise or exchange of the Warrants, “FOR” the approval of the 2017 Stock Option and Incentive Plan, “FOR” the approval of the merger-related compensation and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the common stock issuance proposals, the 2017 Stock Option and Incentive Plan proposal and the advisory compensation proposal.

The Merger Agreement (see page 74)

The Merger Agreement, which is attached to this proxy statement as Annex A, is described in more detail beginning on page 74. We urge you to read the Merger Agreement in its entirety because this document is the legal document governing the proposed merger with Precipio.

Completion of the Merger with Precipio is Subject to Conditions.  The obligations of Transgenomic to consummate the merger with Precipio are subject to the satisfaction or waiver of various conditions, including:

•	Precipio’s unit holders having approved the merger, Precipio’s execution of the Merger Agreement and the consummation of the transactions contemplated therein;
•	the representations and warranties of Precipio being true and correct as of the date of closing, or, to the extent they expressly relate to a specific date, then as of that specific date, with only those exceptions which would not reasonably be expected to have a material adverse effect;
•	the issuance of New Precipio preferred stock to holders of Precipio preferred units pursuant to the merger and to certain Transgenomic secured debt holders and other investors in a private placement;
•	prior to the effective time of the merger, the conversion of all outstanding warrants, membership interests, promissory notes of Precipio issued to members of Precipio into Precipio common units or preferred units, and the termination of all related warrants and promissory notes;
•	Precipio having delivered to Transgenomic a lock-up agreement executed by certain of its unitholders; and
•	Precipio having satisfied other customary closing conditions.

The obligations of Precipio to effect the transactions contemplated by the Merger Agreement are conditioned on the satisfaction or waiver of various conditions, including:

•	Transgenomic’s stockholders having approved the proposal to issue New Precipio common stock and New Precipio preferred stock in connection with the Merger Agreement, the conversion of the secured debt and the related private placement;
•	the representations and warranties of Transgenomic and Merger Sub being true and correct in all material respects as of the date of closing, or, to the extent they expressly related to a specific date, then as of the specific date, with only those exceptions which would not reasonably be expected to have a material adverse effect;
•	the size of the Transgenomic Board being increased to seven and the appointment of certain designees to the Transgenomic Board;
•	the issuance of New Precipio preferred stock to holders of Precipio preferred units pursuant to the merger and to certain Transgenomic debt holders and other investors in a private placement;
•	the amendment of Transgenomic’s Certificate of Incorporation contemplating the issuance of the New Precipio preferred stock and changing the name to Precipio, Inc. at the effective time of the merger;
•	Transgenomic having delivered to Precipio a lock-up agreement executed by Transgenomic and certain of its stockholders;
•	there being no outstanding indebtedness of Transgenomic immediately prior to the effective time of the merger other than accounts payable to trade creditors, accrued expenses and certain indebtedness of Transgenomic, including indebtedness to its stockholders that will be converted into common stock and new preferred stock of New Precipio;
•	Transgenomic having terminated certain of its employees and all severance, retention, change of control, COBRA or other payments due to such employees being paid in full prior to the effective time of the merger or included as a liability of Transgenomic pursuant to the Merger Agreement;
•	at the effective time of the merger, the shares of Transgenomic common stock to be issued in connection with the merger shall have been approved for listing on Nasdaq; and
•	Transgenomic having satisfied other customary closing conditions.

The Merger Agreement May Be Terminated under Certain Circumstances.  The Merger Agreement may be terminated at any time prior to the closing, whether before or after approval by Transgenomic stockholders of the issuance of New Precipio common stock and New Precipio preferred stock in accordance with the terms of the Merger Agreement, in any of the following ways:

•	by mutual written consent of Transgenomic and Precipio; or
•	by either Transgenomic or Precipio if the closing date has not occurred by June 30, 2017, but only if the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement and such has been the cause of, or resulted in, the failure of a timely closing; or
•	by either Transgenomic or Precipio if any judgment, statute, law, ordinance, rule, regulation or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits the consummation of the merger shall be in effect and shall have become final and non-appealable; or
•	by Precipio, if Transgenomic has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that the conditions to closing set forth in Merger Agreement cannot be satisfied and such breach is not capable of being cured or has not been cured within 30 days after the giving of notice thereof by Precipio to Transgenomic; or

•	by Transgenomic, if Precipio has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that the conditions to closing set forth in Merger Agreement cannot be satisfied and such breach is not capable of being cured or has not been cured within 30 days after the giving of notice thereof by Transgenomic to Precipio; or
•	by Precipio, if Transgenomic has entered into any letter of intent or similar document or any contract relating to any alternate acquisition proposal; or
•	by Transgenomic, if Precipio has entered into any letter of intent or similar document or any contract relating to any alternate acquisition proposal; or
•	by Precipio, if Transgenomic enters into a definitive agreement to effect an unsolicited acquisition proposal made by a third party determined in good faith by the Transgenomic Board to be (1) more favorable from a financial point of view to the stockholders of Transgenomic than as provided under the Merger Agreement, and (2) reasonably capable of being completed on the terms proposed without unreasonable delay; or
•	by Transgenomic, if Precipio enters into a definitive agreement to effect an unsolicited acquisition proposal made by a third party determined in good faith by the board of managers of Precipio to be (1) more favorable from a financial point of view to the members of Precipio than as provided under the Merger Agreement, and (2) reasonably capable of being completed on the terms proposed without unreasonable delay.

The Voting Agreements (see page 86)

In connection with the merger, certain of Precipio’s unit, warrant and note holders have entered into the Precipio Voting Agreement with Transgenomic and Precipio, pursuant to which such members and warrant holders have agreed to, among other things, (i) authorize and approve the Merger Agreement and the transactions contemplated thereby and (ii) vote against any Acquisition Proposal (as defined in the Merger Agreement). Collectively, the voting interests held by these Precipio holders represent approximately 71% of Precipio’s voting interests as of October 12, 2016. The Precipio board of managers approved the Merger Agreement on October 11, 2016.

Certain of Transgenomic’s stockholders, directors and executive officers have also entered into the Transgenomic Voting Agreement with Transgenomic and Precipio, pursuant to which such holders have agreed to, among other things, (i) authorize and approve the Merger Agreement and the transactions contemplated thereby and (ii) vote against any Acquisition Proposal (as defined in the Merger Agreement). Collectively, the voting interests held by these holders represent approximately 31.84% of Transgenomic’s voting interests as of October 12, 2016.

Third Party Approvals Required for the Merger with Precipio (see page 67)

The Merger Agreement also provides that the consummation of the merger is conditioned on the receipt of consents from certain other third parties, including lenders.

Conversion of Outstanding Debt and Convertible Preferred Stock (see page 91)

Holders of Transgenomic’s outstanding secured debt have agreed to convert the outstanding principal and accrued interest into shares of New Precipio common stock and New Precipio preferred stock immediately prior to the effectiveness of the merger. Holders of Series A-1 Convertible Preferred Stock have agreed to convert their shares into 214,705 shares of New Precipio common stock immediately prior to effectiveness of the merger pursuant to the conversion provisions set forth in the Transgenomic Certificate of Incorporation.

Regulatory Matters (see page 67)

Neither Transgenomic nor Precipio is required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the transactions contemplated by the Merger Agreement. Transgenomic must comply with applicable federal and state securities laws and regulations, and is complying with Nasdaq and OTCQB rules in connection with the issuance of shares of New Precipio common stock and New Precipio preferred stock in the transaction, including the filing with the SEC of this proxy statement.

Nasdaq Listing (see page 68)

Transgenomic has filed an initial listing application with Nasdaq. If such application is accepted, Transgenomic anticipates that the shares of New Precipio common stock will be listed on Nasdaq following the closing of the merger under the trading symbol “PRPO.”

Federal Securities Law Consequences; Resale Restrictions (see page 68)

The issuance of the shares of New Precipio common stock to be issued to unit holders of Precipio in connection with the merger, to holders of Transgenomic Series A-1 Convertible Preferred Stock upon conversion of such stock and to holders of Transgenomic outstanding secured debt upon conversion of such debt as well as the New Precipio preferred stock to be issued in the merger, and in the related private placement or pursuant to the conversion of outstanding debt of Transgenomic is exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D or Regulation S promulgated thereunder and such shares will be “restricted securities.” Those shares of New Precipio common stock and New Precipio preferred stock will not be registered under the Securities Act upon issuance and will not be freely transferable. Holders of such shares of New Precipio common stock and New Precipio preferred stock may not sell their respective shares unless the shares are registered under the Securities Act or an exemption is available under the Securities Act. In connection with the merger, as described in “The Merger Agreement — Covenants — Form S-3 Registration Statement,” Transgenomic has agreed to file promptly after the closing of the merger a resale “shelf” registration statement to register the shares of New Precipio common stock issued to common unit holders of New Precipio in the merger and shares of New Precipio common stock issuable upon conversion of New Precipio preferred stock issued to preferred unit holders of New Precipio in the merger. In addition, the investor rights agreement for the private placement of New Precipio preferred stock gives such parties rights with respect to the registration under the Securities Act of the shares of New Precipio common stock to be issued to such parties, including the shares that may be issued upon future conversion of the New Precipio preferred stock.

The issuance of the Warrants in 2016, and the subsequent issuance of Transgenomic common stock upon exercise or exchange of the Warrants thereafter, was exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder. On January 24, 2016, Transgenomic filed a registration statement on Form S-3 under the Securities Act, which registration statement was declared effective, registering for resale the shares of Transgenomic common stock issuable upon exercise or exchange of the Warrants.

Material U.S. Federal Income Tax Consequences of the Merger (see page 69)

Each of Transgenomic and Precipio intend that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (“Code”). Precipio has elected to be treated as a corporation for U.S. federal income tax purposes. Regardless of whether the merger qualifies as a “reorganization”, no gain or loss will be recognized by Transgenomic, Precipio or the Transgenomic stockholders as a result of the merger. Additionally, if the merger qualifies as a “reorganization”, the Precipio unit holders generally will not recognize gain or loss provided that they receive only New Precipio common stock and/or preferred stock in the merger in exchange for their membership interests in Precipio. Transgenomic stockholders who are also stockholders of Precipio should consult their tax advisor as to the tax consequences to them of participating in the merger as a Precipio unitholder.

Anticipated Accounting Treatment (see page 69)

The merger will be treated by Transgenomic as a reverse acquisition under the acquisition method of accounting in accordance with GAAP. For accounting purposes, Precipio is considered to be acquiring Transgenomic in the merger.

PER SHARE MARKET PRICE DATA

Until February 22, 2017, the Transgenomic common stock traded on Nasdaq under the symbol “TBIO.” Currently, and since February 22, 2017, the Transgenomic common stock trades on the OTCQB under the symbol “TBIO.” The following table shows the high and low sale prices for Transgenomic common stock for the periods indicated. For the periods prior to February 22, 2017, such sales prices are based on Nasdaq composite transactions. From February 22, 2017 through May 11, 2017, such sale prices are as reported on the OTCQB.

	High	Low
Fiscal Year 2015
First Quarter	$4.00	$1.23
Second Quarter	$3.75	$1.35
Third Quarter	$2.10	$0.84
Fourth Quarter	$1.48	$0.74
Fiscal Year 2016
First Quarter	$1.15	$0.49
Second Quarter	$0.85	$0.48
Third Quarter	$0.62	$0.25
Fourth Quarter	$0.56	$0.15
Fiscal Year 2017
First Quarter	$1.59	$0.25
Second Quarter (through May 11, 2017)	$0.58	$0.35

The closing sale price of Transgenomic’s common stock as reported on Nasdaq on October 12, 2016, the last trading date before the public announcement of the proposed merger with Precipio, was $0.25 per share. The closing sale price of Transgenomic common stock as reported on the OTCQB on May 11, 2017, the latest practicable date before mailing of this proxy statement, was $0.37 per share. As of the record date, there were 76 holders of record of Transgenomic common stock and four holders of record of Transgenomic Series A-1 Convertible Preferred Stock based on information provided by Transgenomic’s transfer agent. The number of stockholders of record does not reflect the actual number of individual or institutional stockholders that own Transgenomic common stock because most stock is held in the name of nominees. There are a substantially greater number of beneficial holders of Transgenomic common stock.

Transgenomic has never declared or paid any cash dividends on its capital stock. It intends to retain future earnings, if any, to finance the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of the board of directors or any authorized committee thereof after considering Transgenomic’s financial condition, results of operations, capital requirements, business prospects and other factors the board of directors or such committee deems relevant, and will be subject to the restrictions contained in its current or future financing instruments.

Assuming successful application for initial listing with Nasdaq, following the completion of the merger, Transgenomic anticipates that New Precipio common stock will be listed on Nasdaq and will trade under New Precipio’s new name, “Precipio, Inc.,” and new trading symbol “PRPO.”

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement, you should carefully consider the material risks described below in deciding whether to vote for approval of the proposals presented in this proxy statement. Additional risks and uncertainties not presently known to Transgenomic or that are not currently believed to be material, if they occur, also may adversely affect Transgenomic following the merger.

Although Transgenomic expects that the merger with Precipio will result in benefits to Transgenomic, it may not realize those benefits because of integration difficulties.

Integrating the operations of the businesses of Precipio successfully or otherwise realizing any of the anticipated benefits of the merger with Precipio, including anticipated cost savings and additional revenue opportunities, involves a number of potential challenges. The failure to meet these integration challenges could seriously harm New Precipio’s results of operations and the market price of New Precipio common stock may decline as a result.

Realizing the benefits of the merger will depend in part on the integration of information technology, operations and personnel. These integration activities are complex and time-consuming and the parties may encounter unexpected difficulties or incur unexpected costs, including:

•	the inability of New Precipio to achieve the cost savings and operating synergies anticipated in the merger, including synergies relating to increased purchasing efficiencies and a reduction in costs associated with the merger, which would prevent Transgenomic from achieving the positive earnings gains expected as a result of the merger;
•	diversion of management attention from ongoing business concerns to integration matters;
•	difficulties in consolidating and rationalizing information technology platforms and administrative infrastructures;
•	complexities associated with managing the geographic separation of the combined businesses and consolidating multiple physical locations where management may determine consolidation is desirable;
•	difficulties in integrating personnel from different corporate cultures while maintaining focus on providing consistent, high quality customer service;
•	challenges in demonstrating to customers of Transgenomic and to customers of Precipio that the merger will not result in adverse changes in customer service standards or business focus; and
•	possible cash flow interruption or loss of revenue as a result of change of ownership transitional matters.

The parties may not successfully integrate the operations of the businesses in a timely manner and may not realize the anticipated net reductions in costs and expenses and other benefits and synergies of the merger with Precipio to the extent, or in the timeframe, anticipated. In addition to the integration risks discussed above, New Precipio’s ability to realize these net reductions in costs and expenses and other benefits and synergies could be adversely impacted by practical or legal constraints on its ability to combine operations.

If the merger is completed and New Precipio is unable to manage its growth profitably, its business, financial results and stock price could suffer.

New Precipio’s future financial results will depend in part on its ability to profitably manage its growth on a combined basis. Management will need to maintain existing customers and attract new customers, recruit, retain and effectively manage employees, as well as expand operations and integrate customer support and financial control systems. New Precipio expects to incur between $500,000 and $1,200,000 of integration-related non-recurring expenses during the next 12-month period. If the integration-related expenses and capital expenditure requirements are greater than anticipated, or if New Precipio is unable to manage its growth profitably after the merger, the financial results and market price of New Precipio common stock may decline.

The merger is subject to the completion of the related private placement, which is subject to its own certain conditions, and therefore may not be completed.

It is a condition to the completion of the merger that Transgenomic will have consummated the private placement described in “The Private Placement” beginning on page 93. The purchase agreement for the shares of New Precipio preferred stock has not yet been entered into and the private placement is subject to due diligence and legal review. There can be no assurance that all of these conditions will be satisfied or that Transgenomic will be able to consummate the private placement.

Failure to complete the merger, the conversion of the secured debt and the private placement could negatively impact the stock price and the future business and financial results of Transgenomic.

Although Transgenomic has agreed to use reasonable efforts to obtain stockholder approval of the proposal to issue shares of Transgenomic common stock and preferred stock, there is no assurance that these proposals will be approved. If these proposals are not approved, and as a result the merger is not completed:

•	the ongoing business of Transgenomic may be adversely affected; and
•	Transgenomic may be required, under certain circumstances, to pay Precipio a termination fee of up to $256,500.

Failure by the combined company upon the completion of the merger to comply with the initial listing standards of Nasdaq will prevent its stock from being listed on Nasdaq.

On February 17, 2017, Transgenomic received written notification from the staff of Nasdaq that, as a result of Transgenomic’s inability to maintain certain Nasdaq continued listing requirements, Nasdaq had determined to delist Transgenomic’s shares from Nasdaq. Accordingly, trading in Transgenomic’s shares was suspended, and on February 22, 2017, Transgenomic’s shares began trading on the OTCQB under the ticker “TBIO”.

Upon completion of the merger, New Precipio will be required to meet the initial listing requirements to maintain the listing and continued trading of its shares on Nasdaq. These initial listing requirements are more difficult to achieve than the continued listing requirements. Pursuant to the Merger Agreement, Transgenomic agreed to use its commercially reasonable efforts to cause the shares of Transgenomic common stock being issued in the merger to be approved for listing on Nasdaq at or prior to the effective time of the merger. Based on information currently available to Transgenomic, Transgenomic anticipates that its stock will be unable to meet the $4.00 (or, to the extent applicable, $3.00) minimum bid price initial listing requirement at the closing of the merger unless it effects a reverse stock split. On October 31, 2016, the stockholders of Transgenomic authorized the Transgenomic Board to effect a reverse stock split of the shares of Transgenomic common stock at a ratio of between one-for-ten to one-for-thirty. In addition, often times a reverse stock split will not result in a trading price for the affected common stock that is proportional to the ratio of the split. Following the merger, if New Precipio is unable to satisfy Nasdaq listing requirements, Nasdaq may notify Transgenomic, or New Precipio, that its shares of common stock will not be listed on Nasdaq.

Upon a potential delisting from Nasdaq, if the New Precipio common stock is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of New Precipio common stock; decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume; and fewer broker-dealers willing to execute trades in New Precipio common stock. Also, it may be difficult for New Precipio to raise additional capital if the New Precipio common stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of New Precipio common stock and could have a material adverse effect on New Precipio.

The announcement and pendency of the merger may cause disruptions in the business of Transgenomic and Precipio, which could have an adverse effect on their respective businesses, financial conditions or results of operations and, post-closing, New Precipio’s business, financial condition or results of operations.

The announcement and pendency of the merger could cause disruptions in the business of Transgenomic and Precipio. Specifically:

•	current and prospective employees of Transgenomic and Precipio may experience uncertainty about their future roles with New Precipio, which might adversely affect the ability of Transgenomic and Precipio to retain key personnel and attract new personnel;
•	third parties may seek to terminate and/or renegotiate their relationships with Transgenomic as a result of the merger; and
•	management’s attention has been focused on the merger, which may divert management’s attention from the core business of Transgenomic and other opportunities that could have been beneficial to Transgenomic.

These disruptions could be exacerbated by a delay in the completion of the merger or termination of the Merger Agreement and could have an adverse effect on the business, financial condition or results of operations of Transgenomic and Precipio prior to the completion of the merger and on New Precipio if the merger is completed.

The merger with Precipio is subject to the receipt of consents and approvals that may not be received.

The Merger Agreement provides that the parties cannot complete the merger unless they receive various consents and approvals from Nasdaq and other third parties. While Transgenomic believes that it will receive the requisite approvals, there can be no assurance that such approvals will be received. See the sections entitled “The Transaction — Third Party Approvals Required for the Merger and the Private Placement” on page 67 and “The Merger Agreement — Conditions to Closing the Transaction” beginning on page 82 for a more detailed discussion.

Subject to certain limitations, certain stockholders may sell New Precipio common stock beginning six months following the closing of the merger, which could cause New Precipio’s stock price to decline.

The shares of New Precipio common stock to be issued to unit holders of Precipio in connection with the merger, to holders of Transgenomic Series A-1 Convertible Preferred Stock upon conversion of such stock and to holders of Transgenomic outstanding secured debt upon conversion of such debt as well as the New Precipio preferred stock to be issued in the merger and in the related private placement or pursuant to the conversion of outstanding debt of Transgenomic will be “restricted securities.” Those shares of New Precipio common stock and New Precipio preferred stock will not be registered under the Securities Act upon issuance and will not be freely transferable. Holders of such shares of common stock and preferred stock may not sell their respective shares unless the shares are registered under the Securities Act or an exemption is available under the Securities Act. In connection with the merger, as described in “The Merger Agreement —  Covenants —  Form S-3 Registration Statement,” Transgenomic has agreed to file promptly after the closing of the merger a resale “shelf” registration statement to register the shares of New Precipio common stock issued to unit holders of New Precipio in the merger.

In addition, at the effective time of the merger, New Precipio will enter into the investor rights agreement with certain holders of New Precipio common stock, which will give such parties registration rights beginning six months after the closing of the merger. Such parties also will have “piggyback” rights to sell their shares if New Precipio proposes to register its own shares for issuance. The sale of a substantial number of New Precipio shares by such parties or other stockholders within a short period of time could cause the stock price to decline, make it more difficult to raise funds through future offerings of New Precipio common stock or acquire other businesses using New Precipio common stock as consideration.

You will experience a significant reduction in percentage ownership and voting power with respect to the Transgenomic common stock you currently own as a result of the merger with Precipio, the conversion of secured debt and the private placement and the exercise or exchange of the Warrants.

In connection with the merger with Precipio, New Precipio will issue approximately 160.6 million shares of New Precipio common stock, as well as approximately 24.1 million shares of New Precipio preferred stock, pursuant to the Merger Agreement, approximately 24.1 million shares of New Precipio preferred stock and approximately 10.4 million shares of New Precipio common stock in exchange for certain secured indebtedness of Transgenomic, approximately 56.2 million shares of New Precipio preferred stock to investors in a related private placement and approximately 104.4 million shares of New Precipio common stock issuable upon conversion of the New Precipio preferred stock. In addition, the exercise or exchange of the Warrants will result in the issuance of approximately 3.0 million shares of Transgenomic common stock that would not have otherwise been issuable without stockholder approval. Upon completion of the merger, the conversion of secured debt and the private placement, the current holders of Transgenomic common stock will own approximately 9% of the fully diluted New Precipio common stock. Therefore, following the completion of the merger, the conversion of secured debt and the private placement and the exercise or exchange of the Warrants, existing stockholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power relative to your respective percentage ownership interests in Transgenomic common stock and effective voting power prior to the merger. This reduction in ownership and voting power will decrease existing stockholders’ ability to influence the election of directors and other matters. In addition, the issuance of shares of Transgenomic common stock could have an adverse effect on the market price for Transgenomic securities or on its ability to obtain future public financing. If and to the extent the shares are issued, existing shareholders may experience dilution in their earnings.

While the merger is pending, Transgenomic will be subject to contractual limitations that could adversely affect its business.

The Merger Agreement restricts Transgenomic from taking certain specified actions while the merger is pending without Precipio’s consent, including incurring indebtedness, making capital expenditures in excess of $5,000, acquiring any assets or selling, leasing or otherwise transferring any assets, and increasing in any material manner the compensation, bonuses or benefits of any directors, officers, employees, former employees or consultants, subject to certain exceptions in the ordinary course of business. These restrictions may prevent Transgenomic from pursuing otherwise attractive business opportunities that may arise and making other changes to its business prior to the closing of the merger or termination of the Merger Agreement.

The Merger Agreement restricts Transgenomic’s ability to pursue certain alternatives to the merger and requires Transgenomic to pay a reverse termination fee to Precipio if it does.

The Merger Agreement contains non-solicitation provisions that, subject to limited exceptions, restrict Transgenomic’s ability to initiate, solicit or encourage or take any action to discuss or accept a competing third-party proposal. Although the Transgenomic Board is permitted to change its recommendation that stockholders approve the matters relating to the merger if it determines in good faith that this action is reasonably likely to be required to comply with its fiduciary duties and certain other conditions, doing so in certain situations would require Transgenomic to pay a termination fee to Precipio of $256,500. Additionally, these non-solicitation provisions could discourage a potential acquiror that might have an interest in acquiring all or a significant part of Transgenomic from considering or proposing that acquisition, or might result in a potential acquiror proposing to pay a lower per share price to acquire Transgenomic than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable to Precipio in certain circumstances.

Transgenomic has incurred and will continue to incur substantial expenses in connection with the merger.

Transgenomic has incurred and will incur additional substantial expenses in connection with the merger, whether or not the merger is completed. These costs include fees for financial advisors, attorneys and accountants, filing fees and financial printing costs. If the merger is not consummated, Transgenomic will be responsible for its own expenses, which are not reimbursable in the event the merger does not occur.

Upon completion of the merger, the amount of transaction costs, including the amount of Precipio’s transaction costs, will, in effect, reduce the cash reserves available for the combined company to pursue its plan of business.

The merger and private placement will result in changes to New Precipio’s board of directors that may affect the combined company’s business strategy and operations.

If the merger is completed, the New Precipio board of directors will increase its size to seven at the effective time of the merger, two of whom will be current directors of Transgenomic, three of whom will be nominated by Precipio and two of whom will be nominated by the holders of the New Precipio preferred stock issued in the private placement. This newly composed board of directors of the combined company may effect business strategies and operating decisions with respect to the combined company that may have an adverse impact on the combined company’s business, financial condition and results of operations following the completion of the merger.

The opinion received by the Transgenomic Board from Craig-Hallum has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of the opinion.

On October 12, 2016, Craig-Hallum delivered to the Transgenomic Board its oral opinion, subsequently confirmed by delivery of a written opinion as to the fairness, from a financial point of view, of the consideration to be paid in the merger. The opinion does not speak as of the time the merger will be completed or any date other than the date of such opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Transgenomic or Precipio, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of Transgenomic and Precipio. Craig-Hallum does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. See the section entitled “The Transaction — Opinion of Craig-Hallum Capital Group LLC” and Annex B to this proxy statement.

If the merger is completed, the future success of the combined company depends substantially on its ability to retain key members of its management team.

If the merger is completed, the combined company will be highly dependent on principal members of its management team, which will include Ilan Danieli, Carl Iberger, Zaki Sabet, Ayman Mohamed and Steve Miller, as described in more detail in the section of this proxy statement entitled “The Transaction — Board of Directors and Management of New Precipio Following the Transaction.” The inability to recruit or loss of the services of any executive or key employee may impede the progress of the combined company’s objectives.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the merger.

The pro forma financial statements contained in this proxy statement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. The pro forma financial statements have been derived from the historical financial statements of Transgenomic and Precipio and adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial statements may not prove to be accurate, and other factors may affect the combined company’s financial condition following the transaction. See “Unaudited Pro Forma Combined Financial Information of Transgenomic, Inc.” for more information.

Precipio may have liabilities that are not known, probable or estimable at this time.

As a result of the merger, Precipio will become a wholly owned subsidiary of Transgenomic and Transgenomic will effectively assume all of Precipio’s liabilities, whether or not asserted. There could be unasserted claims or assessments that Transgenomic failed or was unable to discover or identify in the course of performing due diligence investigations of Precipio. In addition, there may be liabilities that are neither probable nor estimable at this time which may become probable and estimable in the future. Any such liabilities, individually or in the aggregate, could have a material adverse effect on Transgenomic’s business. Transgenomic may learn additional information about Precipio that adversely affects Transgenomic, such as unknown, unasserted or contingent liabilities and issues relating to compliance with applicable laws.

Transgenomic may not be able to complete the merger and may elect to pursue another strategic transaction similar to the merger or a financing, which may not occur on commercially reasonably terms or at all.

Transgenomic cannot assure you that it will complete the merger in a timely manner or at all. The Merger Agreement is subject to many closing conditions and termination rights. If Transgenomic does not complete the merger, the Transgenomic Board may elect to attempt to complete another strategic transaction similar to the merger or a financing. Such attempts will likely be costly and time consuming, and Transgenomic cannot make any assurances that a future strategic transaction or financing will occur on commercially reasonable terms or at all.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements”. Forward-looking statements relate to expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts or that necessarily depend upon future events. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions. Without limiting the generality of the preceding sentence, statements contained in the sections “Summary,” “The Transaction — Transgenomic’s Reasons for the Transaction,” and “The Transaction — Opinion of Craig-Hallum Capital Group LLC” include forward-looking statements. Forward-looking statements contained in this proxy statement include projections of earnings, revenues, synergies, accretion or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the future management of New Precipio; approvals relating to, and the closing of, the merger with Precipio and the private placement; any statements regarding future economic conditions or performance; and statements of belief and any statement of assumptions underlying any of the foregoing.

The forward-looking statements contained in this proxy statement reflect Transgenomic’s current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties. Many important factors could cause actual results or achievements to differ materially from any future results or achievements expressed in or implied by Transgenomic’s forward-looking statements, including the factors listed below. Many of the factors that will determine future events or achievements are beyond Transgenomic’s ability to control or predict. The following factors include, among others: the ability of the parties to satisfy the conditions precedent and consummate the proposed merger, the timing of consummation of the proposed merger, the ability of the parties to secure any required stockholder or other approvals in a timely manner or on the terms desired or anticipated, the ability to achieve anticipated benefits, risks related to disruption of management’s attention due to the pending merger, operating results and businesses generally, the outcome of any legal proceedings related to the proposed merger and the general risks associated with the respective businesses of Transgenomic and Precipio, including the general volatility of the capital markets, terms and deployment of capital, volatility of the Transgenomic share price, changes in the biotechnology industry, interest rates or the general economy, underperformance of Transgenomic’s and Precipio’s assets and investments and decreased ability to raise funds, the degree and nature of Transgenomic’s and Precipio’s competition and other risks as described in Transgenomic’s reports filed with the SEC.

The forward-looking statements contained in this proxy statement reflect Transgenomic’s views and assumptions only as of the date of this proxy statement. You should not place undue reliance on forward-looking statements. Except as required by law, Transgenomic assumes no responsibility for updating any forward-looking statements.

Transgenomic’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the section entitled “Risk Factors” beginning on page 20 and the section entitled “Risk Factors” included in Transgenomic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and risk factors detailed in Transgenomic’s most recent quarterly reports on Form 10-Q. Transgenomic qualifies all of its forward-looking statements by these cautionary statements.

THE SPECIAL MEETING

Date, Time and Place

A special meeting of Transgenomic stockholders will be held at 10:00 a.m. local time, on June 5, 2017 at Troutman Sanders LLP’s offices located at 1001 Haxall Point, Richmond, Virginia 23219.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote on the following proposals:

Proposal No. 1:	To approve the issuance of 160,585,422 shares of New Precipio common stock, as well as 24,087,813 shares of New Precipio preferred stock to be issued, pursuant to the Merger Agreement, and the issuance of 24,087,813 shares of New Precipio common stock issuable upon conversion of such New Precipio preferred stock and the resulting “change of control” of Transgenomic.
Proposal No. 2:	To approve the issuance of 24,087,813 shares of New Precipio preferred stock and approximately 10.4 million shares of New Precipio common stock to holders of certain secured indebtedness of Transgenomic in exchange for such indebtedness and the issuance of 24,087,813 shares of New Precipio common stock issuable upon conversion of such New Precipio preferred stock.
Proposal No. 3:	To approve the issuance of 56,204,898 shares of New Precipio preferred stock to be issued to investors in a related private placement and the issuance of 56,204,898 shares of New Precipio common stock issuable upon conversion of such New Precipio preferred stock.
Proposal No. 4:	To approve the issuance of 2,999,836 shares of Transgenomic common stock upon exercise or exchange of the Warrants.
Proposal No. 5:	To approve the Transgenomic, Inc. 2017 Stock Option and Incentive Plan.
Proposal No. 6:	To approve, on a non-binding, advisory basis, payment by Transgenomic of certain compensation to Transgenomic’s named executive officers that is based on or otherwise relates to the merger.
Proposal No. 7:	To approve a proposal to adjourn the special meeting of Transgenomic stockholders, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting of Transgenomic stockholders to approve the other proposals.

The approval of Proposals No. 1, No. 2 and No. 3 is a condition to the completion of the merger with Precipio. Accordingly, if Transgenomic is to complete the merger with Precipio, the stockholders must approve Proposals No. 1, No. 2 and No. 3.

At the special meeting, Transgenomic stockholders also will be asked to consider and vote on any other matter that may properly come before the special meeting or any adjournment of the special meeting. At this time, the Transgenomic Board is unaware of any matters, other than those set forth above, that may properly come before the special meeting.

Record Date; Shares Outstanding and Entitled to Vote

Transgenomic has fixed the close of business on April 12, 2017 as the record date for the determination of holders of Transgenomic common stock and Series A-1 Convertible Preferred Stock entitled to notice of and to vote at the special meeting and any adjournment of the special meeting. No other shares of Transgenomic capital stock are entitled to notice of and to vote at the special meeting. At the close of business on the record date, Transgenomic had outstanding and entitled to vote 26,863,062 shares of Transgenomic common stock and 214,705 shares of Series A-1 Convertible Preferred Stock.

How to Vote Your Shares

If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet or by mail or vote by attending the special meeting and voting in person.

•	Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Time on June 2, 2017 by calling the toll-free telephone number on the enclosed proxy card.
•	Submitting a Proxy via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Time on June 2, 2017 by accessing the web site listed on your proxy card and following the instructions you will find on the web site.
•	Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood NY 11717.
•	By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the special meeting.

How to Change Your Vote

You will have the power to revoke your proxy at any time before it is exercised by:

•	Delivering a written notice of revocation to the Secretary of Transgenomic, dated later than the proxy, before the vote is taken at the special meeting;
•	Delivering a duly executed proxy to the Secretary of Transgenomic bearing a later date, before the vote is taken at the special meeting;
•	Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 11:59 p.m. Eastern Time on June 2, 2017; or
•	Attending the special meeting, withdrawing your proxy, and voting in person. Your attendance at the special meeting, in and of itself, will not revoke the proxy.

Any written notice of revocation, or later dated proxy, should be delivered to:

Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska 68164
Attention: Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the special meeting before voting begins.

If your shares of Transgenomic capital stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Proxies; Counting Your Vote

If you provide specific voting instructions, your shares will be voted at the special meeting in accordance with your instructions. If you hold shares in your name and sign and return a proxy card or submit a proxy by telephone or via the Internet without giving specific voting instructions, your shares will be voted as follows:

•	“FOR” the issuance of 160,585,422 shares of New Precipio common stock and 24,087,813 shares of New Precipio preferred stock in connection with the merger, the issuance of 24,087,813 shares of New Precipio common stock upon conversion of such New Precipio preferred stock and the resulting “change of control” of Transgenomic;
•	“FOR” the issuance of approximately 10.4 million shares of New Precipio common stock and 24,087,813 shares of New Precipio preferred stock to holders of certain secured indebtedness of Transgenomic in exchange for such indebtedness and the issuance of 24,087,813 shares of New Precipio common stock upon conversion of such New Precipio preferred stock;
•	“FOR” the issuance of 56,204,898 shares of New Precipio convertible preferred stock in connection with the merger in the related private placement and the issuance of 56,204,898 shares of New Precipio common stock upon conversion of such New Precipio preferred stock;
•	“FOR” the issuance of 2,999,836 shares of Transgenomic common stock upon exercise or exchange of the Warrants;
•	“FOR” the approval of the 2017 Stock Option and Incentive Plan;
•	“FOR” the approval, on a non-binding, advisory basis, of payment by Transgenomic of certain compensation to Transgenomic’s named executive officers based on or otherwise relating to the merger; and
•	“FOR” the approval of an adjournment of the special meeting of Transgenomic stockholders, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting of Transgenomic stockholders to approve the other proposals.

At this time, Transgenomic is unaware of any matters, other than those matters set forth above, that may properly come before the special meeting. If any other matters properly come before the special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the special meeting or any adjournment of the special meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

The persons named in the enclosed proxy, or their duly constituted substitutes acting at the special meeting or any adjournment of the special meeting, may propose and vote for one or more adjournments of the special meeting. Proxies solicited may be voted only at the special meeting and any adjournment of the special meeting and will not be used for any other Transgenomic meeting of stockholders.

Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of elections of the special meeting. The inspector of elections also will determine whether or not a quorum is present.

Abstentions and Broker “Non-Votes”

An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Under rules that govern banks, brokers and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares, these banks, brokers and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.” Under rules applicable to broker-dealers, all of the proposals to be considered at the special meeting are considered non-discretionary matters.

Quorum and Required Votes

In deciding all matters that come before the special meeting, each holder of common stock as of the record date is entitled to one vote per share of common stock, and each holder of Series A-1 Convertible Preferred Stock as of the record date is entitled to 0.93 votes per share of Series A-1 Convertible Preferred Stock. As of April 12, 2017, the record date for the special meeting, there were 26,863,062 shares of Transgenomic common stock outstanding and 214,705 shares of Series A-1 Convertible Preferred Stock outstanding.

Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of elections of the special meeting. The inspector of elections also will determine whether or not a quorum is present. The presence, in person or by proxy, of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), issued and outstanding as of the record date for the special meeting is necessary to constitute a quorum at the special meeting. Shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock represented at the special meeting in person or by proxy but not voted will be counted for purposes of determining a quorum. Accordingly, abstentions and broker “non-votes” (shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote on a particular matter) will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining the presence of a quorum.

Proposal No. 1:  Proposal No. 1 to approve the issuance of New Precipio common stock and New Precipio preferred stock in accordance with the terms of the Merger Agreement, the issuance of shares of New Precipio common stock issuable upon conversion of such New Precipio preferred stock and the resulting “change of control” of Transgenomic requires the affirmative vote of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting at which a quorum is present. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal. The approval of Proposal No. 1 is a condition to the completion of the merger with Precipio and thus a vote against this proposal effectively will be a vote against the merger with Precipio and the private placement.

Proposal No. 2:  Proposal No. 2 to approve the issuance of New Precipio common stock and New Precipio preferred stock to holders of certain secured indebtedness of Transgenomic in exchange for such indebtedness and the issuance of shares of New Precipio common stock issuable upon conversion of such New Precipio preferred stock requires the affirmative vote of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting at which a quorum is present. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal. The approval of Proposal No. 2 is a condition to the completion of the merger with Precipio and thus a vote against this proposal effectively will be a vote against the merger with Precipio and the private placement.

Proposal No. 3:  Proposal No. 3 to approve the issuance of New Precipio preferred stock to be issued to investors in a related private placement and the issuance of shares of New Precipio common stock issuable upon conversion of such New Precipio preferred stock requires the affirmative vote of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting at which a quorum is present. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal. The approval of Proposal No. 3 is a condition to the completion of the merger with Precipio and thus a vote against this proposal effectively will be a vote against the merger with Precipio and the conversion of the secured debt.

Proposal No. 4:  Proposal No. 4 to approve the issuance of Transgenomic common stock upon exercise or exchange of the Warrants requires the affirmative vote of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting at which a quorum is present. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal. The approval of Proposal No. 4 is not a condition to the completion of the merger with Precipio, the conversion of the secured debt or the private placement.

Proposal No. 5:  Proposal No. 5 to approve the 2017 Stock Option and Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting at which a quorum is present. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal. The approval of Proposal No. 5 is not a condition to the completion of the merger with Precipio, the conversion of the secured debt or the private placement.

Proposal No. 6:  Proposal No. 6 to approve, on a non-binding, advisory basis, payment by Transgenomic of certain compensation to Transgenomic’s named executive officers that is based on or otherwise relates to the merger requires the affirmative vote of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting at which a quorum is present. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal. The approval of Proposal No. 6 is not a condition to the completion of the merger with Precipio, the conversion of the secured debt or the private placement.

Proposal No. 7:  Proposal No. 7 to adjourn the special meeting, if necessary, to enable Transgenomic to solicit additional proxies in favor of the other proposals, requires the affirmative vote of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting, whether or not a quorum is present. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal. The approval of Proposal No. 7 is not a condition to the completion of the merger with Precipio, the conversion of the secured debt or the private placement.

The directors and executive officers of Transgenomic collectively owned approximately 435,996 shares of Transgenomic common stock as of March 31, 2017 (inclusive of shares subject to stock options exercisable within 60 days following that date) and no shares of Series A-1 Convertible Preferred Stock. Such shares represented approximately 1.6% of Transgenomic’s outstanding voting interests (including shares subject to stock options exercisable within 60 days held by the directors and officers) as of such date. Each member of the Transgenomic Board has advised Transgenomic that such member intends to vote all of the shares of Transgenomic capital stock held, directly or indirectly, by such director in favor of each of the above proposals. Certain of Transgenomic’s stockholders (including all of Transgenomic’s executive officers and directors) have also entered into a Voting Agreement with Transgenomic and Precipio, pursuant to which such holders have agreed to, among other things, (i) authorize and approve the Merger Agreement and the transactions contemplated thereby and (ii) vote against any Acquisition Proposal (as defined in the Merger Agreement). Collectively, the voting interests held by these holders represent approximately 31.84% of Transgenomic’s voting interests as of October 12, 2016.

As of the close of business on the record date for the special meeting, Precipio and its affiliates did not beneficially own any shares of Transgenomic capital stock (other than shares of Transgenomic common stock that Precipio may be deemed to beneficially own in connection with the Transgenomic Voting Agreement) and, to the knowledge of Precipio, none of its directors or executive officers beneficially owned any shares of Transgenomic capital stock.

Solicitation of Proxies

Transgenomic will bear the cost of soliciting proxies for the special meeting. To the extent necessary, proxies may be solicited by Transgenomic’s and Precipio’s directors, officers and employees, but these persons will not receive any additional compensation for such solicitation. Transgenomic will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Transgenomic’s capital stock. In addition to solicitation by mail, Transgenomic will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of Transgenomic capital stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing. Transgenomic has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting and expects to pay them approximately $10,000 in fees for such services.

Recommendation of the Transgenomic Board

The Transgenomic Board has determined that the merger with Precipio and the issuance of New Precipio common stock and New Precipio preferred stock in the merger, the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock and the resulting “change of control” of Transgenomic, the issuance of New Precipio common stock and New Precipio preferred stock in exchange for certain secured indebtedness of Transgenomic and the issuance of shares of New Precipio common stock to be issued upon conversion of such New Precipio preferred stock, the issuance of New Precipio preferred stock in the related private placement and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock, the issuance of Transgenomic common stock upon exercise or exchange of the Warrants, the 2017 Stock Option and Incentive Plan and the merger-related compensation are fair to and in the best interests of Transgenomic and its stockholders and approved the issuance of New Precipio common stock and New Precipio preferred stock in accordance with the Merger Agreement, the conversion of certain secured indebtedness, and the related private placement and the resulting “change of control” of Transgenomic, the issuance of Transgenomic common stock upon exercise or exchange of the Warrants and the 2017 Stock Option and Incentive Plan. See the sections entitled “The Transaction — Transgenomic’s Reasons for the Transaction” beginning on page 41, “Proposal No. 4 — Approval of the Issuance of Transgenomic, Inc. Common Stock upon Exercise or Exchange of the Warrants” beginning on page 96, “Proposal No. 5 — Approval of 2017 Stock Option and Incentive Plan” beginning on page 100 and “Proposal No. 6 — Approval of Advisory Compensation Proposal” beginning on page 114 for a more detailed discussion.

The Transgenomic Board recommends that you vote “FOR” the proposal to approve the issuance of New Precipio common stock and New Precipio preferred stock in connection with the merger, the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock and the resulting “change of control” of Transgenomic, “FOR” the proposal to approve the issuance of New Precipio common stock and New Precipio preferred stock to holders of certain secured indebtedness of Transgenomic in exchange for such indebtedness and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock, “FOR” the proposal to approve the issuance of New Precipio preferred stock in the related private placement and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock, “FOR” approval of the issuance of Transgenomic common stock upon exercise or exchange of the Warrants, “FOR” approval of the 2017 Stock Option and Incentive Plan, “FOR” approval of certain merger-related compensation and “FOR” approval of an adjournment of the special meeting, if necessary, to enable Transgenomic to solicit additional proxies in favor of the other proposals.

THE TRANSACTION

Background of the Transaction

The Transgenomic Board from time to time reviews with senior management Transgenomic’s strategic direction and the opportunities available for growth in the context of developments in the diagnostics industry. These reviews include periodic internal discussions of projected financial performance and potential acquisitions, dispositions and business combinations with third parties that would add stockholder value and further Transgenomic’s strategic objectives, as well as the potential benefits and risks of those potential transactions.

On July 10, 2014, Transgenomic executed an engagement letter with MTS Health Partners, L.P., a healthcare investment banking firm (“MTS”), to review strategic opportunities for Transgenomic’s Genetic Assays and Platforms (“GAP”) business unit and prepare a confidential information memorandum and due diligence data room in connection with a potential sale of the GAP business. During the next several months, MTS contacted potential buyers of the GAP business.

On January 15 and 22, 2015, Paul Kinnon, President and Chief Executive Officer of Transgenomic, apprised the Transgenomic Board on the status of the potential sale of the GAP business to StoneCalibre, LLC, a private investment firm (“StoneCalibre”).

On March 23, 2015, the Transgenomic Board met and, among other matters, discussed strategic alternatives for the company. The Transgenomic Board considered separating the company into three separate parts — the GAP business, the Patient Testing (“PT”) business unit and the Multiplexed ICE-COLD PCR (“ICE-COLD”) business unit. The Transgenomic Board instructed senior management to engage MTS to explore various strategic alternatives for the GAP business.

On April 27, 2015, the Transgenomic Board met and, among other matters, discussed management’s proposed engagement of the Maxim Group, an investment banking firm, to act as a financial advisor to the company in connection with a possible sale of the company or certain business segments.

On May 11, 2015, Transgenomic executed an engagement letter with the Maxim Group to review strategic opportunities. On May 12, 2015, the Transgenomic Board met and, among other matters, discussed potential strategic opportunities for the company on a standalone basis and on a business unit basis. On May 15, 2015, Transgenomic executed an additional engagement letter with MTS to review strategic opportunities.

At meetings held on May 15, 2015, June 4, 2015, June 18, 2015 and July 2, 2015, the Transgenomic Board discussed, among other matters, potential strategic transaction options including the potential sale of the GAP business and the possibility of selling the PT business. During this time, members of senior management of Transgenomic, MTS and Maxim Group met with or sent materials to over 50 potential buyers of the GAP and PT businesses.

On July 13, 2015, Transgenomic executed a letter of intent with StoneCalibre to purchase part of the GAP business.

On July 16, 2015, the Transgenomic Board met and, among other matters, discussed the sale of the GAP business to StoneCalibre and the possibility of selling the remaining part of the GAP business to ADSTEC Corporation, a Japanese instruments manufacturer (“ADSTEC”). Mr. Kinnon also informed the Transgenomic Board that the company had made eight presentations to potential buyers regarding the sale of the PT business.

On July 30, 2015, Transgenomic received a letter of intent with respect to the sale of the PT business from a strategic party.

At meetings held on July 30, 2015, August 11, 2015, August 20, 2015 and September 3, 2015, Mr. Kinnon updated the Transgenomic Board as to the status of the potential sale of the GAP business as well as efforts to find a potential buyer for the PT business. Also on September 3, 2015, the Transgenomic Board approved the sale of part of the GAP business to StoneCalibre.

On August 12, 2015, Transgenomic received a letter of intent with respect to the sale of the PT business to another strategic buyer.

On September 10, 2015, Transgenomic completed the sale of part of the GAP business to StoneCalibre.

On September 15, 2015, the Transgenomic Board met and, among other matters, discussed the proposed terms of the sale of the remaining GAP business to ADSTEC as well as a potential buyer for the PT business.

On September 25, 2015, Transgenomic executed a letter of intent to sell the remaining portion of the GAP business to ADSTEC.

At meetings held on September 29, 2015, October 8, 2015 and October 21, 2015, Mr. Kinnon updated the Transgenomic Board regarding the status of the sale of the remaining GAP business to ADSTEC as well as efforts to find a potential buyer for the PT business.

At meetings held on November 10, 2015, November 19, 2015 and November 30, 2015, the Transgenomic Board discussed, among other matters, the company’s corporate mission and strategy and various strategic opportunities and alternatives for the company. The Transgenomic Board authorized senior management to engage Craig-Hallum to explore strategic alternatives for the company.

On December 1, 2015, Transgenomic executed an engagement letter with Craig-Hallum to conduct a strategic review of Transgenomic’s remaining businesses. Also on December 1, 2015, Transgenomic completed the sale of the remaining portion of the GAP business to ADSTEC.

On December 8, 2015, Transgenomic received an updated letter of intent with respect to the sale of the PT business from the original strategic party.

At a meeting of the Transgenomic Board on December 8, 2015, Robert M. Patzig, Chairman of the Transgenomic Board, and Mr. Kinnon updated the Transgenomic Board on detailed discussions with Craig-Hallum regarding potential financings. On December 9, 2015, Mr. Patzig informed the Transgenomic Board that Third Security, LLC (“Third Security”) and its affiliates had agreed to provide bridge financing and, on December 10, 2015, that Crede Capital Group, LLC was willing to invest additional money in Transgenomic.

At meetings held on December 11, 2015, December 14, 2015 and December 17, 2015 the Transgenomic Board discussed, among other matters, the proposed private financing.

On December 17, 2015, a representative of BV Partners, a strategic advisory and merchant banking firm, introduced senior management of Transgenomic to senior management of Precipio.

On January 5, 2016, Transgenomic received an updated letter of intent with respect to the sale of the PT business from the original strategic buyer.

On January 7, 2016, the Transgenomic Board met and approved the terms of a private placement and recapitalization of its existing preferred stock. This financing closed on January 11, 2016 and provided the company with approximately $2.2 million of working capital for the operation of its business.

During February of 2016, members of senior management of Transgenomic met with representatives of Craig-Hallum to develop a confidential information memorandum, a data room and related materials relating to a potential transaction involving the remaining businesses of Transgenomic. During February, March and April 2016, representatives of Craig-Hallum and Transgenomic contacted strategic investors regarding a potential transaction with Transgenomic.

On March 1, 2016, the potential buyer of the PT business decided not to consummate a transaction. The Transgenomic Board then determined to wind down the PT business and sell parts of the PT business to different buyers.

On March 7, 2016, representatives of Aegis Capital Corp., a financial services company (“Aegis”), met with Transgenomic to discuss a potential public offering of Transgenomic common stock.

On March 15, 2016, representatives of BV Partners contacted Transgenomic regarding a potential acquisition of the PT business.

On March 24, 2016, the Transgenomic Board authorized senior management to meet directly with potential purchasers of the PT business.

At meetings held on March 24, 2016, April 22, 2105 and May 19, 2016, Mr. Kinnon updated the Transgenomic Board regarding the status of potential strategic transactions.

On April 4, 2016, a representative of Craig-Hallum reported to senior management of Transgenomic that Craig-Hallum had contacted 88 strategic investors, 24 of whom did not respond, 35 expressed no interest, 28 executed non-disclosure agreements, received the confidential information memorandum and had access to the data room but decided not to move forward and one made an offer.

On May 17, 2016, representatives of Aegis and Transgenomic met to discuss the potential public offering.

On May 20, 2016, representatives of Transgenomic contacted a representative of BV Partners regarding a potential meeting with senior management of Precipio.

On June 10, 2016, Mr. Patzig and Ilan Danieli, Chief Executive Officer of Precipio, along with a representative of BV Partners met in New York City to discuss a potential strategic transaction between Transgenomic and Precipio.

On June 20, 2016, members of senior management of Precipio met telephonically with members of senior management of Transgenomic to discuss next steps and the terms of a possible merger between the companies.

At a meeting of the Transgenomic Board on June 28, 2016, Mr. Kinnon provided the Transgenomic Board an update regarding potential strategic transactions, including a potential strategic acquisition.

In June 2016, after having contacted over 20 potential buyers and making 15 presentations, Transgenomic sold the assets of the PT business to a strategic buyer.

On June 30, 2016, Transgenomic delivered to Precipio a proposed non-binding term sheet regarding a potential transaction between Precipio and Transgenomic. The term sheet provided for the acquisition of the assets of Precipio by Transgenomic in exchange for 25% of the post-closing fully diluted shares of Transgenomic common stock. The initial structure of the transaction was proposed as a fixed ratio based on the then current market capitalization of Transgenomic, the private market value of Precipio, and the sales targets and projections of both companies. The initial rationale for the transaction was based on the perceived benefits of a combination of two diagnostic companies with similar therapeutic target areas (cancer and blood), revenues, infrastructure requirements, and goals.

On July 9, 2016, representatives of Precipio and Transgenomic discussed valuations in connection with a potential transaction. The parties discussed the market capitalization of Transgenomic and the private market value of Precipio, the investments to date in each company, short and long term debt, long term projections, market risks, technology and service, target markets and the relative likelihood of success of each company.

On July 14, 2016, representatives of Precipio, including Mr. Danieli and Mark Rimer, a partner at Kuzari Group, a boutique private investment group and an investor in Precipio, met telephonically with representatives of Transgenomic, including Mr. Patzig and Mr. Kinnon, to discuss further the terms of a potential transaction. Representatives of Third Security, Transgenomic’s largest stockholder and the holder of its outstanding secured debt, and BV Partners, the leader of the investor group, were also present at the meeting.

On July 14, 2016, the Transgenomic Board met and discussed, among other things Transgenomic’s potential strategic transactions and funding options. Transgenomic continued to review and evaluate other financial opportunities and alternatives during this time.

At a meeting of the Transgenomic Board held on July 21, 2016, Mr. Kinnon and Mr. Patzig updated the Transgenomic Board regarding the potential transaction with Precipio and summarized the proposed transaction terms and economics.

On July 26, 2016, representatives of Precipio, including Mr. Danieli and Mr. Rimer, Transgenomic, including Mr. Patzig (by telephone) and Mr. Kinnon, Third Security and BV Partners met at Precipio’s offices in New Haven, Connecticut to conduct preliminary due diligence and discuss the process for a potential transaction between the companies.

On August 5, 2016, representatives of Precipio, including Mr. Danieli and Mr. Rimer, Transgenomic, including Mr. Patzig and Mr. Kinnon, Third Security and BV Partners met telephonically to discuss the proposed timeline and due diligence for the proposed transaction.

After an initial period of due diligence by both parties, Precipio and the investor group recognized the full extent of Transgenomic’s liabilities, including accounts payable, and the overhang or dilution represented by existing options and warrants. Precipio was unwilling to move forward based on the terms of the original term sheet. As a result, further discussions took place and a revised term sheet was developed utilizing a calculation to weigh the relative levels of indebtedness of the two organizations.

On August 11, 2016, the parties exchanged a transaction overview for a revised structure that took into account the relative outstanding liabilities of Transgenomic and Precipio, the overhang or dilution represented by existing options and warrants of Transgenomic, the prospects for both companies and the likelihood that each company would be able to achieve its strategic objectives. The revised structure provided that Transgenomic would acquire all of the outstanding membership interests of Precipio in exchange for between 50% and 64% of the post-closing fully diluted shares of Transgenomic common stock based on the relative outstanding excess payables of the companies as of the closing and the issuance of $3 million of a new preferred stock to debt holders of Precipio. The proposal required that all outstanding secured and unsecured debt of Transgenomic convert to shares of Transgenomic common stock except that $3 million of secured debt would convert into shares of a new preferred stock. As a condition to the transaction, the combined companies would issue for cash $5 million of new preferred stock to a new investor group. The terms of the new preferred stock would be the same for Precipio debt holders, Transgenomic secured debt holders and the new investors. The proposed terms required that Precipio have no more than $1.25 million in excess payables as of the closing and that Transgenomic would have no more than $4.0 million of excess payables as of the closing. The new preferred stock would be issued based on a $21 million pre-money equity valuation of New Precipio.

On August 17, 2016, representatives of Precipio, including Mr. Danieli and Mr. Rimer, Transgenomic, including Mr. Patzig and Mr. Kinnon, Third Security and BV Partners met telephonically to continue due diligence and negotiations regarding the revised terms of the proposed transaction.

On August 18, 2016, the Transgenomic Board met and discussed, among other things the engagement of Aegis to act as a potential financial advisor to the company.

On August 19, 2016, representatives of Precipio, including Mr. Danieli and Mr. Rimer, Transgenomic, including Mr. Patzig and Mr. Kinnon, Third Security and BV Partners met telephonically to discuss the terms of the proposed non-binding term sheet and negotiate the principal terms and Precipio sent a revised non-binding term sheet to Transgenomic.

On August 22, 2016, the Transgenomic Board met and discussed, among other things the company’s potential strategic transactions and funding options, including the latest version of a non-binding term sheet with Precipio. The Transgenomic Board also authorized senior management to engage Aegis to act as the sole book runner for a potential underwritten public offering.

On August 24, 2016, Transgenomic sent a revised draft of the proposed non-binding term sheet to Precipio.

On August 25, 2016, Mr. Patzig, Mr. Rimer and a representative of Third Security met to discuss the proposed terms of a preferred stock financing in connection with the transaction with Precipio, and Precipio sent a revised draft of the proposed non-binding term sheet to Transgenomic. The revised non-binding term sheet included the material terms included in the transaction overview exchanged on August 11, 2016 and provided for the issuance of between 50% and 65% of the post-closing fully diluted shares of Transgenomic common stock in exchange for the outstanding membership interests of Precipio. The proposed terms required that Precipio have no more than $1.2 million in excess payables as of the closing and that Transgenomic would have no more than $4.0 million of excess payables as of the closing. In the event that Precipio had the maximum excess payables and Transgenomic had no excess payables, then Precipio common unit holders would own 50% of the post-closing fully diluted shares of Transgenomic common stock, and in the event that Precipio had no excess payables and Transgenomic had the maximum excess payables then Precipio common unit holders would own 65% of the post-closing fully diluted shares of Transgenomic common stock.

On August 25, 2016, the Transgenomic Board met and approved the terms of the proposed non-binding term sheet with Precipio. The Transgenomic Board believed that the ratio calculation included in the term sheet provided Transgenomic with the incentive to reduce its short term debt to provide the Transgenomic stockholders with the opportunity to retain a larger share of the combined company and to allow the combined company to be in a stronger position post-closing. During this time, Transgenomic continued to review and evaluate other financial opportunities and alternatives. However, the Transgenomic Board considered the relative probabilities of success of all other opportunities more doubtful than the likely completion of a merger with Precipio paired with new investment capital. The Transgenomic Board also recognized that any potential expected return to the Transgenomic stockholders under all other opportunities was less than that contemplated in the merger with Precipio.

On August 26, 2016, Transgenomic and Precipio each executed and delivered the non-binding term sheet for the proposed transaction.

On August 26, 2016, Transgenomic and Aegis executed an engagement letter with respect to a potential public offering of Transgenomic common stock.

On August 31, 2016, representatives of Precipio, including Mr. Danieli and Mr. Rimer, Transgenomic, including Mr. Patzig and Mr. Kinnon, Third Security, BV Partners, Goodwin Procter LLP (“Goodwin”), Precipio’s outside legal counsel, and Paul Hastings LLP, Transgenomic’s outside legal counsel, met telephonically to discuss the timing and process for the proposed transaction and the drafting of the definitive agreements.

On August 31, 2016, members of Precipio’s management team, including Mr. Danieli, Zaki Sabet, Vice President of Operations and Ayma Mohamed, Lab Manager, conducted a site visit to Transgenomic’s offices in Omaha to meet with members of the team and visit the laboratory to learn about the company operations. Transgenomic’s team provided a presentation of the company’s technology, its operations, and the current projects the company is undertaking. Transgenomic’s lab managers provided an in-depth review of the CLIA and R&D operations of the company. The visit was concluded on Thursday September 1, 2016 in the afternoon.

On September 7, 2016, representatives of Aegis and Transgenomic met to begin the process of a proposed registered public offering of Transgenomic common stock. During September 2016, representatives of Aegis and Transgenomic continued drafting a registration statement with respect to a public offering of Transgenomic common stock.

On September 16, 2016, Goodwin distributed a first draft of the proposed Merger Agreement to Transgenomic and its advisors and representatives reflecting the terms agreed in the executed non-binding term sheet.

On September 20, 2016, representatives of Precipio, including Mr. Danieli and Mr. Rimer, Transgenomic, including Mr. Patzig and Mr. Kinnon, Third Security, BV Partners and Goodwin met telephonically to discuss the draft Merger Agreement.

On September 21, 2016, Transgenomic engaged Troutman Sanders LLP (“Troutman”) to act as the company’s outside legal counsel in connection the proposed transaction with Precipio.

On September 29, 2016, Mr. Patzig, Mr. Kinnon and representatives of Troutman met telephonically to discuss process and the terms of the draft Merger Agreement.

On September 29, 2016, Transgenomic suspended the public offering process to pursue the potential transaction with Precipio, because Transgenomic was concerned that the offering would not be successful.

On September 30, 2016, representatives of Precipio, including Mr. Danieli and Mr. Rimer, Transgenomic, including Mr. Patzig and Mr. Kinnon, Third Security, BV Partners, Goodwin and Troutman met telephonically to discuss preliminary comments to the draft Merger Agreement, timing and process.

On September 30, 2016, Troutman distributed a revised draft of the Merger Agreement to Precipio and its advisors and representatives. The revised agreement contained a substantially lower termination fee as well as a requirement that certain members of Precipio agree to vote in favor of the merger. From October 1st to October 12th, 2016, Transgenomic and Precipio had multiple meetings and discussions to negotiate and finalize the Merger Agreement and the related schedules, exhibits and other transaction documents.

On October 3, 2016, representatives of Goodwin and Troutman had a call in which they discussed the significant open issues, including the calculation of the termination fee and voting agreements.

On October 5, 2016, BV Partners distributed a draft term sheet for the New Precipio preferred stock to Transgenomic, Precipio, Third Security and their respective advisors and representatives. The draft term sheet contained the terms of the preferred stock that had been previously discussed by the parties, but increased the pre-money equity valuation of New Precipio from $21 million to $25 million such that the New Precipio preferred stock would represent, in the aggregate, approximately 34% of the fully diluted New Precipio common stock assuming the new investors invested $7 million in the private placement. The new investors would own in the aggregate approximately 18% of the fully diluted New Precipio common stock. At the time, the market capitalization of Transgenomic was approximately $7 million so Transgenomic believed that the pre-money equity valuation of New Precipio was favorable to the Transgenomic common stockholders.

On October 5, 2016, representatives of Goodwin and Troutman continued to discuss the open issues with respect to the merger. Later that day, Goodwin distributed a revised draft of the Merger Agreement to Transgenomic and its advisors and representatives. The revised draft included reciprocal voting agreement provisions. Later on October 5, 2016, Troutman distributed a revised draft of the Merger Agreement to Precipio and its advisors and representatives.

On October 6, 2016, Troutman distributed a draft of the Transgenomic Voting Agreement to Precipio and its advisors and representatives. Representatives of Transgenomic, including Mr. Patzig and Mr. Kinnon, Third Security and BV Partners met telephonically to discuss preliminary comments to the terms of the New Precipio preferred stock. Later that day, Goodwin provided comments to the Transgenomic Voting Agreement and provided a draft of the Precipio Voting Agreement to Transgenomic and its advisors and representatives.

On October 6, 2016, the Transgenomic Board met and, among other matters, discussed the current status of the Precipio transaction and the terms of the Merger Agreement and the term sheet for the New Precipio preferred stock. Representatives of Troutman also attended the meeting. Troutman provided the Transgenomic Board a presentation on fiduciary duties under Delaware law and each of the Transgenomic Board members had an opportunity to ask questions. Troutman then provided a summary of the material terms of the Merger Agreement, including the size of the termination fee, and the proposed terms of the New Precipio preferred stock set forth in the draft term sheet. Mr. Patzig and Mr. Kinnon updated the Transgenomic Board on the status of the negotiations and the main business issues. After a lengthy discussion, the Transgenomic Board authorized Mr. Patzig and Mr. Kinnon to continue to negotiate with Precipio along the terms discussed at the meeting, including with respect to the termination fee.

On October 7, 2016, Troutman distributed a revised draft of the Merger Agreement to Precipio and its advisors and representatives. Also, representatives of Precipio, including Mr. Danieli and Mr. Rimer, Transgenomic, including Mr. Patzig and Mr. Kinnon, Third Security, Goodwin and Troutman met telephonically to discuss the draft term sheet for the New Precipio preferred stock. Precipio also distributed a revised draft of the New Precipio preferred stock term sheet to BV Partners.

On October 8, 2016, Goodwin distributed a revised draft of the Merger Agreement to Transgenomic and its advisors and representatives. During October 8 and 9, 2016, Precipio, Transgenomic, Third Security and BV Partners negotiated the terms of the New Precipio preferred stock term sheet. On October 9, 2016, Precipio distributed a revised draft of the New Precipio preferred stock term sheet reflecting the terms that had been agreed.

On October 10, 2016, Troutman distributed a revised draft of the Merger Agreement to Precipio and its advisors and representatives. Later that day, Goodwin distributed a revised draft of the Merger Agreement to Transgenomic and its advisors and representatives. Representatives of Goodwin and Troutman continued to negotiate the open issues.

On October 11, 2016, Mr. Patzig and Mr. Danieli discussed the working capital adjustment in the Merger Agreement and agreed to increase the working capital deficit maximum for Precipio to $1.8 million and for Transgenomic to $6.0 million and eliminate the termination right if the working capital deficit exceeded the maximum for both companies. Transgenomic felt the changes were in its best interest as it expected its liabilities as of the closing of the merger to be in excess of $6.0 million and it provided greater certainty of closing. Transgenomic expected that based on the formula set forth in the revised Merger Agreement that Precipio would own between 62% and 80% of the post-closing fully diluted shares of Transgenomic common stock (not taking into account the issuance of New Precipio common stock upon conversion of the New Precipio preferred stock to be issued in the merger, upon conversion of secured debt or in the private placement) based on the relative working capital deficits of the companies as of the closing. Following the agreement, Troutman distributed a revised draft of the Merger Agreement to Precipio and its advisors and representatives. Later that evening, Goodwin distributed a revised draft of the Merger Agreement to Transgenomic and its advisors and representatives.

On October 11, 2016, the Transgenomic Board met to discuss the current status of the Precipio transaction and the terms of the Merger Agreement and the term sheet for the New Precipio preferred stock. Representatives of Troutman also attended the meeting. Troutman provided the Transgenomic Board a summary of its prior presentation on fiduciary duties under Delaware law and each of the Transgenomic Board members had an opportunity to ask questions. Troutman then provided a summary of the material terms of the Merger Agreement and the proposed terms of the New Precipio preferred stock set forth in the revised draft term sheet. Mr. Patzig and Mr. Kinnon updated the Transgenomic Board on the status of the negotiations and the main business issues.

On October 12, 2016, representatives of Precipio, including Mr. Danieli and Mr. Rimer, Transgenomic, including Mr. Patzig and Mr. Kinnon, Third Security, BV Partners and Goodwin met telephonically to finalize the Merger Agreement. Later that day, Troutman distributed the execution draft of the Merger Agreement to Precipio and its advisors and representatives, including the termination fee that Transgenomic was willing to accept.

On October 12, 2016, the Transgenomic Board met to discuss the current status of the Precipio transaction and the terms of the Merger Agreement and the term sheet for the New Precipio preferred stock. Representatives of Troutman and Craig-Hallum also attended the meeting. Troutman provided the Transgenomic Board an update of its fiduciary duties under Delaware law and each of the Transgenomic Board members had an opportunity to ask questions. Troutman then provided a summary of the material terms of the Merger Agreement and the terms of the New Precipio preferred stock set forth in the final term sheet. Mr. Patzig and Mr. Kinnon updated the Transgenomic Board on the status of the negotiations and the main business issues. Craig-Hallum delivered to the Transgenomic Board a written report regarding its financial analysis of the proposed transaction and its oral opinion, confirmed by delivery of its written opinion dated October 12, 2016, that, as of that date, and based upon and subject to the assumptions contained the fairness opinion, the exchange ratio determined in accordance with the Merger Agreement of 25.7505 was fair, from a financial point of view, to the holders of Transgenomic common stock. The Transgenomic Board members all had an opportunity to ask questions to the representatives of Craig-Hallum. After Craig-Hallum left the meeting, the Transgenomic Board had a detailed discussion regarding the proposed transaction with Precipio. Mr. Patzig reminded the Transgenomic Board of the efforts over the past two years to find financing or to sell the business which had not been successful except for the current transaction. The Transgenomic Board discussed the alternatives including continuing independent or trying to pursue a public offering, a different merger or related transaction or alternative financing. Doit L. Koppler, II, a member of the Transgenomic Board and affiliated with Third Security and certain of its affiliates recused himself from the meeting. In addition, the Transgenomic Board was aware that Mr. Patzig has an interest in the funds managed by Third Security that own Transgenomic common stock, preferred stock and secured debt (the “Transgenomic Securities”) and determined such investments in Transgenomic Securities held by the Third Security managed funds was immaterial to Mr. Patzig. The remaining members of the Transgenomic Board voted to approve the Merger Agreement and the other transaction agreements and to recommend that the stockholders of Transgenomic vote to approve the proposals set forth in the proxy statement to be sent to Transgenomic stockholders.

On October 12, 2016, Transgenomic and Precipio entered into the Merger Agreement, exchanged executed versions of the Voting Agreements and the New Precipio preferred stock term sheet and issued a press release announcing their execution of the Merger Agreement.

During November 2016, Transgenomic and Third Security negotiated the terms of the conversion of Third Security’s secured debt into shares of New Precipio common stock as contemplated by the Merger Agreement in addition to the $3.0 million to be converted into New Precipio preferred stock as provided in the Merger Agreement. As the secured creditor, Third Security did not have an incentive to convert its secured debt into equity. The parties agreed to use the same general approach to conversion as set forth in the terms of the unsecured notes that were held by unaffiliated holders. Transgenomic and Third Security agreed that the secured debt would convert using the same basic formula included in the conversion terms for the Transgenomic unsecured notes.

On December 13, 2016, the Transgenomic Board met and approved, among other items, the conversion of the Third Security secured debt into $3.0 million of New Precipio preferred stock and the remaining secured debt at a conversion price equal to 85% of the average closing price of the Transgenomic common stock on Nasdaq for the 15 consecutive trading days prior to the date of conversion.

On January 31, 2017, the Transgenomic Board met to discuss the current status of the Precipio transaction and the terms of the Merger Agreement in connection with filing the Proxy Statement and closing the merger. The Transgenomic Board reviewed the proposed terms for an amendment to the Merger Agreement, the proposed Precipio Bridge Loan and the conversion of the outstanding secured debt of Transgenomic. The Board authorized Mr. Patzig and Mr. Kinnon to negotiate the final terms of the proposals in accordance with the terms presented at the meeting. Transgenomic and Third Security agreed to set the conversion price at $0.50 per share which was an 18% discount to the 20-day average closing price of the Transgenomic common stock on Nasdaq through January 31, 2017 as opposed to setting the conversion price to be determined as of the conversion date. Transgenomic was concerned that if its stock price declined then Third Security would be getting a significantly higher number of shares of Transgenomic common stock upon conversion and Third Security would not agree to a floor if the conversion price could go higher prior to the date of conversion.

On February 2, 2017, the audit committee of the Transgenomic Board, in accordance with the Transgenomic Corporate Governance Guidelines, approved the conversion of secured indebtedness of Transgenomic held by the lenders into shares of New Precipio preferred stock and New Precipio common stock. Also on February 2, 2017, the Transgenomic Board met and approved the final terms of the Precipio Bridge Loan, the First Amendment to the Agreement and Plan of Merger and the conversion of secured indebtedness of Transgenomic held by the lenders into shares of New Precipio preferred stock and New Precipio common stock pursuant to an amendment to the loan agreement.

On February 2, 2017, Transgenomic and Precipio entered into the First Amendment to the Merger Agreement (the “First Amendment”) which provided for the following: (a) the Precipio Bridge Loan to Transgenomic was authorized; (b) the exchange ratio set forth in the Merger Agreement was revised to provide that outstanding common units of Precipio will be converted into the right to receive approximately 160.6 million shares of New Precipio common stock representing approximately 79% of the fully diluted New Precipio common stock (not taking into account the issuance of New Precipio common stock upon conversion of the New Precipio preferred stock to be issued in the merger, upon conversion of secured debt or in the private placement) and resulting in an implied exchange ratio of 24.4255 for the Precipio common units; (c) the continual listing of the existing shares of Transgenomic’s common stock on Nasdaq was waived as a condition to the closing of the merger; (d) the deadline pursuant to which a “shelf” registration statement on Form S-3 or other appropriate form is required to be filed by New Precipio with the SEC was extended to June 1, 2017; (e) certain indebtedness of Transgenomic was permitted to remain outstanding as of the effective date of the merger; (f) certain actions taken by each of Transgenomic and Precipio since the date the

Merger Agreement were authorized and (g) certain additional conditions to the closing of the merger were removed from the Merger Agreement. In determining the number of shares of New Precipio common stock to be issued pursuant to the First Amendment, the parties applied the formula set forth in the Merger Agreement based on the relative expected liabilities of Transgenomic and Precipio as of the closing of the merger. Since the number of shares of New Precipio common stock and the resulting implied exchange ratio of 24.4255 were lower than the amounts and the exchange ratio of 25.7505 included in Craig-Hallum’s fairness opinion, the Board did not deem it necessary for Craig-Hallum to update its fairness opinion with respect to the First Amendment.

As a result of the First Amendment, (i) in connection with the merger, (a) Precipio common unit holders will own approximately 52% of the issued and outstanding shares of New Precipio common stock on a fully diluted basis, taking into account the issuance of New Precipio preferred stock in the merger, in connection with the conversion of the secured debt and in the private placement (the “fully diluted New Precipio common stock”) through their receipt of approximately 160.6 million shares of New Precipio common stock, (b) Precipio preferred unit holders will own approximately 8% of the fully diluted New Precipio common stock through their receipt of approximately 24.1 million shares of New Precipio preferred stock, (ii) in connection with the conversion of the secured indebtedness of Transgenomic, the holders of such debt will own (a) approximately 8% of the fully diluted New Precipio common stock through their receipt of approximately 24.1 million shares of New Precipio preferred stock and (b) approximately 3% of the fully diluted New Precipio common stock though their receipt of approximately 10.4 million shares of New Precipio common stock and (iii) in connection with the private placement, the investors in such private placement will own approximately 18% of the fully diluted New Precipio common stock through their receipt of approximately 56.2 million shares of New Precipio preferred stock.

Transgenomic’s Reasons for the Transaction

The Transgenomic Board, after considering various reasons described herein and below, determined that the Merger Agreement, the conversion of secured debt, the related private placement, and the transactions contemplated thereby, are advisable, fair to and in the best interests of Transgenomic and its stockholders, and approved, adopted and declared advisable the Merger Agreement, the conversion of secured debt, the private placement, and the transactions contemplated thereby. If the issuance of shares of New Precipio common stock is approved, then in accordance with the Merger Agreement, Merger Sub will merge with and into Precipio, with Precipio as the surviving entity. The approval of the issuance of New Precipio common stock and New Precipio preferred stock in the merger is a condition to the completion of the merger with Precipio, the conversion of the secured debt and the private placement. Therefore, the Transgenomic Board recommends that you vote “FOR” the issuance of approximately 160.6 million shares of New Precipio common stock, as well as approximately 24.1 million shares of New Precipio preferred stock to be issued, pursuant to the Merger Agreement, the issuance of approximately 24.1 million shares of New Precipio common stock issuable upon conversion of such New Precipio preferred stock and the approval of the resulting “change of control” of Transgenomic, and “FOR” the proposal to approve an adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve Proposal No. 1. The approval of the adjournment of the special meeting is not a condition to completion of the merger with Precipio, the conversion of the secured debt or the private placement.

The Transgenomic Board believes that the merger will provide substantial benefits to Transgenomic’s business and operations by, among other things, enhancing the ability of the combined company to be a leading platform for accurate diagnosis. In evaluating the transaction, the Transgenomic Board consulted with members of Transgenomic management and legal and financial advisors, and in reaching its decision to approve the transactions and recommend the issuance of shares by Transgenomic’s stockholders, the Transgenomic Board considered a substantial amount of information and a number of reasons that it believes support its decision to enter into the transactions, including, but not limited to, the following material reasons (not necessarily in order of relative importance):

•	that no material ICE-COLD PCR licenses have been signed, and Transgenomic management believes that raising additional capital to continue operations as a stand-alone business would not be possible given Transgenomic’s current capital structure and lack of commercial progress to date with ICE-COLD PCR;

•	previous processes to pursue strategic alternatives by Transgenomic to liquidate unutilized assets, sell the company, merge or enter into commercial licensing arrangements were unsuccessful, including the failure to sell Transgenomic’s PT business which resulted in a wind-down of that business;
•	as of September 30, 2016, Transgenomic had just short of $0.1 million in cash, $9.2 million in accounts payable and accrued expenses and $7.8 million in debt and management believes it has exhausted all of its alternatives in terms of raising capital outside of the merger and private placement and, as of December 31, 2016, Transgenomic had approximately $12 million in accounts payable and accrued expenses;
•	that Transgenomic stockholders will have the opportunity to participate in the future performance of New Precipio, rather than face potential bankruptcy with Transgenomic;
•	the oral opinion of Craig-Hallum delivered to the Transgenomic Board on October 12, 2016, which was subsequently confirmed by delivery of a written opinion, to the effect that, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications, and factors contained in its opinion, the exchange ratio 25.7505 provided for in the Merger Agreement was fair, from a financial point of view, to the holders of Transgenomic common stock, as more fully described below under the caption “— Opinion of Craig-Hallum Capital Group LLC” beginning on page 44; the full text of the written opinion of Craig-Hallum, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering the opinion, is attached as Annex B to this proxy statement and the fact that the implied exchange ratio set forth in the First Amendment was 24.4255, which was lower than the exchange ratio in Craig-Hallum’s fairness opinion;
•	knowledge of Transgenomic’s business, operations, financial condition and prospects, as well as an assessment of Precipio’s business and financial condition, taking into account the results of Transgenomic’s due diligence review of Precipio;
•	belief, with input from Transgenomic management, that the value offered to Transgenomic stockholders in the proposed transaction with Precipio is more favorable to Transgenomic stockholders than the potential value of remaining an independent public company;
•	the long-term and recent historical trading price ranges with respect to shares of Transgenomic common stock;
•	the complementary nature of Transgenomic’s business and operations and Precipio’s business and operations, including the significant value creation opportunity in leveraging the combination of Precipio’s unique scalable scientific platform and Transgenomic’s powerful proprietary technology;
•	that New Precipio would be a larger, more diversified company than either Transgenomic or Precipio on its own;
•	the expectation that the private placement transaction would create a better capitalized organization with a lower cost of capital than a standalone Transgenomic, as the debt holders of Transgenomic will convert outstanding debt into approximately 24.1 million shares of New Precipio preferred stock in an amount equal to $3 million and approximately 10.4 million shares of New Precipio common stock, which will, among other things, allow New Precipio to pursue business development opportunities not otherwise available to Precipio or Transgenomic as standalone entities;
•	that the issuance of New Precipio preferred stock to investors in the private placement of up to $7 million in connection with the merger satisfies Transgenomic’s immediate need for working capital financing on terms more favorable to Transgenomic than were otherwise available to the company, and that such proceeds will not be otherwise available;
•	that certain of Precipio’s unit, warrant and note holders have entered into the Precipio Voting Agreement with Transgenomic and Precipio, pursuant to which they agreed to support the transactions contemplated by the Merger Agreement;

•	that the Merger Agreement provided sufficient flexibility for the Transgenomic Board to change its recommendation regarding the Merger Agreement in the case of a superior proposal or material unforeseen intervening event;
•	the merger and related private placement are key components of Transgenomic’s plan to regain compliance with Nasdaq listing standards;
•	the depth of experience of the management team of Precipio; and
•	the terms and conditions of the Merger Agreement, including the parties’ representations, warranties and covenants.

The Transgenomic Board weighed the foregoing against a number of risks and potentially negative reasons, including, but not limited to, the following reasons:

•	the restrictions on the conduct of Transgenomic’s business during the period between execution of the Merger Agreement and the completion of the merger;
•	the dilution to the existing Transgenomic stockholders;
•	the risk that the anticipated benefits of the merger may not be realized;
•	the risk that changes in the regulatory or competitive landscape may adversely affect the benefits anticipated to result from the merger;
•	the challenges inherent in combining the businesses, operations and workforces of two companies, including the potential for (i) unforeseen difficulties in integrating operations and systems, (ii) the possible distraction of management attention for an extended period of time and (iii) difficulties in assimilating employees;
•	the potential effect of the merger and subsequent integration and/or market factors on Transgenomic’s and/or Precipio’s historical business, including their respective relationships with employees, customers, suppliers, and other business partners;
•	the risk that the transaction, and subsequent integration of the two businesses, may preclude other business development opportunities;
•	the substantial costs that Transgenomic has incurred and will continue to incur in connection with the merger, including the costs of integrating the businesses of Transgenomic and Precipio and the transaction expenses arising from the merger;
•	the risk that Transgenomic or Precipio may lose key personnel prior to the completion of the merger;
•	the risk that the merger may not be completed despite the combined efforts of Transgenomic and Precipio or that completion may be delayed, even if the requisite approvals are obtained from Transgenomic stockholders and owners of the outstanding membership interests of Precipio;
•	the possibility of stockholder litigation and the attendant costs, delays and diversion of management attention and resources;
•	that the non-solicitation covenant in the Merger Agreement imposes restrictions on Transgenomic’s ability to solicit other potential strategic transaction partners after signing;
•	the fact that Transgenomic may be obligated to pay Precipio a termination fee of $256,500 in certain circumstances as summarized under “The Merger Agreement — Effect of Termination”;
•	that the market price of Transgenomic common stock could be affected by many factors, including:
º	if the Merger Agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting Transgenomic;

º	the possibility that, in the event of the termination of the Merger Agreement, possible acquirers or other strategic transaction partners may consider Transgenomic to be a less attractive acquisition candidate; and
º	the possible sale of Transgenomic common stock by short-term investors and material fluctuation in the market price of its common stock in response to an announcement of the merger or in the event that the Merger Agreement is terminated;
•	the risk of changes in circumstances between the date of the signing of the Merger Agreement and the completion of the merger transactions, which will not be reflected in the opinion delivered by Craig-Hallum to the Transgenomic Board on October 12, 2016; and
•	the risks of the type and nature described under the heading “Risk Factors” beginning on page 20 and the matters described above under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

This discussion of the reasons considered by the Transgenomic Board in reaching its conclusions and recommendation summarizes the material reasons considered by the Transgenomic Board, but is not intended to be exhaustive. The Transgenomic Board based its recommendation on the totality of the information presented.

The Transgenomic Board believes that, overall, the potential benefits of the merger, the conversion of the secured debt and the private placement to Transgenomic’s stockholders outweigh the risks and uncertainties of the transactions. In view of the wide variety of reasons considered in connection with its evaluation of the transactions and the complexity of these matters, the Transgenomic Board did not find it useful and did not attempt to assign any relative or specific weights to the various reasons that it considered in reaching its determination to recommend that Transgenomic stockholders vote “FOR” the proposal to approve the issuance of approximately 160.6 million shares of New Precipio common stock, as well as approximately 24.1 million shares of New Precipio preferred stock to be issued, pursuant to the Merger Agreement, the issuance of approximately 24.1 million shares of New Precipio common stock issuable upon conversion of such New Precipio preferred stock and the resulting “change of control” of Transgenomic, “FOR” the proposal to approve the issuance of approximately 24.1 million shares of New Precipio preferred stock and approximately 10.4 million shares of New Precipio common stock to be issued in exchange for certain secured indebtedness of Transgenomic and the issuance of approximately 24.1 million shares of New Precipio common stock issuable upon conversion of such New Precipio preferred stock, “FOR” the proposal to approve the issuance of approximately 56.2 million shares of New Precipio preferred stock to be issued to investors in a related private placement and the issuance of approximately 56.2 million shares of New Precipio common stock issuable upon conversion of such New Precipio preferred stock and “FOR” the proposal to approve an adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting. Additionally, in considering the matters described above, each member of the Transgenomic Board applied his or her own business judgment to the process and may have assigned varying weights to different reasons supporting the decision to approve the transactions.

The foregoing discussion of the information and reasons considered by the Transgenomic Board is forward-looking in nature. This information should be read in light of the risks described above under “Cautionary Statement Concerning Forward-Looking Statements”.

Opinion of Craig-Hallum Capital Group LLC

The Transgenomic Board retained Craig-Hallum to act as a financial advisor to the Transgenomic Board in connection with its consideration of strategic alternatives, including a possible business combination transaction, and, if requested, to render to the Transgenomic Board an opinion as to the fairness, from a financial point of view, of the consideration to be paid in a business combination transaction. On October 12, 2016, at a meeting of the Transgenomic Board held to evaluate the proposed transaction, Craig-Hallum delivered to the Transgenomic Board an oral opinion, subsequently confirmed by delivery of a written opinion, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 25.7505, as set forth in the Merger Agreement, was fair, from a financial point of view, to the holders of Transgenomic common stock.

The full text of the written opinion of Craig-Hallum, dated October 12, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The following summary of Craig-Hallum’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Craig-Hallum provided its opinion for the information and assistance of the Transgenomic Board in connection with its consideration of the merger. Craig-Hallum’s opinion was not intended to and does not constitute a recommendation as to how any holder of Transgenomic common stock should vote or take any action with respect to the merger or any other matter.

In arriving at its opinion, Craig-Hallum, among other things:

•	reviewed the financial terms of a draft of the Merger Agreement dated as of October 12, 2016;
•	reviewed certain business, financial and other information and data with respect to Transgenomic publicly available or made available to Craig-Hallum from internal records of Transgenomic;
•	reviewed certain business, financial and other information and data with respect to Precipio made available to Craig-Hallum from internal records of Precipio;
•	reviewed certain internal financial projections for Transgenomic and Precipio on a stand-alone basis prepared for financial planning purposes and furnished to Craig-Hallum by management of Transgenomic and Precipio, respectively;
•	reviewed and analyzed certain forecasted pro forma financial information relating to the operating performance of Transgenomic following completion of the merger that were furnished to Craig-Hallum by management of Precipio;
•	conducted discussions with members of the senior management of Transgenomic and Precipio with respect to the business and prospects of Transgenomic and Precipio, respectively, on a stand-alone basis and on a combined basis;
•	reviewed the reported prices and trading activity of Transgenomic common stock and similar information for certain other companies deemed by Craig-Hallum to be comparable to Transgenomic;
•	compared the financial performance of Transgenomic and Precipio with that of certain other publicly traded companies deemed by Craig-Hallum to be comparable to Transgenomic and Precipio, respectively;
•	reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions that Craig-Hallum deemed relevant; and
•	performed a discounted cash flows analysis for Transgenomic and Precipio, each on a stand-alone basis and on a pro forma combined basis.

In addition, Craig-Hallum conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Craig-Hallum deemed necessary and appropriate in arriving at its opinion.

Summary of Financial Analyses

In accordance with customary investment banking practice, Craig-Hallum employed generally accepted valuation methods in reaching its fairness opinion. The following is a summary of the material financial analyses performed by Craig-Hallum in connection with the preparation of its fairness opinion, which was reviewed with, and formally delivered to, the Transgenomic Board at a meeting held on October 12, 2016. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Craig-Hallum or of its presentation to the Transgenomic Board on October 12, 2016.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Craig-Hallum. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by Craig-Hallum or the Transgenomic Board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 12, 2016, and is not necessarily indicative of current market conditions. All analyses conducted by Craig-Hallum were going concern analyses and Craig-Hallum expressed no opinion regarding the liquidation value of any entity.

The exchange ratio was determined through arm’s-length negotiations between Transgenomic and Precipio and was approved by the Transgenomic Board. Craig-Hallum did not provide advice to the Transgenomic Board during these negotiations nor recommend any specific consideration to Transgenomic or the Transgenomic Board or suggest that any specific consideration constituted the only appropriate consideration for the merger, including but not limited to the exchange ratio. In addition, Craig-Hallum’s opinion and its presentation to the Transgenomic Board were one of many factors taken into consideration by the Transgenomic Board in deciding to approve the merger.

For purposes of its stand-alone analyses performed on Transgenomic, Craig-Hallum utilized Transgenomic’s internal financial projections for the fiscal years ending December 31, 2016 through December 31, 2020, prepared by and furnished to Craig-Hallum by the management of Transgenomic. For purposes of its stand-alone analyses performed on Precipio, Craig-Hallum utilized Precipio’s internal financial projections for the fiscal years ending December 31, 2016 through December 31, 2020, prepared by and furnished to Craig-Hallum by the management of Precipio. For purposes of its pro forma combined analyses performed on the combined company assuming completion of the merger, Craig-Hallum utilized the combined company’s internal financial projections for the fiscal years ending December 31, 2016 through December 31, 2020, prepared by and furnished to Craig-Hallum by the management of Precipio.

Transgenomic Historical Trading Analyses

Craig-Hallum reviewed the historical closing price for Transgenomic common stock over the one-year period ended October 11, 2016, in order to provide background information on the prices at which Transgenomic common stock has historically traded. The tables below summarize some of these historical closing prices, as well as the performance of Transgenomic common stock over the one-year period ended October 11, 2016, as compared to stock market indices. For purposes of these analyses, “Molecular Diagnostics Comparable Companies” is an equal-weight composite index comprised of the public companies listed below deemed by Craig-Hallum in its professional judgment to be appropriate to compare to Transgenomic and the broader stock market indices for stock sentiment purposes:

•	Cancer Genetics, Inc.
•	Enzo Biochem Inc.
•	Foundation Medicine, Inc.
•	Genomic Health, Inc.
•	NeoGenomics, Inc.
•	OpGen, Inc.
•	Qiagen NV

Craig-Hallum also noted that shares of Transgenomic common stock were thinly traded relative to the common stock of most publicly traded companies. This analysis shows that Transgenomic common stock has performed significantly below the relevant market indices over the one-year period analyzed.

Closing Trading Price on or Prior to October 11, 2016	Price
October 11, 2016 Closing Price	$0.24
52 Week High	$1.36
52 Week Low	$0.24

One-Year Stock Performance as of October 11, 2016	Percentage Increase (Decrease)
Transgenomic common stock	(73.9)%
Molecular Diagnostics Comparable Companies	(0.21)%
Nasdaq Composite Index	7.01%
Russell 2000 Index	10.73%

Comparable Public Company Analyses

Craig-Hallum reviewed, among other things, selected historical financial data and estimated financial data of each of Transgenomic and Precipio based on projections provided by its respective management, and compared them to corresponding financial data, where applicable, for U.S. listed public companies that Craig-Hallum deemed comparable to each of Transgenomic and Precipio. Craig-Hallum also derived multiples for each of the comparable companies, Transgenomic and Precipio based on such financial data and market trading prices, as applicable, and compared them. Craig-Hallum selected these companies based on characteristics described below using the most recently available public information obtained by searching SEC filings, public company disclosures, press releases, equity research reports, industry and popular press reports, databases and other sources.

Although Craig-Hallum selected the companies reviewed in these analyses because, among other things, their businesses are reasonably similar to that of Transgenomic and Precipio, no selected company is identical to Transgenomic or Precipio. Accordingly, Craig-Hallum’s comparison of selected companies to Transgenomic and Precipio and analysis of the results of such comparisons was not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative value of Transgenomic and Precipio.

Comparable Public Company Analysis of Transgenomic

For Transgenomic, the comparable group consisted of six U.S. publicly traded companies in the diagnostic testing sector that have financial profiles deemed comparable to Transgenomic for valuation purposes and have business models focused on technologies designed to improve diagnostic testing effectiveness (the “Transgenomic Comparable Group”). Based on these criteria, Craig-Hallum identified and analyzed the following selected companies:

•	Bio-Rad Laboratories, Inc.
•	Cancer Genetics, Inc.
•	Enzo Biochem Inc.
•	Fluidigm Corporation
•	OpGen, Inc.
•	Qiagen NV

This group of companies is different from the Molecular Diagnostics Comparable Companies group in the Transgenomic Historical Trading Analyses section above because this group was selected by Craig-Hallum to be a very focused list of companies deemed comparable for valuation purposes while the Molecular Diagnostics Comparable Companies group was selected by Craig-Hallum to have a broader business scope that Craig-Hallum deemed appropriate to compare to Transgenomic and the broader stock market indices for stock sentiment purposes.

In all instances, multiples were based on closing stock prices on October 11, 2016. With respect to the Transgenomic Comparable Group table below, the information Craig-Hallum presented included the following valuation and operating data:

•	multiple of EV to revenue for the last twelve months, or EV/LTM Revenue
•	multiple of EV to EBITDA for the last twelve months, or EV/LTM EBITDA
•	multiple of EV to projected revenue for the fiscal year ending December 31, 2017, or EV/2017E Revenue
•	multiple of EV to projected EBITDA for the fiscal year ending December 31, 2017, or EV/2017E EBITDA
•	multiple of EV to projected revenue for the fiscal year ending December 31, 2018, or EV/2018E Revenue
•	multiple of EV to projected EBITDA for the fiscal year ending December 31, 2018, or EV/2018E EBITDA

Transgenomic Comparable Group
	Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
EV/LTM Revenue(1)	1.2 x	2.1 x	2.5 x	3.5 x	5.0 x	6.7 x
EV/LTM EBITDA(1)(2)	15.2 x	16.0 x	16.9 x	16.9 x	17.7 x	18.6 x
EV/2017E Revenue(3)	0.7 x	2.2 x	2.2 x	3.0 x	4.9 x	5.2 x
EV/2017E EBITDA(2)(3)	15.6 x	15.7 x	15.9 x	15.9 x	16.0 x	16.2 x
EV/2018E Revenue(3)	0.4 x	1.5 x	2.0 x	2.3 x	2.8 x	4.9 x
EV/2018E EBITDA(2)(3)	15.3 x	15.3 x	15.3 x	15.3 x	15.3 x	15.3 x

(1)	LTM for the selected public company analysis is based on latest publicly reported financial results. For Transgenomic, LTM is as of June 30, 2016.
(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(3)	Projected fiscal year 2017 and 2018 revenue and EBITDA for Transgenomic were based on projections by Transgenomic’s management. Projected fiscal year 2017 and 2018 revenue and EBITDA for the selected public companies were based on equity research analyst consensus estimates.

Based on the analysis above, Craig-Hallum then applied the range of Transgenomic Comparable Group trading multiples to the applicable revenue metrics of Transgenomic. The analysis indicated the following implied enterprise value of Transgenomic as compared to Transgenomic’s stand-alone statistic:

	Transgenomic Only (millions)	Implied Enterprise Value of Transgenomic (millions)
		Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
LTM Revenue	$1.2	$1.5	$2.6	$3.1	$4.2	$6.1	$8.1
2017E Revenue	$2.4	$1.7	$5.2	$5.3	$7.3	$11.9	$12.6
2018E Revenue	$6.7	$2.8	$10.1	$13.3	$15.5	$18.7	$32.8

The implied enterprise values in the table above were adjusted for Transgenomic’s outstanding net debt of $7.7 million (estimated by Transgenomic to be outstanding at closing as of the date of Craig-Hallum’s opinion) and indicated the following implied equity value of Transgenomic as compared to Transgenomic’s stand-alone statistic:

	Transgenomic Only (millions)	Implied Equity Value of Transgenomic (millions)
		Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
LTM Revenue	$1.2	$(6.2)	$(5.1)	$(4.6)	$(3.5)	$(1.6)	$0.4
2017E Revenue	$2.4	$(6.0)	$(2.5)	$(2.4)	$(0.4)	$4.2	$4.9
2018E Revenue	$6.7	$(4.9)	$2.4	$5.6	$7.8	$11.0	$25.1
Comparable Public Company Analysis of Precipio

For Precipio, the comparable group consisted of five U.S. publicly traded companies in the diagnostic testing sector that have financial profiles deemed comparable to Precipio and have a focus on services or technologies designed to improve diagnostic testing efficiency and effectiveness (the “Precipio Comparable Group”). Based on these criteria, Craig-Hallum identified and analyzed the following selected companies:

•	Cancer Genetics, Inc.
•	Enzo Biochem Inc.
•	Genomic Health Inc.
•	Neogenomics Inc.
•	OpGen, Inc.

In all instances, multiples were based on closing stock prices on October 11, 2016. With respect to the Precipio Comparable Group table below, the information Craig-Hallum presented included the following valuation and operating data:

•	EV/LTM Revenue
•	EV/LTM EBITDA
•	EV/2017E Revenue
•	EV/2017E EBITDA
•	EV/2018E Revenue
•	EV/2018E EBITDA

Precipio Comparable Group
	Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
EV/LTM Revenue(1)	1.3 x	2.1 x	3.1 x	3.5 x	4.3 x	6.7 x
EV/LTM EBITDA(1)(2)	27.4 x	27.4 x	27.4 x	27.4 x	27.4 x	27.4 x
EV/2017E Revenue(3)	0.7 x	2.2 x	2.7 x	2.7 x	3.2 x	5.0 x
EV/2017E EBITDA(2)(3)	14.3 x	25.8 x	37.4 x	37.4 x	49.0 x	60.6 x
EV/2018E Revenue(3)	0.4 x	1.4 x	2.3 x	1.7 x	2.3 x	2.3 x
EV/2018E EBITDA(2)(3)	11.1 x	16.0 x	21.0 x	21.0 x	25.9 x	30.9 x

(1)	LTM for the selected public company analysis is based on latest publicly reported financial results. For Precipio, LTM is as of June 30, 2016.
(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(3)	Projected fiscal year 2017 and 2018 revenue and EBITDA for Precipio were based on projections by Precipio’s management. Projected fiscal year 2017 and 2018 revenue and EBITDA for the selected public companies were based on equity research analyst consensus estimates.

Based on the analysis above, Craig-Hallum then applied the range of Precipio Comparable Group trading multiples to the applicable revenue metrics of Precipio. The analysis indicated the following implied enterprise value of Precipio as compared to Precipio’s stand-alone statistic:

	Precipio Only (millions)	Implied Enterprise Value of Precipio (millions)
		Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
LTM Revenue	$2.6	$3.3	$5.5	$8.2	$9.2	$11.2	$17.7
2017E Revenue	$5.5	$3.8	$11.9	$14.7	$15.1	$17.9	$27.4
2018E Revenue	$11.4	$4.7	$15.7	$26.6	$19.4	$26.7	$26.7

The implied enterprise values in the table above were adjusted for Precipio’s outstanding net debt of $1.1 million (estimated by Precipio to be outstanding at closing as of the date of Craig-Hallum’s opinion) and indicated the following implied equity value of Precipio as compared to Precipio’s stand-alone statistic:

	Precipio Only (millions)	Implied Equity Value of Precipio (millions)
		Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
LTM Revenue	$2.6	$2.2	$4.4	$7.1	$8.0	$10.0	$16.5
2017E Revenue	$5.5	$2.7	$10.8	$13.5	$14.0	$16.7	$26.3
2018E Revenue	$11.4	$3.6	$14.6	$25.5	$18.2	$25.5	$25.6

Comparable M&A Transaction Analysis

Craig-Hallum performed a comparable M&A transaction analysis, which is designed to imply a value for a company based on publicly available financial terms of the selected transactions that share some characteristics with the merger. Craig-Hallum selected these transactions based on information obtained by searching SEC filings, public company disclosures, press releases, equity research reports, industry and popular press reports, databases and other sources. Craig-Hallum selected these transactions based on the following criteria:

•	transactions with a target company in the diagnostic testing sector with a focus on services and technologies that improve the diagnostic testing efficiency and effectiveness;
•	transactions announced since January 1, 2010;
•	transactions with an implied enterprise value less than $1.5 billion at the time of announcement; and
•	transactions with publicly available information regarding terms of the transaction.

The group was comprised of the following transactions and is referred to in this proxy statement as the “Precedent Transaction Group:”

Buyer	Target
Myriad Genetics, Inc. Luminex Corporation NeoGenomics Laboratories, Inc. OpGen, Inc. Opko Health, Inc. Neogenomics Inc. Myriad Genetics, Inc. bioMérieux S.A. Luminex Corporation GE Healthcare Limited	AssureRx Health, Inc. Nanosphere, Inc. Clarient, Inc. AdvanDx, Inc. Bio-Reference Laboratories Inc. Path Logic, Inc. Crescendo Bioscience, Inc. Argene SA EraGen Biosciences, Inc. Clarient, Inc.

With respect to the Precedent Transaction Group, Craig-Hallum calculated the ratio of implied enterprise value to historical revenue for the LTM. Craig-Hallum then compared the results of these calculations with similar calculations for each of Transgenomic and Precipio.

The selected transactions analysis showed that, based on the estimates and assumptions used in the analysis, the implied valuation multiples of Transgenomic and Precipio were within the range of valuation multiples of the Precedent Transaction Group when comparing the ratio of the implied enterprise value to the historical revenue for the LTM.

Results of Craig-Hallum’s analysis were presented for the Precedent Transaction Group, as shown in the following table:

	Precedent Transaction Group
	Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
Implied Enterprise Value (millions)	$1.0	$41.0	$176.0	$308.0	$374.0	$1,445.0
Implied Enterprise Value to LTM Revenue(1)	0.3 x	1.8 x	4.1 x	3.8 x	4.5 x	9.5 x

(1)	LTM for the Precedent Transaction Group is based on latest publicly reported financial results. Based on the analysis above, Craig-Hallum then applied the range of the Precedent Transaction Group trading multiples to the applicable financial metrics of each of Transgenomic and Precipio. The analysis indicated the following implied enterprise value of each of Transgenomic and Precipio, respectively, as compared to such company’s stand-alone statistic:

	Stand-Alone Value (millions)	Implied Enterprise Value (millions)
		Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
Transgenomic
LTM Revenue	$1.2	$0.4	$2.1	$5.0	$4.6	$5.4	$11.4
Precipio
LTM Revenue	$2.6	$0.8	$4.6	$10.8	$10.0	$11.8	$24.8

The Transgenomic and Precipio implied enterprise values in the table above were adjusted for Transgenomic’s outstanding net debt of $7.7 million and Precipio’s outstanding net debt of $1.1 million, respectively, and indicated the following implied equity value of Transgenomic and Precipio as compared to their respective stand-alone statistic:

	Stand-Alone Value (millions)	Implied Equity Value (millions)
		Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
Transgenomic
LTM Revenue	$1.2	$(7.3)	$(5.6)	$(2.7)	$(3.1)	$(2.3)	$3.7
Precipio
LTM Revenue	$2.6	$(0.3)	$3.5	$9.7	$8.9	$10.7	$23.7

No target company or transaction utilized in the comparable M&A transaction analysis is identical to Precipio or the merger. In evaluating the precedent transactions, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Precipio, such as the impact of competition on the business of Precipio or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Precipio or the industry or in the financial markets in general.

Discounted Cash Flow Analyses

The discounted cash flow analysis is a widely used valuation methodology that relies upon numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. The analysis does not purport to be indicative of the actual or expected implied enterprise values of each of Transgenomic and Precipio on a stand-alone or a pro forma combined basis. In addition, the analyses are based on internal financial projections of management of Transgenomic or Precipio, as applicable.

Discounted Cash Flow Analysis of Transgenomic

Craig-Hallum conducted an illustrative discounted cash flow analysis for Transgenomic on a stand-alone basis, which is designed to estimate the implied enterprise value of a company by calculating the present value of the estimated future unlevered free cash flows of the company. Craig-Hallum calculated a range of implied enterprise values for Transgenomic by estimating the present value of hypothetical projected cash flows through fiscal year 2020 using an assumed tax rate of 40.0%. The free cash flows for each year were calculated as follows: operating income less taxes plus depreciation and amortization, plus equity-based compensation, less capital expenditures, plus/less change in net working capital. The unlevered free cash flows of Transgenomic for fiscal year 2017 through fiscal year 2020 used by Craig-Hallum in its analysis were $(9.1 million), $(5.1 million), $(1.6 million) and $(0.5 million), respectively. The free cash flows were then discounted to present values as of January 1, 2017, using a range of terminal value multiples of 2.1x to 2.9x and a range of discount rates of 18.0% to 22.0% (such range was derived from an analysis of the estimated weighted average cost of capital using Transgenomic and the Transgenomic Comparable Group data, which was adjusted upward in Craig-Hallum’s professional judgment to account for inherent business risk relative to Transgenomic) to calculate a range of implied total enterprise values for Transgenomic. From this analysis, Craig-Hallum derived the following implied enterprise values of Transgenomic:

	Transgenomic
	Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
Implied Enterprise Value (millions)	$(0.1)	$1.4	$2.9	$2.9	$4.5	$6.2

The implied enterprise values in the table above were adjusted for Transgenomic’s outstanding net debt of $7.7 million and indicated the following implied equity value of Transgenomic:

	Transgenomic
	Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
Implied Equity Value (millions)	$(7.8)	$(6.3)	$(4.8)	$(4.8)	$(3.2)	$(1.5)
Discounted Cash Flow Analysis of Precipio

Craig-Hallum also conducted an illustrative discounted cash flow analysis for Precipio on a stand-alone basis. Craig-Hallum calculated a range of implied enterprise values for Precipio by estimating the present value of hypothetical projected cash flows through fiscal year 2020 using an assumed tax rate of 40.0%. The free cash flows for each year were calculated as follows: operating income less taxes plus depreciation and amortization, plus equity-based compensation, less capital expenditures, plus/less change in net working capital. The unlevered free cash flows of Precipio for fiscal year 2017 through fiscal year 2020 used by Craig-Hallum in its analysis were $(0.4 million), $0.7 million, $4.4 million and $15.8 million, respectively. The free cash flows were then discounted to present values as of January 1, 2017, using a range of terminal value multiples of 2.7x to 3.5x and a range of discount rates of 17.0% to 21.0% (such range was derived from an analysis of the estimated weighted average cost of capital using Precipio and the Precipio Comparable Group data, which was adjusted upward in Craig-Hallum’s professional judgment to account for inherent business risk relative to Precipio) to calculate a range of implied total enterprise values for Precipio. From this analysis, Craig-Hallum derived the following implied enterprise values of Precipio:

	Precipio
	Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
Implied Enterprise Value (millions)	$90.3	$102.2	$109.2	$109.3	$116.8	$130.4

The implied enterprise values in the table above were adjusted for Precipio’s outstanding net debt of $1.1 million and indicated the following implied equity value of Precipio:

	Precipio
	Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
Implied Equity Value (millions)	$89.2	$101.1	$108.1	$108.2	$115.7	$129.3
Discounted Cash Flow Analysis of Combined Company

Finally, Craig-Hallum conducted an illustrative discounted cash flow analysis for Transgenomic and Precipio on a pro forma combined basis assuming completion of the merger (for purposes of this section of the proxy statement, the “Combined Company”) based on pro forma financials provided by Precipio management.

	Pro-Forma Financials (millions)
	2017E	2018E	2019E	2020E
Services Revenue	$5.5	$11.4	$29.3	$63.7
COGS	$1.4	$3.1	$7.1	$14.4
Gross Profit	$4.1	$8.3	$22.3	$49.3
Technology Revenue	$4.8	$5.7	$6.9	$8.2
COGS	$2.6	$3.1	$3.6	$4.3
Gross Profit	$2.2	$2.6	$3.2	$3.9
Consolidated Results
Revenue	$10.3	$17.1	$36.2	$72.0
COGS	$4.0	$6.2	$10.7	$18.8
Gross Profit	$6.3	$10.9	$25.5	$53.2
SG&A	$6.4	$8.2	$12.3	$18.2
EBITDA	$0.3	$3.0	$13.3	$35.1

Craig-Hallum calculated a range of implied enterprise values for the Combined Company by estimating the present value of hypothetical projected cash flows through fiscal year 2020 using an assumed tax rate of 40.0%. The free cash flows for each year were calculated as follows: operating income less taxes plus depreciation and amortization, plus equity-based compensation, less capital expenditures, plus/less change in net working capital. The unlevered free cash flows of the Combined Company for fiscal year 2017 through fiscal year 2020 used by Craig-Hallum in its analysis were $(4.1 million), $(1.0 million), $3.7 million and $15.5 million, respectively. The free cash flows were then discounted to present values as of January 1, 2017, using a range of terminal value multiples of 2.5x to 3.3x (such range was derived from the weighted average terminal value multiples of each of Transgenomic and Precipio based on the exchange ratio) and a range of discount rates of 17.0% to 21.0% (such range was derived from the weighted average of the weighted average cost of capital of each of Transgenomic and Precipio based on the exchange ratio, which was adjusted upward in Craig-Hallum’s professional judgment to account for inherent business risk relative to each of Transgenomic and Precipio) to calculate a range of implied total enterprise values for the Combined Company. From this analysis, Craig-Hallum derived the following implied enterprise values of the Combined Company:

	Combined Company
	Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
Implied Enterprise Value (millions)	$89.3	$99.3	$110.0	$121.2	$116.8	$133.2

The implied enterprise values in the table above were adjusted for Transgenomic’s outstanding net debt of $7.7 million and Precipio’s outstanding net debt of $1.1 million, and indicated the following implied equity value of the Combined Company:

	Combined Company
	Minimum	25th Percentile	Median	Mean	75th Percentile	Maximum
Implied Equity Value (millions)	$80.5	$90.5	$101.2	$112.4	$108.0	$124.4

Relative Contribution Analysis — Financial Forecasted Data

Craig-Hallum performed a relative contribution analysis of revenue and gross profit for each of Transgenomic and Precipio based on the forecasted financial data provided by Transgenomic management and their outside financial advisors and Precipio management, respectively. Craig-Hallum calculated the relative contribution percentage to the total combined revenue and gross profit. From this analysis, Craig-Hallum derived the following percentages:

	Relative Contribution
	2017E	2018E	2019E	2020E	Median	Mean
Total Revenues
Precipio	69.6%	63.0%	73.0%	83.6%	71.3%	72.3%
Transgenomic	30.4%	37.0%	27.0%	16.4%	28.7%	27.7%
Gross Profit
Precipio	74.6%	65.2%	74.2%	84.1%	74.4%	74.5%
Transgenomic	25.4%	34.8%	25.8%	15.9%	25.6%	25.5%

Relative Contribution Analysis — Valuation Methodologies

Craig-Hallum performed a relative contribution analysis for Transgenomic and Precipio based on the valuation methodologies described above. In performing the relative contribution analysis, Craig-Hallum compared the range of stand-alone implied equity values for each company derived from the minimum, 25th percentile, median, 75th percentile and maximum values calculated for each of the comparable public company, comparable M&A transaction and discounted cash flow analyses. Craig-Hallum then compared these ranges to generate the implied relative contribution for each company for each analysis. Craig-Hallum then compared the implied relative contribution ranges to the ownership percentages of the transaction consideration implied by the exchange ratio.

In the table below, the minimum implied relative contribution percentages for Transgenomic were calculated by dividing the Transgenomic minimum implied equity value from the applicable methodology table above by the aggregate minimum implied equity value for Transgenomic and Precipio for that same analysis. When the implied equity value for either Transgenomic or Precipio is negative, the implied relative contribution percentage for such company with a negative implied equity value is set to 0% and the other company’s corresponding implied relative contribution percentage is set to 100%. The 25th percentile implied relative contribution percentages for Transgenomic were calculated by dividing the Transgenomic 25th percentile implied equity value from the applicable methodology table above by the aggregate 25th percentile implied equity value for Transgenomic and Precipio for that same analysis. The median implied relative contribution percentages for Transgenomic were calculated by dividing the Transgenomic median implied equity value from the applicable methodology table above by the aggregate median implied equity value for Transgenomic and Precipio for that same analysis. The 75th percentile implied relative contribution percentages for Transgenomic were calculated by dividing the Transgenomic 75th percentile implied equity value from the applicable methodology table above by the aggregate 75th percentile implied equity value for Transgenomic and Precipio for that same analysis. The maximum implied relative contribution percentages for Transgenomic were calculated by dividing the Transgenomic maximum implied equity value from the applicable methodology table above by the aggregate maximum implied equity value for Transgenomic and Precipio for that same analysis. The implied relative contribution percentage calculations for Precipio were similarly calculated in the same manner as Transgenomic, except that the applicable Precipio implied equity value was divided by the aggregate corresponding implied equity value for Transgenomic and Precipio for each analysis.

	Implied Relative Contribution (Equity Value)
	Transgenomic					Precipio
Methodology	Minimum(1)	25th Percentile(2)	Median(3)	75th Percentile(4)	Maximum(5)	Minimum(1)	25th Percentile(2)	Median(3)	75th Percentile(4)	Maximum(5)
Comparable Public Company (LTM)	0.0%	0.0%	0.0%	0.0%	2.1%	100.0%	100.0%	100.0%	100.0%	97.9%
Comparable Public Company (2017E)	0.0%	0.0%	0.0%	20.1%	15.7%	100.0%	100.0%	100.0%	79.9%	84.3%
Comparable Public Company (2018E)	0.0%	14.4%	18.0%	30.0%	49.5%	100.0%	85.6%	82.0%	70.0%	50.5%
Comparable M&A Transaction	NMF	0.0%	0.0%	0.0%	13.5%	NMF	100.0%	100.0%	100.0%	86.5%
Discounted Cash Flow	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Table Median	0.0%	0.0%	0.0%	0.0%	13.5%	100.0%	100.0%	100.0%	100.0%	86.5%
Table Mean	0.0%	2.9%	3.6%	10.0%	16.2%	100.0%	97.1%	96.4%	90.0%	83.8%
Ownership% Implied by Exchange Ratio			28.1%					71.9%

(1)	Based on the minimum implied equity value for Transgenomic relative to the minimum implied equity value for Precipio.
(2)	Based on the 25th percentile implied equity value for Transgenomic relative to the 25th percentile implied equity value for Precipio.
(3)	Based on the median implied equity value for Transgenomic relative to the median implied equity value for Precipio
(4)	Based on the 75th percentile implied equity value for Transgenomic relative to the 75th percentile implied equity value for Precipio
(5)	Based on the maximum implied equity value for Transgenomic relative to the maximum implied equity value for Precipio.

Support of the Opinion

The analyses described above supported the opinion that the exchange ratio is fair, from a financial point of view, to the holders of Transgenomic common stock for reasons including the following:

Comparable Public Company Analyses

The ownership percentage implied by the exchange ratio for Transgenomic of 28.1% was greater than the minimum, 25th percentile, median, 75th percentile, and maximum implied relative contribution equity value for LTM revenue of 0.0%, 0.0%, 0.0%, 0.0% and 2.1%, respectively for Transgenomic indicated by the comparable public company analysis.

The ownership percentage implied by the exchange ratio for Transgenomic of 28.1% was greater than the minimum, 25th percentile, median, 75th percentile, and maximum implied relative contribution equity value for 2017E revenue of 0.0%, 0.0%, 0.0%, 20.1% and 15.7%, respectively, for Transgenomic indicated by the comparable public company analysis.

The ownership percentage implied by the exchange ratio for Transgenomic of 28.1% was greater than the minimum, 25th percentile, and median implied relative contribution equity value for 2018E revenue of 0.0%, 14.4% and 18.0%, respectively, for Transgenomic indicated by the comparable public company analysis.

Comparable M&A Transaction Analysis

The ownership percentage implied by the exchange ratio for Transgenomic of 28.1% was greater than the 25th percentile, median, 75th percentile, and maximum implied relative contribution equity value of 0.0%, 0.0%, 0.0% and 13.5%, respectively, for Transgenomic indicated by the comparable M&A transaction analysis.

Discounted Cash Flow Analyses

The ownership percentage implied by the exchange ratio for Transgenomic of 28.1% was greater than the minimum, 25th percentile, median, 75th percentile, and maximum implied relative contribution equity value of 0.0%, 0.0%, 0.0%, 0.0% and 0.0%, respectively, for Transgenomic indicated by the discounted cash flow analysis.

The ownership percentage implied by the exchange ratio for Transgenomic of 28.1% was greater than the implied relative contribution equity value of 0.0% which was calculated by dividing the median implied equity value of Transgenomic standalone of ($4.8) million indicated by the Transgenomic discounted cash flow analysis by the median implied equity value of the combined company of $101.2 million indicated by the combined company discounted cash flow analysis. Since the standalone equity value was negative, the implied relative contribution equity value was set to 0.0%.

Relative Contribution Analysis

The ownership percentage implied by the exchange ratio for Transgenomic of 28.1% is greater than the Table Median of 0.0%, 0.0%, 0.0%, 0.0% and 13.5% and the Table Mean of 0.0%, 2.9%, 3.6%, 10.0% and 16.2%, respectively, for the minimum, 25th percentile, median, 75th percentile and maximum implied relative contribution equity values.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Craig-Hallum, but does summarize the material analyses performed by Craig-Hallum in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Craig-Hallum believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Craig-Hallum opinion. In arriving at its opinion, Craig-Hallum considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Craig-Hallum made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Craig-Hallum’s view of the actual value of Transgenomic, Precipio or the Combined Company.

No company or transaction used in the above analyses as a comparison is directly comparable to Transgenomic, Precipio, the merger or the other transactions contemplated by the Merger Agreement. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Transgenomic, Precipio and the merger were compared and other factors that could affect the public trading value or transaction value of the companies involved.

Craig-Hallum performed its analyses solely for purposes of providing its opinion to the Transgenomic Board. In performing its analyses, Craig-Hallum made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Craig-Hallum are based upon forecasts of future results furnished to Craig-Hallum by the management of Transgenomic and Precipio, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Craig-Hallum does not assume responsibility if future results are materially different from forecasted results.

Craig-Hallum relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Craig-Hallum or discussed with or reviewed by Craig-Hallum. Craig-Hallum further relied upon the assurances of management of Transgenomic and Precipio that the financial information provided to Craig-Hallum was prepared on a reasonable basis in accordance with industry practice, and that management of each of Transgenomic and Precipio was not aware of any information or facts that would make any information provided to Craig-Hallum incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of Craig-Hallum’s opinion, Craig-Hallum assumed that with respect to financial forecasts, estimates of net operating loss tax benefits or other estimates and other forward-looking information reviewed by Craig-Hallum, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management of Transgenomic and Precipio as to the expected future results of operations and financial condition of Transgenomic, Precipio and the Combined Company. Craig-Hallum expressed no opinion as to any such financial forecasts, net operating loss or other estimates or forward-looking information or the assumptions on which they were based. For purposes of the aforementioned analyses, Craig-Hallum assumed that Liabilities (as such term is defined in the Merger Agreement) of Transgenomic are equal to $8.0 million and that Liabilities of Precipio are equal to $1.2 million. Craig-Hallum relied, with Transgenomic’s consent, on advice of the outside counsel and Transgenomic’s independent registered public accounting firm, and on the assumptions of management of Transgenomic and Precipio, as to all accounting, legal, regulatory, tax and financial reporting matters with respect to Transgenomic, Precipio and the merger. Craig-Hallum’s opinion does not address any accounting, legal, regulatory, tax and financial reporting matters. Without limiting the foregoing, Craig-Hallum also assumed that the merger qualifies as a “reorganization” described in Section 368(a) of the Code, that the Merger Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code and that the parties to the Merger Agreement each are a “party to the reorganization” within the meaning of Section 368(a) of the Code.

In arriving at its opinion, Craig-Hallum assumed that the executed Merger Agreement was in all material respects identical to the last draft reviewed by Craig-Hallum. Craig-Hallum relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Asset Purchase Agreement and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the merger would be consummated pursuant to the terms of the Merger Agreement without amendments thereto and (iv) all conditions to the consummation of the merger would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Craig-Hallum assumed that all the necessary regulatory approvals and consents required for the merger would be obtained in a manner that would not adversely affect Transgenomic, Precipio or the contemplated benefits of the merger.

In arriving at its opinion, Craig-Hallum did not perform any appraisals, valuations or other independent analyses of any specific assets or liabilities (fixed, contingent or other) of Transgenomic or Precipio, and was not furnished or provided with any such appraisals or valuations, nor did Craig-Hallum evaluate the solvency of Transgenomic or Precipio under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Craig-Hallum in connection with its opinion were going concern analyses. Craig-Hallum expressed no opinion regarding the liquidation value of Transgenomic, Precipio or any other entity. Without limiting the generality of the foregoing, Craig-Hallum undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Transgenomic, Precipio or any of its affiliates was a party or may be subject, and at the direction of Transgenomic and with its consent, Craig-Hallum’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Craig-Hallum also assumed that neither Transgenomic nor Precipio is a party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, other than the merger.

Craig-Hallum’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Craig-Hallum did not express any opinion as to the price at which shares of capital stock of Transgenomic have traded or may trade following announcement of the merger or at any future time. Craig-Hallum did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Craig-Hallum’s opinion addressed solely the fairness, from a financial point of view, to the holders of Transgenomic common stock of the exchange ratio of 25.7505, as set forth in the Merger Agreement, and did not address any other terms or agreement relating to the merger or related transactions. Craig-Hallum was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect and the merger, the merits of the merger relative to any alternative transaction or business strategy that may be available to Transgenomic or any other terms contemplated by the Merger Agreement. Furthermore, Craig-Hallum expressed no opinion with respect to the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors, or other constituencies of Transgenomic or Precipio in the merger, or relative to or in comparison with the exchange ratio.

Craig-Hallum is a nationally recognized investment banking firm and is regularly engaged as financial advisor in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Transgenomic Board selected Craig-Hallum to render its fairness opinion in connection with the merger contemplated by the Merger Agreement on the basis of its experience and reputation in acting as financial advisor in connection with mergers and acquisitions.

Craig-Hallum rendered to the Transgenomic Board a fairness opinion in connection with the merger and upon delivery of the opinion will receive a fee of $125,000 from Transgenomic (the “Opinion Fee”). The Opinion Fee was not contingent upon the consummation of the merger or the conclusions reached in Craig-Hallum’s opinion. Pursuant to the terms of the engagement letter dated December 1, 2015, as amended August 29, 2016 and October 10, 2016, Craig-Hallum agreed to serve a financial advisor to the Transgenomic Board in connection with its consideration of strategic alternatives, including a possible business combination transaction. Under the engagement letter, Craig-Hallum will also receive a fee of $175,000 from Transgenomic, all of which is contingent upon the consummation of the merger. Transgenomic has agreed to indemnify Craig-Hallum against certain liabilities and reimburse Craig-Hallum for certain expenses in connection with its services. In the ordinary course of its business, Craig-Hallum and its affiliates may actively trade securities of Transgenomic for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. As of October 12, 2016, Craig-Hallum held an unsecured convertible note of Transgenomic with a principal value of approximately $46,250, warrants to acquire 107,033 shares of Transgenomic common stock with an exercise price of $1.66 per share and warrants to acquire 107,527 shares of Transgenomic common stock with an exercise price of $1.21 per share. On January 13, 2017, the $46,250 convertible note held by Craig-Hallum was converted into 43,129 shares of Transgenomic common stock at an exercise price of $1.21 per share. In addition, one of Craig-Hallum’s investment banking professionals (who is not a member of Craig-Hallum’s Fairness Opinion Committee) holds unsecured debt of Transgenomic with a principal value of approximately $100,000, 77,770 shares of Transgenomic common stock, warrants to acquire 15,385 shares of Transgenomic common stock with an exercise price of $4.00 per share and warrants to acquire 15,400 shares of Transgenomic common stock with an exercise price of $1.66 per share. On January 13, 2017, the $100,000 convertible note was converted into 93,252 shares of Transgenomic common stock at an exercise price of $1.21 per share. As of October 12, 2016, other professionals and affiliates of Craig-Hallum, individually and through retirement accounts, held 126,432 shares of Transgenomic common stock, warrants to acquire 95,947 shares of Transgenomic common stock with an exercise price of $4.23 per share, which warrants expired in February 2017, warrants to acquire 107,695 shares of Transgenomic common stock with an exercise price of $4.00 per share and warrants to acquire 54,780 shares of Transgenomic common stock with an exercise price of $2.24 per share. None of the warrants held by Craig-Hallum or its professionals or affiliates are subject to the approval of the Transgenomic stockholders pursuant to “Proposal No. 4 — Approval of the Issuance of Transgenomic, Inc. Common Stock upon Exercise or Exchange of the Warrants” contained in this proxy statement. Except as noted in the succeeding sentence, Craig-Hallum had not received fees or other compensation from Transgenomic or Precipio in the past two years prior to the issuance of its opinion. Since 2014, Craig-Hallum has received $903,028 in additional fees and reimbursable expenses related to general investment banking and advisory work performed for Transgenomic, including acting as underwriter for Transgenomic’s February 2015 public offering of securities, for which Craig-Hallum received an underwriting discount of approximately $488,000. Craig-Hallum and its affiliates may from time to time perform various investment banking and financial advisory services for Transgenomic and for other clients and customers that may have conflicting interests with Transgenomic, for which Craig-Hallum would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Craig-Hallum has adopted policies and procedures to establish and maintain the independence of Craig-Hallum’s research department and personnel. As a result, Craig-Hallum’s research analysts may hold opinions, make statements or investment recommendations and/or publish research reports with respect to the merger and other participants in the transaction that differ from the opinions of Craig-Hallum’s investment banking personnel.

Certain Financial Information

In the course of the discussions described under “— Background of the Transaction,” the management of Transgenomic prepared and provided to Precipio internal financial projections for the fiscal years ending December 31, 2016 through December 31, 2020, and the management of Precipio prepared and provided to Transgenomic internal financial projections for the fiscal years ending December 31, 2016 through December 31, 2020. Such projections were also furnished to the Transgenomic Board and Craig-Hallum, in connection with the Transgenomic Board’s consideration of the merger and Craig-Hallum’s opinion analysis.

Transgenomic and Precipio do not usually publicly disclose internal financial projections of the type referenced above, and even though such internal financial projections are being disclosed in this section, they were not prepared with a view toward public disclosure. Such internal financial projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the internal financial projections reproduced in this section below. See “Cautionary Statement Concerning Forward-Looking Statements” on page 26.

The internal financial projections were prepared by the management of Transgenomic and Precipio in good faith and on a reasonable basis based on the best information available to them at the time of their preparation. The internal financial projections, however, are not actual results and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on this information. Neither Transgenomic’s nor Precipio’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto. The internal financial projections were not prepared in compliance with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Except as required by law, neither Transgenomic nor Precipio intends to update these financial projections or to make other projections public in the future.

In addition, because the internal financial projections cover multiple years, they will necessarily become less predictive with each successive year and become subject to increasing uncertainty in the years beyond 2016. Though the internal financial projections are being presented with numeric specificity, the assumptions upon which the internal financial projections were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions, many of which are difficult to predict accurately and are beyond the control of Transgenomic’s and Precipio’s management. Also, the economic and business environments can and do change quickly, which add a significant level of unpredictability and execution risk. It is expected that differences between actual and projected results will occur, and actual results may be materially greater or less than those contained in the internal financial projections. There can be no assurance that the internal financial projections, or the assumptions underlying the internal financial projections, will be realized. Accordingly, readers of this proxy statement are cautioned not to place undue reliance on the internal financial projections included in this section.

Transgenomic’s internal financial projections included the following:

	2016E	2017E	2018E	2019E	2020E
Revenues	$1,792	$2,411	$6,692	$10,835	$12,547
COGS	$2,124	$1,020	$2,270	$3,105	$3,205
Gross Profit	$(332)	$1,391	$4,422	$7,730	$9,342
SG&A & R&D	$7,479	$7,551	$7,929	$8,325	$8,742
Operating Profit	$(7,811)	$(6,160)	$(3,507)	$(596)	$601

Precipio’s internal financial projections included the following:

Revenue distribution

	2016E	2017E	2018E	2019E	2020E
Services	$2.62	$5.51	$11.38	$29.32	$63.74
Technology	$—	$4.78	$5.71	$6.86	$8.24
Total	2.62	10.29	17.09	36.18	71.98
Services	100%	54%	67%	81%	89%
Technology	0%	46%	33%	19%	11%

You should not regard the inclusion of these projections in this proxy statement as an indication that Transgenomic, Precipio or any of their respective affiliates, advisors or other representatives considered or consider the projections to be necessarily predictive of actual future events. None of Transgenomic, Precipio or any of their respective affiliates, advisors or other representatives has made or makes any representations regarding the ultimate performance of Transgenomic or Precipio compared to the information contained in the projections. Transgenomic and Precipio made no representations in the Merger Agreement or otherwise concerning such financial projections.

Board of Directors and Management of New Precipio Following the Transaction

In connection with the merger, the New Precipio board of directors will be expanded to seven directors from five directors and three of the existing directors will resign. The five vacancies created by the resignations and the authorization of the increase in the board size will be filled by two directors designated by the holders of the New Precipio preferred stock (the “preferred holder designees”) and three directors designated by Precipio upon the closing of the merger. The holders of the New Precipio preferred stock will have the right to designate the preferred holder designees for as long as they hold 50% of the shares issued in the private placement.

The following table sets forth information regarding the current directors of Transgenomic who will continue to serve as directors on the New Precipio board of directors and their positions after completion of the transaction:

Name	Age	Position with Transgenomic	Year First Became Director	Term as Director Will Expire(1)
Robert M. Patzig	48	Chairman of the Board of Directors	2010	2019
Michael A. Luther	59	Director	2014	2018

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

The Merger Agreement provides that the officers of New Precipio will be agreed to by the parties prior to the effective time of the merger. It is currently anticipated that the following current Precipio officers will serve as officers of New Precipio: Ilan Danieli, Chief Executive Officer; Carl Iberger, Chief Financial Officer; Zaki Sabet, Vice President, Operations; and Ayman Mohamed, Vice President, Research & Development. Steve Miller, Vice President, Business Development of Transgenomic, is expected to continue in that role.

Interests of Transgenomic’s Executive Officers and Directors in the Transaction

Except as described below with respect to Paul Kinnon, Transgenomic’s President and Chief Executive Officer and a member of the Transgenomic Board, and Doit L. Koppler, II, a member of Transgenomic Board, none of the Transgenomic directors or executive officers have any interests in the merger, the conversion of secured debt and the related private placement that may be different from, or in addition to the interests of the Transgenomic stockholders generally. Mr. Patzig has an interest in funds managed by Third Security that own Transgenomic common stock, preferred stock and secured debt. The Transgenomic Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger, the conversion of secured debt and the private placement and to recommend that you approve the issuance of New Precipio common stock and New Precipio preferred stock in connection with the merger, the conversion of secured debt and the private placement. Neither Transgenomic nor Precipio have any arrangements with any executive officer of Precipio that are based on or otherwise relate to the merger, and Precipio does not have any arrangements with any executive officer of Transgenomic that are based on or otherwise relate to the merger.

Interests of Paul Kinnon

The employment agreement, dated September 27, 2013, between Transgenomic and Paul Kinnon (the “Kinnon Employment Agreement”) provides for a severance payment to Mr. Kinnon equal to 12 months of Mr. Kinnon’s then-current base salary if he is discharged other than for “Cause” (as defined in the Kinnon Employment Agreement), other than due to Mr. Kinnon’s disability, or if Mr. Kinnon resigns for “Good Reason” (as defined in the Kinnon Employment Agreement), regardless of whether or not the termination follows a change in control, in each case, provided that Mr. Kinnon executes a severance agreement and general release in favor of Transgenomic. The Kinnon Employment Agreement further provides that the vesting of the equity awards granted by Transgenomic to Mr. Kinnon will accelerate in full and become fully vested upon a Change in Control, as defined in the Transgenomic, Inc. 2006 Equity Incentive Plan. It is currently anticipated that Mr. Kinnon will be terminated at or prior to the effective time of the merger and that Mr. Danieli will serve as Chief Executive Officer of New Precipio. Further, the consummation of the merger would trigger a Change in Control as defined under the Kinnon Employment Agreement with regard to the equity awards granted by Transgenomic to Mr. Kinnon. Therefore, pursuant to the terms of the Kinnon Employment Agreement, it is anticipated that the equity awards granted to Mr. Kinnon will accelerate in full and become fully vested, and Mr. Kinnon will be entitled to receive a severance payment equal to 12 months of Mr. Kinnon’s then-current base salary. As of February 1, 2017, Mr. Kinnon holds 56,666 unvested stock options under the 2006 Equity Incentive Plan for which vesting is expected to accelerate in connection with the merger. As described below in the section entitled “Payments and Benefits to Transgenomic’s Named Executive Officers” on page 62, using an assumed stock price of $0.206, the average closing price per share of Transgenomic common stock over the first five business days following the announcement of the merger, all unvested equity awards for Mr. Kinnon are out of the money, and therefore no value is included in connection with the acceleration. In addition, such unvested equity awards for Mr. Kinnon are out of the money as of February 1, 2017. During the period in which the stock options may be exercised following the merger, the market price of the common stock may be higher or lower than the assumed stock price disclosed above. The severance payments will be made over 12 months in accordance with Transgenomic’s payroll practices, provided that payment of these amounts is subject to the provisions of Section 409A of the Code which may require that payments be delayed for six months (with interest) following termination of employment. If Mr. Kinnon breaches any of the covenants in the Kinnon Employment Agreement related to the protection of Transgenomic’s interests, including non-solicitation of employees for six months following termination of employment and confidentiality and non-disparagement following termination of employment, he is not entitled to further severance payments. See the section entitled “2016 Executive Compensation” on page 107 for a more detailed discussion.

Transgenomic previously granted 124,886 incentive stock options and 149,280 non-qualified stock options to Mr. Kinnon under the Transgenomic, Inc. 2006 Equity Incentive Plan. On December 13, 2016, the Board agreed to extend the period during which these stock options may be exercised following Mr. Kinnon’s termination of employment (i) by Transgenomic without “Cause” or (ii) by Mr. Kinnon for “Good Reason” (each of the foregoing capitalized terms as defined in the Kinnon Employment Agreement) to 24 months after such termination, but in no event shall such period extend beyond the Term of Options as defined in the applicable award agreements, and for purposes of any incentive stock option, such extension shall be considered the grant of a new award on the same terms except that the exercise price shall be the greater of (i) the exercise price set forth in the original grant or (ii) the fair market value on the date of the extension.

The Kinnon Employment Agreement includes a modified cutback provision, such that if payments or benefits received or to be received by Mr. Kinnon pursuant to the Kinnon Employment Agreement or any other agreement, contract, award or arrangement would constitute a “parachute payment” as described in Section 280G of the Code and would subject Mr. Kinnon and Transgenomic to golden parachute penalties under Section 280G of the Code and related provisions, the aggregate payments or benefits will either be paid to Mr. Kinnon in full or reduced to an amount that would not result in golden parachute penalties, whichever results in the receipt by Mr. Kinnon of the greatest amount of aggregate payments or benefits, after taking into account all taxes, including the excise tax imposed under Section 4999 of the Code on excess parachute payments (the “Modified Cutback Provision”). The determinations regarding Section 280G parachute payments and the application of the Modified Cutback Provision are to be made in good faith by Transgenomic’s independent auditors. For purposes of this disclosure, Transgenomic does not expect that the aggregate payments and benefits to Mr. Kinnon following termination of his employment in connection with the merger will exceed the maximum amount that may be paid to Mr. Kinnon without triggering golden parachute penalties under Section 280G of the Code.

Payments and Benefits to Transgenomic’s Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation which Transgenomic’s named executive officers may receive that is based on or that otherwise relates to the merger. The amounts are calculated assuming that the effective date of the merger and a qualifying termination of employment for Mr. Kinnon occurred on April 1, 2017. The amounts below were determined using a per share price of Transgenomic common stock of $0.206, the average closing price per share of Transgenomic common stock over the first five business days following the announcement of the merger agreement, and are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. As a result of the foregoing assumptions, the actual amounts, if any, to be received may materially differ from the amounts set forth below.

The merger-related compensation payable to Transgenomic’s named executive officers is the subject of a non-binding, advisory vote of Transgenomic stockholders, as described under “Proposal No. 6 — Approval of Advisory Compensation Proposal” beginning on page 114.

Golden Parachute Compensation*

Name	Cash		Equity		Pension/ NQDC	Perquisites/ Benefits	Tax Reimbursement	Other	Total
Paul Kinnon	$350,000	(1)	—	(2)	—	—	—	—	$350,000

*	This table assumes the merger was completed and Mr. Kinnon’s employment was terminated on April 1, 2017, and that all required conditions to the payment of these amounts have been satisfied. Mr. Leon Richards, former Chief Accounting Officer, resigned effective September 30, 2016 and, therefore, no payments will be made to Mr. Richards in connection with the merger.
(1)	The cash payment to Mr. Kinnon consists of severance payments equal to 12 months of Mr. Kinnon’s then-current base salary upon a qualifying termination, regardless of whether or not the termination follows a change in control, provided that Mr. Kinnon executes a severance agreement and general release in favor of Transgenomic. The severance payments will be made over 12 months in accordance with Transgenomic’s payroll practices, provided that payment of these amounts is subject to the provisions of Section 409A of the Code which may require that payments be delayed for six months following termination of employment. Any severance payments required to be delayed will be paid in a lump sum to Mr. Kinnon six months and one day following termination of employment, and the remaining severance payments will be paid in accordance with Transgenomic’s payroll practices for the remainder of the 12 months. Any delayed severance payments will accrue interest at the Wall Street Journal prime rate in effect on a date chosen by Transgenomic, which accrued interest is not reflected in this amount. If Mr. Kinnon breaches any of the covenants in the Kinnon Employment Agreement related to the protection of Transgenomic’s interests, including non-solicitation of employees for six months following termination of employment and confidentiality and non-disparagement following termination of employment, he is not entitled to further severance payments.
(2)	As described above, Mr. Kinnon’s unvested stock options under the 2006 Equity Incentive Plan will accelerate upon a change in control as defined in the 2006 Equity Incentive Plan as follows: 6,666 stock options granted on February 18, 2014 with an exercise price of $5.54 and 50,000 stock options granted on April 1, 2015 with an exercise price of $1.44. Based on a per share price of Transgenomic common stock of $0.206, the average closing price per share of Transgenomic common stock over the first five business days following the announcement of the merger agreement, all unvested equity awards for Mr. Kinnon are out of the money (i.e., the exercise price is above the assumed stock price), and therefore no value is included in connection with the acceleration. On December 13, 2016, the Transgenomic Board extended the period during which Mr. Kinnon’s stock options may be exercised to 24 months following a qualifying termination (but not beyond the term of options set forth in the applicable award agreements).

As described above, the Kinnon Employment Agreement includes a Modified Cutback Provision. The determinations regarding Section 280G parachute payments and the application of the Modified Cutback Provision are to be made in good faith by Transgenomic’s independent auditors. For purposes of this disclosure, Transgenomic does not expect that the aggregate payments and benefits to Mr. Kinnon following termination of his employment in connection with the merger will exceed the maximum amount that may be paid to Mr. Kinnon without triggering golden parachute penalties under Section 280G of the Code.

Third Security Participation in Private Placement and Conversion of Debt and Convertible Preferred Stock into Common Stock

Doit L. Koppler, II is employed by Third Security and is affiliated with certain of its affiliates, which collectively hold more than 10% of Transgenomic’s voting interests. Certain affiliates of Third Security (the “Lenders”) hold the secured indebtedness of Transgenomic, $3 million of which is being converted into approximately 24.1 million shares of New Precipio preferred stock in connection with the private placement that will represent approximately 8% of fully diluted New Precipio common stock. The remainder of the secured indebtedness and all accrued interest held by the Lenders will convert into approximately 10.4 million shares of New Precipio common stock immediately prior to effectiveness of the merger at a price equal to $0.50 per share, representing approximately 3% of the fully diluted New Precipio common stock. See “— Conversion of Outstanding Debt — Conversion of the Revolving Line and Term Loan.” Third Security and its affiliates own 214,705 shares of Transgenomic Series A-1 Convertible Preferred Stock which will convert into 214,705 shares of Transgenomic common stock immediately prior to the effectiveness of the merger pursuant to the conversion provisions set forth in the Transgenomic Certificate of Incorporation. See “Description of Transgenomic Capital Stock — Preferred Stock.”

Conversion of Outstanding Debt

As a condition to closing, the Merger Agreement requires that Transgenomic will not have any indebtedness as of the closing other than trade payables and accrued expenses and certain outstanding debt, including secured debt that converts upon the effectiveness of the merger into approximately 10.4 million shares of New Precipio common stock and approximately 24.1 million shares of New Precipio preferred stock. On December 13, 2016 and February 2, 2017, the audit committee of the Transgenomic Board, in accordance with the Transgenomic Corporate Governance Guidelines, approved the conversion of secured indebtedness of Transgenomic held by the Lenders into shares of New Precipio preferred stock and New Precipio common stock. See “— Conversion of Revolving Line and Term Loan.”

Conversion of Revolving Line and Term Loan

On March 13, 2013 (the “Effective Date”), Transgenomic entered into a Loan and Security Agreement with the Lenders for (a) a revolving line of credit (the “Revolving Line”) with borrowing availability of up to $4.0 million, subject to reduction based on our eligible accounts receivable, and (b) a term loan (the “Term Loan” and, together with the Revolving Line, the “Loan Agreement”) of $4.0 million. Proceeds were used to pay off a three-year senior secured promissory note payable to PGxHealth, LLC, which was entered into on

December 29, 2010 in conjunction with Transgenomic’s acquisition of the FAMILION family of genetic tests, and for general corporate and working capital purposes.

On August 2, 2013, Transgenomic entered into an amendment to the Loan Agreement (the “Amendment”). The Amendment, which became effective as of June 30, 2013, reduced Transgenomic’s future minimum revenue covenants under the Loan Agreement and modified the interest rates applicable to the amounts advanced under the Revolving Line.

On November 14, 2013, Transgenomic entered into a second amendment to the Loan Agreement (the “Second Amendment”). The Second Amendment, which became effective as of October 31, 2013, reduced Transgenomic’s future minimum revenue covenants under the Loan Agreement.

On January 27, 2014, Transgenomic entered into a third amendment to the Loan Agreement (the “Third Amendment”). Pursuant to the Third Amendment, the Lenders agreed to waive certain events of default under the Loan Agreement, and the parties amended certain provisions of the Loan Agreement, including the minimum liquidity ratio that Transgenomic must maintain during the term of the Loan Agreement.

On March 3, 2014, Transgenomic entered into a fourth amendment to the Loan Agreement (the “Fourth Amendment”). Pursuant to the terms of the Fourth Amendment, Transgenomic was not required to make any principal or interest payments under the Term Loan for the period from March 1, 2014 through March 31, 2015. The interest on the debt that was deferred and not paid was capitalized as part of the Term Loan. The amount of interest that was capitalized from March 1, 2014 to March 31, 2015 was $0.4 million.

On October 22, 2014, Transgenomic entered into a fifth amendment to the Loan Agreement (the “Fifth Amendment”). Pursuant to the Fifth Amendment, the parties amended certain provisions of the Loan Agreement, including reducing the minimum liquidity and revenue covenants under the Loan Agreement. The Fifth Amendment also reduced the aggregate amount that Transgenomic may borrow under the Revolving Line from $4.0 million to $3.0 million.

On April 1, 2015, Transgenomic entered into a sixth amendment to the Loan Agreement (the “Sixth Amendment”). Pursuant to the Sixth Amendment, among other things, (a) the Lenders waived specified events of default under the terms of the Loan Agreement, (b) commencing April 1, 2015, Transgenomic began making monthly interest payments with respect to the Term Loan to the Lenders, (c) Transgenomic was not obligated to make monthly payments of principal under the Term Loan to the Lenders until April 1, 2016, (d) Transgenomic made an initial prepayment of a portion of the Term Loan balance in the amount of approximately $148,000 on April 1, 2015 and is required to make one or more additional prepayments to the Lenders under the Loan Agreement upon the occurrence of certain events, as defined in the Loan Agreement, and (e) Transgenomic was not required to comply with the minimum liquidity ratio under the terms of the Loan Agreement until the earliest to occur of a specified event, as defined in the Loan Agreement, or March 31, 2016. The Sixth Amendment also extended the time period in which Transgenomic must provide certain reports and statements to the Lenders and amends the circumstances pursuant to which Transgenomic may engage in certain sales or transfers of Transgenomic’s business or property without the consent of the Lenders.

As of June 30, 2015, Transgenomic was in compliance with all financial covenants of the Loan Agreement, but was not in compliance with the restrictions limiting the amount that Transgenomic may borrow under the Revolving Line. Accordingly, on August 10, 2015, Transgenomic received a waiver from the Lenders relating to this non-compliance and paid the Lenders an aggregate of $0.7 million, which brought Transgenomic back into compliance with the terms of the Revolving Line.

On September 4, 2015, Transgenomic entered into a seventh amendment to the Loan Agreement (the “Seventh Amendment”). The Seventh Amendment, among other things, (a) provided that the Lenders waived specified events of default under the terms of the Loan Agreement, (b) reduced Transgenomic’s future minimum revenue covenants under the Loan Agreement, (c) reduced Transgenomic’s borrowing availability under the Revolving Line to approximately $2.3 million, and (d) limited Transgenomic’s borrowing base under the Loan Agreement to the amount of the Revolving Line.

On January 6, 2016, Transgenomic entered into an eighth amendment to the Loan Agreement (the “Eighth Amendment”). The Eighth Amendment, among other things, (a) provided that the Lenders waived specified events of default under the terms of the Loan Agreement, (b) reduced Transgenomic’s future minimum revenue covenants under the Loan Agreement, (c) extended the maturity date of the Loan Agreement until November 1, 2017, and (d) provided for the repayment of an overadvance of $750,000 previously provided by the Lenders to Transgenomic pursuant to the Loan Agreement.

On June 6, 2016, Transgenomic entered into a ninth amendment to the Loan Agreement (the “Ninth Amendment”). The Ninth Amendment, among other things, (a) provided that the Lenders waived specified events of default under the terms of the Loan Agreement, (b) amended the prepayment terms of the Loan Agreement, (c) provided for the reduction of amounts available under the Revolving Line upon the prepayment or repayment of certain amounts by Transgenomic, (d) removed the minimum liquidity ratio and minimum net revenue financial covenants applicable to Transgenomic under the Loan Agreement, (e) amended the circumstances pursuant to which Transgenomic may engage in certain sales or transfers of Transgenomic’s business or property without the consent of the Lenders, and (f) capitalized certain amounts owed by Transgenomic to the Lenders and added such overdue amounts to the outstanding principal amount of the Revolving Line.

As a result of the Ninth Amendment, the overadvance that existed at March 31, 2016 was added to the outstanding principal amount of the Revolving Line and no overadvance existed as of September 30, 2016.

The independent members of the Transgenomic Board determined in good faith that it was in the best interests of Transgenomic and its stockholders to provide an incentive for the Lenders to convert the outstanding principal and accrued interest under the Revolving Line and Term Loan and agreed with the Lenders that such conversions would be on the same terms as the conversion provisions of the outstanding unsecured convertible promissory notes. See “— Unsecured Convertible Promissory Notes”.

On February 2, 2017, Transgenomic entered into a tenth amendment to the Loan Agreement (the “Tenth Amendment”). The Tenth Amendment, among other things, (i) provides that the Lenders will waive specified events of default under the terms of the Loan Agreement until the effective time of the Merger (or the termination of the Merger Agreement in accordance with its terms), (ii) provides for the conversion of all outstanding indebtedness owed to the Lenders under the Loan Agreement (the “Outstanding Indebtedness”) into shares of Transgenomic common stock and preferred stock (collectively, the “Conversion Shares”) effective as of the closing date of the Merger and (iii) the termination of the Loan Documents (as defined in the Loan Agreement) and the termination and release of all security interests and liens of the Lenders in the Collateral (as defined in the Loan Agreement) in each case immediately following the conversion of the Outstanding Indebtedness into Conversion Shares. In connection with the Tenth Amendment, the Lenders have agreed to convert the outstanding principal and accrued interest under the Revolving Line and the Term Loan into (i) approximately 10.4 million shares of New Precipio common stock immediately prior to the effectiveness of the merger at a price equal to $0.50 per share and (ii) 24.1 million shares of New Precipio preferred stock. As of December 31, 2016, the outstanding amount owed under the Revolving Line and the Term Loan was $7.243 million of principal and $556,642 of accrued interest. The issuance of the Conversion Shares is subject to the approval of the Transgenomic stockholders in accordance with Nasdaq Capital Market listing rules.

Certain affiliates of Third Security, LLC, including the Lenders, have agreed to enter into two call option agreements pursuant to which (i) the Lenders have granted an option to purchase an aggregate of approximately 7.9 million shares of New Precipio Common Stock for an aggregate exercise price of $1.00 for all such shares to Kuzven Precipio Investor LLC, a principal investor of Precipio, and (ii) the Lenders have granted an option to purchase an aggregate of approximately 7.9 million shares of New Precipio Common Stock for an aggregate exercise price of $1.00 for all such shares to an affiliate of BV Partners.

Unsecured Convertible Promissory Notes

On December 31, 2014, Transgenomic entered into an Unsecured Convertible Promissory Note Purchase Agreement (the “Note Purchase Agreement”) with an accredited investor (the “Investor”), pursuant to which Transgenomic agreed to issue and sell to the Investor in a private placement an unsecured convertible promissory note (the “Initial Note”). Transgenomic issued the Initial Note in the aggregate principal amount of $750,000 to the Investor on December 31, 2014. Pursuant to the terms of the Initial Note, interest accrued at a rate of 6% per year and the Initial Note was set to mature on December 31, 2016 (the “Maturity Date”).

Under the Initial Note, the outstanding principal and unpaid interest accrued was convertible into shares of Transgenomic common stock as follows: (i) commencing upon the date of issuance of the Initial Note (but no earlier than January 1, 2015), the Investor was entitled to convert, on a one-time basis, up to 50% of the outstanding principal and unpaid interest accrued under the Initial Note, into shares of Transgenomic common stock at a conversion price equal to the lesser of (a) the average closing price of the common stock on the principal securities exchange or securities market on which Transgenomic common stock is then traded (the “Market”) for the 20 consecutive trading days immediately preceding the date of conversion, and (b) $2.20 (subject to adjustment for stock splits, stock dividends, other distributions, recapitalizations and the like); and (ii) commencing February 15, 2015, the Investor was entitled to convert, on a one-time basis, any or all of the remaining outstanding principal and unpaid interest accrued under the Initial Note, into shares of Transgenomic common stock at a conversion price equal to 85% of the average closing price of Transgenomic common stock on the Market for the 15 consecutive trading days immediately preceding the date of conversion. The Initial Note has been converted in full into 502,786 shares of Transgenomic common stock, in accordance with the terms of the Initial Note.

On January 15, 2015, Transgenomic entered into the Note Purchase Agreement with seven accredited investors (the “Additional Investors”) and, on January 20, 2015, issued and sold to the Additional Investors, in a private placement, notes (the “Additional Notes”) in an aggregate principal amount of $925,000. The Additional Notes have the same terms and conditions as the Initial Note (except with respect to the Remaining Note as described below). As of January 19, 2017, $800,000 of the aggregate principal amount of the Additional Notes, and accrued interest thereon, has been converted into an aggregate of 654,029 shares of Transgenomic common stock. Craig-Hallum acted as the sole placement agent for the Additional Notes and Transgenomic issued to Craig-Hallum a convertible promissory note, upon the same terms and conditions as the Additional Notes, in an aggregate principal amount equal to 5% of the proceeds received by Transgenomic, or $46,250. On January 19, 2017, Craig-Hallum converted the principal amount and accrued interest on its convertible promissory note into an aggregate of 43,129 shares of Transgenomic common stock.

As of January 17, 2017, one Additional Note remains outstanding with an aggregate amount due on such Note of $139,876 ($125,000 in principal amount and $14,876 of accrued interest) (the “Remaining Note”). The Additional Investor holding the Remaining Note (the “Remaining Investor”) agreed to extend the Maturity Date of the Remaining Note pursuant to a January 17, 2017 amendment to the Remaining Note between Transgenomic and the Remaining Investor (the “Amendment”). The Amendment provides that two-thirds of the outstanding principal amount of the Remaining Note must be paid upon the earlier to occur of the closing of the merger between Merger Sub and Precipio as contemplated by the Merger Agreement or June 16, 2017 (such applicable date, the “Deferred Maturity Date”). The remaining one-third of the principal amount outstanding on the Remaining Note must be paid on the six month anniversary of the Deferred Maturity Date (the “Extended Maturity Date”). On the applicable Deferred Maturity Date, all accrued and unpaid interest on the Remaining Note as of the Deferred Maturity Date will be converted into shares of Transgenomic’s common stock at a conversion price based on the average closing price of Transgenomic common stock on the Market for the 20 consecutive trading days immediately preceding the date of conversion, but in no event will the conversion price be less than $0.25 per share. Interest that accrues on the remaining principal amount of the Remaining Note from the Deferred Maturity Date will be payable on the Extended Maturity Date, unless the Remaining Note is converted in which case such interest will be payable in shares of Transgenomic’s common stock as part of the conversion.

In exchange for extending the Maturity Date of the Remaining Note, Transgenomic will issue to the Remaining Investor on the applicable Deferred Maturity Date a warrant to purchase shares of Transgenomic’s common stock having an aggregate value of $6,250 with an exercise price to be determined as of the date of issuance of the warrant based on the average closing price of Transgenomic common stock on the Market for the 20 consecutive trading days immediately preceding the date of issuance of the warrant, subject to the approval of the Market if necessary. The warrant will expire two years from the date of issuance.

Bridge Financing

On February 2, 2017, Precipio agreed to offer a line of credit to Transgenomic up to $250,000 pursuant to an unsecured promissory note (the “Precipio Bridge Loan”). All outstanding amounts under the Precipio Bridge Loan accrue interest at a rate of 10% per annum and are due and payable upon the earlier to occur of

(a) the date that is 90 days following the date of the Precipio Bridge Loan or (b) the closing of the merger. The proceeds of the Precipio Bridge Loan will be used by Transgenomic to finance certain general expenses until the effective date of the merger. Transgenomic did not borrow any funds pursuant to the Precipio Bridge Loan.

On April 13, 2017, Transgenomic completed the sale of an aggregate of $1.15 million of promissory notes (the “Bridge Notes”) in a $1.25 million bridge financing pursuant to a securities purchase agreement (the “Bridge Purchase Agreement”). Transgenomic may receive additional investments of up to $100,000 in connection with the bridge financing. The financing is intended to help facilitate the completion of the merger. Transgenomic received net proceeds of $1,031,000 from the sale of the Bridge Notes.

The Bridge Notes have an annual interest rate of 4% and a 90-day maturity. Transgenomic may repay the Bridge Notes at any time in cash upon payment of a 20% premium. In connection with the issuance of the Bridge Notes, Transgenomic issued the Bridge Warrants. The Purchase Agreement provides certain piggyback registration rights for the holders of the Bridge Warrants for a period of six months after the closing of the bridge financing.

As part of the bridge financing, Transgenomic agreed to loan 50% of the net proceeds from the sale of the Bridge Notes to Precipio pursuant to the Precipio Note. The payment of the Precipio Note is subordinated to the payment by Precipio of its secured $500,000 bank debt pursuant to a subordination agreement.

Aegis acted as placement agent for the bridge financing and received a placement agent fee of $84,000 and the Aegis Warrants. The Aegis Warrants are identical to the Bridge Warrants except that the Aegis Warrants do not have anti-dilution protection.

The shares of Transgenomic common stock issuable upon conversion of the Bridge Warrants and the Aegis Warrants represents less than 1% of the fully diluted New Precipio common stock. The issuance of the Bridge Notes, the Bridge Warrants, the Aegis Warrants, and the subsequent issuance of Transgenomic common stock upon exercise of the Bridge Warrants and Aegis Warrants thereafter, is exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Third Party Approvals Required for the Merger and the Private Placement

The Merger Agreement also provides that the consummation of the merger is conditioned on the receipt of consents from certain other third parties, including lenders.

Regulatory Matters

Neither Transgenomic nor Precipio is required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the transactions contemplated by the Merger Agreement. Transgenomic must comply with applicable federal and state securities laws and regulations and Nasdaq rules in connection with the issuance of shares of New Precipio common stock in the transaction, including the filing with the SEC of this proxy statement.

Shares of Transgenomic common stock currently trade on the OTCQB. Prior to February 22, 2017 and at the time the parties entered into the Merger Agreement on October 12, 2016, shares of Transgenomic common stock were listed on Nasdaq. Additionally, as a condition to the merger, Transgenomic has agreed to use commercially reasonable efforts to have shares of New Precipio common stock listed on Nasdaq following the merger. The NASDAQ Stock Market Listing Rule 5635(a) requires stockholder approval with respect to issuances of Transgenomic common stock, among other instances, when the shares to be issued are being issued in connection with the acquisition of the stock or assets of another company and are equal to 20% or more of the outstanding shares of Transgenomic common stock before the issuance. The Nasdaq Stock Market Listing Rule 5635(b) requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. In addition, Rule 5635(d) of The NASDAQ Stock Market Listing Rules requires stockholder approval if a listed company issues common stock or securities convertible into or exercisable for common stock in a private placement equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

Nasdaq Listing

Transgenomic has filed an initial listing application with Nasdaq with respect to the New Precipio common stock. If such application is accepted, Transgenomic anticipates that the shares of New Precipio common stock will be listed on Nasdaq following the closing of the merger under the trading symbol “PRPO.”

On February 17, 2017, Transgenomic received written notification from the staff of Nasdaq that, as a result of Transgenomic’s inability to maintain certain Nasdaq continued listing requirements, Nasdaq had determined to delist Transgenomic’s shares from Nasdaq. Accordingly, trading in Transgenomic’s shares was suspended, and on February 22, 2017, Transgenomic’s shares began trading on the OTCQB under the ticker “TBIO”.

Upon completion of the merger, New Precipio will be required to meet the initial listing requirements to maintain the listing and continued trading of its shares on Nasdaq. These initial listing requirements are more difficult to achieve than the continued listing requirements. Pursuant to the Merger Agreement, Transgenomic agreed to use its commercially reasonable efforts to cause the shares of Transgenomic common stock being issued in the merger to be approved for listing on Nasdaq at or prior to the effective time of the merger. Based on information currently available to Transgenomic, Transgenomic anticipates that its stock will be unable to meet the $4.00 (or, to the extent applicable, $3.00) minimum bid price initial listing requirement at the closing of the merger unless it effects a reverse stock split. On October 31, 2016, the stockholders of Transgenomic authorized the Transgenomic Board to effect a reverse stock split of the shares of Transgenomic common stock at a ratio of between one-for-ten to one-for-thirty. In addition, often times a reverse stock split will not result in a trading price for the affected common stock that is proportional to the ratio of the split. If New Precipio is unable to satisfy Nasdaq listing requirements, Nasdaq may notify Transgenomic, or New Precipio, that its shares of common stock will not be listed on Nasdaq.

Upon a potential delisting from Nasdaq, if the New Precipio common stock is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of New Precipio common stock; decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume; and fewer broker-dealers willing to execute trades in New Precipio common stock. Also, it may be difficult for New Precipio to raise additional capital if the New Precipio common stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of New Precipio common stock and could have a material adverse effect on New Precipio.

Federal Securities Law Consequences; Resale Restrictions

The issuance of the shares of New Precipio common stock to be issued to unit holders of Precipio in connection with the merger, to holders of Transgenomic Series A-1 Convertible Preferred Stock upon conversion of such stock and to holders of Transgenomic outstanding secured debt upon conversion of such debt as well as the New Precipio preferred stock to be issued in the merger, and in the related private placement or pursuant to the conversion of outstanding debt of Transgenomic is exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (“Section 4(a)(2)”) and Rule 506 of Regulation D (“Rule 506”) or Regulation S promulgated thereunder and such shares will be “restricted securities.” Those shares of New Precipio common stock and New Precipio preferred stock will not be registered under the Securities Act upon issuance and will not be freely transferable. Holders of such shares of New Precipio common stock and New Precipio preferred stock may not sell their respective shares unless the shares are registered under the Securities Act or an exemption is available under the Securities Act. In connection with the merger, as described in “The Merger Agreement — Covenants — Form S-3 Registration Statement,” Transgenomic has agreed to file promptly after the closing of the merger a resale “shelf” registration statement to register the shares of New Precipio common stock issued to common unit holders of New Precipio in the merger and shares of New Precipio common stock issuable upon conversion of New

Precipio preferred stock issued to preferred unit holders of New Precipio in the merger. In addition, the investor rights agreement for the private placement of New Precipio preferred stock gives such parties rights with respect to the registration under the Securities Act of the shares of New Precipio common stock to be issued to such parties, including the shares that may be issued upon future conversion of the New Precipio preferred stock.

Anticipated Accounting Treatment

The merger will be treated by Transgenomic as a reverse acquisition under the acquisition method of accounting in accordance with GAAP. For accounting purposes, Precipio is considered to be acquiring Transgenomic in the merger. Management of Transgenomic and Precipio have made a preliminary estimate of the purchase price calculated as described in Note 2 to the section entitled “Unaudited Pro Forma Combined Financial Information of Transgenomic, Inc.” beginning on page 122 of this proxy statement. The net tangible and intangible assets acquired and liabilities assumed in connection with the merger are recorded at their estimated transaction date fair values. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Transgenomic that exist as of the date of completion of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes certain material U.S. federal income tax consequences of the merger. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Code, the Treasury regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date hereof. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

Transgenomic and Precipio intend the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Precipio has made an election to be taxed as a corporation for U.S. federal income tax purposes. In addition, if the merger were for any reason to not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the merger, together with any contemporaneous contributions of cash and debt to Transgenomic may constitute a tax-deferred transaction under Section 351 of the Code.

No gain or loss will be recognized by Transgenomic, or Precipio or the Transgenomic stockholders as a result of the Merger, regardless of whether it qualifies as a reorganization. Additionally, as a “reorganization” within the meaning of Section 368(a) or a transaction qualifying under Section 351(a) of the Code, no gain or loss will be recognized by the Precipio unit holders as they will receive only New Precipio common stock and/or New Precipio preferred stock, as applicable, in the merger in exchange for their membership interests in Precipio. Transgenomic stockholders who are also unit holders of Precipio should consult their tax advisor as to the tax consequences to them of participating in the merger as a Precipio unit holder.

This is a summary of the material U.S. federal income tax consequences of the merger and is not tax advice.

No Appraisal Rights

Under applicable law, Transgenomic stockholders do not have the right to an appraisal of the value of their shares in connection with the merger with Precipio.

Independent Registered Public Accounting Firm

Representatives of Marcum LLP (“Marcum”) are not expected to be present at the special meeting but will be otherwise available to respond to appropriate questions.

On January 12, 2017, the Audit Committee (the “Audit Committee”) of the Board of Directors of Transgenomic approved the dismissal of Ernst & Young LLP (“Ernst & Young”) as Transgenomic’s independent registered public accounting firm and accordingly Transgenomic notified Ernst & Young of such action effective as of January 12, 2017.

The dismissal of Ernst & Young as Transgenomic’s independent registered public accounting firm did not result from any dissatisfaction with the quality of professional services rendered by Ernst & Young.

The audit reports of Ernst & Young on Transgenomic’s consolidated financial statements as of and for the two most recent fiscal years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles other than reference to substantial doubt about the Company’s ability to continue as a going concern.

During Transgenomic’s two most recent fiscal years, and any subsequent interim period prior to termination of the client-auditor relationship with Ernst & Young on January 12, 2017, there were no “disagreements” (as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between Transgenomic and Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of such disagreements in their reports on Transgenomic’s consolidated financial statements with respect to such periods.

During Transgenomic’s two most recent fiscal years, and any subsequent interim period prior to termination of the client-auditor relationship with Ernst & Young on January 12, 2017, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K and the related instructions, except for the material weaknesses in Transgenomic’s internal control over financial reporting disclosed in its Form 10-K for the fiscal year ended December 31, 2014 (filed April 15, 2015), related to the design of controls over proper timing and recognition of revenue and over the elements used in Transgenomic’s analysis and evaluation of the allowance for doubtful accounts to ensure that the allowance for doubtful accounts was reasonably stated. The ineffectiveness of these controls did not result in an adjustment to the financial statements or a restatement of prior year financial statements. In response to the material weaknesses, Transgenomic’s management developed remediation plans to address the control deficiencies identified in 2014. These remediation actions were implemented during 2015 and included enhancements that included (i) with respect to revenue recognition, (a) a reconciliation of proof of delivery (fax confirmation) for invoiced and unbilled reports and (b) a review of error processing queues, among other steps, and (ii) with respect to allowances for doubtful accounts, (a) a review of the payor and client accounts receivable aging (b) review of write offs, (c) a review of current and historical payment trends and (d) a review of actual cash collections and a hindsight analysis, among other steps. Transgenomic’s management determined that these remediation actions were effectively designed and demonstrated effective operation for a sufficient period of time to enable Transgenomic’s management to conclude that the 2014 material weaknesses were remediated as of December 31, 2015.

Effective as of February 24, 2017, Transgenomic, as approved by the Audit Committee, engaged Marcum as Transgenomic’s independent registered public accounting firm to audit Transgenomic’s consolidated financial statements for its fiscal year ended December 31, 2016.

During Transgenomic’s two most recent fiscal years ended December 31, 2014 and December 31, 2015 and in the subsequent interim period through February 24, 2017, neither Transgenomic nor anyone on its behalf consulted Marcum regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Transgenomic’s financial statements, in connection with which either a written report or oral advice was provided to Transgenomic that Marcum concluded was an important factor considered by Transgenomic in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

Litigation Related to the Merger

On February 17, 2017, Jesse Campbell (“Campbell”) filed a lawsuit individually and on behalf of others similarly situated against Transgenomic in the District Court for the District of Nebraska alleging Transgenomic has a materially incomplete and misleading proxy relating to a potential merger and that the merger agreement’s deal protection provisions deter superior offers. As a result, he alleges that Transgenomic has violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereafter. Although Transgenomic intends to defend the lawsuit, there can be no assurance regarding the ultimate outcome of this case. Given the uncertainty of litigation, the legal standards that must be met for, among other things, class certification and success on the merits, Transgenomic is unable to estimate the amount of loss, or range of possible loss, at this time that may result from this action. In the event that a settlement is reached related to these matters, the amount of such settlement may be material to Transgenomic’s results of operations and financial condition and may have a material adverse impact on its liquidity.

PROPOSAL NO. 1
APPROVAL OF THE ISSUANCE OF NEW PRECIPIO COMMON STOCK AND NEW PRECIPIO PREFERRED STOCK IN CONNECTION WITH THE MERGER

Under the terms of the Merger Agreement, Merger Sub will merge with and into Precipio, with Precipio as the surviving entity. As a result Precipio will become a wholly owned subsidiary of Transgenomic. Precipio is a privately held company specializing in harnessing the advanced expertise of leading academic researchers to provide oncologists with a superior level of diagnostic accuracy for their cancer patients.

When the merger is completed, (i) the outstanding common units of Precipio will be converted into the right to receive 160,585,422 shares of New Precipio common stock, together with cash in lieu of fractional units, which will result in Precipio common unit holders owning approximately 52% of the issued and outstanding shares of New Precipio common stock on a fully diluted basis, taking into account the issuance of shares of New Precipio preferred stock in the merger, in connection with the conversion of secured debt and in the private placement as discussed below (the “fully diluted New Precipio common stock”) and (ii) the outstanding preferred units of Precipio will be converted into the right to receive 24,087,813 shares of New Precipio preferred stock with an aggregate face amount equal to $3 million, which will result in the Precipio preferred unit holders owning approximately 8% of the fully diluted New Precipio common stock.

Upon completion of the merger, the conversion of secured debt and the private placement, the current holders of Transgenomic common stock will own approximately 9% of the fully diluted New Precipio common stock.

In connection with the merger, at the effective time, in addition to the New Precipio preferred stock to be issued to holders of preferred units of Precipio, New Precipio also will issue shares of New Precipio preferred stock and New Precipio common stock, whereby:

•	Holders of certain secured indebtedness of Transgenomic will receive in exchange for such indebtedness approximately 24.1 million shares of New Precipio preferred stock in an amount equal to $3 million, which represents approximately 8% of the fully diluted New Precipio common stock, and approximately 10.4 million shares of New Precipio common stock, which represents approximately 3% of the fully diluted New Precipio common stock; and
•	New Precipio will issue for cash up to approximately 56.2 million shares of New Precipio preferred stock for $7 million to investors in a private placement, which represents approximately 18% of the fully diluted New Precipio common stock.
•	New Precipio preferred stock will be issued based on a $25 million pre-money equity valuation of New Precipio and will represent, in the aggregate, approximately 34% of the outstanding shares of New Precipio common stock on an as-converted basis, including New Precipio preferred stock issued in the merger, in connection with the conversion of secured debt and in the private placement.
•	Pursuant to the rules of Nasdaq, the securities exchange on which Transgenomic’s common stock was listed prior to February 22, 2017, the issuance of New Precipio common stock in connection with the merger, including the shares that may be issued upon future conversion of the New Precipio preferred stock, requires approval of Transgenomic’s stockholders because the issuance exceeds 20% of the number of shares of Transgenomic common stock outstanding prior to the issuance and the issuance may result in a “change of control” of Transgenomic.

Third Security owns 214,705 shares of Transgenomic Series A-1 Convertible Preferred Stock which will convert into 214,705 shares of Transgenomic common stock immediately prior to the closing of the merger pursuant to the conversion provisions set forth in the Transgenomic Certificate of Incorporation. See “Description of Transgenomic Capital Stock — Preferred Stock — Series A-1 Convertible Preferred Stock”.

The Lenders have agreed to convert the outstanding principal and accrued interest under the Revolving Line and the Term Loan into (i) approximately 10.4 million shares of New Precipio common stock immediately prior to the effectiveness of the merger at a price equal to $0.50 per share and (ii) approximately 24.1 million shares of New Precipio preferred stock in an amount equal to $3 million. As of December 31, 2016, the outstanding amount owed under the Revolving Line and the Term Loan was $7.243 million of principal and $556,642 of accrued interest. See “The Transaction — Conversion of Outstanding Debt —  Conversion of the Revolving Line and Term Loan.”

Effect of the Proposed Issuance of Common Stock and Preferred Stock

The shares of New Precipio common stock to be issued pursuant to Proposal No. 1 in connection with the merger, including the shares of New Precipio common stock that may be issued upon future conversion of the New Precipio preferred stock, would be identical to the shares of Transgenomic common stock now issued and outstanding. However, the stock issuance will dilute the ownership and voting interests of our existing stockholders. When the merger is completed, (i) the outstanding common units of Precipio will be converted into the right to receive approximately 160.6 million shares of New Precipio common stock, together with cash in lieu of fractional units, which will result in Precipio common unit holders owning approximately 52% of the fully diluted New Precipio common stock and (ii) the outstanding preferred units of Precipio will be converted into the right to receive approximately 24.1 million shares of New Precipio preferred stock with an aggregate face amount equal to $3 million, which will result in the Precipio preferred unit holders owning approximately 8% of the fully diluted New Precipio common stock. In connection with the merger, at the effective time, in addition to the New Precipio preferred stock to be issued to holders of preferred units of Precipio, New Precipio also will issue shares of New Precipio preferred stock and New Precipio common stock upon conversion of the secured debt and in a related private placement, whereby (a) the Lenders will receive in exchange for certain indebtedness approximately 24.1 million shares of New Precipio preferred stock with an aggregate face amount equal to $3 million, which represents approximately 8% of the fully diluted New Precipio common stock, and approximately 10.4 million shares of New Precipio common stock, which represents approximately 3% of the fully diluted New Precipio common stock, and (b) New Precipio will issue for cash up to approximately 56.2 million shares of New Precipio preferred stock for $7 million to investors in a private placement, which represents approximately 18% of the fully diluted New Precipio common stock. When and if the shares of New Precipio preferred stock are converted, such conversion will result in further dilution of your shares. Upon completion of the merger, the conversion of secured debt and the private placement, the current holders of Transgenomic common stock will own approximately 9% of the fully diluted New Precipio common stock.

Vote Required and Board of Directors Recommendation

Approval of the proposal to issue shares of New Precipio common stock and New Precipio preferred stock in connection with the merger, the issuance of New Precipio common stock upon conversion of New Precipio preferred stock and the resulting “change of control” of Transgenomic requires the affirmative vote of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting at which a quorum is present. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal. The approval of Proposal No. 1 is a condition to the completion of the merger with Precipio, and thus a vote against this proposal effectively will be a vote against the merger with Precipio.

The Transgenomic Board has determined that the merger with Precipio and the issuance of New Precipio common stock and New Precipio preferred stock pursuant to the merger, the issuance of New Precipio common stock upon conversion of the New Precipio preferred stock and the resulting “change of control” of Transgenomic is fair to and in the best interests of Transgenomic and its stockholders and has approved the issuance of New Precipio common stock and New Precipio preferred stock in accordance with the Merger Agreement and recommends that you vote “FOR” approval of the stock issuances.

For a more detailed description of the Merger Agreement and the transactions contemplated by the Merger Agreement, see the sections below entitled “The Merger Agreement” and “The Voting Agreements.”

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the Merger Agreement that is important to you. We urge you to read the entire Merger Agreement carefully because it is the legal document governing the proposed merger with Precipio.

The description of the Merger Agreement in this proxy statement has been included to provide you with information regarding its terms, and we recommend that you read carefully the Merger Agreement in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the transaction, we do not intend for its text to be a source of business or operational information about Transgenomic or Precipio. That kind of information can be found elsewhere in this proxy statement and in the documents incorporated herein by reference. The Merger Agreement contains representations and warranties of the parties as of specific dates and may have been used for the purposes of allocating risk between the parties other than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the Merger Agreement, including qualification by the disclosure schedules to the Merger Agreement (any qualification contained in such disclosure schedules that is material has been disclosed herein or if such a qualification becomes material after the date hereof, will be disclosed in a supplement to this proxy statement) and contractual standards of materiality that may be different from what may be viewed as material to stockholders. Only the parties themselves may enforce and rely on the terms of the Merger Agreement. As stockholders, you are not third party beneficiaries of the Merger Agreement and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of Transgenomic or Precipio or any of their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequently developed or new information qualifying a representation or warranty may not be fully reflected in Transgenomic’s public disclosures if such updates are not required by law or are not necessary to provide Transgenomic’s stockholders with a materially complete understanding of the Merger Agreement and transactions contemplated thereby.

General; Structure of Transaction

On October 12, 2016, Transgenomic entered into the Merger Agreement with Merger Sub and Precipio. Pursuant to the Merger Agreement, Merger Sub will merge with and into Precipio, with Precipio as the surviving entity.

On February 2, 2017, Transgenomic and Precipio entered into the First Amendment to the Merger Agreement (the “First Amendment”) which provided for the following: (a) the Precipio Bridge Loan to Transgenomic was authorized; (b) the exchange ratio set forth in the Merger Agreement was revised to provide that outstanding common units of Precipio will be converted into the right to receive approximately 160.6 million shares of New Precipio common stock resulting in an implied exchange ratio of 24.4255 for the Precipio common units; (c) the continual listing of the existing shares of Transgenomic’s common stock on Nasdaq was waived as a condition to the closing of the merger; (d) the deadline pursuant to which a “shelf” registration statement on Form S-3 or other appropriate form is required to be filed by New Precipio with the SEC was extended to June 1, 2017; (e) certain indebtedness of Transgenomic was permitted to remain outstanding as of the effective date of the merger; (f) certain actions taken by each of Transgenomic and Precipio since the date the Merger Agreement were authorized and (g) certain additional conditions to the closing of the merger were removed from the Merger Agreement. In determining the number of shares of New Precipio common stock to be issued pursuant to the First Amendment, the parties applied the formula set forth in the Merger Agreement based on the relative expected liabilities of Transgenomic and Precipio as of the closing of the merger. Since the number of shares of New Precipio common stock and the resulting implied exchange ratio of 24.4255 were lower than the amounts and exchange ratio of 25.7505 included in Craig-Hallum’s fairness opinion, the Board did not deem it necessary for Craig-Hallum to update its fairness opinion.

Closing of the Transaction

Unless the parties agree otherwise, the closing of the merger with Precipio will take place remotely via the exchange of final documents and signature pages thereto no later than the second business day following the satisfaction or waiver of all closing conditions, except for those conditions that, by their nature, have to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions. See the section below entitled “— Conditions to Closing the Transaction” beginning on page 82 for a more detailed discussion of the conditions. The merger is expected to be consummated promptly after the special meeting of Transgenomic’s stockholders described in this proxy statement.

Consideration for the Transaction

If the merger is completed, (i) the outstanding common units of Precipio will be converted into the right to receive approximately 160.6 million shares of New Precipio common stock, together with cash in lieu of fractional units, which will result in Precipio common unit holders owning approximately 52% of the fully diluted New Precipio common stock and (ii) the outstanding preferred units of Precipio will be converted into the right to receive approximately 24.1 million shares of New Precipio preferred stock with an aggregate face amount equal to $3 million, which will result in the Precipio preferred unit holders owning approximately 8% of the fully diluted New Precipio common stock.

If the merger is completed, at the effective time, in addition to the New Precipio preferred stock to be issued to holders of preferred units of Precipio, New Precipio also will issue shares of New Precipio preferred stock and New Precipio common stock, whereby:

•	Holders of certain secured indebtedness of Transgenomic will receive in exchange for such indebtedness, approximately 24.1 million shares of New Precipio preferred stock in an amount equal to $3 million, which represents approximately 8% of the fully diluted New Precipio common stock, and approximately 10.4 million shares of New Precipio common stock, which represents approximately 3% of the fully diluted New Precipio common stock;
•	New Precipio will issue for cash up to approximately 56.2 million shares of New Precipio preferred stock for $7 million to investors in a private placement, which represents approximately 18% of the fully diluted New Precipio common stock; and
•	New Precipio preferred stock will be issued based on a $25 million pre-money equity valuation of New Precipio and will represent, in the aggregate, approximately 34% of the outstanding shares of New Precipio common stock on an as-converted basis, including New Precipio preferred stock issued in the merger and the private placement.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of Transgenomic, Merger Sub and Precipio. These representations are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the information provided pursuant to disclosure obligations set forth in the Merger Agreement. Some of the representations and warranties are qualified as to “materiality” or “material adverse effect.” For the purpose of the Merger Agreement, a “material adverse effect” with respect to either Precipio or Transgenomic, as applicable, means a material adverse effect on the business, results of operations, properties or assets of Precipio or Transgenomic and its subsidiaries, as applicable, taken as a whole, with certain exclusions.

Representations and Warranties of Precipio

The Merger Agreement contains representations and warranties of Precipio relating to, among other things:

•	proper corporate organization and existence;
•	the capitalization of Precipio;
•	corporate records;
•	subsidiaries of Precipio;

•	enforceability of the Merger Agreement;
•	due authorization, execution and delivery of the Merger Agreement;
•	authorizations and approvals;
•	permits and licenses;
•	financial statements and undisclosed liabilities;
•	litigation;
•	compliance with laws;
•	environmental matters;
•	regulatory matters;
•	material contracts, agreements and instruments of Precipio;
•	intellectual property;
•	real property;
•	assets other than real property;
•	employee benefit plans;
•	labor and employment matters;
•	transactions with affiliates;
•	absence of certain changes or events;
•	taxes;
•	insurance;
•	brokers and intermediaries; and
•	required approval of Precipio’s members.

Representations and Warranties of Transgenomic and Merger Sub

The Merger Agreement contains representations and warranties of Transgenomic and Merger Sub relating to, among other things:

•	proper corporate organization and existence;
•	capitalization of Transgenomic;
•	enforceability of the Merger Agreement;
•	due authorization, execution and delivery of the Merger Agreement;
•	authorizations and consents;
•	permits and licenses;
•	SEC filings;
•	financial statements and undisclosed liabilities;
•	absence of certain changes or events;
•	litigation;
•	compliance with laws;
•	regulatory matters;
•	real property;

•	assets other than real property;
•	transactions with affiliates;
•	insurance;
•	brokers and intermediaries;
•	controls and procedures;
•	material contracts, agreements and instruments of Transgenomic;
•	intellectual property;
•	employee benefit plans;
•	labor and employment matters;
•	environmental matters;
•	taxes;
•	the filing of this proxy statement;
•	corporate records; and
•	required stockholder vote.

Covenants

The parties to the Merger Agreement have various obligations and responsibilities under the Merger Agreement, including, but not limited to, the following covenants:

Conduct of the Business of Precipio.  Subject to certain exceptions, Precipio has agreed to (i) conduct its business and operations in the ordinary course consistent with past practices, and (ii) use commercially reasonable efforts to (A) preserve intact its business organization, (B) maintain in effect all of its material foreign, federal, state and local permits, (C) retain the services of its executive officers and key employees, and (D) preserve the goodwill of its material customers and suppliers. In addition, Precipio will not take any of the following actions without the prior written consent of Transgenomic:

•	issue, sell or grant, or authorize or propose the issuance, sale or grant of units, or securities convertible into or exchangeable for units, rights, warrants or options to acquire units or convertible securities;
•	redeem, purchase or otherwise acquire any outstanding units;
•	declare, pay or otherwise make any dividend or distribution in respect of units, or adjust, split, combine, subdivide or reclassify any of its units;
•	incur any indebtedness;
•	make any loans, advances, capital contributions or investments;
•	sell, lease, license or otherwise transfer, abandon or permit to lapse, or create or incur any encumbrance on any intellectual property or assets Precipio except (1) as required to be effected prior to the effective time of the merger, pursuant to Precipio’s contracts in force on the date of the Merger Agreement, or (2) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of Precipio;
•	make any capital expenditures in excess or incur any obligations or liabilities in the amount of $5,000 in the aggregate;
•	acquire any business, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner;

•	except as required by applicable law or to comply with the terms of any employee benefit plan, increase in any material manner the compensation, bonuses or benefits of any directors, officers, employees, former employees or consultants except, in the case of employees that are not officers or members of board of managers of Precipio, increases in salaries, wages and benefits of employees made in the ordinary course of business;
•	except as required by applicable law or as contemplated by the terms of the Merger Agreement, adopt, enter into, terminate or amend any employee benefit plan;
•	grant any severance, change of control, retention or termination benefits to any director, officer, employee, former employee or consultant, except in the ordinary course of business with respect to an employee or independent contractor who is not a member of the board of managers of Precipio or an executive officer of Precipio;
•	take any action to accelerate the vesting or payment of any compensation or benefit under any employee benefit plan, except as provided in the Merger Agreement;
•	hire any officer or other employee, except to replace existing officers or employees in the ordinary course of business;
•	terminate the employment of any director, officer, employee or consultant of Precipio, except in the ordinary course of business;
•	make any change in any method of accounting other than those required by GAAP;
•	make or change any material tax election that is inconsistent with past practice, change any material annual tax accounting period, adopt or change any material method of tax accounting, enter into any closing agreement with respect to a material tax, or settle any material tax claim, audit or assessment;
•	settle, or propose to settle, any legal proceeding;
•	other than in the ordinary course of business consistent with past practice, amend or modify certain material contracts;
•	other than in the ordinary course of business consistent with past practice, enter into any material contract;
•	amend the organizational documents of Precipio;
•	form any subsidiary;
•	adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Precipio;
•	take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Transgenomic the transactions contemplated by the Merger Agreement;
•	conduct any research or development activities, including the conduct of any clinical trial or study, except for research and development activities related to the goods and services of Precipio in the ordinary course of business; and
•	engage in any action that could reasonably be expected to cause the merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Conduct of the Business of Transgenomic.  Subject to certain exceptions, Transgenomic has agreed, and has agreed to cause its subsidiaries to agree, to (i) conduct its business and operations in the ordinary course consistent with past practices, (ii) use commercially reasonable efforts to preserve intact its business organization, (iii) maintain in effect all of its material foreign, federal, state and local permits and (iv) use commercially reasonable efforts to retain the services of its executive officers and key employees, and to preserve the goodwill of its material customers and suppliers. In addition, Transgenomic and its subsidiaries will not take any of the following actions without the prior written consent of Precipio:

•	issue, sell or grant, or authorize or propose the issuance, sale or grant of additional shares of capital stock of any class, or securities convertible into or exchangeable for shares, rights, warrants or options to acquire shares or convertible securities;
•	redeem, purchase or otherwise acquire any outstanding shares of capital stock of Transgenomic and its subsidiaries;
•	incur any indebtedness;
•	except as contemplated by the Merger Agreement, amend the organizational documents of Transgenomic in a manner that would result in a material adverse effect;
•	form any subsidiary;
•	adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Transgenomic or any of its subsidiaries;
•	take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Transgenomic the transactions contemplated by the Merger Agreement;
•	conduct any research or development activities, including the conduct of any clinical trial or study, except for research and development activities related to the goods and services of Transgenomic in the ordinary course of business;
•	make any loans, advances, capital contributions or investments;
•	sell, lease, license or otherwise transfer, abandon or permit to lapse, or create or incur any encumbrance on any intellectual property or assets of Transgenomic except (1) as required to be effected prior to the effective time of the merger, pursuant to Transgenomic’s contracts in force on the date of the Merger Agreement, or (2) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of Transgenomic;
•	make any capital expenditures in excess or incur any obligations or liabilities in the amount of $5,000 in the aggregate;
•	acquire any business, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner;
•	except as required by applicable law or to comply with the terms of any employee benefit plan, increase in any material manner the compensation, bonuses or benefits of any directors, officers, employees, former employees or consultants except, in the case of employees that are not officers or members of the Transgenomic Board, increases in salaries, wages and benefits of employees made in the ordinary course of business;
•	except as required by applicable law or as contemplated by the terms of the Merger Agreement, adopt, enter into, terminate or amend any employee benefit plan;
•	grant any severance, change of control, retention or termination benefits to any director, officer, employee, former employee or consultant, except in the ordinary course of business with respect to an employee or independent contractor who is not a member of the Transgenomic Board or an executive officer of Transgenomic;

•	take any action to accelerate the vesting or payment of any compensation or benefit under any employee benefit plan, except as provided in the Merger Agreement;
•	hire any officer or other employee, except to replace existing officers or employees in the ordinary course of business;
•	terminate the employment of any director, officer, employee or consultant of Transgenomic, except in the ordinary course of business;
•	adopt, enter into, terminate or amend any stock plan, except as required by law;
•	grant any awards under any stock plan;
•	make any change in any method of accounting other than those required by GAAP;
•	make or change any material tax election that is inconsistent with past practice, change any material annual tax accounting period, adopt or change any material method of tax accounting, enter into any closing agreement with respect to a material tax, or settle any material tax claim, audit or assessment;
•	settle, or propose to settle, any legal proceeding;
•	other than in the ordinary course of business consistent with past practice, amend or modify certain material contracts;
•	other than in the ordinary course of business consistent with past practice, enter into any material contract;
•	engage in any action that could reasonably be expected to cause the merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Access to Information.  Precipio and Transgenomic each have agreed to give the other party and its authorized representatives reasonable access during normal business hours to its books, contracts, records, offices, employees, agents, facilities, properties and other assets as Precipio or Transgenomic, as the case may be, may from time to time reasonably request. Any such access must be conducted in a manner that does not materially interfere with the businesses or operations of Precipio or Transgenomic, as the case may be. In addition, all information accessed by Precipio or Transgenomic or their respective representatives will be treated as confidential by the party accessing such information.

Public Announcements.  No party to the Merger Agreement will issue or cause to be published a press release or other public announcement regarding the transaction without the prior written consent of Precipio and Transgenomic. If, upon advice of counsel, any party is required by law to issue a press release or other public announcement, then such party will use reasonable efforts to allow Transgenomic reasonable time to comment on such release or announcement in advance of its issuance.

Private Placement.  Precipio and its members will provide all certifications and documentation, including investor questionnaires, reasonably requested by Transgenomic to allow Transgenomic to issue the shares of New Precipio common stock and New Precipio preferred stock to such holders in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act, including certifications to Transgenomic that the shares of New Precipio are being acquired by each member of Precipio for investment only and not with a view towards, or with any intention of, a distribution or resale thereof for at least a period of six months following the closing of the merger.

Proxy Statement; Special Meeting.  The Merger Agreement requires Transgenomic to call and hold a special meeting of stockholders as promptly as practicable to approve the issuance of New Precipio common stock, including the shares issuable upon conversion of the New Precipio preferred stock, in connection with the Merger Agreement and the related private placement. Transgenomic agreed, as promptly as practicable, to file with the SEC a proxy statement, containing the recommendation of the Transgenomic Board that its stockholders vote in favor of the Transgenomic stock issuance proposal, respond promptly to any SEC comments with respect to the preliminary proxy statement, mail a definitive proxy statement to Transgenomic stockholders and solicit proxies from its stockholders for approval of the Transgenomic stock issuance proposal. Precipio has agreed to cooperate with Transgenomic in connection with the preparation and filing of this proxy statement, including providing Transgenomic promptly upon request with the information concerning Precipio required to be included in this proxy statement.

Mutual Non-Solicitation.  Under the Merger Agreement, Precipio and Transgenomic are subject to customary “no shop” provisions that limit their respective abilities to solicit alternative acquisition proposals from third parties or to provide confidential information to third parties, subject to a “fiduciary out” provision that allows Precipio and Transgenomic to provide information and participate in discussions with respect to certain unsolicited written proposals and to terminate the Merger Agreement and enter into an acquisition agreement with respect to a superior proposal in compliance with the terms of the Merger Agreement. Precipio and Transgenomic shall notify the other as promptly as practicable, and in no event later than twenty-four hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to an alternate acquisition proposal received by Transgenomic or Precipio, as applicable. Both Precipio and Transgenomic shall keep the other fully informed, on a current basis, of the status and material developments (including any changes to the terms) of such alternate acquisition proposal.

Employment Arrangements.  Precipio has agreed to cause certain employment agreements to be terminated at or prior to the effective time of the merger. Prior to the effective time of the merger, Transgenomic has agreed to terminate certain of its employees, and will require any employees that will not continue with New Precipio to execute a separation agreement.

Listing.  Transgenomic will use commercially reasonable efforts to cause the shares of New Precipio common stock to be approved for listing on Nasdaq within a reasonable period of time following the effective time of the merger. Precipio agreed to waive the breach by Transgenomic of this Nasdaq listing condition pursuant to the First Amendment. Notwithstanding such waiver, Transgenomic will continue to use commercially reasonable efforts to cause the shares of New Precipio common stock to be approved for listing on Nasdaq on or about the effective time of the merger.

Board Designation and Resignations.  The Merger Agreement provides that Transgenomic will cause the number of members of its board of directors to be fixed at seven. Subject to certain adjustments in the Merger Agreement, three directors of New Precipio will be designated by Precipio, two directors of New Precipio will be designated by Transgenomic, and two directors of New Precipio will be designated by the holders of New Precipio preferred stock immediately following the private placement. Transgenomic will obtain the necessary resignations of the directors of Transgenomic serving immediately prior to the effective time of the merger who are not among the directors designated to serve on the board of directors of New Precipio.

Indemnification of Officers and Directors.  The organizational documents of New Precipio will continue to contain provisions no less favorable with respect to indemnification than are set forth in such organizational documents as of the date of the Merger Agreement. From the effective time of the merger through the sixth anniversary thereof, New Precipio will, (i) to the fullest extent permitted by law, indemnify and hold harmless each present and former director, manager and officer of Precipio or Transgenomic or any of its subsidiaries against all costs and expenses, judgments, fines, fees, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the closing), arising out of or pertaining to the fact of his or her capacity as an officer, director, employee, fiduciary or agent, occurring on or before the closing and (ii) subject to certain conditions, advance the expenses incurred by any indemnified party in connection with any such matter to the fullest extent permitted by law. In addition, Precipio will obtain and pay for “tail” insurance coverage for the managers and officers of Precipio. Such “tail” insurance coverage will be in an amount and scope at least as favorable as Precipio’s existing policies with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger.

Tax Matters.  Under the terms of the Merger Agreement, the holders of Precipio’s securities will prepare and timely file all required tax returns of Precipio, and pay all taxes due and owing, relating to periods of Precipio ending on or prior to the closing of the merger. Unless the parties agree that the merger does not qualify as a reorganization under Section 368(a) of the Code, each of Precipio and Transgenomic agree to use reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of

Section 368(a) of the Code, and agree that they will not take any actions (or fail to take any action) which would prevent the merger with from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. From the date of the Merger Agreement through and after the closing of the merger, the holders of Precipio’s securities, Transgenomic, Precipio, and New Precipio shall reasonably cooperate and shall provide such assistance to the other party, and make available to the other party, as reasonably requested, the books and records, documents, information or data, in each case relating to taxes of Precipio or Transgenomic, as applicable, for taxable periods ending on or prior to the closing of the merger for purposes of preparing or reviewing tax returns, for complying with or representing Precipio’s, New Precipio’s, or Transgenomic’s interests in any tax controversy or other investigative demand, for reporting purposes, or for any other legitimate tax-related reason not injurious to the other party.

Form S-3 Registration Statement.  Under the Merger Agreement, Transgenomic has agreed to file promptly after the closing of the merger with the SEC a “shelf” registration statement on Form S-3 or other appropriate form no later than June 1, 2017.

Further Assurances.  Each party to the Merger Agreement agrees that the officers of New Precipio will be authorized to execute such documents and perform such further acts as may be reasonably required to perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in New Precipio or to carry out the provisions of the Merger Agreement and the transactions contemplated thereby.

Conditions to Closing the Transaction

The parties obligations to consummate the merger is conditioned on (i) Precipio’s members approval of the merger, the execution of the Merger Agreement and the consummation of the transactions contemplated therein; (ii) Transgenomic’s stockholders adopting and approving the proposal to issue New Precipio common stock, including the shares issuable upon conversion of the New Precipio preferred stock, in connection with the merger and the private placement at the special meeting of stockholders called for this purpose; (iii) no governmental order or any other law shall have been adopted, issued, enacted, promulgated, enforced or entered that remains in effect and restrains, enjoins or otherwise prohibits the consummation of the merger; (iv) no legal proceeding, pending or threatened, challenging the merger, seeking to restrain the merger, relating to the merger and seeking to obtain from Transgenomic, Precipio or Merger Sub any material damages or other relief, or seeking to prohibit or limit in any material or adverse respect a party’s ability to vote, transfer or receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Transgenomic; (v) consummation of the private placement; and (vi) the approval of the listing of the shares of Transgenomic’s common stock to be offered in connection with the merger for listing on Nasdaq, which, pursuant to the First Amendment, Precipio agreed to waive as a closing condition. Notwithstanding such waiver, Transgenomic will continue to use commercially reasonable efforts to cause the shares of New Precipio common stock to be approved for listing on Nasdaq on or about the effective time of the merger.

In addition, the obligation of Transgenomic to effect the transactions contemplated by the Merger Agreement is conditioned on the satisfaction or waiver of various other conditions, including:

•	Precipio unit holders having approved the merger and Precipio’s execution of the Merger Agreement and the consummation of the transactions contemplated therein;
•	the representations and warranties of Precipio being true and correct as of the date of closing, or, to the extent they expressly relate to a specific date, then as of that specific date, with only those exceptions which would not reasonably be expected to have a material adverse effect;
•	prior to the effective time of the merger, the conversion of all outstanding warrants, membership interests, promissory notes of Precipio issued to members of Precipio into Precipio common units or preferred units, and the termination of all related warrants and promissory notes;
•	Precipio having delivered to Transgenomic a lock-up agreement executed by certain of its stockholders; and
•	Precipio having satisfied other customary closing conditions.

The obligation of Precipio to effect the transactions contemplated by the Merger Agreement is conditioned on the satisfaction or waiver of various conditions, including:

•	Transgenomic’s stockholders having approved the proposal to issue New Precipio common stock, including shares issuable upon conversion of the New Precipio preferred stock, in connection with the Merger Agreement and the related private placement;
•	the representations and warranties of Transgenomic and Merger Sub being true and correct in all material respects as of the date of closing, or, to the extent they expressly related to a specific date, then as of the specific date, with only those exceptions which would not reasonably be expected to have a material adverse effect;
•	the size of the Transgenomic Board being increased to seven and the appointment of certain designees to the Transgenomic Board;
•	the amendment of Transgenomic’s Certificate of Incorporation contemplating the issuance of the New Precipio preferred stock and changing the name to Precipio, Inc. at the effective time of the merger;
•	Transgenomic having delivered to Precipio a lock-up agreement executed by Transgenomic and certain of its stockholders;
•	there being no outstanding indebtedness of Transgenomic immediately prior to the effective time of the merger other than accounts payable to trade creditors, accrued expenses and certain indebtedness of Transgenomic, including indebtedness, to its stockholders that will be converted into common stock and new preferred stock of New Precipio;
•	Transgenomic having terminated certain of its employees and all severance, retention, change of control, COBRA or other payments due to such employees being paid in full prior to the effective time of the merger or included as a liability of Transgenomic in pursuant to the Merger Agreement; and
•	Transgenomic having satisfied other customary closing conditions.

Termination

The Merger Agreement may be terminated on or prior to the date of closing of the merger as follows:

•	by mutual written consent of Transgenomic and Precipio; or
•	by either Transgenomic or Precipio if the closing date has not occurred by June 30, 2017, but only if the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement and such has been the cause of, or resulted in, the failure of a timely closing; or
•	by either Transgenomic or Precipio if any judgment, statute, law, ordinance, rule, regulation or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits the consummation of the merger shall be in effect and shall have become final and non-appealable; or
•	by Precipio, if Transgenomic has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that the conditions to closing set forth in Merger Agreement cannot be satisfied and such breach is not capable of being cured or has not been cured within 30 days after the giving of notice thereof by Precipio to Transgenomic; or
•	by Transgenomic, if Precipio has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that the conditions to closing set forth in Merger Agreement cannot be satisfied and such breach is not capable of being cured or has not been cured within 30 days after the giving of notice thereof by Transgenomic to Precipio; or
•	by Precipio, if Transgenomic has entered into any letter of intent or similar document or any contract relating to any alternate acquisition proposal; or

•	by Transgenomic, if Precipio has entered into any letter of intent or similar document or any contract relating to any alternate acquisition proposal; or
•	by Precipio, if Transgenomic enters into a definitive agreement to effect an unsolicited acquisition proposal made by a third party determined in good faith by the Transgenomic Board to be (1) more favorable from a financial point of view to the stockholders of Transgenomic than as provided under the Merger Agreement, and (2) reasonably capable of being completed on the terms proposed without unreasonable delay; or
•	by Transgenomic, if Precipio enters into a definitive agreement to effect an unsolicited acquisition proposal made by a third party determined in good faith by the board of managers of Precipio to be (1) more favorable from a financial point of view to the members of Precipio than as provided under the Merger Agreement, and (2) reasonably capable of being completed on the terms proposed without unreasonable delay.

Effect of Termination

In the event of termination of the Merger Agreement by the parties in accordance with the provisions described above under the heading “— Termination,” the Merger Agreement will become void and of no further force and effect, and none of the parties to the Merger Agreement will have any liability in respect of such termination, except that nothing in the Merger Agreement will relieve any party from liability for any intentional or willful breach of the provisions of the Merger Agreement prior to the termination of the Merger Agreement. Certain provisions, including the treatment of confidential information, will survive the termination of the Merger Agreement.

If the Merger Agreement is terminated by Precipio or Transgenomic pursuant to (i) the Transgenomic Board failing to recommend that Transgenomic’s stockholders vote to approve the issuance of New Precipio common stock in connection with the merger; (ii) Transgenomic failing to include in this proxy statement a recommendation by the Transgenomic Board to vote in favor of the each of the proposals in this proxy statement; (iii) the Transgenomic Board failing to make, withholding, withdrawing, amending, changing, qualifying or publicly proposing to withhold, withdraw, amend, change or qualify in a manner adverse to Precipio, its recommendation that the stockholders of Transgenomic vote in favor and adopt each of the proposals in this proxy statement, knowingly making any public statement inconsistent with such recommendation, failing to recommend against acceptance of any alternate acquisition proposal within ten business days after the public announcement of any such alternate acquisition proposal, approving, adopting, recommending or proposing publicly to approve, adopt or recommend any alternate acquisition proposal, or making any public statement inconsistent with its recommendation; (iv) Transgenomic entering into any letter of intent or similar document or any contract relating to any alternate acquisition proposal or (v) Transgenomic entering into a definitive agreement to effect an alternate acquisition proposal, then Transgenomic shall pay to Precipio, by wire transfer of immediately available funds within three business days after termination of the Merger Agreement, a nonrefundable fee in an amount equal to $256,500.

If the Merger Agreement is terminated by Transgenomic or Precipio pursuant to (i) Precipio’s board of managers failing to recommend that its members vote or act by written consent to approve the merger; (ii) Precipio’s board of managers failing to make, withholding, withdrawing, amending, changing, qualifying or publicly proposing to withhold, withdraw, amend, change or qualify in a manner adverse to Transgenomic, its recommendation that the members of Precipio vote in favor of each of the merger, the execution of the Merger Agreement and the consummation of the transaction contemplated therein, knowingly making any public statement inconsistent with such recommendation, failing to recommend against acceptance of any alternate acquisition proposal within ten business days after the public announcement of any such alternate acquisition proposal, approving, adopting, recommending or proposing publicly to approve, adopt or recommend any alternate acquisition proposal, or making any public statement inconsistent with its recommendation; (iii) Precipio entering into any letter of intent or similar document or any contract relating to any alternate acquisition proposal; or (iv) Precipio entering into a definitive agreement to effect an alternate acquisition proposal, Precipio shall pay to Transgenomic, by wire transfer of immediately available funds within three business days after termination of the Merger Agreement, a nonrefundable fee in an amount equal to $256,500.

Expenses

Except as expressly provided in the Merger Agreement, all costs and expenses incurred in connection with Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such costs and expenses.

Amendments

The Merger Agreement may not be amended except in writing signed on behalf of each of the parties thereto.

THE VOTING AGREEMENTS

In connection with entering into the Merger Agreement, Transgenomic, Precipio and certain Transgenomic security holders entered into a Voting Agreement (the “Transgenomic Voting Agreement”), and Transgenomic, Precipio and certain unit, warrant and note holders of Precipio also entered into a Voting Agreement (the “Precipio Voting Agreement” and, together with the Transgenomic Voting Agreement, the “Voting Agreements”). A copy of the Transgenomic Voting Agreement is attached hereto as Annex C. A copy of the Precipio Voting Agreement is attached hereto as Annex D. This summary may not contain all of the information about the Voting Agreements that is important to you. We urge you to read the Transgenomic Voting Agreement carefully because it is the legal document relating to how certain directors, executive officers and significant stockholders of Transgenomic will vote their stock, options and other rights to acquire stock in connection with the proposals described in this proxy statement. Additionally, we urge you to read the Precipio Voting Agreement carefully because it is the legal document relating to how certain directors, executive officers and significant unit holders of Precipio will vote in connection with the transactions with Transgenomic described in this proxy statement.

Transgenomic Voting Agreement

General

On October 12, 2016, Transgenomic, Precipio, all of the executive officers and directors of Transgenomic and certain affiliates of Third Security, LLC (“Third Security Investors”) entered into the Transgenomic Voting Agreement. Collectively, the voting interests held by these holders represent approximately 31.84% of Transgenomic’s voting interests as of October 12, 2016. Third Security Investors owned approximately 30% of Transgenomic’s voting interests as of October 12, 2016 and also held all of the outstanding secured debt. As such, Precipio required that Third Security Investors execute the Transgenomic Voting Agreement and support the merger. Third Security Investors were involved in the negotiation of the merger and the related transactions. In this description, these individuals and entities are referred to collectively as the “Supporting Stockholders” and to each individually as a “Supporting Stockholder.”

Agreement of Supporting Stockholders to Vote

Pursuant to the Transgenomic Voting Agreement, each of the Supporting Stockholders has agreed to take the following actions at any meeting of the stockholders of Transgenomic or any adjournment or postponement thereof, or in connection with any written consent of such stockholders, with respect to the merger, the Merger Agreement or Acquisition Proposal (as defined in the Merger Agreement):

•	appear at such meeting or otherwise cause the all shares owned by the Supporting Stockholder to be counted as present thereat for purposes of calculating a quorum;
•	vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the shares owned by the Supporting Stockholder: (i) in favor of adoption and approval of all matters contemplated by the Merger Agreement as to which stockholders of Transgenomic are called upon to vote as necessary for consummation of the merger and the other transactions contemplated by the Merger Agreement; and (ii) against any Acquisition Proposal; and
•	vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the shares owned by the Supporting Stockholder against any of the following actions (other than those actions that relate to the merger and any other transactions contemplated by the Merger Agreement): (i) any merger, consolidation, business combination, sale of assets or reorganization of Transgenomic or any subsidiary thereof, (ii) any sale, lease or transfer of all or substantially all of the assets of Transgenomic or any subsidiary thereof, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of Transgenomic or any subsidiary thereof, (iv) any material change in the capitalization of Transgenomic or any subsidiary thereof, or the corporate structure of Transgenomic or any subsidiary thereof or (v) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone or materially and adversely affect the merger or any other transactions contemplated by the Merger Agreement.

Covenants

The Supporting Stockholders have various obligations and responsibilities under the Transgenomic Voting Agreement, including, but not limited to, the following covenants:

Agreement to Retain Shares.  Each Supporting Stockholder has agreed that he, she or it shall not, directly or indirectly:

•	sell, pledge, encumber, assign, grant an option with respect to, transfer or dispose of any share or any interest in a share or enter into an agreement to do any of the foregoing (each, a “Transfer”) any of the shares owned by such Supporting Stockholder (i) unless the transferee has executed a counterpart to the Transgenomic Voting Agreement and agreed in writing to hold such shares (or interest in such shares) subject to all of the terms and provisions of the Transgenomic Voting Agreement, (ii) except by will or operation of law or (iii) as contemplated by the Merger Agreement,
•	grant any proxies or powers of attorney that are not consistent with the terms of the Transgenomic Voting Agreement, or deposit any shares into a voting trust or enter into a voting agreement with respect to any shares or
•	take any action that would make any representation or warranty of any Supporting Stockholder contained in the Transgenomic Voting Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling such Supporting Stockholder from performing such Supporting Stockholder’s material obligations under the Transgenomic Voting Agreement.

No Solicitation.  Each Supporting Stockholder (on behalf of itself and any subsidiaries or affiliates) has agreed in his capacity as a stockholder not to (i) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) engage or participate in, or facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) enter into any letter of intent, agreement in principle or other similar type of agreement relating to any Acquisition Proposal, or enter into any agreement or agreement in principle requiring Transgenomic to abandon, terminate or fail to consummate the transactions contemplated by the Transgenomic Voting Agreement, (iv) initiate a stockholders’ vote or action by consent of Transgenomic’s stockholders with respect to any Acquisition Proposal, (v) become a member of a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to any voting securities of Transgenomic that takes any action in support of any Acquisition Proposal or (vi) propose or agree to do any of the foregoing.

Further Assurances.  Each Supporting Stockholder has agreed to execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Transgenomic or Precipio may reasonably request for the purpose of carrying out the transactions contemplated by the Transgenomic Voting Agreement and the Merger Agreement.

Irrevocable Proxy

Each Supporting Stockholder has given Transgenomic an irrevocable proxy to vote such Supporting Stockholder’s shares if such Supporting Stockholder is unable to perform his, her or its obligations under the Transgenomic Voting Agreement. Such irrevocable proxy automatically terminates upon the termination of the Transgenomic Voting Agreement.

Waiver of Appraisal Rights

Pursuant to the Transgenomic Voting Agreement, each Supporting Stockholder has agreed to waive any and all rights he, she or it may have as to appraisal, dissent or any similar or related matter with respect to any of such Stockholder’s shares of Transgenomic that may arise with respect to the merger or any of the transactions contemplated by the Merger Agreement.

Termination

The Transgenomic Voting Agreement will terminate upon the earlier to occur of (i) the effective time of the merger, (ii) such date and time as the Merger Agreement shall be terminated pursuant to the terms thereof or otherwise, (iii) such time as there is a Parent Change of Recommendation (as such term is defined in the Merger Agreement) or (iv) upon mutual written agreement of the parties to terminate the Transgenomic Voting Agreement.

Specific Performance

Each of the parties to the Transgenomic Voting Agreement has agreed that irreparable damage would occur in the event any provision of the Transgenomic Voting Agreement was not performed in accordance with the terms thereof or was otherwise breached. Accordingly, the Supporting Stockholders agreed that the parties to the Transgenomic Voting Agreement shall be entitled to seek specific relief thereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of the Transgenomic Voting Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they may be entitled at law or in equity. Additionally, the parties agreed to waive any requirements for the securing or posting of any bond with respect to any such remedies.

Amendment

The Transgenomic Voting Agreement may not be amended, supplemented or modified, and no provisions may be modified or waived, except by an instrument in writing signed on behalf of each of the parties thereto.

Precipio Voting Agreement

General

On October 12, 2016, Transgenomic, Precipio, certain Precipio executive officers, directors and significant security holders entered into the Precipio Voting Agreement. Collectively, the voting interests held by these holders represent approximately 71% of Precipio’s voting interests as of October 12, 2016. In this description, these individuals and entities are referred to collectively as the “Holders” and to each individually as a “Holder.”

Agreement of Holders to Vote

Pursuant to the Precipio Voting Agreement, each of the Holders has agreed to take the following actions at any meeting of the unit holders of Precipio or any adjournment or postponement thereof, or in connection with any written consent of such unit holders, with respect to the merger, the Merger Agreement or any Acquisition Proposal (as defined in the Merger Agreement):

•	appear at such meeting or otherwise cause the all units owned by the Holder to be counted as present thereat for purposes of calculating a quorum;
•	vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the units owned by the Holder: (i) in favor of adoption and approval of all matters contemplated by the Merger Agreement as to which unit holders of Precipio are called upon to vote as necessary for consummation of the merger and the other transactions contemplated by the Merger Agreement; and (ii) against any Acquisition Proposal; and
•	vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the units owned by the Holder against any of the following actions (other than those actions that relate to the merger and any other transactions contemplated by the Merger Agreement): (i) any merger, consolidation, business combination, sale of assets or reorganization of Precipio or any subsidiary thereof, (ii) any sale, lease or transfer of all or substantially all of the assets of Precipio or any subsidiary thereof, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of Precipio or any subsidiary thereof, (iv) any material change in the capitalization of Precipio or any subsidiary thereof, or the corporate structure of Precipio or any subsidiary thereof or (v) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone or materially and adversely affect the merger or any other transactions contemplated by the Merger Agreement.

Covenants

The Holders have various obligations and responsibilities under the Precipio Voting Agreement, including, but not limited to, the following covenants:

Agreement to Retain Units.  Each Holder has agreed that he, she or it shall not, directly or indirectly:

•	Transfer any of the units owned by such Holder (i) unless the transferee has executed a counterpart to the Precipio Voting Agreement and agreed in writing to hold such units (or interest in such units) subject to all of the terms and provisions of the Precipio Voting Agreement, (ii) except by will or operation of law or (iii) as contemplated by the Merger Agreement,
•	grant any proxies or powers of attorney that are not consistent with the terms of the Precipio Voting Agreement, or deposit any units into a voting trust or enter into a voting agreement with respect to any units or
•	take any action that would make any representation or warranty of any Holder contained in the Precipio Voting Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling such Holder from performing such Holder’s material obligations under the Precipio Voting Agreement.

No Solicitation.  Each Holder (on behalf of itself and any subsidiaries or affiliates) has agreed in his capacity as a unit holder not to (i) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) engage or participate in, or facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) enter into any letter of intent, agreement in principle or other similar type of agreement relating to any Acquisition Proposal, or enter into any agreement or agreement in principle requiring Precipio to abandon, terminate or fail to consummate the transactions contemplated by the Precipio Voting Agreement, (iv) initiate a unit holders’ vote or action by consent of Precipio’s unit holders with respect to any Acquisition Proposal, (v) become a member of a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to any voting securities of Precipio that takes any action in support of any Acquisition Proposal or (vi) propose or agree to do any of the foregoing.

Further Assurances.  Each Holder has agreed to execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Transgenomic or Precipio may reasonably request for the purpose of carrying out the transactions contemplated by the Precipio Voting Agreement and the Merger Agreement.

Irrevocable Proxy

Each Holder has given Precipio an irrevocable proxy to vote such Holder’s units if such Holder is unable to perform his, her or its obligations under the Precipio Voting Agreement. Such irrevocable proxy automatically terminates upon the termination of the Precipio Voting Agreement.

Waiver of Appraisal Rights

Pursuant to the Precipio Voting Agreement, each Holder has agreed to waive any and all rights he, she or it may have as to appraisal, dissent or any similar or related matter with respect to any of such Holder’s units of Precipio that may arise with respect to the merger or any of the transactions contemplated by the Merger Agreement.

Termination

The Precipio Voting Agreement will terminate upon the earlier to occur of (i) the effective time of the merger, (ii) such date and time as the Merger Agreement shall be terminated pursuant to the terms thereof or otherwise, (iii) such time as there is a Company Change of Recommendation (as such term is defined in the Merger Agreement) or (iv) upon mutual written agreement of the parties to terminate the Precipio Voting Agreement.

Specific Performance

Each of the parties to the Precipio Voting Agreement has agreed that irreparable damage would occur in the event any provision of the Precipio Voting Agreement was not performed in accordance with the terms thereof or was otherwise breached. Accordingly, the Holders agreed that the parties to the Precipio Voting Agreement shall be entitled to seek specific relief thereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of the Precipio Voting Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they may be entitled at law or in equity. Additionally, the parties agreed to waive any requirements for the securing or posting of any bond with respect to any such remedies.

Amendment

The Precipio Voting Agreement may not be amended, supplemented or modified, and no provisions may be modified or waived, except by an instrument in writing signed on behalf of each of the parties thereto.

Lock Up Agreements

The parties to the Voting Agreements have agreed to execute lock up agreements with New Precipio pursuant to which such parties will agree not to sell any shares of New Precipio common stock that such parties hold after the merger for a period of six months following the effectiveness of the merger. Approximately 131.8 million shares of New Precipio common stock and 48.2 million shares of New Precipio preferred stock will be subject to the lock-up agreements.

* * *

THE BOARD OF DIRECTORS HAS APPROVED
THE ISSUANCE OF NEW PRECIPIO COMMON STOCK AND NEW PRECIPIO PREFERRED STOCK IN THE MERGER, THE ISSUANCE OF NEW PRECIPIO COMMON STOCK UPON CONVERSION OF THE NEW PRECIPIO PREFERRED STOCK AND THE RESULTING “CHANGE OF CONTROL” OF TRANSGENOMIC AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO 1.

PROPOSAL NO. 2
CONVERSION OF SECURED DEBT

In connection with entering into the Merger Agreement, the Lenders agreed to convert the outstanding secured debt of Transgenomic into shares of New Precipio common stock and New Precipio preferred stock and such conversion is a condition to the merger.

General

In connection with the merger, at the effective time, New Precipio will issue to certain affiliates of Third Security, LLC (the “Lenders”) who hold the outstanding secured indebtedness of Transgenomic in exchange for such indebtedness 24,087,813 shares of New Precipio preferred stock in an amount equal to $3 million, which represents approximately 8% of the fully diluted New Precipio common stock, and approximately 10.4 million shares of New Precipio common stock, which represents approximately 3% of the fully diluted New Precipio common stock.

The New Precipio preferred stock issued in the merger, upon conversion of the secured debt and in the private placement will be issued based on a $25 million pre-money equity valuation of New Precipio and will represent, in the aggregate, approximately 34% of the outstanding shares of New Precipio common stock on an as-converted basis, including New Precipio preferred stock issued in the merger, upon conversion of the secured debt and the private placement.

Conversion of Outstanding Debt and Convertible Preferred Stock

As a condition to closing, the Merger Agreement requires that Transgenomic will not have any indebtedness as of the closing other than trade payables and accrued expenses and certain outstanding. On December 13, 2016 and February 2, 2017, the audit committee of the Transgenomic Board, in accordance with the Transgenomic Corporate Governance Guidelines, approved the conversion of secured indebtedness of Transgenomic held by the Lenders into shares of New Precipio preferred stock and New Precipio common stock.

The independent members of the Transgenomic Board determined in good faith that it was in the best interests of Transgenomic and its stockholders to provide an incentive for the Lenders to convert the outstanding principal and accrued interest under the Revolving Line and Term Loan and agreed with the Lenders that such conversions would be on the same terms as the conversion provisions of the outstanding unsecured convertible promissory notes. See “— Unsecured Convertible Promissory Notes.”

On February 2, 2017, Transgenomic entered into a tenth amendment to the Loan Agreement (the “Tenth Amendment”). The Tenth Amendment, among other things, (i) provides that the Lenders will waive specified events of default under the terms of the Loan Agreement until the effective time of the Merger (or the termination of the Merger Agreement in accordance with its terms), (ii) provides for the conversion of all outstanding indebtedness owed to the Lenders under the Loan Agreement (the “Outstanding Indebtedness”) into shares of Transgenomic common stock and preferred stock (collectively, the “Conversion Shares”) effective as of the closing date of the Merger and (iii) the termination of the Loan Documents (as defined in the Loan Agreement) and the termination and release of all security interests and liens of the Lenders in the Collateral (as defined in the Loan Agreement) in each case immediately following the conversion of the Outstanding Indebtedness into Conversion Shares.

In connection with the Tenth Amendment, the Lenders have agreed to convert the outstanding principal and accrued interest under the Revolving Line and the Term Loan into (i) approximately 24.1 million shares of New Precipio preferred stock in an amount equal to $3 million and (ii) approximately 10.4 million shares of New Precipio common stock at a price equal to $0.50 per share. As of December 31, 2016, the outstanding amount owed under the Revolving Line and the Term Loan was $7.243 million of principal and $556,642 of accrued interest. Transgenomic estimates that the accrued interest as of the closing of the merger will be approximately $954,000. The number of shares of New Precipio common stock to be issued upon conversion of the secured debt will change based on the amount of accrued interest at the time of conversion. However, any such change in the amount of accrued interest will not be material to the number of shares to be issued to the Lenders and will not have any material dilution to the current holders of Transgenomic common stock. In addition, the holders of Series A-1 Convertible Preferred Stock have agreed to convert their shares into

214,705 shares of New Precipio common stock immediately prior to the effectiveness of the merger in accordance with the terms of Transgenomic’s Certificate of Incorporation. See “Description of Transgenomic Capital Stock — Preferred Stock — Series A-1 Convertible Preferred Stock.”

Effect of the Proposed Issuance of Preferred Stock and Common Stock

The shares of New Precipio common stock to be issued upon conversion of the secured debt and upon conversion of the New Precipio preferred stock issued pursuant to Proposal No. 2 in connection with the conversion of the secured debt would be identical to the shares of Transgenomic common stock now issued and outstanding. In connection with the merger, at the effective time, in addition to the New Precipio preferred stock and New Precipio common stock to be issued to holders of units of Precipio, New Precipio also will issue shares of New Precipio preferred stock and New Precipio common stock upon conversion of the secured debt and in a related private placement, whereby (a) the Lenders will receive in exchange for certain indebtedness approximately 24.1 million shares of New Precipio preferred stock with an aggregate face amount equal to $3 million, which represents approximately 8% of the fully diluted New Precipio common stock, and approximately 10.4 million shares of New Precipio common stock, which represents approximately 3% of the fully diluted New Precipio common stock, and (b) New Precipio will issue for cash up to approximately 56.2 million shares of New Precipio preferred stock for $7 million to investors in a private placement, which represents approximately 18% of the fully diluted New Precipio common stock. When and if the shares of New Precipio preferred stock are converted, such conversion will result in further dilution of your shares. Upon completion of the merger, the conversion of secured debt and the private placement, the current holders of Transgenomic common stock will own approximately 9% of the fully diluted New Precipio common stock.

Vote Required and Board of Directors Recommendation

Approval of the proposal to issue shares of New Precipio common stock and New Precipio preferred stock upon conversion of the secured debt and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock requires the affirmative vote of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting at which a quorum is present. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal. The approval of Proposal No. 2 is a condition to the completion of the merger with Precipio, and thus a vote against this proposal effectively will be a vote against the merger with Precipio.

The Transgenomic Board has determined that the issuance of New Precipio common stock and New Precipio preferred stock upon conversion of the secured debt and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock is fair to and in the best interests of Transgenomic and its stockholders and has approved the issuance of New Precipio common stock and New Precipio preferred stock in accordance with the Tenth Amendment and recommends that you vote “FOR” approval of the stock issuances.

* * *

THE BOARD OF DIRECTORS HAS APPROVED
THE ISSUANCE OF NEW PRECIPIO COMMON STOCK AND NEW PRECIPIO PREFERRED
STOCK UPON CONVERSION OF THE SECURED DEBT OF TRASNGENOMIC AND THE
ISSUANCE OF NEW PRECIPIO COMMON STOCK UPON CONVERSION OF SUCH NEW
PRECIPIO PREFERRED STOCK AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
PROPOSAL NO 2.

PROPOSAL NO. 3
THE PRIVATE PLACEMENT

In connection with entering into the Merger Agreement, Transgenomic, Precipio and BV Partners entered into a non-binding term sheet (the “Term Sheet”) for the private placement whereby New Precipio will issue up to $7 million in a new Senior Convertible Preferred Stock (the “New Precipio preferred stock”). The proceeds received from this offering of New Precipio preferred stock will be used to finance the merger, for working capital and growth capital to expand into new markets. This summary is based upon the Term Sheet, which may not reflect the final terms of the New Precipio preferred stock or the private placement.

General

Subject to the approval of the matters set forth in this proxy statement by the Transgenomic stockholders, the Transgenomic Board will approve and file a Certificate of Designation with Secretary of State of the State of Delaware amending Transgenomic’s Certificate of Incorporation to designate the New Precipio preferred stock. In connection with the merger, at the effective time, New Precipio will issue shares of New Precipio preferred stock and New Precipio common stock in a related private placement, for cash up to approximately 56.2 million shares of New Precipio preferred stock for $7 million to new investors who will invest individually or through a special purpose vehicle, which represents approximately 18% of the fully diluted New Precipio common stock.

The number of shares of New Precipio preferred stock that will be issued in connection with the private placement is 56,204,898 shares. The New Precipio preferred stock issued in the merger, upon conversion of the secured debt and in the private placement will be issued based on a $25 million pre-money equity valuation of New Precipio and will represent, in the aggregate, approximately 34% of the fully diluted New Precipio common stock.

Summary of Terms of the New Precipio Preferred Stock

Convertibility

The New Precipio preferred stock will be convertible into New Precipio common stock at any time at the then applicable conversion price. The initial conversion price will equal the purchase price for the New Precipio preferred stock, but will be subject to anti-dilution protections including adjustments for stock splits, stock dividends, other distributions, recapitalizations and the like. Additionally, each holder of the New Precipio preferred stock will have a right to convert his, her or its New Precipio preferred stock into securities issued in any future private offering of New Precipio stock at a 15% discount to the proposed price in such private offering.

Dividends

The New Precipio preferred stock will be entitled to an annual 8% cumulative payment in lieu of interest or dividends, payable in-kind for the first two years and in cash or in-kind thereafter, at the option of the holder. The New Precipio preferred stock also will be entitled to share in any dividends paid on the New Precipio common stock.

Liquidation Preference

In the event of New Precipio’s liquidation, dissolution or winding up, holders of the New Precipio preferred stock will be entitled to receive assets or surplus funds of New Precipio in an amount equal to the greater of (i) 1.5 times the original purchase price of the New Precipio preferred stock, plus an amount equal to all unpaid and accrued dividends and dividend equivalents and (ii) the amount that would be payable on the New Precipio preferred stock if it were converted into New Precipio common stock (the “Liquidation Preference”). This Liquidation Preference also would be due in the event of a future merger or sale of New Precipio, unless a supermajority of holders of New Precipio preferred stock elect otherwise.

Board Representation

In connection with the private placement, and as provided in the Merger Agreement, the New Precipio board of directors will increase its size to seven at the effective time of the merger. Two members of the New Precipio board of directors will be current directors, three will be nominated by Precipio and two will be nominated by the holders of the New Precipio preferred stock.

Protective Provisions

Certain material corporate events will require the consent of a supermajority of holders of the New Precipio preferred stock or approval of at least one of the members of the Transgenomic Board appointed by the holders of New Precipio preferred stock.

Investor Rights Agreement

In connection with the private placement, New Precipio will enter into an investor rights agreement with the holders of the New Precipio preferred stock. Since the shares of New Precipio preferred stock will not be registered under the Securities Act in reliance on Section 4(a)(2) and Rule 506, the investor rights agreement will contain customary private placement transfer restrictions relating to the approximately 104 million shares of New Precipio preferred stock and New Precipio common stock issuable upon conversion of the New Precipio preferred stock that will be issued to such parties in connection with the merger, the conversion of secured debt and the private placement. Such shares of New Precipio preferred stock and shares of New Precipio common stock issuable upon conversion of the New Precipio preferred stock may not be sold or transferred unless such shares are registered under the Securities Act or an exemption under the Securities Act is available. In addition, the holders of New Precipio preferred stock will have a right of first refusal with respect to any sales of New Precipio preferred stock by other holders, except for transfers to family members or affiliates. In addition, the investor rights agreement will give such parties rights with respect to the registration under the Securities Act of the shares of New Precipio common stock to be issued to such parties, including the shares that may be issued upon future conversion of the New Precipio preferred stock.

The investor rights agreement also will provide each holder of New Precipio preferred stock with (i) pro rata preemptive rights with respect to any new issuance of preferred stock and (ii) pro rata rights of first refusal on any transfers of New Precipio preferred stock.

Fees and Expenses

Pursuant to that certain engagement letter by and between Precipio and BV Partners, dated as of September 17, 2015 (as amended, the “BV Letter”), and that certain term sheet by and between Precipio and BV Partners, dated as of October 12, 2016 (the “BV Term Sheet” and together with the BV Letter, the “BV Agreements”), Precipio engaged BV Partners to serve as its strategic advisor in connection with a merger or alternative transaction and BV Partners agreed to purchase shares of New Precipio preferred stock. New Precipio will be required to pay certain fees and expenses (out-of-pocket costs, such as travel) under the BV Term Sheet, including (i) a monthly consulting fee for monitoring day-to-day business needs and rendering professional advice to include business development activities and to help with strategic partnerships, product licensing and joint ventures for growth opportunities in domestic and international markets, of $10,000 per month for the first six months after the closing of the merger and thereafter any time the New Precipio preferred stock is in default, and (ii) a break-up fee equal to 50% of the closing fee, which is equal to 2% of the purchase price of the New Precipio preferred stock, paid in four equal installments over six months in the event the merger is not consummated. In addition, pursuant to the BV Letter, in the event BV Partners is prepared to invest in New Precipio preferred stock and New Precipio decides not to take BV Partner’s investment, BV Partners is also entitled to a transaction fee equal to 4.15% of the funding amount, in addition to a closing fee equal to 2% of the purchase price of the New Precipio preferred stock for fees and expenses in connection with the transaction. For the avoidance of doubt, BV Partners is receiving certain fees under the BV Agreements solely in relationship to strategic advisory, business development and consulting services work in accordance with the proposed Transaction, and no such fees are being paid in connection with any capital raises or securities offerings of Transgenomic.

Effect of the Proposed Issuance of Preferred Stock and Common Stock

The shares of New Precipio common stock to be issued upon conversion of the New Precipio preferred stock issued pursuant to Proposal No. 3 in connection with the private placement would be identical to the shares of Transgenomic common stock now issued and outstanding. In connection with the merger, at the effective time, in addition to the New Precipio preferred stock and New Precipio common stock to be issued to holders of units of Precipio, New Precipio also will issue shares of New Precipio preferred stock and New Precipio common stock upon conversion of the secured debt and in a related private placement, whereby

(a) the Lenders will receive in exchange for certain indebtedness approximately 24.1 million shares of New Precipio preferred stock with an aggregate face amount equal to $3 million, which represents approximately 8% of the fully diluted New Precipio common stock, and approximately 10.4 million shares of New Precipio common stock, which represents approximately 3% of the fully diluted New Precipio common stock, and (b) New Precipio will issue for cash up to approximately 56.2 million shares of New Precipio preferred stock for $7 million to investors in a private placement, which represents approximately 18% of the fully diluted New Precipio common stock. When and if the shares of New Precipio preferred stock are converted, such conversion will result in further dilution of your shares. Upon completion of the merger, the conversion of secured debt and the private placement, the current holders of Transgenomic common stock will own approximately 9% of the fully diluted New Precipio common stock.

The issuance of New Precipio common stock and New Precipio preferred stock upon conversion of the secured debt is exempt from registration under the Securities Act pursuant to Section 4(a)(2) and Rule 506.

Vote Required and Board of Directors Recommendation

Approval of the proposal to issue shares of New Precipio preferred stock to investors in the private placement and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock requires the affirmative vote of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting at which a quorum is present. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal. The approval of Proposal No. 3 is a condition to the completion of the merger with Precipio, and thus a vote against this proposal effectively will be a vote against the merger with Precipio.

The Transgenomic Board has determined that the issuance of New Precipio preferred stock in the private placement and the issuance of New Precipio common stock upon conversion of such New Precipio preferred stock is fair to and in the best interests of Transgenomic and its stockholders and has approved the issuance of New Precipio preferred stock and recommends that you vote “FOR” approval of the stock issuances.

* * *

THE BOARD OF DIRECTORS HAS APPROVED
THE ISSUANCE OF NEW PRECIPIO PREFERRED STOCK IN THE PRIVATE PLACEMENT AND
THE ISSUANCE OF NEW PRECIPIO COMMON STOCK UPON CONVERSION OF SUCH
NEW PRECIPIO PREFERRED STOCK
AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO 3.

PROPOSAL NO. 4
APPROVAL OF THE ISSUANCE OF TRANSGENOMIC, INC. COMMON STOCK
UPON EXERCISE OR EXCHANGE OF THE WARRANTS

In 2016, Transgenomic issued certain warrants (“Warrants”) to Third Security Investors and Crede Capital Group, LLC or its affiliates (“Crede”). At the time of issuance, these Warrants included a maximum aggregate amount of 4,773,765 shares of Transgenomic common stock (the “Maximum Warrant Shares”) that were issuable to Third Security Investors and Crede, as applicable, upon the exercise or exchange thereof.

Pursuant to the rules of Nasdaq, the securities exchange on which Transgenomic’s common stock was listed prior to February 22, 2017, the issuance of 2,999,836 of the Maximum Warrant Shares pursuant to the exercise and/or exchange provisions in the Warrants requires approval of Transgenomic’s stockholders because the issuance exceeds 20% of the number of shares of Transgenomic common stock outstanding as of the date of the Warrants. Accordingly, the terms of the Warrants require Transgenomic’s stockholders to approve certain further issuances of common stock pursuant to the Warrants.

Certain Terms of the Warrants

Placement Warrants

On January 6, 2016, Transgenomic entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Crede and Third Security Investors, pursuant to which, on January 8, 2016, Transgenomic sold an aggregate of approximately $2.2 million of units (the “Units”) consisting of (1) an aggregate of 2,365,243 shares of Transgenomic’s Series A-1 Convertible Preferred Stock, and (2) warrants to purchase up to an aggregate of 1,773,929 shares of Transgenomic common stock (the “Placement Warrants”). Each Unit was sold at a purchase price of $0.93 per Unit. The shares of Series A-1 Convertible Preferred Stock are convertible into shares of Transgenomic common stock at an initial rate of 1-for-1, which conversion rate is subject to further adjustment. The holders of the Series A-1 Convertible Preferred Stock are generally entitled to that number of votes as is equal to the product obtained by multiplying: (a) the number of whole shares of Transgenomic common stock into which the shares of Series A-1 Convertible Preferred Stock may be converted as of the record date of such vote or consent, by (b) 0.93, rounded down to the nearest whole number. Therefore, every 1.075269 shares of Series A-1 Convertible Preferred Stock will generally initially be entitled to one vote.

On January 8, 2016, Transgenomic issued Placement Warrants to Crede to purchase an aggregate of 1,612,903 shares of Transgenomic common stock and Third Security Investors to purchase an aggregate of 161,026 shares of Transgenomic common stock. The Placement Warrants were immediately exercisable upon issuance, have a term of five years and have an exercise price of $1.21 per share of Transgenomic common stock. Each Placement Warrant includes both cash and “cashless exercise” features and an exchange feature whereby the holder of the Placement Warrant may exchange (the “Exchange Right”) all or any portion of the Placement Warrant for a number of shares of Transgenomic common stock equal to the quotient obtained by dividing the “Exchange Amount” by the closing bid price of Transgenomic common stock on the second trading day prior to the date the Placement Warrant is exchanged, with a minimum price of $0.50 per share (the “Exchange Price”). Under the Placement Warrants, the “Exchange Amount” is based upon a Black Scholes option pricing model. Each Placement Warrant provides that the number of shares that may be issued upon exercise of the Exchange Right is limited to the number of shares that may be purchased pursuant to the terms of the Placement Warrant, unless Transgenomic has previously obtained stockholder approval or approval from The Nasdaq Stock Market LLC to issue any additional shares of Transgenomic common stock (the “Additional Shares”) pursuant to the Exchange Right (the “Required Approvals”). For any Exchange Right exercised more than 90 days following the issuance of the Placement Warrants, if Transgenomic has not obtained either of the Required Approvals, Transgenomic will be required to pay the Placement Warrant holder an amount in cash for any Additional Shares that Transgenomic cannot issue without the Required Approvals based on the Exchange Amount.

The current Exchange Amount for the Crede Placement Warrants is approximately $500,000 based on the current Black-Scholes calculation. Using the minimum Exchange Price of $0.50 per share, Crede would be entitled to an additional 1,000,000 shares of Transgenomic common stock upon exchange of the Crede Placement Warrants for an aggregate of 2,612,903 shares of Transgenomic common stock. Based on the same calculations, the current Exchange Amount for the Third Security Investors Placement Warrants is approximately $200,000. Using the minimum Exchange Price of $0.50 per share, Third Security Investors would be entitled to an additional 99,836 shares of Transgenomic common stock upon exchange of the Crede Placement Warrants for an aggregate of 260,862 shares of Transgenomic common stock. In the event that the Required Approvals have not been obtained at the time of the exchange of the Placement Warrants, then Transgenomic would be required to pay to Crede $500,000 and Third Security Investors approximately $200,000.

The Placement Warrants further provide that, to the extent the closing bid price of Transgenomic common stock on the second trading day prior to the date the Placement Warrant is exchanged is less than $0.50, the Exchange Price will be deemed to be equal to $0.50, and, in addition to issuing shares of Transgenomic common stock based on this Exchange Price, Transgenomic will be required to pay to the Placement Warrant holder an amount in cash equal to the product obtained by multiplying (a) $0.50 minus the closing bid price of Transgenomic common stock on the second trading day prior to the date the Placement Warrant is exchanged, by (b) the aggregate number of shares of Transgenomic common stock issued to the Placement Warrant holder by Transgenomic in such exchange at an Exchange Price equal to $0.50. For example, the closing bid price on May 5, 2017 was $0.40, so Transgenomic would be required to pay $0.10 per share of Transgenomic common stock issued to the Placement Warrant holders or approximately $161,000 to Crede and approximately $26,000 to Third Security. If such closing bid price was $0.25 on the second trading day prior to the date the Placement Warrant is exercised then Transgenomic would be required to pay $0.25 per share of Transgenomic common stock issued to the Placement Warrant holders or approximately $400,000 to Crede and approximately $65,000 to Third Security. As long as the closing bid price of Transgenomic common stock on the second trading day prior to the date the Placement Warrants are exchanged is equal to or higher than $0.50 per share, then Transgenomic would not be required to pay any additional cash upon exchange of the Placement Warrants.

Amended Warrant

On June 30, 2015, Transgenomic entered into a purchase agreement with Crede pursuant to which, on July 7, 2015, Transgenomic sold (i) an aggregate of approximately 1.5 million shares of Transgenomic common stock at a price per share of $1.42, (ii) a warrant to purchase up to an aggregate of 0.7 million shares of Transgenomic common stock with an exercise price of $0.01 per share, and (iii) a warrant to purchase up to an aggregate of 1,161,972 shares of Transgenomic common stock, with an exercise price of $1.66 per share. The aggregate gross proceeds to Transgenomic from the offering were approximately $3.0 million.

On January 8, 2016, in accordance with the Securities Purchase Agreement, Transgenomic also issued a warrant (the “Amended Warrant”) that amended an outstanding warrant previously issued to Crede on July 7, 2015 to purchase up to 1,161,972 shares of Transgenomic common stock (the “Original Warrant”).

The Amended Warrant amended the Original Warrant to provide that the Amended Warrant is subject to the same terms and conditions as the Placement Warrants and, therefore, includes both cash and “cashless exercise” features and an Exchange Right whereby the number of shares issuable pursuant to the Exchange Right is equal to the “Amended Warrant Exchange Amount”, which is based on a Black Scholes option pricing model. The Amended Warrant is exercisable for up to 1,161,972 shares of Transgenomic common stock in the event Transgenomic has obtained either of the Required Approvals with respect to the Amended Warrant. In the event Crede exercises the Amended Warrant more than 90 days following the issuance of the Amended Warrant, if Transgenomic has not obtained either of the Required Approvals, Transgenomic will be required to pay Crede an amount in cash for the shares of Transgenomic common stock that Transgenomic cannot issue under the Amended Warrant pursuant to such exercise without the Required Approvals based on the Amended Warrant Exchange Amount.

The current Exchange Amount for the Amended Warrant is approximately $950,000 based on the current Black-Scholes calculation. Using the minimum Exchange Price of $0.50 per share, Crede would be entitled to an additional 738,028 shares of Transgenomic common stock upon exchange of the Amended Warrant for an aggregate of 1,900,000 shares of Transgenomic common stock. In the event that the Required Approvals have not been obtained at the time of the exchange of the Amended Warrant, then Transgenomic would be required to pay to Crede $950,000.

The Amended Warrant also provides that, to the extent the closing bid price of Transgenomic common stock on the second trading day prior to the date the Amended Warrant is exchanged is less than $0.50, the Exchange Price will be deemed to be equal to $0.50, and, in addition to issuing shares of Transgenomic common stock based on this Exchange Price (assuming receipt of the Required Approvals), Transgenomic will be required to pay to Crede an amount in cash equal to the product obtained by multiplying (a) $0.50 minus the closing bid price of Transgenomic common stock on the second trading day prior to the date the Amended Warrant is exchanged, by (b) the aggregate number of shares of Transgenomic common stock issued to Crede by us in such exchange at an Exchange Price equal to $0.50. For example, the closing bid price on May 5, 2017 was $0.40, so Transgenomic would be required to pay $0.10 per share of Transgenomic common stock issued to the Amended Warrant holder or approximately $190,000 to Crede. If such closing bid price was $0.25 on the second trading day prior to the date the Amended Warrant is exercised then Transgenomic would be required to pay $0.25 per share of Transgenomic common stock issued to the Amended Warrant holder or approximately $475,000 to Crede. As long as the closing bid price of Transgenomic common stock on the second trading day prior to the date the Amended Warrant is exchanged is equal to or higher than $0.50 per share, then Transgenomic would not be required to pay any additional cash upon exchange of the Amended Warrant.

Crede Warrants

An aggregate maximum amount of 4,512,903 shares of Transgenomic common stock are issuable to Crede under the Warrants. The Placement Warrants issued to Crede provide for the issuance of up to 1,612,903 shares of Transgenomic common stock issuable upon the exercise or the exchange of the warrant, with a maximum amount of up to 2,612,903 shares of Transgenomic common stock issuable upon any exchange of such Placement Warrant in accordance with the Exchange Right (the “Crede Placement Warrant”). The Amended Warrant issued to Crede provides for the issuance of up to 1,161,972 shares of Transgenomic common stock issuable upon the exercise or the exchange of the Amended Warrant, with a maximum amount of up to 1,900,000 shares of Transgenomic common stock issuable upon the exchange of the warrant in accordance with the Exchange Right.

As of April 12, 2017, 606,484 of the original 1,612,903 shares of Transgenomic common stock subject to the Crede Placement Warrant remain to be issued under the warrant. Pursuant to the terms of the Crede Placement Warrant, 1,000,000 Additional Shares of the 2,612,903 maximum number of shares of Transgenomic common stock issuable upon the exchange of the Crede Placement Warrant are subject to the approval of Transgenomic stockholders before such Additional Shares may be issued in connection with any exchange of the Crede Placement Warrant pursuant to the Exchange Right.

As of April 12, 2017, all 1,161,972 shares of Transgenomic common stock subject to the Amended Warrant remain to be issued under the warrant. Pursuant to the terms of the Amended Warrant, no shares of Transgenomic common stock may be issued, whether pursuant to an exercise or exchange, without the approval of Transgenomic stockholders.

Third Security Investors Warrant

An aggregate maximum amount of 260,862 shares of Transgenomic common stock are issuable to Third Security Investors under the Placement Warrants. The Placement Warrants issued to Third Security Investors provide for the issuance of up to 161,026 shares of Transgenomic common stock issuable upon the exercise or exchange of the warrant, with a maximum amount of up to 260,862 shares of Transgenomic common stock issuable upon the exchange of the warrant in accordance with the Exchange Right (the “Third Security Investors Warrant”).

As of April 12, 2017, all 161,026 shares of Transgenomic common stock subject to the Third Security Investors Warrant remain to be issued under the warrant. Pursuant to the terms of the Third Security Investors Warrant, 99,836 Additional Shares of the 260,862 maximum number of shares of Transgenomic common stock issuable upon the exchange of the Third Security Investors Warrant are subject to the approval of

Transgenomic stockholders before such Additional Shares may be issued in connection with any exchange of the Third Security Investors Warrant pursuant to the Exchange Right.

Federal Securities Laws Issues

The issuance of the Warrants in 2016, and the subsequent issuance of Transgenomic common stock upon exercise or exchange of the Warrants thereafter, was exempt from registration under the Securities Act in reliance on Section 4(a)(2) and Rule 506. On January 24, 2016, Transgenomic filed a registration statement on Form S-3 under the Securities Act, which registration statement was declared effective, registering for resale the shares of Transgenomic common stock issuable upon exercise or exchange of the Warrants.

Effect of the Proposed Issuance of Common Stock

The shares of Transgenomic common stock to be issued pursuant to Proposal No. 4 in connection with the exercise and/or exchange of the Warrants would be identical to the shares of Transgenomic common stock now issued and outstanding. However, the stock issuance will dilute the ownership and voting interests of our existing stockholders.

Vote Required and Board of Directors Recommendation

Approval of the proposal to issue 2,999,836 shares of Transgenomic common stock upon exercise of the Warrants requires the affirmative vote of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting at which a quorum is present. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal. The approval of Proposal No. 4 is not a condition to the completion of the merger with Precipio.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
PROPOSAL NO 4.

PROPOSAL NO. 5
APPROVAL OF 2017 STOCK OPTION AND INCENTIVE PLAN

Proposal

The Transgenomic Board believes that stock options, restricted stock units, restricted stock awards and other stock-based incentive awards can play an important role in the success of the Transgenomic (and, after the merger, New Precipio) (Transgenomic or New Precipio, as applicable, is referred to in this proposal as the “Company”) by encouraging and enabling the employees, officers, non-employee directors and other key persons of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. The Transgenomic Board anticipates that providing these people with a direct ownership stake will assure a closer identification of the interests of these individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company. All share numbers set forth below do not take into account the proposed reverse stock split at a ratio of between one to ten and one to thirty approved by the Transgenomic stockholders on October 31, 2016.

Vote Required and Board of Directors Recommendation

Approval of the 2017 Stock Option and Incentive Plan (the “2017 Plan”) which is attached to this proxy statement as Annex E, requires the affirmative vote of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting at which a quorum is present. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal. The approval of Proposal No. 5 is not a condition to the completion of the merger with Precipio.

The 2017 Plan is intended to serve as a successor to and replacement for the Transgenomic, Inc. 2006 Equity Incentive Plan, as amended (the “Amended 2006 Plan”), which expired pursuant to its terms on July 12, 2016. If approved, the 2017 Plan will take effect on June 5, 2017, the day of the Special Meeting, and will expire on June 5, 2027. If the Transgenomic stockholders do not approve the 2017 Plan, then Transgenomic will not be able to make additional awards under the Amended 2006 Plan and Transgenomic does not expect to be able to offer competitive equity packages to retain our current employees or hire new employees.

Transgenomic executive officers and members of the Transgenomic Board will be eligible to receive awards under the 2017 Plan and therefore have an interest in this proposal. Effective December 13, 2016, the Board approved the issuance of options to acquire 5,000 shares of Transgenomic common stock to Mya Thomae, Doit Koppler II, Michael A. Luther, and Robert M. Patzig, as well as an additional grant of an option to acquire 100,000 shares of Transgenomic common stock to Robert M. Patzig, Chairman of the Transgenomic Board, in connection with his role in negotiating the Merger Agreement and related transactions, all of which options are subject to the approval of the 2017 Plan by the Transgenomic stockholders. Upon such approval by the Transgenomic stockholders, these options will be effective as of December 13, 2016.

Summary of Material Features of the 2017 Plan

The material features of the 2017 Plan are:

•	20,000,000 shares of common stock have been reserved for the issuance under the 2017 Plan; provided, however, in the event the merger with Precipio is not consummated, the Company will reduce the number of shares reserved under the 2017 Plan to 2,000,000;
•	Until the merger with Precipio is completed, awards with respect to no more than 2,000,000 shares may be granted under the 2017 Plan;
•	Shares of common stock that are forfeited, cancelled, held back upon the exercise or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of common stock or otherwise terminated (other than by exercise) under the 2017 Plan are added back to the shares of common stock available for issuance under the 2017 Plan;

•	Shares of common stock reacquired by the Company on the open market will not be added to the reserved pool under the 2017 Plan;
•	The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, cash-based awards, performance share awards and dividend equivalent rights is permitted under the 2017 Plan;
•	No dividends or dividend equivalents may be paid on full value awards (restricted stock, restricted stock units and performance share awards) subject to performance vesting until such shares are actually earned upon satisfaction of the performance criteria;
•	The value of all equity awards made under the 2017 Plan and all other cash compensation paid by the Company to any non-employee director in any calendar year may not exceed $500,000.
•	Any material amendment to the 2017 Plan is subject to approval by the Company’s stockholders; and
•	The term of the 2017 Plan will expire on June 5, 2027.

The maximum aggregate market value of the common stock that could potentially be issued under the 2017 Plan assuming the merger with Precipio is completed will be based on the closing price of Transgenomic’s common stock on the date the 2017 Plan is approved and the number of shares to be reserved under the 2017 Plan, which is 20,000,000. For example, assuming the 2017 Plan was approved on May 11, 2017, the most recent practicable date prior to the date of this proxy statement, based on the closing price of Transgenomic’s common stock as reported on such date, the maximum aggregate market value of the common stock that could potentially be issued under the 2017 Plan would be $7.4 million. The shares the Company issues under the 2017 Plan will be authorized but unissued shares or shares that the Company reacquires.

Qualified Performance-Based Compensation under Section 162(m) of the Code

To ensure that certain awards granted under the 2017 Plan to “covered employees” (as defined in the 2017 Plan) qualify as “performance-based compensation” under Section 162(m) of the Code, the 2017 Plan provides that the administrator of the 2017 Plan may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) total stockholder return, (2) earnings before interest, taxes, depreciation and amortization, (3) net income (loss) (either before or after interest, taxes, depreciation and/or amortization), (4) changes in the market price of the common stock, (5) economic value-added, (6) funds from operations or similar measure, (7) sales or revenue, (8) acquisitions or strategic transactions, (9) operating income (loss), (10) cash flow (including, but not limited to, operating cash flow and free cash flow), (11) return on capital, assets, equity or investment, (12) return on sales, (13) gross or net profit levels, (14) productivity, (15) expense, (16) margins, (17) operating efficiency, (18) customer satisfaction, (19) working capital, (20) earnings (loss) per share of common stock, (21) sales or market shares and (22) number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The administrator of the 2017 Plan will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 3,000,000 shares of common stock (provided, however, that if the merger with Precipio is not consummated, the Company will reduce such number to 300,000 shares of common stock) for any performance cycle and options or stock appreciation rights with respect to no more than 2,000,000 shares of common stock (provided, however, that if the merger with Precipio is not consummated, the Company will reduce such number to 200,000 shares of common stock) may be granted to any one individual during any calendar year period. If a performance-based award is payable in cash, it cannot exceed $1,000,000 for any performance cycle.

Summary of the 2017 Plan

The following description of certain features of the 2017 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2017 Plan, which is attached hereto as Annex E.

Plan Administration.  The 2017 Plan will be administered by the Transgenomic Compensation Committee. The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2017 Plan. The administrator may delegate to the Company’s Chief Executive Officer the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.

Eligibility.  Persons eligible to participate in the 2017 Plan will be those full or part-time officers, employees, non-employee directors and other key persons (including consultants) of the Company and its subsidiaries as selected from time to time by the administrator in its discretion. Approximately 23 individuals would be currently eligible to participate in the 2017 Plan, which includes one officer, 18 employees who are not officers, and four non-employee directors.

Plan Limits.  A total of 20,000,000 shares of common stock have been reserved under the 2017 Plan. In the event the merger with Precipio is not consummated, the Company will reduce such number to 2,000,000 shares of common stock. Awards with respect to no more than 2,000,000 shares may be granted under the 2017 Plan after the merger with Precipio is completed. The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 2,000,000 shares of common stock (provided, however, that if the merger with Precipio is not consummated, the Company will reduce such number to 200,000 shares of common stock) (in each case, subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock, restricted stock units or performance shares granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 1,000,000 shares of common stock (provided, however, that if the merger with Precipio is not consummated, the company will reduce such number to 100,000 shares of common stock) (in each case, subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle. If any cash-based award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award to be paid in cash in any performance cycle may not exceed $1,000,000. In addition, no more than 20,000,000 shares of common stock (provided, however, that if the merger with Precipio is not consummated, the Company will reduce such number to 200,000 shares of common stock) (in each case, subject to adjustment for stock splits and similar events) may be issued in the form of incentive stock options.

Stock Options.  The 2017 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2017 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants of the Company. The option exercise price of each option will be determined by the administrator but may not be less than 100% of the fair market value of the common stock on the date of grant. In the case of an incentive stock option granted to a 10% owner of the Company, the exercise price may not be less than 110% of the fair market value on the date of grant. Fair market value for this purpose will be the last reported sale price of the shares of common stock on Nasdaq on the date of grant. The administrator has discretion to reduce the exercise price of outstanding stock options or to effect the repricing of stock options through cancellation and re-grants.

The term of each option will be fixed by the administrator and may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the administrator. In general, unless otherwise permitted by the administrator, no option granted under the 2017 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the administrator or by delivery (or attestation to the ownership) of shares of common stock that are not then subject to any restrictions under any Company plan. Subject to applicable law, the exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the administrator may permit non-qualified options to be exercised using a net exercise feature, which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights.  The administrator may award stock appreciation rights subject to such conditions and restrictions as the administrator may determine. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price may not be less than the fair market value of the common stock on the date of grant. The administrator has discretion to reduce the exercise price of outstanding stock appreciation rights or to effect the repricing of stock appreciation rights through cancellation and re-grants. The maximum term of a stock appreciation right is ten years.

Restricted Stock Awards.  The administrator may award shares of common stock to participants subject to such conditions and restrictions as the administrator may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with the Company through a specified restricted period.

Restricted Stock Units.  The administrator may award restricted stock units to any participants. Restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the administrator may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with the Company through a specified vesting period. In the administrator’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of restricted stock units, subject to the participant’s compliance with the procedures established by the administrator and requirements of Section 409A of the Code. During the deferral period, the restricted stock units may be credited with dividend equivalent rights.

Unrestricted Stock Awards.  The administrator may also grant shares of common stock that are free from any restrictions under the 2017 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Cash-Based Awards.  The administrator may grant cash bonuses under the 2017 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals (as summarized above).

Performance Share Awards.  The administrator may grant performance share awards to any participant that entitle the recipient to receive shares of common stock upon the achievement of certain performance goals (as summarized above) and such other conditions as the administrator shall determine.

Dividend Equivalent Rights.  The administrator may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights may be granted as a component of another award (other than a stock option or stock appreciation right) or as a freestanding award. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Sale Event Provisions.  The 2017 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2017 Plan, all awards under the 2017 Plan will automatically terminate unless the parties to the sale event agree that such awards will be assumed, continued or substituted by the successor entity. In the event of such termination, except as otherwise provided in the relevant award certificate, all stock options and stock appreciation rights will automatically become fully exercisable and the restrictions and conditions on all other awards with time-based conditions will become fully vested and nonforfeitable as of the effective time of the sale event. All awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in the administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, (i) the Company may make or provide for a cash payment to participants holding options and stock appreciation rights, in exchange for the cancellation thereof, equal to the difference between the per share cash consideration in the sale event and the exercise price of the options or stock appreciation rights or (ii) each participant shall be permitted, within a specified period of time prior to the consummation of the sale event, as determined by the administrator, to exercise all outstanding options and stock appreciation rights held by such participant. The Company shall also have the option to make or provide for payment, in cash or in kind, to grantees holding other awards in an amount equal to the sale price multiplied by the number of vested shares underlying such awards.

Adjustments for Stock Dividends, Stock Splits, Etc.  The 2017 Plan requires the administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2017 Plan, to certain limits in the 2017 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding.  Participants in the 2017 Plan are responsible for the payment of any federal, state or local taxes that the Company required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the administrator, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold shares of common stock to be issued pursuant to exercise or vesting.

Amendments and Termination.  The Transgenomic Board may at any time amend or discontinue the 2017 Plan and the administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under Nasdaq rules, any amendments that materially change the terms of the 2017 Plan will be subject to approval by the Company’s stockholders. Amendments shall also be subject to approval by the Company’s stockholders if and to the extent determined by the administrator to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2017 Plan qualifies as performance-based compensation under Section 162(m) of the Code.

Effective Date of 2017 Plan.  The Transgenomic Board initially adopted the 2017 Plan on December 13, 2016 and it will become effective on June 5, 2017, subject to stockholder approval. Awards of incentive options may be granted under the 2017 Plan until December 13, 2026. No other awards may be granted under the 2017 Plan after June 5, 2027.

Plan Benefits

Because the grant of awards under the 2017 Plan is within the discretion of the administrator, Transgenomic cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the 2017 Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the 2017 Plan, the following table provides information concerning the benefits that were received by the following persons and groups for all past grants up to and including December 31, 2016: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all employees who are not executive officers, as a group.

	Options		Other Awards
Name and Position	Average Exercise Price ($)	Number (#)	Dollar Value ($)	Number (#)
Paul Kinnon President and Chief Executive Officer	3.62	274,166	284,882	83,333
Leon Richards Former Chief Accounting Officer(1)	2.14	108,624	29,304	15,000
All current executive officers, as a group	3.62	274,166	284,882	83,333
All current directors who are not executive officers, as a group(2)	1.69	215,998	—	—
All current employees who are not executive officers, as a group	6.45	350,522	—	—

(1)	Mr. Richards resigned from Transgenomic effective September 30, 2016, and the unvested option awards included in this table were terminated as of that date in accordance with their terms.
(2)	Includes the issuance of options to acquire 5,000 shares of Transgenomic common stock to Mya Thomae, Doit Koppler II, Michael A. Luther, and Robert M. Patzig, as well as an additional grant of an option to acquire 100,000 shares of Transgenomic common stock to Robert M. Patzig, Chairman of the Transgenomic Board, in connection with his role in negotiating the Merger Agreement and related transactions, all of which options were approved by the Board on December 13, 2016 and are subject to approval of the 2017 Plan by the Transgenomic stockholders. Upon the approval of the 2017 Plan by Transgenomic stockholders, these options will be effective as of December 13, 2016.

Tax Aspects under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2017 Plan. It does not describe all federal tax consequences under the 2017 Plan, nor does it describe state or local tax consequences.

Incentive Options.  No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof and (ii) the company will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options.  No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and the Company receives a tax deduction for the same amount and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards.  The Company generally will be entitled to a tax deduction in connection with an award under the 2017 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments.  The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments,” as defined in the Code. Any such parachute payments may be non-deductible to the company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions.  Under Section 162(m) of the Code, the company’s deduction for certain awards under the 2017 Plan may be limited to the extent that the chief executive officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the principal financial officer) receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2017 Plan is structured to allow certain awards to qualify as performance-based compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
PROPOSAL NO 5.

2016 Executive Compensation

Summary Compensation Table

The following table sets forth compensation awarded to, paid to or earned by Transgenomic’s “named executive officers” for services rendered during fiscal years 2016 and 2015.

Name and Principal Position	Year	Salary ($)	SARs and Option Awards(1) ($)	All Other Compensation ($)		Total ($)
Paul Kinnon(2)	2016	350,000	—	11,075	(3)	361,075
President, Chief Executive Officer and Interim Chief Financial Officer	2015	350,000	68,925	11,075	(3)	430,000
Leon Richards(4)	2016	150,000	—	21,669	(5)	171,669
Former Chief Accounting Officer	2015	200,000	73,520	8,380	(6)	281,900

(1)	The amounts in this column reflect the aggregate grant date fair value of the stock appreciation rights (“SARs”) and stock option awards granted during the respective fiscal year as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, excluding the effect of estimated forfeitures. The amounts shown for 2015 do not correspond to the actual value that will be recognized by the named executive officer. The assumptions used in the calculation of these amounts are included in Note 11 “Equity Incentive Plan” to the consolidated financial statements contained in Transgenomic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on April 13, 2017. See the table entitled “2016 Grants of Plan-Based Awards” for information on SARs and stock options granted in 2015. On December 13, 2016, the Board agreed to extend the period during which these stock options may be exercised following Mr. Kinnon’s termination of employment (i) by Transgenomic without “Cause” or (ii) by Mr. Kinnon for “Good Reason” (each of the foregoing capitalized terms as defined in the Kinnon Employment Agreement) to 24 months after such termination, but in no event shall such period extend beyond the Term of Options as defined in the applicable award agreements, and for purposes of any incentive stock option, such extension shall be considered the grant of a new award on the same terms except that the exercise price shall be the greater of (1) the exercise price set forth in the original grant or (2) the fair market value on the date of the extension. Since the exercise price was not lowered and the Term of Options was not extended, Mr. Kinnon did not receive any incremental value as a result of such modification of these stock options.
(2)	See “Agreements with Transgenomic’s Named Executive Officers — Paul Kinnon Employment Agreement” for a description of the Kinnon Employment Agreement with Transgenomic. Mr. Kinnon was appointed as Transgenomic’s President and Chief Executive Officer effective as of September 30, 2013 and Transgenomic’s Interim Chief Financial Officer effective as of October 31, 2014.
(3)	Amounts paid to Mr. Kinnon in 2016 and 2015 consisted of $10,600 in 401(k) matching contributions and $475 in long term disability insurance.
(4)	Mr. Richards resigned from Transgenomic effective September 30, 2016.
(5)	Amounts paid to Mr. Richards in 2016 consisted of $6,000 in 401(k) matching contributions, accrued vacation pay of $15,384 and $285 in long term disability insurance.
(6)	Amounts paid to Mr. Richards in 2015 consisted of $8,000 in 401(k) matching contributions and $380 in long term disability insurance.

2016 Grants of Plan-Based Awards

There were no grants of plan-based awards in fiscal year 2016 to Transgenomic’s named executive officers.

Outstanding Equity Awards at Fiscal 2016 Year-End

The following table provides certain information concerning outstanding option awards and SARs held by Transgenomic’s named executive officers as of December 31, 2016. As of December 31, 2016, no other equity awards granted to Transgenomic’s named executive officers were outstanding.

Stock Appreciation Rights and Option Awards

Name	SARs and Option Award Grant Date	Number of Securities Underlying Unexercised SARs and Options (#) (Exercisable)	Number of Securities Underlying Unexercised SARs and Options (#) (Unexercisable)		SARs and Option Exercise Price ($)	SARS and Option Expiration Date
Paul Kinnon
Stock options	9/30/2013	179,166	—		4.32	9/30/2023
SARs	9/30/2013	83,333	—		4.32	9/30/2023
Stock options	2/18/2014	13,333	6,667	(1)	5.54	2/18/2024
Stock options	4/1/2015	25,000	50,000	(1)	1.44	4/1/2025
Leon Richards(2)

(1)	The award vests over three years, with one-third of the shares subject to the award vesting on each anniversary of the grant date.
(2)	Mr. Richards resigned from Transgenomic effective September 30, 2016, and all unvested option and SARs awards were terminated as of that date in accordance with their terms.

Fiscal Year 2016 SARs and Option Exercises and Stock Vested

No SARs or stock options were exercised by either of Transgenomic’s named executive officers during fiscal year 2016.

Agreements with Transgenomic’s Named Executive Officers

Paul Kinnon Employment Agreement

Transgenomic has entered into the Kinnon Employment Agreement with Paul Kinnon, its President and Chief Executive Officer. The Kinnon Employment Agreement provides that Mr. Kinnon will be employed by Transgenomic for a period of one year, subject to automatic renewal for additional one-year periods, unless terminated by either party upon written notice to the other at least three months prior to the expiration of the then-current term. Under the terms of the Kinnon Employment Agreement, Mr. Kinnon is paid an initial base salary of $350,000 per year. His base salary will be reviewed by the Compensation Committee of the Transgenomic Board for an increase on at least an annual basis and may be adjusted at any time in the Compensation Committee’s sole and absolute discretion, provided that any decrease in base salary must either be with Mr. Kinnon’s written permission, or be part of an across-the-board reduction that affects all senior executives of Transgenomic by the same percentage. Commencing January 1, 2014, Mr. Kinnon became eligible to receive an annual bonus based on his performance under agreed-upon goals, objectives and formulas, provided that his target bonus for any year may not be less than 40% of his then-current base salary. The Kinnon Employment Agreement provides for a severance payment to Mr. Kinnon equal to 12 months of Mr. Kinnon’s then-current base salary if he is discharged other than for “Cause” (as defined in the Kinnon Employment Agreement), other than due to Mr. Kinnon’s disability, or if Mr. Kinnon resigns for “Good Reason” (as defined in the Kinnon Employment Agreement), regardless of whether or not the termination follows a change in control, in each case provided that Mr. Kinnon executes a severance agreement and general release in favor of Transgenomic. The severance payments will be made over 12 months in accordance with Transgenomic’s payroll practices, provided that payment of these amounts is subject to the provisions of Section 409A of the Code which may require that payments be delayed for six months (with interest) following termination of employment. If Mr. Kinnon breaches any of the covenants in the Kinnon Employment Agreement related to the protection of Transgenomic’s interests, including non-solicitation of employees for six months following termination of employment and confidentiality and non-disparagement following termination of employment, he is not entitled to further severance payments. The Kinnon Employment Agreement also provides that Transgenomic will reimburse Mr. Kinnon for certain expenses associated with commuting from Solana Beach, California to Transgenomic’s offices in Omaha, Nebraska and New Haven, Connecticut. The Kinnon Employment Agreement further provides that the vesting of the equity awards granted by Transgenomic to Mr. Kinnon described below, as well as all future equity awards granted to Mr. Kinnon by Transgenomic, will accelerate in full and become fully vested upon a Change in Control, as defined in the Amended 2006 Plan.

Pursuant to the terms of the Kinnon Employment Agreement, Mr. Kinnon was granted an option to purchase 179,166 shares of Transgenomic common stock with a per share exercise price equal to the fair market value of one share of Transgenomic common stock on the date of grant, which was September 30, 2013. One-third of the shares subject to the option vested on the first anniversary of the date of grant, and the remaining shares vested in 24 substantially equal installments thereafter.

Mr. Kinnon was also granted stock appreciation rights (“SARs”) pursuant to the terms of the Kinnon Employment Agreement with respect to 83,333 shares of common stock with a per share exercise price equal to the fair market value of one share of Transgenomic common stock on the date of grant, which was September 30, 2013. 34% of the SARs vested on the first anniversary of the date of grant, and the remaining SARs vested ratably over the remaining 24 months. The SARs were granted pursuant to the Amended 2006 Plan and a SARs agreement. Upon exercise of the SARs, Mr. Kinnon will be entitled to receive shares of Transgenomic common stock or cash, subject to the terms of the SARs agreement.

On May 3, 2013, in connection with Mr. Kinnon’s services to Transgenomic and pursuant to the terms of a Consulting Agreement between Transgenomic and Mr. Kinnon, Mr. Kinnon was granted an option to purchase 12,500 shares of common stock. Pursuant to the terms of the Kinnon Employment Agreement, the option was rescinded and terminated on September 30, 2013.

On February 18, 2014, Mr. Kinnon was granted an option to purchase 20,000 shares of common stock. The option vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries of the date of grant, subject to Mr. Kinnon’s continued employment with (or providing continuous service to) Transgenomic on each such date. Additionally, on April 1, 2015, Mr. Kinnon was granted an option to purchase 75,000 shares of common stock. The option vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries of the date of grant, subject to Mr. Kinnon’s continued employment with (or providing continuous service to) Transgenomic on each such date.

Transgenomic previously granted 124,886 incentive stock options and 149,280 non-qualified stock options to Mr. Kinnon under the Transgenomic, Inc. 2006 Equity Incentive Plan. On December 13, 2016, the Board agreed to extend the period during which these stock options may be exercised following Mr. Kinnon’s termination of employment (i) by Transgenomic without “Cause” or (ii) by Mr. Kinnon for “Good Reason” (each of the foregoing capitalized terms as defined in the Kinnon Employment Agreement) to 24 months after such termination, but in no event shall such period extend beyond the Term of Options as defined in the applicable award agreements, and for purposes of any incentive stock option, such extension shall be considered the grant of a new award on the same terms except that the exercise price shall be the greater of (i) the exercise price set forth in the original grant or (ii) the fair market value on the date of the extension.

The Kinnon Employment Agreement includes a modified cutback provision, such that if payments or benefits received or to be received by Mr. Kinnon pursuant to the Kinnon Employment Agreement or any other agreement, contract, award or arrangement would constitute a “parachute payment” as described in Section 280G of the Code and would subject Mr. Kinnon and Transgenomic to golden parachute penalties under Section 280G of the Code and related provisions, the aggregate payments or benefits will either be paid to Mr. Kinnon in full or reduced to an amount that would not result in golden parachute penalties, whichever results in the receipt by Mr. Kinnon of the greatest amount of aggregate payments or benefits, after taking into account all taxes, including the excise tax imposed under Section 4999 of the Code on excess parachute payments. The determinations regarding Section 280G parachute payments and the application of the Modified Cutback Provision are to be made in good faith by Transgenomic’s independent auditors. For purposes of this disclosure, Transgenomic does not expect that the aggregate payments and benefits to Mr. Kinnon following termination of his employment in connection with the merger will exceed the maximum amount that may be paid to Mr. Kinnon without triggering golden parachute penalties under Section 280G of the Code.

Leon Richards Offer Letter

Transgenomic has entered into an Offer Letter dated November 6, 2012 with Leon Richards, its Chief Accounting Officer (the “Richards Offer Letter”). Under the terms of the Richards Offer Letter, Mr. Richards agreed to serve as Transgenomic’s Corporate Controller and is paid a base salary of $7,291.67 per semi-monthly pay period. Mr. Richards is entitled to a bonus opportunity equal to 25% of his salary for meeting the corporate objectives as defined by the Transgenomic Board. Mr. Richards resigned from Transgenomic effective September 30, 2016.

On June 2, 2015, Transgenomic entered into an amendment (the “Richards Offer Letter Amendment”) to the Richards Offer Letter, which provides that, in the event Mr. Richards’ employment with Transgenomic is terminated without “Cause” (as defined in the Richards Offer Letter Amendment) prior to or within 12 months following a “Change in Control” (as defined in the Richards Offer Letter Amendment) of Transgenomic, he shall be entitled to receive an amount equal to nine months of his base salary at the time of his termination, subject to Mr. Richards signing and delivering a release of claims to Transgenomic. The Richards Offer Letter Amendment further provides that in the event Mr. Richards is employed with Transgenomic upon a Change in Control, any stock options that are outstanding and unvested as of immediately prior to such Change in Control shall vest in their entirety, and become fully exercisable, as of immediately prior to, and contingent upon, such Change in Control. The Richards Offer Letter Amendment also provides that unless Mr. Richards’ employment is terminated by Transgenomic for Cause, he will have until the earlier of the following dates to exercise any then-vested and outstanding stock options: (i) 180 days after the termination of his employment, or (ii) the date on which the stock options otherwise would become unexercisable, ignoring the fact that his employment terminated.

Pursuant to the terms of the Richards Offer Letter, Mr. Richards was granted an option to purchase 4,166 shares of common stock with a per share exercise price equal to the fair market value of one share of Transgenomic common stock on the date of grant, which was January 1, 2013. The option vested over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries of the date of grant.

On May 3, 2013, Mr. Richards was granted an option to purchase 1,458 shares of common stock. The option vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries of the date of grant, subject to Mr. Richards’ continued employment with Transgenomic on each such date. Mr. Richards was also granted an option to purchase 3,000 shares of common stock on February 18, 2014. The option vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries of the date of grant, subject to Mr. Richards’ continued employment with Transgenomic on each such date.

On November 4, 2014, Mr. Richards was granted an option to purchase 20,000 shares of common stock. The option vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries of the date of grant, subject to Mr. Richards’ continued employment with Transgenomic on each such date. Mr. Richards was also granted SARs on November 4, 2014 with respect to 15,000 shares of common stock with a per share exercise price equal to the fair market value of one share of common stock on the date of grant. The SARs vest over a three-year period, with 34% of the SARs vesting on the first anniversary of the date of grant and the balance vesting ratably over the remaining 24 months, subject to Mr. Richards’ continued employment with Transgenomic on each such date.

On April 1, 2015, Mr. Richards was granted an option to purchase 80,000 shares of common stock. The option vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries of the date of grant, subject to Mr. Richards’ continued employment with (or providing continuous service to) Transgenomic on each such date.

Potential Payments Upon Termination or Change of Control

Transgenomic has entered into the Kinnon Employment Agreement. The Kinnon Employment Agreement provides for a severance payment to Mr. Kinnon equal to 12 months of Mr. Kinnon’s then-current base salary if he is discharged without “Cause” (as defined in the Kinnon Employment Agreement), other than due to Mr. Kinnon’s disability, or if Mr. Kinnon resigns for “Good Reason” (as defined in the Kinnon Employment

Agreement), regardless of whether or not the termination follows a change in control, in each case provided that Mr. Kinnon executes a severance agreement and general release in favor of Transgenomic. The Kinnon Employment Agreement further provides that the vesting of the equity awards granted by Transgenomic to Mr. Kinnon will accelerate in full and become fully vested upon a Change in Control, as defined in the Transgenomic, Inc. 2006 Equity Incentive Plan. It is currently anticipated that Mr. Kinnon will be terminated at or prior to the effective time of the merger and that Mr. Danieli will serve as Chief Executive Officer of New Precipio. Further, the consummation of the merger would trigger a Change in Control as defined under the Kinnon Employment Agreement with regard to the equity awards granted by Transgenomic to Mr. Kinnon. Therefore, pursuant to the terms of the Kinnon Employment Agreement, it is anticipated that the equity awards granted to Mr. Kinnon will accelerate in full and become fully vested, and Mr. Kinnon will be entitled to receive a severance payment equal to 12 months of Mr. Kinnon’s then-current base salary. As of February 1, 2017, Mr. Kinnon holds 56,666 unvested stock options under the 2006 Equity Incentive Plan for which vesting is expected to accelerate in connection with the merger. As described in “The Transaction — Interests of Transgenomic’s Executive Officers and Directors in the Transaction — Payments and Benefits to Transgenomic’s Named Executive Officers” on page 62, using an assumed stock price of $0.206, the average closing price per share of Transgenomic common stock over the first five business days following the announcement of the merger, all unvested equity awards for Mr. Kinnon are out of the money, and therefore no value is included in connection with the acceleration. In addition, such unvested equity awards for Mr. Kinnon are out of the money as of February 1, 2017. During the period in which the stock options may be exercised following the merger, the market price of the common stock may be higher or lower than the assumed stock price disclosed above. The severance payments will be made over 12 months in accordance with Transgenomic’s payroll practices, provided that payment of these amounts is subject to the provisions of Section 409A of the Code which may require that payments be delayed for six months following termination of employment. If Mr. Kinnon breaches any of the covenants in the Kinnon Employment Agreement related to the protection of Transgenomic’s interests, including non-solicitation of employees for six months (with interest) following termination of employment and confidentiality and non-disparagement following termination of employment, he is not entitled to further severance payments.

Additionally, pursuant to the terms of the Richards Offer Letter, as amended by the Richards Offer Letter Amendment, in the event Mr. Richards’ employment with Transgenomic is terminated without “Cause” (as defined in the Richards Offer Letter Amendment) prior to or within 12 months following a “Change in Control” (as defined in the Richards Offer Letter Amendment) of Transgenomic, he will be entitled to receive an amount equal to nine months of his base salary at the time of his termination, subject to Mr. Richards signing and delivering a release of claims to Transgenomic. Mr. Richards resigned effective September 30, 2016 and, therefore, no payments will be made to Mr. Richards in connection with a change of control transaction.

Compensation Risk Analysis

Transgenomic has reviewed its material compensation policies and practices for all employees and has concluded that these policies and practices are not reasonably likely to have a material adverse effect on Transgenomic. While risk-taking is a necessary part of growing a business, Transgenomic’s compensation philosophy is focused on aligning compensation with the long-term interests of its stockholders as opposed to rewarding short-term management decisions that could pose long-term risks.

Director Compensation

It is the Transgenomic Board’s general policy that compensation for independent directors should be a mix of cash and equity-based compensation. As part of a director’s total compensation, and to create a direct linkage between corporate performance and stockholder interests, the Transgenomic Board believes that a meaningful portion of a director’s compensation should be provided in, or otherwise based on, the value of appreciation in Transgenomic’s common stock.

The Transgenomic Board has the authority to approve all compensation payable to Transgenomic’s directors, although Transgenomic’s Compensation Committee is responsible for making recommendations to the Transgenomic Board regarding this compensation. Additionally, Transgenomic’s Chief Executive Officer may also make recommendations or assist Transgenomic’s Compensation Committee in making recommendations regarding director compensation. The Transgenomic Board and Compensation Committee annually review Transgenomic’s director compensation. In connection with director compensation decisions in 2016, the Transgenomic Board and the Compensation Committee reviewed in 2012 the market director compensation data paid by companies in the life sciences industry as reported by Top 5 Data Services, Inc. (the “2011 Director Competitive Analysis”). The 2011 Director Competitive Analysis contained data for 217 publicly traded medical device companies and 331 biopharmaceutical companies, with 65 companies assigned to both sectors based on their mix of products. Based on its review of the 2011 Director Competitive Analysis, the Transgenomic Board did not make any changes to Transgenomic’s director compensation program in 2016 and continued with the program adopted in 2011 and used in 2012, 2013, 2014 and 2015, which is further discussed below.

Cash Compensation

Directors who are also one of Transgenomic’s employees are not separately compensated for serving on the board of directors other than reimbursement for out-of-pocket expenses related to attendance at board of directors meetings and committee meetings. Independent directors are paid an annual retainer of $20,000 and receive reimbursement for out-of-pocket expenses related to attendance at board of directors and committee meetings. Independent directors serving on any committee of the board of directors are paid an additional annual retainer of $2,500 unless they are also a chairperson of a committee. The chairperson of the Audit Committee receives an additional annual retainer of $8,000 and the chairperson of any other committee receives an additional annual retainer of $4,000. All directors’ fees paid annually or quarterly were prorated for partial periods. In addition, any independent director who attends more than four meetings per quarter, which includes committee meetings, receives $500 for each meeting attended over the four.

Equity-Based Compensation

From 2011 through 2013, Transgenomic’s director compensation policy was to grant annually to each continuing independent director an option to purchase 2,083 shares of Transgenomic common stock. In 2014, the amount of that grant was 3,000 shares and in 2015 it was 5,000 shares. In 2016, the amount of that grant was 5,000 shares. These options vest in full after one year, subject to the director’s continued service with Transgenomic through the vesting date. Under Transgenomic’s policy, additional annual grants of options may be made each year by the Transgenomic Compensation Committee in its sole discretion. Upon initial appointment to the Transgenomic Board, Transgenomic’s independent directors are also entitled to receive an option to purchase shares of Transgenomic’s common stock under the Amended 2006 Plan, with the number of shares as determined by the Transgenomic Board or the Compensation Committee, which option vests in full after one year, subject to the director’s continued service with Transgenomic through the vesting date. All options granted to independent directors have exercise prices equal to the fair market value of Transgenomic’s common stock on the grant date, as determined in accordance with the Amended 2006 Plan.

Effective December 13, 2016, the Board approved the issuance of options to acquire 5,000 shares of Transgenomic common stock to Mya Thomae, Doit Koppler II, Michael A. Luther, and Robert M. Patzig, as well as an additional grant of an option to acquire 100,000 shares of Transgenomic common stock to Robert M. Patzig, Chairman of the Transgenomic Board, in connection with his role in negotiating the Merger Agreement and related transactions, all of which options are subject to the approval of the 2017 Plan by the Transgenomic stockholders. Upon such approval by the Transgenomic stockholders, these options will be effective as of December 13, 2016. Other than these options, no options were granted to Transgenomic’s independent directors during 2016.

Director Summary Compensation Table

The following table provides information regarding Transgenomic’s compensation for non-employee directors during the year ended December 31, 2016. Directors who are Transgenomic’s employees did not receive compensation for serving on the Transgenomic Board or its committees in fiscal 2016.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Doit L. Koppler, II	30,000	1,225	31,225
Robert M. Patzig	42,000	25,725	67,725
Michael A. Luther, Ph.D.	35,000	1,225	36,225
Mya Thomae	28,000	1,225	29,225
John D. Thompson(2)	—	—	—

(1)	Includes the issuance of options to acquire 5,000 shares of Transgenomic common stock to Mya Thomae, Doit Koppler II, Michael A. Luther, and Robert M. Patzig, as well as an additional grant of an option to acquire 100,000 shares of Transgenomic common stock to Robert M. Patzig, Chairman of the Transgenomic Board, in connection with his role in negotiating the Merger Agreement and related transactions, all of which options were approved by the Board on December 13, 2016 and are subject to approval of the 2017 Plan by the Transgenomic stockholders. Upon the approval of the 2017 Plan by Transgenomic stockholders, these options will be effective as of December 13, 2016. Other than these options, there were no grants of plan-based awards in fiscal year 2016 to Transgenomic Directors.
(2)	Mr. Thompson resigned from the board of directors effective January 14, 2016.

The following table sets forth each independent director’s aggregate number of option awards outstanding as of December 31, 2016:

Name	Vested Stock Option Awards(1)	Unvested Stock Option Awards(1)	Aggregate Stock Option Awards(1)
Doit L. Koppler, II	15,499	5,000	20,499
Robert M. Patzig	65,499	105,000	170,499
Michael A. Luther, Ph.D.	10,000	5,000	15,000
Mya Thomae	5,000	5,000	10,000
John D. Thompson(2)	—	—	—

(1)	Includes the issuance of options to acquire 5,000 shares of Transgenomic common stock to Mya Thomae, Doit Koppler II, Michael A. Luther, and Robert M. Patzig, as well as an additional grant of an option to acquire 100,000 shares of Transgenomic common stock to Robert M. Patzig, Chairman of the Transgenomic Board, in connection with his role in negotiating the Merger Agreement and related transactions, all of which options were approved by the Board on December 13, 2016 and are subject to approval of the 2017 Plan by the Transgenomic stockholders. Upon the approval of the 2017 Plan by Transgenomic stockholders, these options will be effective as of December 13, 2016.
(2)	Mr. Thompson resigned from the Board effective January 14, 2016 and all unvested option awards were terminated as of that date in accordance with their terms.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE
PROPOSAL NO 5.

PROPOSAL NO. 6
APPROVAL OF ADVISORY COMPENSATION PROPOSAL

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Transgenomic is required to submit a proposal to Transgenomic stockholders for a non-binding, advisory vote to approve payment by Transgenomic of certain compensation to Transgenomic’s named executive officers that is based on or otherwise relates to the merger. This proposal, commonly known as the “say-on-golden-parachute” proposal, gives Transgenomic stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that Transgenomic’s named executive officers may be entitled to receive that is based on or otherwise relates to the merger.

This compensation is summarized and included in the section entitled “Interests of Transgenomic’s Executive Officers and Directors in the Transaction,” including the Golden Parachute Compensation table and the footnotes to the table, beginning on page 61. That summary includes all compensation and benefits that may be paid or become payable to Transgenomic’s named executive officers that are based on or otherwise relate to the merger.

The Transgenomic Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Transgenomic Board unanimously recommends that Transgenomic’s stockholders approve the following resolution:

“RESOLVED, that the stockholders of Transgenomic approve, on a non-binding, advisory basis, the compensation that will or may become payable to Transgenomic’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Interests of Transgenomic’s Executive Officers and Directors in the Transaction,” including the Golden Parachute Compensation table and the footnotes to that table.”

Because the vote on this proposal is advisory only, it will not be binding on Transgenomic. Accordingly, if the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Transgenomic’s stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting, whether or not a quorum is present, is required to approve the non-binding, advisory compensation proposal. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Failures to vote and broker “non-votes” will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE
ADVISORY COMPENSATION PROPOSAL NO 6.

PROPOSAL NO. 7
APPROVAL OF POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

You may be asked to vote to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approval the other proposals. Transgenomic currently does not intend to propose adjournment of the special meeting of stockholders if there are sufficient votes to approve each of the other proposals.

Vote Required

The affirmative vote of the holders of a majority of the shares of Transgenomic common stock and Series A-1 Convertible Preferred Stock, voting together as a single class (with each one share of Series A-1 Convertible Preferred Stock being entitled to 0.93 votes), present in person or represented by proxy at the special meeting, whether or not a quorum is present, is required to approve the adjournment of the special meeting of stockholders. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Failures to vote and broker “non-votes” will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE
PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL
PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE OTHER PROPOSALS.

PRECIPIO BUSINESS DESCRIPTION

Precipio is a cancer diagnostics company providing diagnostic services to the oncology market. Precipio operates a cancer diagnostic laboratory located in New Haven, Connecticut and collaborates with Yale School of Medicine which we believe provides a better standard of cancer diagnostics that is delivered to patients. It has built and continues to develop a web-based virtual software platform that successfully translates its expertise into a commercial setting. The platform is intended to connect patients, physicians, and diagnostic experts residing within academic institutions. Expected to launch in 2017, the platform will facilitate the following relationships:

•	Patients: Patients may search for physicians in their area and consult directly with academic experts that are on the platform, The platform may also allow for patient-to-patient communications and allow individuals to shares stories and provide support for one another.
•	Physicians: Physicians can connect with academic experts to seek consultations on behalf of their patients, and may also provide consultations for patients in their area seeking medical expertise in that physician’s relevant specialty. Physicians will likely also be able to consult with their peers to discuss and share challenges and solutions.
•	Academic Experts: Academic experts on the platform can make themselves available for patients or physicians to seek access to their expertise. These experts may also be able to interact with others in academia on the platform to discuss their research and cross-collaborate.

Precipio has partnered with Yale School of Medicine to capture the expertise, experience and technologies developed within academia, and utilizes such institution to solve the growing problem of cancer misdiagnosis. Under its agreement with Yale, Precipio pays to Yale a fee per case ranging from $500 to $1,000 that is based upon the tests ordered. By obtaining over 3,000 patient specimens, all of which have been diagnosed by academic pathologists, Precipio believes, based upon confirmation of its diagnoses by second opinions, that it has been able to achieve an improved level of diagnostic accuracy within clinical services to the oncology market, though there are no third-party studies supporting such belief.

Precipio is building an international sales team that offers its services to oncologists and hospitals in several countries. Specimens are shipped to its laboratory in New Haven, Connecticut where they are processed and diagnosed by academic experts at Yale School of Medicine that act as consultants to the company; the end product is a pathology report which guides its customers, oncologists, as to the nature of their patients’ disease and helps them determine how best to care for their patients.

Precipio has not sought patent protection for its platform but instead relies on agreements and trade secret policies and practices to protect its intellectual property. Although the platform is not regulated by the FDA, the laboratory is certified under the Clinical Laboratories Improvement Act of 1988 with specific certifications in the area of immunology, hematology, histopathology and cytogenetics.

PRECIPIO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Information

Precipio’s Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. These statements are based on management’s current views, assumptions or beliefs of future events and financial performance and are subject to uncertainty and changes in circumstances. Readers of this section should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: our expected revenue, income (loss), receivables, operating expenses, supplier pricing, availability and prices of raw materials, insurance reimbursements, product pricing, sources of funding operations and acquisitions, our ability to raise funds, sufficiency of available liquidity, future interest costs, future economic circumstances, business strategy, industry conditions, our ability to execute our operating plans, the success of our cost savings initiatives, competitive environment and related market conditions, actions of governments and regulatory factors affecting our business, retaining key employees and other risks. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” or the negative versions of these terms and other similar expressions.

You are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements in this report we make are not guarantees of future performance and are subject to various assumptions, risks and other factors that could cause actual results to differ materially from those suggested by these forward-looking statements. Actual results may differ materially from those suggested by the forward-looking statements that Precipio makes. Precipio and Transgenomic expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The following discussion should be read together with Precipio’s financial statements and related notes contained in this proxy statement. Results for the year ended December 31, 2016 are not necessarily indicative of results that may be attained in the future.

Precipio Business Description

Precipio is a cancer diagnostics company providing diagnostic services to the oncology market. Precipio operates a cancer diagnostic laboratory located in New Haven, Connecticut and collaborates with Yale School of Medicine which we believe provides a better standard of cancer diagnostics that is delivered to patients. It has built and continues to develop a web-based virtual software platform that successfully translates its expertise into a commercial setting. The platform is intended to connect patients, physicians, and diagnostic experts residing within academic institutions. Expected to launch in 2017, the platform will facilitate the following relationships:

Patients:  Patients may search for physicians in their area and consult directly with academic experts that are on the platform. The platform may also allow for patient-to-patient communications and allow individuals to shares stories and provide support for one another.

Physicians:  Physicians can connect with academic experts to seek consultations on behalf of their patients, and may also provide consultations for patients in their area seeking medical expertise in that physician’s relevant specialty. Physicians will likely also be able to consult with their peers to discuss and share challenges and solutions.

Academic Experts:  Academic experts on the platform can make themselves available for patients or physicians to seek access to their expertise. These experts may also be able to interact with others in academia on the platform to discuss their research and cross-collaborate.

Precipio has partnered with Yale School of Medicine to capture the expertise, experience and technologies developed within academia, and utilizes such institution to solve the growing problem of misdiagnosis. Under its agreement with Yale, Precipio pays to Yale a fee per case ranging from $500 to $1,000 that is based upon the tests ordered. By obtaining over 3,000 patient specimens, all of which have been diagnosed by academic pathologists, Precipio believes, based upon confirmation of its diagnoses by second opinions, that it has been able to achieve an improved level of diagnostic accuracy within clinical services to the oncology market, though there are no third-party studies supporting such belief.

Precipio is building a nationwide an international sales team that offers its services to oncologists in several countries. Specimens are shipped to its laboratory in New Haven, Connecticut where they are processed and diagnosed by academic experts at Yale School of Medicine that act as consultants to Precipio; the end product is a pathology report which guides its customers, oncologists, as to the nature of their patients’ disease and helps them determine how best to care for their patients.

Precipio has not sought patent protection for its platform but instead relies on agreements and trade secret policies and practices to protect its intellectual property. Although the platform is not regulated by the FDA, the laboratory is certifed under the Clinical Laboratories Improvement Act of 1988 with specific certifications in the area of immunology, hematology, histopathology and cytogenetics.

2016 Overview and Recent Highlights

During 2016, Precipio has continued to grow our business and build our sales force nationwide. Our revenue has grown as compared to the prior year, with most of it coming from recurring revenue from long-term physician customers. The key drivers of our growth include the ability to build a strong direct-to-the-physician sales team; deliver a clear message that differentiates us from our competition; and duplicate the customer adoption and retention success that we have seen in the market place. We believe that the avenue to grow the business as rapidly as possible and maximize shareholder values will require several changes including a capital infusion. We recently hired Carl R. Iberger as Chief Financial Officer of Precipio. This is a key addition to our management team as we move forward with our growth plans. In October 2016, we entered into the Merger Agreement with Transgenomic which we feel provides Precipio with additional market opportunities to expand our service offerings, grow revenues and leverage existing infrastructure and capacity. See Note 12 — “Merger Agreement” in the Notes to Precipio Diagnostics, LLC Financial Statements for more discussion on the merger.

Results of Operations

Years Ended December 31, 2016 and 2015

Net Revenue.  Net revenue is as follows:

	2016	2015	$	%
Total Net Revenue	$1,722,808	$1,479,959	$242,849	16.4%

Net revenue increased by $243,000, or 16%, during the year ended December 31, 2016 as compared to the same period in 2015. The increase is entirely due to the increase in cases processed during the year ended December 31, 2016 as compared to the same period of 2015. Precipio processed 1,252 cases during 2016 as compared to 1,039 cases during 2015 or a 20% increase in cases.

Cost of Diagnostic Services.  Cost of diagnostic services includes material and supply costs for the patient tests performed and other direct costs (primarily personnel costs and rent) associated with the operations of our laboratory. Cost of diagnostic services increased by $155,000 to $970,000 for the year ended December 31, 2016 as compared to the same period in 2015. The increase is due to increased personnel costs and reagent supplies as a result of the increased revenues in the current year period.

Gross Profit.  Gross profit was as follows:

			Profit %
	2016	2015	%	%
Gross Profit	$753,3054	$665,299	44.0%	45.0%

Gross profit was $753,000, or 44% of total net sales, during the year ended December 31, 2016, compared to $665,000, or 45% of total net sales, during the same period of 2015. The increase in gross profit in the current year is a result of increased sales during the year ended December 31, 2016 as compared to the same period ended in 2015. Our cost of diagnostic services includes a number of fixed costs and our laboratory is operating below capacity for the current cost structure. As such, we believe that our gross profit as a percent of sales will grow as our sales increase.

Operating Expenses.  Operating expenses primarily consist of personnel costs, professional fees, travel costs, facility costs and depreciation. Our operating expenses of $2,465,000 during the year ended December 31, 2016 an increase of $297,000, or 13% as compared to the same period in 2015. The increase in operating expenses reflects the increase in administrative salaries and legal expense attributed to Precipio’s effort to raise investment capital and the pending merger agreement. See Note 12 — “Merger Agreement” in the Notes to Precipio Diagnostics, LLC Financial Statements for further discussion on the merger.

Other Income (Expense).  Other expense for the year ended December 31, 2016 and 2015 includes interest expense related to our debt and equity instruments of $518,000 and $188,000, respectively. The increase in the current year is due to increased interest bearing instruments outstanding during the year ended December 31, 2016 as compared to the same period in 2015.

Liquidity and Capital Resources

Uncertainties

We have suffered recurring losses from operations. At December 31, 2016, we had cash and cash equivalents of $52,000. We have incurred substantial operating losses and have used cash in our operating activities for the past several years. As of December 31, 2016, we had negative working capital of $2,459,000 due to the fact that our accounts payable and accrued expenses were double the amount of our current assets as of the balance sheet date, along with the significant amount of debt we have coming due within the next twelve months. Our ability to continue as a going concern is dependent upon a combination of achieving our business plan, including generating additional revenue, and raising additional financing to meet our debt obligations and pay our liabilities arising from normal business operations when they come due. Precipio is currently in discussions with certain investors to raise additional capital as part of a proposed merger, see Note 12 — “Merger Agreement” in the Notes to Precipio Diagnostics, LLC Financial Statements for further discussion on the merger. There can be no assurance such capital is available at terms favorable or agreeable to Precipio management, if at all, or that Precipio will successfully complete the proposed merger. Since the outcome of these matters cannot be predicted with any certainty at this time, there is substantial doubt that we will be able to continue as a going concern.

Precipio was in default under the forbearance agreement with Connecticut Innovations, Incorporated (“Connecticut Innovations”) because we were unable to continue to repay the principal payments on the loan as they came due. Precipio has secured a revision to its Connecticut Innovations debt repayment schedule effective July 14, 2016 that approves interest only payments through October 1, 2017, interest and principal payments through August 1, 2018 and on the remainder of the outstanding loan due on October 1, 2018. Further, Precipio is in default on its Webster Bank loan due to Precipio’s cash balance falling below the required minimum balance of a cash runway of three months, based on trailing six months average cash burn as stipulated in the agreement.

Precipio and Webster Bank, in a Default and Reservation of Rights letter dated January 29, 2016, agreed that while Precipio remains in default, Webster Bank will preserve their rights but take no action at this time against Precipio and shall refrain from calling the loan. Further Webster Bank has considered to maintain its senior credit facility in a letter dated January 4, 2017 subject to their re-approval process. During this period Webster Reservation of Rights letter discussed above will remain in effect until the process is completed. Precipio management cannot assure that they will be able to extend the credit facility on terms reasonably acceptable to Precipio if at all. If management is unable to extend the credit facilities, obtain waivers, or both, the financial institutions could request payment on demand which could impair Precipio’s ability to conduct business in the near future.

The aforementioned circumstances raise substantial doubt about Precipio’s ability to continue as a going concern. There can be no assurance that Precipio will be able to successfully achieve its initiatives summarized above in order to continue as a going concern. The accompanying financial statements have been prepared assuming Precipio will continue as a going concern and do not include any adjustments that might result should Precipio be unable to continue as a going concern as a result of the outcome of this uncertainty.

Our working capital positions at December 31, 2016 and 2015 were as follows:

	December 31 2016	December 31 2015	Change
Current assets (including cash and cash equivalents of $51,573 and $234,688, respectively)	$552,169	$778,753	$(226,584)
Current Liabilities	$3,011,368	$2,853,882	$157,486
Working Capital	$(2,459,199)	$(2,075,129)	$(69,098)

During 2016, Precipio raised $980,000 from members through the issuance of $525,000 in senior notes and $455,000 through the issuance of additional unsecured convertible bridge notes.

The senior notes accrue interest at a rate of 12% and are payable at the closing of a qualified public offering, as outlined in the note agreement, or five years from date of issuance. The unsecured convertible bridge notes accrue interest at a rate of 14% and the holders of the notes agreed to waive the maturity date and all convertible bridge notes are payable on demand and accrue interest until paid.

Also during 2016, Precipio restructured equity through a redemption and exchange agreement by exchanging Member Equity comprised of Series A and Series B Convertible Preferred Units in the amount of $1,715,000, plus declared dividends on these preferred units of $432,716, and Convertible Bridge Notes of $1,120,000 plus accrued interest of $61,073 for new Senior Notes of $2,744,968 and new junior notes of $583,821. The senior and junior notes accrue interest at a rate of 12% and 15%, respectively, and have maturity dates ranging from March 2021 to September 2021, or earlier based on certain qualifying events as outlined in the note agreements.

As of December 31, 2016, the outstanding balance of senior and junior notes was $3,269,968 and $583,821, respectively, with accrued interest included within accrued expenses on the accompanying balance sheet of $279,740 and $71,258, respectively and the outstanding balance of Convertible Bridge Notes was $695,000, with accrued interest within accrued expenses on the accompanying balance sheet of $143,981. See Note 4 — “Notes Payable” and Note 5 — “Convertible Bridge Notes Payable” in the Notes to Precipio Diagnostics, LLC Financial Statements for additional information regarding Precipio’s outstanding debt and debt servicing obligations and related defaults on the Webster Bank debt agreement.

Analysis of Cash Flows — Year Ended December 31, 2016 and 2015

Net Change in Cash and Cash Equivalents.  Cash and cash equivalents decreased by $183,000 during the year ended December 31, 2016, compared to a decrease of $339,000 during the same period ended 2015.

Cash Flows Used in Operating Activities.  The cash flows used in operating activities of $958,000 during the year ended December 31, 2016 included a net loss of $2,227,000, a decrease in net accounts receivable of $68,000 and other working capital uses of $24,000, less non-cash adjustments of $213,000. These were partially offset by an increase in accrued expenses and accounts payable of $920,000 and an increase in deferred revenue of $92,000. The cash flows used in operating activities in year ended 2015 included the net loss of $1,680,000 and an increase in accounts receivable of $258,000, less non-cash adjustments of $221,000. These were partially offset by an increase in accounts payable and accrued expenses of $234,000 and other working capital uses of $4,000.

Cash Flows Used in Investing Activities.  There were no cash flows used in investing activities for the year ended December 31, 2016 and $11,000 in capital expenditure purchases for the same period ended 2015.

Cash Flows Provided by Financing Activities.  Cash flows provided by financing activities totaled $775,000 for the year ended December 31, 2016, which included proceeds of $455,000 from the issuance of convertible bridge notes and $525,000 from the issuance of senior notes. These proceeds were partially offset by payments on our debt, capital lease obligations and for deferred financing costs of $205,000. Cash flows provided by financing activities during the year ended December 31, 2015 included proceeds of $1,263,000 from the issuance of convertible bridge notes partially offset by $112,000 of payments on our debt, capital lease obligations and for deferred financing costs.

Off-Balance Sheet Arrangements

At each of December 31, 2016 and 2015, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations and Commitments

We have entered into certain operating leases and purchase commitments as part of our normal course of business. Our contractual obligations and commitments are discussed in Note 7 — “Commitments and Contingencies” in the Notes to Precipio Diagnostics, LLC Financial Statements.

Critical Accounting Policies and Estimates

Accounting policies used in the preparation of our financial statements may involve the use of management judgments and estimates. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial statements and require significant or complex judgments on the part of management. Our judgments and estimates are based on experience and assumptions that we believe are reasonable under the circumstances. Further, we evaluate our judgments and estimates from time to time as circumstances change. Actual financial results based on judgments or estimates may vary under different assumptions or circumstances. Our critical accounting policies are discussed in Note 1 — “Nature of Business and Significant Accounting Policies” in the Notes to Precipio Diagnostics, LLC Financial Statements.

Recently Issued Accounting Pronouncements

Recently issued accounting pronouncements are discussed in Note 1 — “Nature of Business and Significant Accounting Policies” in the Notes to Precipio Diagnostics, LLC Financial Statements.

Income Taxes

Precipio, which is organized as a limited liability company, operated under the default classification as a partnership until July 31, 2016. Effective August 1, 2016, Precipio elected to be treated as a corporation for tax purposes and as such, calculated an income tax provision for the remainder of the year. Prior to August 1, 2016, income tax expense or benefits were calculated at the members’ level.

For the period from August 1, 2016 through December 31, 2016, deferred income taxes are provided on net operating loss carryovers and on the future income tax considerations associated with temporary differences between the carrying amounts of assets and liabilities for tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance to the extent that it is more likely than not that they will not be realized. Precipio’s policy is to record interest and penalties directly related to income taxes as income tax expense in the statements of operations. At December 31, 2016 and August 1, 2016, Precipio had net deferred tax assets in the amounts of $665,617 and $258,395, respectively, for which a full valuation allowance has been recorded against these amounts. See Note 13 — “Income Taxes” in the Notes to Precipio Diagnostics, LLC Financial Statements for additional tax related disclosure.

Impact of Inflation

We do not believe that price inflation or deflation had a material adverse effect on our financial condition or results of operations during the periods presented.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF TRANSGENOMIC, INC.

The following unaudited pro forma combined financial information has been prepared to assist you in your analysis of the financial effects of the merger of Merger Sub, a wholly owned subsidiary of Transgenomic, with Precipio. The unaudited pro forma combined financial information was prepared using the historical consolidated financial statements of Transgenomic and Precipio. This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of Transgenomic and Precipio included in or incorporated by reference into this proxy statement. All Transgenomic historical financial statement information can be derived from the Transgenomic’s Form 10-K and 10-Q filings.

The merger will be accounted for as a reverse acquisition under the acquisition method of accounting in accordance with GAAP. The accompanying unaudited pro forma combined financial information gives effect to the merger, assuming the issuance of New Precipio common stock and preferred stock. The pro forma adjustments related to the merger are preliminary and based on management’s best estimates of fair value. Such adjustments do not reflect the final purchase price or final allocation of the excess of the purchase price over the fair value of the assets and liabilities assumed in connection with the merger. A final determination of these estimated fair values, which cannot be made prior to the completion of the merger, will be based on the actual fair values of acquired assets and liabilities assumed of Transgenomic that exist as of the date of completion of the merger. Accordingly, the pro forma adjustments, including the allocations of purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma consolidated financial information. Final adjustments will result in modifications to the final purchase price and allocation of the purchase price, which will affect the fair value assigned to the acquired assets and liabilities assumed. The effect of the changes to the statements of operations could be material. The unaudited pro forma combined financial information is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma combined financial information does not reflect revenue opportunities and cost savings that New Precipio expects to realize after the merger. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the merger. The pro forma combined financial information also does not reflect expenses related to integration activity or exit costs that may be incurred by Transgenomic or Precipio in connection with this merger.

The unaudited pro forma combined balance sheet assumes that the merger took place on December 31, 2016 and combines Transgenomic’s December 31, 2016 consolidated balance sheet with the consolidated balance sheet of Precipio as of December 31, 2016. The unaudited pro forma combined statements of operations for the fiscal year ended December 31, 2016 assume that the merger took place on January 1, 2016. The unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2016 combines Transgenomic’s audited consolidated statement of operations for the fiscal year ended December 31, 2016 with Precipio’s audited statement of operations for the fiscal year ended December 31, 2016.

TRANSGENOMIC, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of December 31, 2016

(in thousands)

	Historical		Pro Forma Adjustments	Notes	New Precipio Combined
	Transgenomic (j)	Precipio (k)
ASSETS
Current Assets:
Cash and cash equivalents	$110	$51	$7,000	g	$7,161
Accounts receivable, net	225	388	—		613
Inventories	24	100	—		124
Other current assets	105	13	—		118
Assets held for sale	31	—	—		31
Total current assets	495	552	7,000		8,047
Property and Equipment, net	144	280	—		424
Other Assets:
Goodwill	—	—	13,910	a	13,910
Acquired intangibles	—	—	28,950	b	28,950
Intangibles, net	562	—	(562)	c	—
Other assets	58	10	—		68
	$1,259	$842	$49,298		$51,399
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt	$7,814	$1,090	$(8,384)	f,h	$520
Accounts payable	6,541	1,084	—		7,625
Accrued compensation	224	155	—		379
Accrued expenses	3,546	545	(1,105)	f,h	2,986
Deferred revenue	170	92	—		262
Other liabilities	1,529	46	—		1,575
Total current liabilities	19,824	3,012	(9,489)		13,347
Long Term Liabilities:
Deferred tax liability	—	—	8,885	a	8,885
Long-term debt	—	4,127	(3,845)	h	282
Common stock warrant liability	582	—	—		582
Other long-term liabilities	203	163	—		366
Total liabilities	20,609	7,302	(4,449)		23,462
Stockholders’ deficit:
Convertible preferred stock	2	2,895	(2,897)	e,i
			241	f
			562	g
			241	h	1,044
Common stock	264	52	1,555	d
			2	e
			108	f	1,981
Additional paid-in capital	205,877	—	(170,117)	a – i	35,760
Warrants	—	1,434	(1,434)	d	—
Restricted units	—	7	(7)	d	—
Accumulated deficit	(225,493)	(10,848)	225,493	a	(10,848)
Total stockholders’ deficit	(19,350)	(6,460)	53,747		27,937
	$1,259	$842	$49,298		$51,399

TRANSGENOMIC, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Twelve Months Ended December 31, 2016

(dollars in thousands)

	Historical		Pro Forma Adjustments	Notes	New Precipio Combined
	Transgenomic (f)	Precipio (g)
Net sales	$1,557	$1,723	$—		$3,280
Cost of goods sold	1,762	970	(198)	a	2,534
Gross profit	(205)	753	198		746
Operating Expenses	7,614	2,465	2,482	a,b	12,561
Operating loss from continuing operations	(7,819)	(1,712)	(2,284)		(11,815)
Other Income (Expense):
Interest expense, net	(1,038)	(518)	930	c	(626)
Warrant revaluation	788	—	—		788
Other, net	(200)	3	—		(197)
Total other income (expense)	(450)	(515)	930		(35)
Loss from continuing operations before income taxes	(8,269)	(2,227)	(1,354)		(11,850)
Income tax	—	—	—		—
Net loss from continuing operations	(8,269)	(2,227)	(1,354)		(11,850)
Preferred stock/unit dividends	(393)	(432)	(215)	d	(1,040)
Deemed dividends on exchange of preferred units	—	(1,422)	1,422		—
NET LOSS FROM CONTINUING OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS	$(8,662)	$(4,081)	$(147)		$(12,890)
Basic and diluted loss per common share from continuing operations	$(0.38)				$(0.07)
Basic and diluted weighted-average shares of common stock outstanding (Note 4)	22,689,831		175,373,356		198,063,187

TRANSGENOMIC, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. Description of Transaction and Basis of Presentation

Description of Transaction.

On October 12, 2016, Transgenomic entered into a merger agreement, as amended on February 2, 2017, with New Haven Labs Inc. (“Merger Sub”), which is a wholly owned subsidiary of Transgenomic and Precipio (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, at the effective time of the merger, Merger Sub will merge with and into Precipio, with Precipio as the surviving entity. When the merger is completed, (i) the outstanding common units of Precipio will be converted into the right to receive approximately 160.6 million shares of New Precipio common stock, together with cash in lieu of fractional units, in the merger and the private placement as discussed below and (ii) the outstanding preferred units of Precipio will be converted into the right to receive approximately 24.1 million shares of New Precipio preferred stock with an aggregate face amount equal to $3 million.

In connection with the merger, at the effective time, in addition to the New Precipio preferred stock to be issued to holders of preferred units of Precipio, New Precipio also will issue shares of New Precipio preferred stock and New Precipio common stock in a related private placement, whereby:

•	Holders of certain secured indebtedness of Transgenomic will receive in exchange for such indebtedness approximately 24.1 million shares of New Precipio preferred stock in an amount equal to $3 million, and approximately 10.4 million shares of New Precipio common stock; and
•	New Precipio will issue for cash up to approximately 56.2 million shares of New Precipio preferred stock for $7 million to investors in a private placement.

Basis of Presentation.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma combined financial information does not reflect revenue opportunities and cost savings that New Precipio expects to realize after the merger. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the merger. The pro forma financial information also does not reflect expenses related to integration activity or exit costs that may be incurred by Transgenomic or Precipio in connection with this merger. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of the date the transaction closes, and could result in a significant change to the unaudited pro forma combined financial information, including goodwill.

2. Estimated Purchase Consideration

The estimated purchase consideration based on the value of the equity of Transgenomic, the accounting acquiree, is as follows:

(in thousands)
Estimated equity market cap	$13,223
Fair value of preferred share conversions	107
Fair value of debt conversions	8,547
Estimated purchase consideration	$21,877

TRANSGENOMIC, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

2. Estimated Purchase Consideration  – (continued)

In estimating the purchase consideration above, Transgenomic used its closing stock price of $0.50 on April 19, 2017 and its outstanding common shares as of December 31, 2016, as well as the number of common shares to be issued in the merger, pursuant to the conversion of its secured debt and shares issued upon conversion of certain convertible notes, as contemplated in the merger agreement and disclosed in the proxy statement.

An increase or decrease in the Company’s stock price would have an impact on the estimated purchase consideration. Below is a sensitivity analysis of what the estimated purchase consideration would be if the Company’s stock price were to increase or decrease by 25%:

(in thousands)	Assuming a 25% increase to the $0.50 stock price	Assuming a 25% decrease to the $0.50 stock price
Estimated equity market cap	$16,529	$9,918
Fair value of preferred share conversions	134	81
Fair value of debt conversions	9,899	7,195
Estimated purchase consideration	$26,562	$17,194

Preliminary Allocation of Estimated Purchase Consideration

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets of Transgenomic, the accounting acquiree, with the excess recorded as goodwill:

(in thousands)
Current and other assets	$553
Property and equipment	144
Goodwill(1)	13,910
Other intangible assets(2)	28,950
Total assets	$43,557
Current liabilities	$12,010
Deferred tax liability	8,885
Other liabilities	785
Total liabilities	21,680
Net assets acquired	$21,877

(1)	Based on the sensitivity analysis above, the amount of estimated purchase consideration allocated to goodwill would increase or decrease by approximately $4.1 million.
(2)	Other intangible assets consist of:

Acquired technology	$28,300
Customer relationships	560
Non-compete agreements	80
Trademark and trade name	10

TRANSGENOMIC, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

3. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma combined financial statements are as follows:

Pro Forma Adjustments — Balance Sheet

a)	Reflects goodwill and deferred tax liability resulting from the acquisition method of accounting based on preliminary estimates of the fair value of the assets and liabilities of Transgenomic. This also includes the elimination of Transgenomic’s historical stockholders’ deficit accounts because Transgenomic is not considered to be the accounting acquirer.
b)	Reflects acquired intangibles resulting from the acquisition method of accounting based on preliminary estimates of the fair value of the assets and liabilities of Transgenomic.
c)	Elimination of historical intangibles of Transgenomic.
d)	Issuance of New Precipio common stock.
e)	Transgenomic pre-merger preferred stock converted to common stock.
f)	Transgenomic pre-merger debt and accrued interest converted to common stock and $3 million of New Precipio preferred stock with an 8% annual dividend.
g)	Issuance of New Precipio preferred stock to investors in a private placement.
h)	Precipio pre-merger debt and accrued interest converted to common stock and $3 million of New Precipio preferred stock with an 8% annual dividend.
i)	Precipio pre-merger preferred shares converted to New Precipio common stock.
j)	Refer to Transgenomic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on April 13, 2017.
k)	Refer to Precipio financial information beginning on page F-1 of this Proxy Statement.

Pro Forma Adjustments — Statements of Operations

a)	Eliminate amortization expense related to Transgenomic historical intangibles.
b)	Record amortization expense related to newly acquired intangibles assuming useful lives between 2 – 20 years.
c)	Eliminate interest expense for Transgenomic interest bearing debt that is converted to New Precipio common stock and New Precipio preferred stock.
d)	Elimination of historical dividends and recording dividends on New Precipio preferred stock with 8% annual dividend.
e)	Refer to Transgenomic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on April 14, 2016.
f)	Refer to Transgenomic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on April 13, 2017.
g)	Refer to Precipio financial information beginning on page F-1 of this Proxy Statement.

TRANSGENOMIC, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

4. Preliminary estimate of New Precipio Common Shares and Preferred Shares

New Precipio Common Shares:

	Shares
Transgenomic:
Outstanding common shares at December 31, 2016	26,446,927
Conversion of preferred stock	214,705
Conversion of debt	10,400,000
Conversion of convertible notes	416,133
Precipio:
Conversion of common units, preferred units and debt	160,585,422	*
Total New Precipio common shares, par value $0.01	198,063,187
New Precipio Preferred Stock:
Total New Precipio preferred stock, par value $0.01	104,380,524	**

*	Number of shares of New Precipio common stock to be issued in the merger based on the Merger Agreement
**	Number of shares of New Precipio preferred stock to be issued pursuant to the merger, the conversion of secured debt and the private placement as described in this proxy statement

DESCRIPTION OF TRANSGENOMIC CAPITAL STOCK

General

Under Transgenomic’s Third Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), Transgenomic is authorized to issue up to 150,000,000 shares of Transgenomic common stock, from time to time, as provided in a resolution or resolutions adopted by the Transgenomic Board.

Common Stock

As of April 12, 2017, 26,863,062 shares of Transgenomic common stock, par value $0.01 per share, were issued and outstanding, held by approximately 77 stockholders of record, not including beneficial holders whose shares are held in names other than their own.

Dividends, Voting Rights and Liquidation

Holders of Transgenomic common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Holders of Transgenomic common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Transgenomic Board out of funds legally available for dividend payments. All outstanding shares of Transgenomic common stock are fully paid and non-assessable. The holders of Transgenomic common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the Transgenomic common stock. In the event of any liquidation, dissolution or winding-up of Transgenomic’s affairs, holders of Transgenomic common stock will be entitled to share ratably in Transgenomic’s assets that are remaining after payment or provision for payment of all of Transgenomic’s debts and obligations. The rights, preferences and privileges of the Transgenomic common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock currently outstanding or which Transgenomic may designate and issue in the future.

Preferred Stock

General Matters

Under the Certificate of Incorporation, Transgenomic has the authority to issue up to 15,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), issuable in specified series and having specified voting, dividend, conversion, liquidation and other rights and preferences as Transgenomic’s board of directors may determine, subject to limitations set forth in the Certificate of Incorporation. The Preferred Stock may be issued for any lawful corporate purpose without further action by Transgenomic’s stockholders. The issuance of any Preferred Stock having conversion rights might have the effect of diluting the interests of Transgenomic’s other stockholders. In addition, shares of Preferred Stock could be issued with rights, privileges and preferences which would deter a tender or exchange offer or discourage the acquisition of control of Transgenomic.

Of the number of shares of Preferred Stock authorized by Transgenomic’s Certificate of Incorporation, as of April 12, 2017, 2,365,243 shares had been designated Series A-1 Preferred with such rights, privileges and preferences as set forth in the Certificate of Designation of Series A-1 Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on January 8, 2016. As of April 12, 2017, 214,705 shares of Series A-1 Preferred were issued and outstanding.

Series A-1 Convertible Preferred Stock

Certain rights of the holders of the Series A-1 Preferred are senior to the rights of the holders of Transgenomic’s Transgenomic common stock. The Series A-1 Preferred has a liquidation preference equal to its original price per share, plus any accrued and unpaid dividends thereon.

All outstanding shares of Series A-1 Preferred will be automatically converted into Transgenomic common stock, at an initial conversion rate of 1:1, at the election of the holders of a majority of the then-outstanding shares of Series A-1 Preferred, voting as a single class on an as-converted basis. The initial conversion rate for the Series A-1 Preferred is subject to adjustment in the event of certain stock splits, stock dividends, mergers, reorganizations and reclassifications.

Generally, the holders of the Series A-1 Preferred are entitled to vote as a single voting group with the holders of the Transgenomic common stock, and the holders of the Series A-1 Preferred are generally entitled to that number of votes as is equal to the product obtained by multiplying: (i) the number of whole shares of Transgenomic common stock into which the Series A-1 Preferred may be converted as of the record date of such vote or consent, by (ii) 0.93, rounded down to the nearest whole number.

Anti-Takeover Effects Under Section 203 of the General Corporation Law of the State of Delaware

Transgenomic is subject to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or an exchange offer; or
•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or a special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines “business combination” to include the following:

•	any merger or consolidation involving the corporation or any direct or indirect majority owned subsidiary of the corporation and the interested stockholder or any other corporation, partnership, unincorporated association, or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the transaction is not excepted as described above;
•	any sale, transfer, pledge, or other disposition (in one transaction or a series) of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or a person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Transgenomic has not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of Transgenomic may be discouraged or prevented.

Anti-Takeover Effects Under Certain Provisions of Transgenomic’s Certificate of Incorporation and Bylaws

Transgenomic’s Certificate of Incorporation and Transgenomic’s Amended and Restated Bylaws (the “Bylaws”) include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the management of Transgenomic.

First, Transgenomic’s Certificate of Incorporation provides that all stockholder actions must be effected at a duly called meeting of holders and not by a consent in writing.

Second, Transgenomic’s Bylaws provide that special meetings of the holders may be called only by the chairman of the board of directors, the Chief Executive Officer or Transgenomic’s board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Third, Transgenomic’s Certificate of Incorporation provides that Transgenomic’s board of directors can issue up to 15,000,000 shares of Preferred Stock without further action by Transgenomic’s stockholders, as described above.

Fourth, Transgenomic’s Certificate of Incorporation and Bylaws provide for a classified board of directors in which approximately one-third of the directors are elected each year. Consequently, any potential acquirer would need to successfully complete two proxy contests in order to take control of Transgenomic’s board of directors. As a result of the provisions of the Certificate of Incorporation and Delaware law, stockholders will not be able to cumulate votes for directors.

Fifth, Transgenomic’s Certificate of Incorporation prohibits a business combination with an interested stockholder without the approval of the holders of 75% of all voting shares and the vote of a majority of the voting shares held by disinterested stockholders, unless it has been approved by a majority of the disinterested directors.

Finally, Transgenomic’s Bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates for election as directors and stockholder proposals. These provisions of Transgenomic’s Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the management of Transgenomic.

Existing Warrants

As of April 12, 2017, warrants to purchase 3,940,495 shares of Transgenomic common stock with a weighted-average exercise price of $3.04 per share were outstanding. Series A Warrants to purchase an aggregate of 15,400 shares of Transgenomic common stock (the “Series A Warrants”) and warrants to purchase 1,929,482 shares of Transgenomic common stock (the “Exchangeable Warrants”), are subject to a blocker provision (the “Warrant Blocker”), which restricts the exercise of the warrants if, as a result of such exercise, the warrant holder, together with its affiliates and any other person whose beneficial ownership of Transgenomic common stock would be aggregated with the warrant holder’s for purposes of Section 13(d) of the Exchange Act, would beneficially own in excess of 9.99% of Transgenomic’s then issued and outstanding shares of Transgenomic common stock (including the shares of Transgenomic common stock issuable upon such exercise), as such percentage ownership is determined in accordance with the terms of the Series A Warrants. The Series A Warrants and the Exchangeable Warrants are currently exercisable, in each case except to the extent such exercise is restricted by the Warrant Blocker and with respect to the Exchangeable Warrants, Transgenomic stockholder approval. The Warrant Blocker for the Series A Warrants will automatically expire 61 calendar days prior to January 7, 2021, the expiration date of the Series A Warrants and the Warrant Blocker for the Exchangeable Warrants will automatically expire 61 calendar days prior to January 8, 2021, the expiration date of the Exchangeable Warrants. The Exchangeable Warrants may be exchanged for shares of Transgenomic common stock, subject to certain exceptions and limitations. All of Transgenomic’s other outstanding warrants are currently exercisable, except for an Exchangeable Warrant to purchase 1,900,000 shares of Transgenomic common stock, which may not be exercised or exchanged until Transgenomic obtains stockholder approval or approval from Nasdaq to issue shares of Transgenomic common stock upon exercise or exchange. All of Transgenomic’s outstanding warrants contain provisions for the adjustment of the exercise price in the event of stock dividends, stock splits, reorganizations, reclassifications or mergers. In addition, certain of the warrants contain a “cashless exercise” feature that allows the holders thereof to exercise the warrants without a cash payment to Transgenomic under certain circumstances.

Unsecured Convertible Promissory Notes

On December 31, 2014, Transgenomic entered into an Unsecured Convertible Promissory Note Purchase Agreement (the “Note Purchase Agreement”) with an accredited investor (the “Investor”), pursuant to which Transgenomic agreed to issue and sell to the Investor in a private placement an unsecured convertible promissory note (the “Initial Note”). Transgenomic issued the Initial Note in the aggregate principal amount of $750,000 to the Investor on December 31, 2014. Pursuant to the terms of the Initial Note, interest accrued at a rate of 6% per year and the Initial Note was set to mature on December 31, 2016. Under the Initial Note, the outstanding principal and unpaid interest accrued was convertible into shares of Transgenomic common stock as follows: (i) commencing upon the date of issuance of the Initial Note (but no earlier than January 1, 2015), the Investor was entitled to convert, on a one-time basis, up to 50% of the outstanding principal and unpaid interest accrued under the Initial Note, into shares of Transgenomic common stock at a conversion price equal to the lesser of (a) the average closing price of the Transgenomic common stock on the principal securities exchange or securities market on which the Transgenomic common stock is then traded (the “Market”) for the 20 consecutive trading days immediately preceding the date of conversion, and (b) $2.20 (subject to adjustment for stock splits, stock dividends, other distributions, recapitalizations and the like); and (ii) commencing February 15, 2015, the Investor was entitled to convert, on a one-time basis, any or all of the remaining outstanding principal and unpaid interest accrued under the Initial Note, into shares of Transgenomic common stock at a conversion price equal to 85% of the average closing price of Transgenomic common stock on the Market for the 15 consecutive trading days immediately preceding the date of conversion. The Initial Note has been converted in full into 502,786 shares of Transgenomic common stock, in accordance with the terms of the Initial Note.

On January 15, 2015, Transgenomic entered into the Note Purchase Agreement with seven accredited investors (the “Additional Investors”) and, on January 20, 2015, issued and sold to the Additional Investors, in a private placement, notes (the “Additional Notes”) in an aggregate principal amount of $925,000. The Additional Notes have the same terms and conditions as the Initial Note (except with respect to the Remaining Note as described below). As of January 19, 2017, $800,000 of the aggregate principal amount of the Additional Notes, and accrued interest thereon, has been converted into an aggregate of 654,029 shares of Transgenomic common stock. Craig-Hallum acted as the sole placement agent for the Additional Notes and Transgenomic issued to Craig-Hallum a convertible promissory note, upon the same terms and conditions as the Additional Notes, in an aggregate principal amount equal to 5% of the proceeds received by Transgenomic, or $46,250. On January 19, 2017, Craig-Hallum converted the principal amount and accrued interest on its convertible promissory note into an aggregate of 43,129 shares of Transgenomic common stock.

As of April 12, 2017, one Additional Note remains outstanding with an aggregate amount due on such Note of $141,705.48 ($125,000 in principal amount and $16,705.48 of accrued interest) (the “Remaining Note”). The Additional Investor holding the Remaining Note (the “Remaining Investor”) agreed to extend the Maturity Date of the Remaining Note pursuant to a January 17, 2017 amendment to the Remaining Note between Transgenomic and the Remaining Investor (the “Amendment”). The Amendment provides that two-thirds of the outstanding principal amount of the Remaining Note must be paid upon the earlier to occur of the closing of the merger between Merger Sub and Precipio as contemplated by the Merger Agreement or June 16, 2017 (such applicable date, the “Deferred Maturity Date”). The remaining one-third of the principal amount outstanding on the Remaining Note must be paid on the six month anniversary of the Deferred Maturity Date (the “Extended Maturity Date”). On the applicable Deferred Maturity Date, all accrued and unpaid interest on the Remaining Note as of the Deferred Maturity Date will be converted into shares of Transgenomic’s common stock at a conversion price based on the average closing price of Transgenomic common stock on the Market for the 20 consecutive trading days immediately preceding the date of conversion, but in no event will the conversion price be less than $0.25 per share. Interest that accrues on the remaining principal amount of the Remaining Note from the Deferred Maturity Date will be payable on the Extended Maturity Date, unless the Remaining Note is converted in which case such interest will be payable in shares of Transgenomic’s common stock as part of the conversion.

In exchange for extending the Maturity Date of the Remaining Note, Transgenomic will issue to the Remaining Investor on the applicable Deferred Maturity Date a warrant to purchase shares of Transgenomic’s common stock having an aggregate value of $6,250 with an exercise price to be determined as of the date of issuance of the warrant based on the average closing price of Transgenomic common stock on the Market for the 20 consecutive trading days immediately preceding the date of issuance of the warrant, subject to the approval of the Market if necessary. The warrant will expire two years from the date of issuance.

Listing

The Transgenomic common stock is traded on the OTCQB under the symbol “TBIO”.

Transfer Agent and Registrar

The transfer agent and registrar for the Transgenomic common stock is Wells Fargo Shareowner Services. Its address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120 and its telephone number is 1-855-217-6361.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF TRANSGENOMIC

The following table provides information known to Transgenomic with respect to beneficial ownership of Transgenomic’s common stock by its directors, by its named executive officers, by all of its current executive officers and directors as a group, and by each person Transgenomic believes beneficially owns more than 5% of its outstanding common stock as of March 31, 2017. For purposes of this table, we have also included a column that relates to the potential percent owned by each of our directors, named executive officers, and more than 5% beneficial owners following the Merger and the related private placement. Except as indicated in the footnotes to this table, to Transgenomic’s knowledge the persons named in the table below have sole voting and investment power with respect to all Transgenomic common stock beneficially owned and such shares are owned directly by such person. The number of shares beneficially owned by each person or group as of March 31, 2017 includes shares of Transgenomic common stock that such person or group had the right to acquire on or within 60 days after March 31, 2017, including, but not limited to, upon the exercise of options, stock appreciation rights or warrants to purchase common stock or the conversion of securities into common stock. Beneficial ownership information of persons other than Transgenomic’s current executive officers and directors is based on available information including, but not limited to, Schedules 13D, 13F or 13G filed with the Securities and Exchange Commission (the “SEC”) or information supplied by these persons.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned (Pre-Merger)		Percent of Class (Pre-Merger)	Number of Shares Beneficially Owned (Post-Merger)		Percent of Class (Post-Merger)
Directors and Executive Officers
Paul Kinnon, President, Chief Executive Officer, Interim Chief Financial Officer and Director	332,499	(2)	1.2%	332,499		*
Doit L. Koppler, II, Director	19,665	(3)	*	19,665		*
Robert M. Patzig, Director	68,832	(4)	*	68,832		*
Michael A. Luther, Director	10,000	(5)	*	10,000		*
Mya Thomae, Director	5,000	(6)	*	5,000		*
All directors and executive officers as a group (5 persons)	435,996	(7)	1.6%	435,996		*
Other Stockholders
Randal J. Kirk	8,015,374	(8)	29.3%	42,503,187	(9)	19.1%
Mark Rimer		*	*	19,388,814	(10)	9.62%
David Cohen		*	*	24,311,997	(11)	11.98%

*	Represents less than 1% of Transgenomic’s outstanding common stock.
(1)	The address for all of Transgenomic’s directors and executive officers is the address of its principal executive offices located at 12325 Emmet Street, Omaha, Nebraska 68164.
(2)	Includes 332,499 shares issuable upon the exercise of stock options and stock appreciation rights that are exercisable or will become exercisable within 60 days after March 31, 2017.
(3)	Includes (i) 4,166 shares owned by Mr. Koppler and (ii) 15,499 shares issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days after March 31, 2017.
(4)	Includes (i) 3,333 shares owned by Mr. Patzig and (ii) 65,499 shares issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days after March 31, 2017.
(5)	Includes 10,000 shares issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days after March 31, 2017.
(6)	Includes 5,000 shares issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days after March 31, 2017.

(7)	Includes shares which may be acquired by executive officers and directors as a group within 60 days after March 31, 2017 through the exercise of stock options, stock appreciation rights or warrants.
(8)	Consists of (i) 7,550,669 shares of common stock, (ii) 250,000 shares of common stock issuable upon exercise of warrants to purchase shares of common stock that are currently exercisable, and (iii) 214,705 shares of common stock issuable upon conversion of 214,705 shares of Series A-1 Convertible Preferred Stock. Excludes 161,026 shares of common stock issuable upon exercise or exchange of warrants to purchase shares of common stock (the “Placement Warrants”) that are not currently exercisable as the exercise thereof is restricted by a blocker provision (the “Warrant Blocker”) that restricts the exercise of each Placement Warrant if, as a result of such exercise, the holder of the Placement Warrant, together with its affiliates and any other person whose beneficial ownership of common stock would be aggregated with such holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, would beneficially own in excess of 9.99% of the Company’s then issued and outstanding shares of common stock (including the shares of common stock issuable upon such exercise), as such percentage ownership is determined in accordance with the terms of the Placement Warrants. The Warrant Blocker will automatically expire 61 calendar days prior to the expiration date of the Placement Warrants. In addition, if certain approvals from the Company’s stockholders and The Nasdaq Stock Market LLC to issue any additional shares of common stock pursuant to the exchange right under the Placement Warrants are obtained (the “Placement Warrants Required Approvals”), an additional 100,000 shares of common stock may be issued upon exercise of an exchange right under the Placement Warrants for an aggregate of up to 260,862 shares of common stock issuable upon exchange of the Placement Warrants. The total of the shares of common stock, the warrants to purchase shares of common stock and the shares of Series A-1 Convertible Preferred Stock are held by the following companies, which are managed by Third Security, which is managed by Randal J. Kirk. Mr. Randal J. Kirk could be deemed to have indirect beneficial ownership of these shares: Third Security Senior Staff 2008 LLC beneficially owns 3,206,149 shares of common stock, which consist of (a) 3,020,267 shares of common stock, (b) 85,882 shares of common stock issuable upon conversion of 85,882 shares of Series A-1 Convertible Preferred Stock, and (c) 100,000 shares of common stock issuable upon exercise of warrants to purchase shares of common stock that are not Placement Warrants and are currently exercisable; Third Security Staff 2010 LLC beneficially owns 2,268,595 shares of common stock, which consist of (x) 2,125,654 shares of common stock, (y) 42,941 shares of common stock issuable upon conversion of 42,941 shares of Series A-1 Convertible Preferred Stock, and (z) 100,000 shares of common stock issuable upon exercise of warrants to purchase shares of common stock that are not Placement Warrants and are currently exercisable; Third Security Incentive 2010 LLC beneficially owns 1,603,076 shares of common stock, which consist of (1) 1,510,135 shares of common stock, (2) 42,941 shares of common stock issuable upon conversion of 42,941 shares of Series A-1 Convertible Preferred Stock, and (3) 50,000 shares of common stock issuable upon exercise of warrants to purchase shares of common stock that are not Placement Warrants and are currently exercisable; Third Security Staff 2014 LLC beneficially owns 937,554 shares of common stock, which consist of (A) 894,613 shares of common stock, and (B) 42,941 shares of common stock issuable upon conversion of 42,941 shares of Series A-1 Convertible Preferred Stock. The business address of these beneficial owners is 1881 Grove Avenue, Radford, Virginia 24141.
(9)	Includes the shares identified in footnote (8) and (i) 10,400,000 shares of common stock issuable upon conversion of the secured debt as of the closing of the merger and (ii) 24,087,813 shares of common stock issuable upon conversion of the New Precipio preferred stock issuable upon conversion of $3.0 million of secured debt as of the closing of the merger.
(10)	Includes (i) (a) 15,844,452 shares of common stock issuable pursuant to the merger and (b) 3,494,362 shares of common stock issuable upon conversion of 3,494,362 shares of New Precipio preferred stock issuable pursuant to the merger, which shares will be owned by Chenies Investor LLC, an entity that is controlled by Mark Rimer, and (ii) 50,000 shares of common stock issuable upon the exercise of Bridge Warrants issued to Chenies Investor LLC.
(11)	Includes (i) 19,455,552 shares of common stock issuable pursuant to the merger and (ii) 4,656,445 shares of common stock issuable upon conversion of 4,656,445 shares of New Precipio preferred stock issuable pursuant to the merger and (iii) 200,000 shares of common stock issuable upon the exercise of Bridge Warrants issued to David Cohen.

FUTURE TRANSGENOMIC STOCKHOLDER PROPOSALS

Whether or not the merger with Precipio is completed, Transgenomic will hold its regular annual meeting of stockholders in 2017. Pursuant to Transgenomic’s Bylaws, stockholder proposals submitted for presentation at Transgenomic’s 2017 annual meeting of stockholders, including nominations for common stock directors, must be received by the Corporate Secretary at c/o Transgenomic, Inc., 12325 Emmet Street, Omaha, NE 68164 no later than 35 days prior to the date of Transgenomic’s 2017 annual meeting of stockholders. If less than 35 days’ notice of the 2017 annual meeting of stockholders is given, then stockholder proposals must be received by Transgenomic’s Corporate Secretary no later than seven days after the mailing date of the notice of the 2017 annual meeting of stockholders, and in the case of a special meeting of stockholders, received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed. Any stockholder nomination for a director, who is not an incumbent director, must set forth the name, age, address and principal occupation of the person nominated, the number of shares of Transgenomic’s common stock owned by the nominee and the nominating stockholder and other information required to be disclosed about the nominee under federal proxy solicitation rules.

In order to be included in Transgenomic’s proxy statement relating to the 2017 annual meeting of stockholders, stockholder proposals must be submitted in writing within a reasonable time prior to Transgenomic beginning to print and send its proxy materials for the 2017 annual meeting of stockholders to Transgenomic’s Corporate Secretary at c/o Transgenomic, Inc., 12325 Emmet Street, Omaha, NE 68164. Transgenomic will announce the date of the 2017 annual meeting of stockholders following the closing of the merger with Precipio. The inclusion of any such proposal in Transgenomic’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act.

IMPORTANT NOTICE REGARDING DELIVERY
OF STOCKHOLDER DOCUMENTS

Transgenomic is sending only one proxy statement to “street name” stockholders who share a single address unless it received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if a stockholder is residing at such an address and wishes to receive a separate proxy statement in the future, such stockholder may request them by calling Transgenomic’s Corporate Secretary at (402) 452-5400, or by submitting a request in writing to Transgenomic’s Corporate Secretary, c/o Transgenomic, Inc., 12325 Emmet Street, Omaha, NE 68164. If a stockholder is receiving multiple copies of the proxy statement, such stockholder can request householding by contacting the Corporate Secretary in the same manner described above. In addition, Transgenomic will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Transgenomic is subject to the informational requirements of the Exchange Act. Accordingly, Transgenomic files annual, quarterly and current reports, proxy statements and other information with the SEC. Transgenomic also furnishes to its stockholders annual reports, which include financial statements audited by independent certified public accountants and other reports which the law requires to be sent to stockholders. The public may read and copy any reports, proxy statements or other information that Transgenomic files at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information at the public reference room by calling the SEC at 1-800-SEC-0330. Transgenomic’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. You may obtain a copy of any of these documents, at no cost, by writing or telephoning at the following address:

Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska
Attention: Corporate Secretary
(402)-452-5400

Transgenomic’s common stock is traded on the OTCQB, operated by OTC Markets Group Inc., under the symbol “TBIO.”

INFORMATION INCORPORATED BY REFERENCE

Certain information has been “incorporated by reference” into this proxy statement, which means that Transgenomic has disclosed important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this proxy statement contain important information that you should read about Transgenomic.

The following documents are incorporated by reference into this proxy statement:

(a)	Transgenomic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on April 13, 2017; and
(b)	Transgenomic’s Current Reports on Form 8-K, filed January 6, 2017, January 17, 2017, January 19, 2017, January 20, 2017, February 2, 2017, February 21, 2017, February 24, 2017 and April 17, 2017.

Transgenomic is delivering to its stockholders with this proxy statement the aforementioned annual report in accordance with Item 13(b)(2) of Schedule 14A and its current reports on Form 8-K filed subsequent to December 31, 2016. In addition, all reports and other documents that Transgenomic subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this proxy statement and prior to the special meeting will be deemed to be incorporated by reference into this proxy statement and to be part of this proxy statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Documents incorporated by reference are also available, without charge. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone at the following address:

Transgenomic, Inc.
Attn: Investor Relations
12325 Emmet Street
Omaha, Nebraska 68164
Phone: (402) 452-5400
Fax: (402) 452-5461
E-mail: investorrelations@transgenomic.com

INDEX TO PRECIPIO DIAGNOSTICS, LLC FINANCIAL STATEMENTS

Precipio Diagnostics, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members
of Precipio Diagnostics, LLC

We have audited the accompanying balance sheet of Precipio Diagnostics, LLC (the “Company”) as of December 31, 2016, and the related statements of operations, changes in members’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Precipio Diagnostics, LLC, as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, negative working capital and has a net member deficiency which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

/s/ Marcum LLP
Marcum LLP

Hartford, CT
April 24, 2017

INDEPENDENT AUDITORS’ REPORT

To the Members
Precipio Diagnostics, LLC

Report on the Financial Statements

We have audited the accompanying balance sheet of Precipio Diagnostics, LLC (the Company) as of December 31, 2015, and the related statements of operations, changes in members’ deficit and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Precipio Diagnostics, LLC as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net member deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

As discussed in Note 1 to the financial statements effective January 1, 2015, the Company early adopted Financial Accounting Standard Board issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs.

/s/ Marcum LLP

Hartford, CT
February 3, 2017

PRECIPIO DIAGNOSTICS, LLC

BALANCE SHEETS
DECEMBER 31, 2016 AND 2015

	December 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,573	$234,688
Accounts receivable, net	387,613	455,744
Inventory	100,222	83,411
Prepaids and other current assets	12,761	4,910
Total current assets	552,169	778,753
PROPERTY AND EQUIPMENT, NET	280,061	343,214
SECURITY DEPOSIT	10,000	10,000
TOTAL ASSETS	$842,230	$1,131,967
LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES:
Current maturities of long-term debt, less discounts	$394,838	$575,157
Convertible bridge notes, less debt issuance costs	695,000	1,351,073
Accounts payable	1,083,550	739,719
Accrued expenses	699,600	123,386
Current maturities of capital leases	46,230	36,440
Deferred rent	—	28,107
Deferred revenue	92,150	—
Total current liabilities	3,011,368	2,853,882
LONG TERM LIABILITIES:
Long-term debt, less current maturities and discounts	4,127,256	210,639
Capital leases, less current maturities	163,077	164,185
Total liabilities	7,301,701	3,228,706
MEMBERS’ DEFICIT
Preferred Series A, 1,905,556 units authorized, 1,075,000 units in 2016 and 1,825,556 units in 2015 issued and outstanding	1,075,000	1,825,000
Preferred Series B, 1,882,968 units authorized, 1,208,189 units in 2016 and 1,817,213 units in 2015 issued and outstanding	1,820,070	2,785,070
Common units, 5,288,254 units authorized, 1,314,632 units in 2016 and 1,237,449 units in 2015 issued and outstanding	52,176	37,705
Warrants	1,433,636	11,898
Restricted units	7,203	9,802
Accumulated deficit	(10,847,556)	(6,766,214)
Total members’ deficit	(6,459,471)	(2,096,739)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$842,230	$1,131,967

The accompanying notes are an integral part of these financial statements.

PRECIPIO DIAGNOSTICS, LLC

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	Years Ended December 31,
	2016	2015
NET REVENUE
Patient service revenue, net	$2,100,986	$1,804,828
Less provision for bad debts	(378,178)	(324,869)
	1,722,808	1,479,959
LESS: COST OF DIAGNOSTIC SERVICES	969,504	814,660
GROSS PROFIT	753,304	665,299
OPERATING EXPENSES	2,465,165	2,168,655
OPERATING LOSS	(1,711,861)	(1,503,356)
OTHER INCOME (EXPENSE):
Interest expense	(518,027)	(188,240)
Other income	3,000	11,838
	(515,027)	(176,402)
NET LOSS	(2,226,888)	(1,679,758)
Preferred unit dividends	(432,716)	—
Deemed dividends on exchange of preferred units	(1,421,738)	—
NET LOSS AVAILABLE TO COMMON UNIT HOLDERS	$(4,081,342)	$(1,679,758)

The accompanying notes are an integral part of these financial statements.

PRECIPIO DIAGNOSTICS, LLC

STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	Preferred Series A		Preferred Series B		Common		Restrictive Units Capital Value	Warrants	Accumulated Deficit	Total
	Outstanding Units	Capital Value	Outstanding Units	Capital Value	Outstanding Units	Capital Value
Balance, January 1, 2015	1,880,556	$1,825,000	1,817,213	$2,785,070	1,007,879	$22,789	$14,318	$11,898	$(5,086,456)	(427,381)
Net loss	—	—	—	—	—	—	—	—	(1,679,758)	(1,679,758)
Stock based compensation on vesting of restricted units	—	—	—	—	229,570	14,916	(4,516)	—	—	10,400
Balance December 31, 2015	1,880,556	1,825,000	1,817,213	2,785,070	1,237,449	37,705	9,802	11,898	(6,766,214)	(2,096,739)
Net loss	—	—	—	—	—	—	—		(2,226,888)	(2,226,888)
Preferred unit dividends	—	—	—	—	—	—	—		(432,716)	(432,716)
Deemed dividends on exchange of preferred units	—	—	—	—	—	—		1,421,738	(1,421,738)	—
Exchange of preferred units for Sr. Notes & Warrants	(805,556)	(750,000)	(299,779)	(475,000)	—	—	—	—	—	(1,225,000)
Exchange of preferred units for Jr. Notes & Warrants	—	—	(309,245)	(490,000)	—	—	—	—	—	(490,000)
Stock based compensation on vesting of restricted units	—	—	—	—	77,183	14,471	(2,599)	—	—	11,872
Balance December 31, 2016	1,075,000	$1,075,000	1,208,189	$1,820,070	1,314,632	$52,176	$7,203	$1,433,636	$(10,847,556)	$(6,459,471)

The accompanying notes are an integral part of these financial statements.

PRECIPIO DIAGNOSTICS, LLC

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	Years Ended December 31,
	2016	2015
CASH FLOWS USED IN OPERATING ACTIVITIES:
Net loss	$(2,226,888)	$(1,679,758)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	112,162	111,571
Amortization of deferred financing costs and debt discount	32,662	33,437
Unit-based compensation expense	11,873	10,400
Provision for allowance of doubtful accounts	378,178	324,869
Capitalized PIK interest on convertible bridge notes	84,717	87,818
Changes in operating assets and liabilities:
Accounts receivable	(310,047)	(583,247)
Inventory	(16,811)	3,300
Prepaids and other current assets	(7,851)	1,061
Accounts payable	343,830	193,259
Accrued expenses	576,215	40,966
Deferred rent	(28,107)	(22,514)
Deferred revenue	92,150	—
Net cash used in operating activities	(957,917)	(1,478,838)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	—	(10,734)
Net cash used in investing activities	—	(10,734)
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Proceeds from convertible bridge notes	455,000	1,263,275
Proceeds from senior notes	525,000	—
Capital lease principal payments	(40,831)	(28,308)
Payments of notes payable	(154,367)	(63,106)
Payments of deferred financing costs	(10,000)	(20,918)
Net cash flows provided by financing activities	774,802	1,150,943
NET CHANGE IN CASH AND CASH EQUIVALENTS	(183,115)	(338,629)
CASH AND CASH EQUIVALENTS – BEGINNING	234,688	573,317
CASH AND CASH EQUIVALENTS – ENDING	$51,573	$234,688
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$126,220	$100,422
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchases of property and equipment financed through capital leases	$49,010	$135,929
Preferred unit dividend financed through exchange agreement	$432,716	$—
Convertible bridge notes exchanged for long-term debt	$1,120,000	$—
Series A and B Preferred exchanged for long term debt	$1,715,000	$—

LIQUIDITY AND GOING CONCERN

NATURE OF BUSINESS

The accompanying notes are an integral part of these financial statements.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 1 — Nature of Business and Significant Accounting Policies

Nature of Business

Precipio Diagnostics, LLC (the “Company”) is a Connecticut Limited Liability Company formed in 2011. The Company is an early-stage diagnostics company that operates a cancer diagnostic laboratory located in New Haven, Connecticut. The Company collaborates with the Yale School of Medicine (“Yale”) to provide cancer diagnostics that is delivered to the community and improves patient care. The Company is party to an exclusive agreement for professional pathology services with Yale, which allows the Company to provide a superior level of cancer diagnostics. Specimens are shipped to the Company’s laboratory where they are processed and diagnosed by the academic experts at Yale, whereby the end product is a pathology report which guides its customers, oncologists, as to the nature of their patients’ disease and helps them determine how best to care for their patient. In addition to the pathology services provided, a Yale designated physician also serves as the Company’s medical director.

Liquidity and Going Concern

The financial statements have been prepared using accounting principles generally accepted in the United States of America (“GAAP”) applicable for a going concern, which assume that we will realize our assets and discharge our liabilities in the ordinary course of business. We have incurred substantial operating losses and have used cash in our operating activities for the past several years. As of December 31, 2016 and 2015 we had negative working capital of $2.5 million and $2.1 million, respectively due to the fact that our accounts payable and accrued expenses were double the amount of our current assets as of the balance sheet date, along with the significant amount of debt we have coming due within the next twelve months. Our ability to continue as a going concern is dependent upon a combination of achieving our business plan, including generating additional revenue, and raising additional financing to meet our debt obligations and pay our liabilities arising from normal business operations when they come due. The Company is currently in discussions with certain investors to raise additional capital as part of a proposed merger, see Note 12 — for further discussion on the merger. There can be no assurance such capital is available at terms favorable or agreeable to management, if at all, or that the Company will successfully complete the proposed merger. Since the outcome of these matters cannot be predicted with any certainty at this time, there is substantial doubt that we will be able to continue as a going concern.

The Company has entered into a payment deferral arrangement with Connecticut Innovations as they were unable to continue to repay the principal payments on the loan as they came due. The Company has secured a revision to its Connecticut Innovations debt repayment schedule effective July 14, 2016 that approves interest only payments through October 1, 2017, interest and principal payments through August 1, 2018 and on the remainder of the outstanding loan due on October 1, 2018.

Further, the Company is in default on its Webster Bank loan due to the Company’s cash balance falling below the required minimum balance of a cash runway of 3 months, based on trailing six months average cash burn as stipulated in the agreement. Precipio and Webster Bank, in a Default and Reservation of Rights letter dated January 29, 2016, agreed that while Precipio remains in default, Webster Bank will preserve their rights but take no action at this time against the Company and shall refrain from calling the loan. Further Webster Bank has considered to maintain its senior credit facility in a letter dated January 4, 2017 subject to their re-approval process.

During this period Webster Reservation of Rights letter discussed above will remain in effect until the process is completed. Management cannot assure that they will be able to extend the credit facility on terms reasonably acceptable to the Company if at all.

If management is unable to extend the credit facilities, obtain waivers, or both, the financial institutions could request payment on demand which could impair the Company’s ability to conduct business in the near future.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 1 — Nature of Business and Significant Accounting Policies  – (continued)

The aforementioned circumstances raise substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that the Company will be able to successfully achieve its initiatives summarized above in order to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might result should the Company be unable to continue as a going concern as a result of the outcome of this uncertainty.

Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosures of contingent assets and liabilities, at the date of the financial statements, and the reported revenues and expenses during the reporting period.

The most significant estimates with regard to these financial statements relate to the allowance for doubtful accounts, assumptions used to value stock based compensation, contractual allowances, warrant valuations and potential impairment of long-lived assets. Although management believes the estimates that have been used are reasonable, actual results could vary from the estimates that were used.

Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company considers all highly liquid investments, with maturities of three months or less, when purchased, to be cash equivalents. The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed, Federal Deposit Insurance Corporation (FDIC) insured limits of $250,000. The Company reduces its exposure to credit risk by maintaining such deposits with high-quality financial institutions. At times the Company’s deposit can exceed these limits.

Service companies in the health care industry typically grant credit without collateral to patients. The majority of these patients are insured under third-party insurance agreements. The services provided by the Company are routinely billed utilizing the Current Procedural Terminology (CPT) code set designed to communicate uniform information about medical services and procedures among physicians, coders, patients, accreditation organizations, and payers for administrative, financial, and analytical purposes. CPT codes are currently identified by the Centers for Medicare and Medicaid Services and Third-party payors. The Company utilizes CPT codes for Pathology and Laboratory Services contained within codes 80000-89398.

Risks And Uncertainties

The Company operates in the healthcare industry which is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with fraud and abuse regulations, as well as other applicable government laws and regulations. While no material regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 1 — Nature of Business and Significant Accounting Policies  – (continued)

Accounts Receivable

Accounts receivable result from the health care services provided by the Company and are due within 30 days from the invoice date. Accounts receivable are reduced by an allowance for doubtful accounts. In evaluating the collectability of accounts receivable, the Company analyzes and identifies trends for each of its sources of revenue to estimate the appropriate allowance for doubtful accounts. For receivables associated with services provided to patients with third-party coverage, the Company analyzes contractually due amounts and provides an allowance, if necessary. For receivables associated with self-pay patients, including patients with insurance and a deductible and copayment, the Company records an allowance for doubtful accounts in the period of services on the basis of past experience of patients unable or unwilling to pay for service fee for which they are financially responsible. The difference between the standard rates and the amounts actually collected after all reasonable collection efforts have been exhausted is charged against the allowance for doubtful accounts.

Inventory

Inventory consists of laboratory supplies and is valued at cost (determined on an average cost basis, which approximates the first-in, first-out method) or net realizable value, whichever is lower. We evaluate inventory for items that are slow moving or obsolete and record an appropriate allowance for obsolescence if needed. We determined that no allowance for slow moving or obsolete inventory was necessary at December 31, 2016 and 2015.

Property And Equipment

Property and equipment, including assets held under capital lease, are stated at cost, net of accumulated depreciation and amortization. Expenditures for maintenance and repairs are expensed as incurred. Depreciation and amortization are calculated using the straight-line method over estimated useful lives of related assets. Amortization expense of assets acquired through capital leases is included in depreciation and amortization.

Estimated useful lives are as follows:

Asset	Life
Machinery and lab equipment	5 – 7 years
Office equipment and computer	5 – 7 years
Lab software	3 – 5 years

For assets sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts, and any related gain or loss is reflected in operations for the period. Expenditures for major betterments that extend the useful lives of property and equipment are capitalized.

Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value calculated utilizing the a discounted cash flow model or appraised value depending on the nature of the asset. There were no impairments of long-lived assets for the years ended December 31, 2016 and 2015.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 1 — Nature of Business and Significant Accounting Policies  – (continued)

Debt Issuance Costs

Debt issuance costs and debt discounts are being amortized over the lives of the related financings on a basis that approximates the effective interest method. Both are presented as a reduction of the related debt in the accompanying balance sheets. Net debt issuance costs and debt discounts were $65,048 and $87,207 at December 31, 2016 and December 31, 2015, respectively (net of accumulated amortization of $87,342 and $55,184, respectively). Related amortization expense was $32,662 and $33,437 for the years ended December 31, 2016 and 2015, respectively.

Net Patient Service Revenue

The Company primarily recognizes revenue for services rendered upon completion of the testing process. Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered, including retroactive adjustment under reimbursement agreements with third-party payors. Revenue under third-party payor agreements is subject to audit and retroactive adjustment. Provisions for third-party payor settlements are provided in the period the related services are rendered and adjusted in the future periods, as final settlements are determined. See Note 7 for additional information relative to net patient service revenue recognition and third-party payor programs.

Presentation of Insurance Claims and Related Insurance Recoveries

The Company accounts for its insurance claims and related insurance recoveries at their gross values as standards for health care entities do not allow the Company to net insurance recoveries against the related claim liabilities. There were no insurance claims or insurance recoveries recorded during 2016 or 2015.

Income Taxes

The Company, which is organized as a limited liability company, operated under the default classification as a partnership until July 31, 2016. Effective August 1, 2016, the Company elected to be treated as a corporation for tax purposes and as such, a net deferred tax asset, prior to a valuation allowance is created. The Company calculated an income tax provision for the remainder of the year. Prior to August 1, 2016, income tax expense or benefits were calculated at the members’ level.

For the period from August 1, 2016 through December 31, 2016, deferred income taxes are provided on net operating loss carryovers and on the future income tax considerations associated with temporary differences between the carrying amounts of assets and liabilities for tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance to the extent that it is more likely than not that they will not be realized.

There are no uncertain tax positions that would require recognition in the financial statements. Management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of, or changes in tax laws, regulations and interpretations thereof as well as other factors. At December 31, 2016 and August 1, 2016, there were no amounts that had been accrued for uncertain tax positions. Our policy is to record interest and penalties directly related to income taxes as income tax expense in the accompanying statements of operations. We have statutes of limitation open for our federal and state income tax returns related to tax years 2013 through 2016.

Rent Expense

Rental expense is recognized on a straight-line basis over the terms of the leases.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs charged to operations totaled $12,935 in 2016 and $24,249 in 2015.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 1 — Nature of Business and Significant Accounting Policies  – (continued)

Unit Based Compensation

The Company recognizes unit-based compensation expense for the fair value of the awards on the date granted on a straight-line basis over their service period. Compensation expense is recognized only for unit-based payments expected to vest. The Company estimates forfeitures at the date of grant based on the Company’s historical experience and future expectations.

Non-Employee Awards: The Company accounts for unit based compensation issued to non-employees at the fair value of equity instruments given as consideration for services rendered as a non-cash charge to operations over the shorter of the vesting period or service period. The equity instruments are revalued on each subsequent reporting date until performance is complete with a cumulative catch-up adjustment recognized for any changes in their fair value.

Common Warrant Units

The Company accounts for the issuance of common warrant units issued in accordance with the provisions of ASC Topic 815. The Company classifies as equity any contracts that (i) require physical settlement or net-unit settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own units (physical settlement or net-unit settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside of the company’s control), or (ii) gives the counterparty a choice of net-cash settlement or settlement in units (physical settlement or net-unit settlement).

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU No. 2014-09”). This guidance requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to a customer. ASU No. 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. In July 2015, the FASB decided to defer the effective date of this new accounting guidance by one year. As a result, ASU No. 2014-09 will be effective for the Company for all annual and interim reporting periods beginning after December 15, 2017 and early adoption would be permitted as of the original effective date. The new standard permits the use of either the retrospective or cumulative effect transition method. The Company does not expect to early adopt this guidance and it has not selected a transition method. The Company is currently evaluating the impact this guidance will have on its financial condition, results of operations and cash flows.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40). The new guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016. The Company does not believe that the adoption of this guidance will have a material impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard amends the recognition of lease assets and lease liabilities by lessees for those leases currently classified as operating leases and amends disclosure requirements associated with leasing arrangements. The new standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition, and provides for certain practical expedients. Transition will require application of the new guidance at the beginning of the earliest comparative period presented. The Company is currently assessing the impact that the adoption of this ASU will have on its financial statements.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 1 — Nature of Business and Significant Accounting Policies  – (continued)

In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The new standard simplifies several aspects related to the accounting for share-based payment transactions, including the accounting for income taxes, statutory tax withholding requirements, forfeitures and classification on the statement of cash flows. This guidance is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2016. The Company is currently evaluating the impact this guidance will have on its financial condition, results of operations and cash flows.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flow — Classification of Certain Cash Receipts and Cash Payments (Topic 230) (“ASU 2016-15”), which addresses a few specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact of this new pronouncement on its statements of cash flows.

Note 2 — Accounts Receivable

The mix of receivables from patients and third-party payers at December 31, was as follows:

	2016	2015
Medicaid	$21,642	$24,078
Medicare	232,068	86,644
Self-Pay	63,599	4,403
Third party payers	880,912	773,049
	1,198,221	888,174
Less allowance for doubtful accounts	810,608	432,430
Total accounts receivable	$387,613	$455,744

Note 3 — Property and Equipment

A summary of property and equipment at December 31 follows:

	2016	2015
Machinery and equipment	$152,738	$152,738
Capital lease equipment	296,053	247,044
Laboratory software	218,165	281,165
Computers	57,277	57,277
Office equipment	9,348	9,348
	733,581	684,572
Less accumulated depreciation	453,520	341,358
Total property and equipment	$280,061	$343,214

Depreciation expense totaled $112,162 in 2016 and $111,571 in 2015

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 4 — Notes Payable

Long-term debt consists of the following:

	December 31,
	2016	2015
Senior Notes	$3,269,968	$—
Senior Note debt issuance costs	(8,500)	—
Junior Notes	583,821	—
Connecticut Innovation – line of Credit	162,066	138,442
Depart. of Economic Development (DECD)	243,287	277,654
DECD debt issuance costs	(30,208)	(35,552)
Webster Bank	328,000	448,000
Webster Bank debt discounts and debt issuance	(26,340)	(42,728)
Total long-term debt	4,522,094	785,796
Current Portion	(394,838)	(575,157)
Long-term debt, net of current maturities	$4,127,256	$210,639

Senior and Junior Notes

During 2016, the Company raised $525,000 from members through the issuance of Senior Notes which accrue interest at a rate of 12% and are payable at the sooner of the closing of a qualified public offering, as outlined in the note agreement, or five years from date of issuance.

Also during 2016, the Company restructured equity through a redemption and exchange agreement by exchanging Member Equity comprised of Series A and Series B Convertible Preferred Units in the amount of $2,147,716 (members’ initial investment of $1,715,000, plus declared dividends on these preferred units of $432,716), and Convertible Bridge Notes of $1,120,000, plus accrued interest of $61,073 for new Senior Notes of $2,744,968 and new Junior Notes of $583,821. The Senior and Junior Notes accrue interest at a rate of 12% and 15%, respectively, and have maturity dates ranging from March 2021 to September 2021, or earlier based on certain qualifying events as outlined in the note agreements.

As of December 31, 2016, the outstanding balance of Senior and Junior notes was $3,269,968 and $583,821, respectively, with accrued interest included within accrued expenses on the accompanying balance sheet of $279,740 and $71,258, respectively.

Connecticut Innovations, Incorporated

The Company entered into a line of credit on April 1, 2012 with Connecticut Innovations for up to $500,000 with interest paid monthly at 8 percent, due on September 1, 2018. Principal and interest payments began February 1, 2013 and ranged from $7,436 to $12,206 until September 2016, when the Company entered into a forbearance agreement to defer monthly principal payments until October 2017. Beginning October 1, 2017, principal payments of $11,467 are due including interest at 9% through September 2018. Pursuant to the forbearance agreement, the Company is also restricted from any additional borrowings under the line of credit. The line is secured by substantially all of the Company’s assets. As of December 31, 2016 and 2015 the outstanding balance was $162,066 and $138,422, respectively.

In connection with the line of credit, the Company issued warrants to purchase 25,000 Series A Preferred Units of the Company, which were classified as an equity warrant, at an exercise price of $1.00 per unit, subject to adjustments as defined in the warrant agreement. The warrants were valued at $6,000 at the date of the grant utilizing the Black-Sholes model (volatility 40%, expected life 7 years, and risk free rate .36%). The value of the warrants was treated as a debt discount. The Company accreted to interest expense $1,500 in 2015. There was no accretion of the debt for the year ending December 31, 2016.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 4 — Notes Payable  – (continued)

The warrant and related Series A Preferred Units have a put feature related to the Company maintaining its presence in the State of Connecticut. Management has reviewed the probability of the Company leaving the State of Connecticut as being remote. This determination is mainly due to the collaboration agreement it has with Yale. As such determined that the put option has an immaterial value. The line of credit is subordinate to the Webster Bank term loan.

The Company was in default with Connecticut Innovations because it was unable to continue to repay its principal payments on the loan. As such during 2014, the Company entered into a forbearance agreement with Connecticut Innovations to defer the loan payments for up to six months. The Company was in default of the forbearance agreement during 2015 and was not able to pay the balloon payment for the full balance is due June 2016. Precipio subsequently entered into an agreement with Connecticut Innovations on July 14, 2016 to restructure the loan to an interest-only payments plan totaling $1,041 per month through October 2017. Principal and interest shall be due at the end of the deferral period and the regular monthly payments of $11,467 will continue thereafter through October 2018 at which time the remaining balance is due and payable. The Company is also restricted from any additional borrowings under the line of credit.

Department of Economic and Community Development

The Company entered into a 10-year term loan with the Department of Economic and Community Development (DECD) on May 1, 2013 for $300,000, with interest paid monthly at 3 percent, due on April 23, 2023. The loan is secured by substantially all of the Company’s assets but is subordinate to the term loan with Webster Bank and the Connecticut Innovations, Incorporated Line of Credit. As of December 31, 2016 and 2015 the outstanding balance was $243,287 and $277,654, respectively,

Webster Bank

The Company entered into a 3.5-year term loan with Webster Bank on December 1, 2014 for $500,000, with interest paid monthly at the one month LIBOR rate (0.73% at December 31, 2016) plus 500 basis points, due on May 31, 2018. The line is secured by substantially all of the Company’s assets and has first priority over all other outstanding debt. As of December 31, 2016 and 2015 the outstanding balance was $328,000 and $448,000, respectively.

The term loan with Webster Bank is subject to financial covenants relating to maintaining adequate cash runway, as defined. As of December 31, 2016 the Company was not in compliance with these covenants and, as such, the Webster Bank debt has all been presented as current in the accompanying financial statements. Precipio and Webster Bank entered into a Default and Reservation of Rights letter dated January 29, 2016, agreed that while Precipio remains in default, Webster Bank will preserve their rights but not take any action at this time against the company and shall refrain from calling the loan. Further Webster Bank has considered maintaining its senior credit facility in a letter dated January 4, 2017 subject to their re-approval process. During this period Webster Reservation of Rights letter discussed above will remain in effect until the process is completed.

In connection with the Webster Bank agreement, the Company issued 7 year warrants to purchase $20,000 Series B Preferred Units of the Company. The exercise price is equal to 1) share price of the next round of equity financing equal to or greater than $1.0 million to be closed prior to September 1, 2015 or 2) the most recent round prior to the close ($1.5845) should the qualified financing not occur. There were no qualifying rounds of $1.0 million prior to September 1, 2015 as such the exercise price is $1.5845. The warrants were valued at $11,898 at the date of the grant utilizing the Black-Scholes model (volatility 59.1%, expected life 7 years, and risk free rate 1.93%) and was classified as an equity warrant. The value of the warrants was treated as a debt discount and will continue to accrete interest through the maturity date of the line of credit. The Company accreted to interest expense $1,700 of the debt discount for the periods ending December 31 2016 and 2015.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 4 — Notes Payable  – (continued)

The following represents the aggregate future maturities required on long-term debt for the years ending December 31:

	Senior Notes	Junior Notes	Connecticut Innovations	DECD	Webster Bank	Total
2017	$—	$—	$31,514	$35,324	$328,000	$394,838
2018	—	—	130,552	36,398	—	166,950
2019	—	—	—	37,505	—	37,505
2020	—	—	—	38,646	—	38,646
2021	3,269,968	583,821	—	39,821	—	3,893,610
Thereafter	—	—	—	55,593	—	55,593
	3,269,968	583,821	162,066	243,287	328,000	4,587,142
Less, debt discount and debt issuance costs	(8,500)	—	—	(30,208)	(26,340)	(65,048)
	$3,261,468	$583,821	$162,066	$213,079	$301,660	$4,522,094

Note 5 — Convertible Bridge Notes Payable

During the year ended December 31, 2015, the Company issued eleven unsecured convertible bridge notes for $1,360,000. The notes accrue interest at a rate of 14% and were payable no later than September 30, 2016. As of December 31, 2015, the outstanding balance was $1,360,000, excluding debt issuance costs of $8,927, with accrued interest of $87,818 included within accrued expenses on the accompanying balance sheet. During 2016, the maturity date of these convertible bridge notes was extended to December 31, 2016.

The convertible Notes will (i) convert into Series C Preferred Units of the Company (at a 30% discount) upon a Qualified Series C Financing (as defined), (ii) at the option of the holders of a majority of the then-outstanding principal amount of the notes, convert into Series C Preferred Units of the Company (at a 30% discount) upon any other Series C Financing, or (iii) if no such Qualified Series C Financing occurs, or no such option conversion takes place by the maturity date (as hereinafter defined), the convertible notes will be fully repaid by Company or the notes and accrued and unpaid interest shall convert into Preferred Series B Units (at a 30% discount) of the Preferred Series B conversion Price as defined in the operating agreement provided that notice is given to the Company at least one day prior to maturity. In the event a Deemed Liquidity Event (merger, sale, IPO, or transaction with exchange of 50% or more of voting power) the holders of the note at its sole discretion can (a) require the Company to pay an amount equal to two times the principal and accrued and unpaid interest or (b) convert all unpaid principal and interest at a rate of 70% of the applicable security. These notes are subordinated to Connecticut Innovations Inc., State of Connecticut Department of Economic Development and Webster Bank.

During 2016, prior to entering into the redemption and exchange agreement, the Company issued additional unsecured convertible bridge notes for $440,000. In addition, the Company issued additional unsecured convertible bridge notes for $15,000. These notes accrue interest at a rate of 14% and are payable no later than December 31, 2016.

Pursuant to the redemption and exchange agreement, the Company exchanged $1,120,000 of convertible bridge notes for long-term debt (Senior Notes) (Note 4).

During January 2017, the holders of the notes agreed to waive the maturity date and the notes are payable on demand and accrue interest until paid. As of December 31, 2016, debt issuance costs were fully amortized and the outstanding convertible notes balance was $695,000, with accrued interest of $143,981 which is included within accrued expenses on the accompanying condensed balance sheet.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 6 — Net Revenue from Patient Services

The following table summarizes net revenues for the years ended December 31, from services to patients:

	2016	2015
Gross patient service revenue	$3,385,526	$2,854,037
Less: contractual allowances and adjustments	(1,284,540)	(1,049,209)
Patient service revenue, net	$2,100,986	$1,804,828

The following summarizes all payers for the years ended December 31:

	2016	2015
Medicaid	$24,902	$47,254
Medicare	688,335	424,347
Self pay	252,727	58,198
Third party payors	1,135,022	1,275,029
	$2,100,986	$1,804,828

Revenue from the Medicare and Medicaid programs account for a portion of the Company’s net patient service revenue. Laws and regulations governing those programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term.

Note 7 — Commitments and Contingencies

Operating Leases

The Company entered into a sixty-four month operating lease beginning in September 2011, for their facility in New Haven, Connecticut and during 2012 and 2013, the Company took on additional square footage. For the years ended December 31, 2016 and 2015, rental payments range from approximately $11,000 to $12,000 per month. As of January 2017, this lease is month to month and the Company is negotiating a new long-term lease for its facility.

The Company recognizes rent expense on a straight-line basis for all operating leases. Rent expense was $122,751 in 2016 and $130,957 in 2015.

Capital Leases

The Company has entered into various capital lease agreements to obtain lab equipment. The terms of the capital leases range from five to ten years with interest rates of 7.25%.

The following is an analysis of the property acquired under capital leases as of December 31.

Classes of Property:	2016	2015
Lab equipment	$296,053	$247,044
Less accumulated amortization	(102,247)	(57,632)
	$193,806	$189,412

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 7 — Commitments and Contingencies  – (continued)

Included in cost of diagnostic services is amortization expense of $44,615 in 2016 and $33,055 in 2015 related to equipment acquired under capital leases.

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments.

Years ending December 31,
2017	$59,888
2018	59,888
2019	59,888
2020	35,520
2021	24,514
Thereafter	4,207
Total capital lease obligations	243,905
Less: Amount representing interest	(34,598)
Present value of net minimum lease obligations	209,307
Less, current maturities of capital leases	(46,230)
Capital Leases, long term	$163,077

Purchase Commitments

The Company has entered into purchase commitments for reagents from suppliers. These agreements started in 2011 and run through 2022. The Company and the suppliers will true up the amounts on an annual basis. The future minimum purchase commitments under these agreements are as follows:

Years ending December 31,
2017	$148,664
2018	148,664
2019	148,664
2020	97,382
2021	69,920
Thereafter	7,837

Note 8 — Legal and Regulatory Environment

The healthcare industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirement, reimbursement for patient services and Medicare and Medicaid fraud and abuse. Government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers.

Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with fraud and abuse regulations, as well as other applicable government laws and regulations. While no material regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as regulatory actions unknown or unasserted at this time.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 9 — Members’ Deficit

The Company entered into an amended and restated limited liability company operating agreement (the amended operating agreement) authorizing the use of four different classes of units (i) Series A Convertible Preferred Units (Series A) (ii) Series B Convertible Preferred Units (Series B), (iii) Voting Common Units and (iv) Non-Voting Common Units. The Company is authorized to issue 1,905,556 Series A units (including warrants), 1,882,968 Series B units (including warrants) and 5,288,524 common units. The common units include 3,788,524 common units (including warrants) reserved for issuance upon conversion of the Series A units and Series B units, 954,216 voting common units issued or reserved for issuance as equity incentives and 545,784 non-voting common units issued or reserved for issuance as equity incentives.

Voting Rights

Each of the Series A and Series B classes of units has protective provisions providing consent rights for such classes in voting on certain matters. In addition, each holder of Series A and Series B units shall have the right to the number of votes equal to the number of common units issuable upon conversion of such Series A and B units, respectively. Each voting common unit shall carry the right of one vote per common unit. Non-voting common units shall not have any voting rights.

Common Units

Common Units

The Company has two classes of common units, voting and non-voting. The Company has issued 954,216 and 954,216 common voting and 360,416 and 283,233 common non-voting shares to various employees as of December 31, 2016 and 2015, respectively.

Restricted Unit Awards

The fair value of restricted units granted to employees is determined on the grant date. Incentive units granted during years ended December 31, 2016 and 2015 were zero and 90,000, respectively. Unit-based compensation expense charged to operations for the periods ended December 31, 2016 and 2015 was $11,872 and $10,400, respectively.

Information regarding outstanding restricted unit awards follows:

	Voting	Non-Voting	Total
Outstanding at January 1, 2015	138,784	89,007	227,791
Granted	—	90,000	90,000
Released	(138,784)	(90,786)	(229,570)
Canceled, forfeited, or expired	—	—	—
Outstanding at December 31, 2015	—	88,221	88,221
Granted	—	—	—
Released	—	(77,183)	(77,183)
Canceled, forfeited, or expired	—	(1,000)	(1,000)
Outstanding at December 31, 2016	—	10,038	10,038

Convertible Preferred Units

As of December 31, 2015 the Company had 1,880,556 Series A and 1,817,213 Series B units outstanding. During 2016, the Company restructured some equity investments, including the exchange of 805,556 Series A and 609,024 Series B units for new Senior and Junior Notes (see Note 5) and common warrant units resulting in outstanding units as of December 31, 2016 of 1,075,000 for Series A and 1,208,189 for Series B.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 9 — Members’ Deficit  – (continued)

The Series A and Series B units have a preferred return of eight percent per year on the unreturned capital contributions of the respective series. The preferred return accrues quarterly; unpaid returns accumulate and were $631,717 and $507,644, as of December 31, 2015, for Series A and Series B, respectively. The accumulated amounts as of December 31, 2016 were $432,028 and $480,970 on Series A and Series B units, respectively.

In addition, in connection with the Company’s finance agreements, the Company issued warrants to purchase 25,000 units of Series A and $20,000 of Series B. These warrants were still outstanding as of December 31, 2016.

Mandatory Conversion

The Series A units and Series B units have a mandatory conversion feature, which states that at either the closing of a qualified public offering or an event that has been specified as a mandatory conversion time by a vote of the Series A and Series B unit members, then all outstanding Series A and Series B units (and any declared but unpaid distributions) shall automatically be converted into voting common units at the then effective conversion rate. As of December 31, 2016, no events have occurred that would cause an automatic conversion of these units.

Convertible Rights

The Series A Members and Series B Members shall have conversion rights as follows:

Each Series A unit shall be converted, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable voting common units as is determined by dividing the Series A adjusted purchase price by the Series A conversion price (original purchase price of security, subject to adjustments for distributions to its respective series) in effect at the time of conversion. Series A can be converted into 1,507,028 and 2,470,348 shares of common units at December 31, 2016 and 2015, respectively.

Each Series B unit shall be converted, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable voting common units as is determined by dividing the Series B adjusted purchase price by the Series B conversion price (original purchase price of security, subject to adjustments for distributions to its respective series) in effect at the time of conversion. Series B can be converted into 1,527,464 and 2,140,080 shares of common units at December 31, 2016 and 2015, respectively.

Commonwarrant Units

In March 2016, the Company entered into a redemption and exchange agreement with certain members relating to their 805,556 Preferred A Units and 609,024 Preferred B Units. Under the terms of the agreement, the unit holders would exchange their units in the Company for the issuance of debt. The aggregate purchase price per the agreement was the members’ initial investment of $750,000 for Preferred A Units and $965,000 for Preferred B Units, along with a preferred return of 8%, recorded as a dividend in the amount of $432,716, resulting in a total principal amount of $2,147,716 (comprised of $1,563,895 senior notes and $583,821 junior notes) see Note 4 — Notes Payable for further discussion on senior and junior notes. In addition to the debt issued as consideration for the members’ preferred units, the Company also issued common warrant units, which allows the holders to collectively purchase common units of the Company, representing approximately 60% of the Company at the time of exercise. At the time of issuance, this represented approximately 5,731,217 common units. The common warrant units have a $0.00 exercise price with a ten year expiration date. The common warrant units were classified as equity awards and the fair value upon issuance was calculated utilizing a discounted cash flow analysis to value the Company’s equity and an option pricing method to allocate the value of the equity. The fair value of the warrants was determined directly utilizing the

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 9 — Members’ Deficit  – (continued)

option pricing method as the exercise price was $0.00. The aggregate value of the common warrant units was $1,421,738, which was considered a deemed dividend.

Note 10 — Major Customers

The Company recognized revenue from two customers in 2016 and 2015 that represented in the aggregate 27 percent (ranging from 12 to 15 percent) and 28 percent (ranging from 11 to 17 percent) of total revenues, respectively.

Note 11 — Litigation

The Company is involved in legal proceedings related to matters, which are incidental to its business. In the opinion of management, based on consultation with legal counsel, the outcome of such proceedings will not materially affect the Company’s financial position or results of operations.

Note 12 — Merger Agreement

On October 12, 2016, Precipio, Transgenomic Inc. (“Transgenomic”) and New Haven Labs Inc., a wholly owned subsidiary of Transgenomic (“Merger Sub” and, together with Transgenomic, the “Transgenomic Parties”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Precipio will become a wholly owned subsidiary of Transgenomic (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement. Following the Merger, Transgenomic will change its name to Precipio, Inc. (“New Precipio”). The parties expect the Merger to close during the second quarter of 2017. When the Merger is completed, (i) each outstanding common unit of Precipio will be converted into the right to receive 79% of the outstanding shares of New Precipio common stock (not taking into account the issuance of New Precipio preferred stock in the Merger or the private placement discussed below) and (ii) each outstanding preferred unit of Precipio will be converted into the right to receive shares of New Precipio preferred stock in an aggregate amount equal to $3 million.

In connection with the Merger, at the effective time of the Merger, New Precipio also will issue shares of New Precipio preferred stock in a private placement, whereby: holders of indebtedness of Precipio will receive $3 million in New Precipio preferred stock in exchange for such indebtedness; and New Precipio will issue for cash up to $7 million in New Precipio preferred stock to investors in a private placement.

New Precipio preferred stock will be issued based on a pre-money valuation of New Precipio of $25 million and will represent, in the aggregate, approximately 34% of the outstanding shares of New Precipio common stock on an as-converted basis, including New Precipio preferred stock issued in the Merger and the private placement.

The board of managers of Precipio and the boards of directors of Transgenomic and Merger Sub, and Transgenomic, in its capacity as the sole stockholder of Merger Sub, have each approved the Merger Agreement and the board of managers of Precipio and the board of directors of Transgenomic have each recommended that their respective equity holders approve the transactions contemplated by the Merger Agreement. Transgenomic will hold a special meeting of its stockholders to approve the issuance of shares of Transgenomic common stock pursuant to the Merger, as required by Nasdaq Listing Rules, as well as certain other matters (the “Special Meeting”).

The Merger Agreement contains various representations, warranties and covenants of Precipio and the Transgenomic Parties, including, among others, covenants (i) by each of Precipio and Transgenomic to operate its business in the ordinary course, (ii) by each of Precipio and Transgenomic not to engage in certain kinds of transactions during the period between the execution of the Merger Agreement and the completion of the Merger, (iii) by Precipio to have its members approve the Merger and (iv) by Transgenomic to hold the Special Meeting.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 12 — Merger Agreement  – (continued)

Under the Merger Agreement, Precipio and Transgenomic are subject to customary “no shop” provisions that limit their respective abilities to solicit alternative acquisition proposals from third parties or to provide confidential information to third parties, subject to a “fiduciary out” provision that allows Precipio and Transgenomic to provide information and participate in discussions with respect to certain unsolicited written proposals and to terminate the Merger Agreement and enter into an acquisition agreement with respect to a superior proposal in compliance with the terms of the Merger Agreement (a “Superior Proposal”). Completion of the Merger is subject to various conditions, including, among others: (i) approval of the holders of a majority of Transgenomic’s shares of outstanding common stock, (ii) approval of the requisite amount of the members of Precipio, (iii) approval of an amendment to the Certificate of Incorporation of Transgenomic contemplating the New Preferred Stock Financing (described below) and changing the name of Transgenomic to Precipio, Inc. or such other name as determined by Precipio, (iv) obtaining certain third party consents, (v) the absence of any judgment, injunction, order or decree prohibiting or enjoining the completion of the Merger, (vi) consummation of the New Preferred Stock Financing, (vii) approval of listing of the New Precipio Common Stock on Nasdaq, (viii) completion of the Common Unit Recapitalization (described above), (ix) increase in the size of the Transgenomic board by two members and the appointment of designees in accordance with the Merger Agreement and (x) the lock-up of certain shares held by Transgenomic stockholders and Precipio members.

In addition, the obligation of the parties to complete the Merger is subject to certain other conditions, including (i) subject to the standards set forth in the Merger Agreement, the accuracy of the representations and warranties of the other party, (ii) compliance of each party with its covenants in all material respects and (iii) no material adverse effect of either party.

The Merger Agreement contains certain termination rights for both the Transgenomic Parties and Precipio. Either may terminate the Merger Agreement if the Merger is not completed on or before the date that is six months following the date of the Merger Agreement. Moreover, either party may terminate the Merger Agreement if the other party changes its recommendation to its security holders to approve the Merger and the related transactions or enter into an agreement with a third party regarding a Superior Proposal (as defined in the Merger Agreement).

The Merger Agreement also provides that, upon termination of the Merger Agreement under certain circumstances, Transgenomic will be required to pay to Precipio a termination payment of $256,500. If the Merger Agreement is terminated for certain other reasons, Precipio will be required to pay Transgenomic a termination payment of $256,500.

The foregoing description of the Merger Agreement does not purport to be complete. The Merger Agreement was filed by Transgenomic with the Securities and Exchange Commission as Exhibit 2.1 to Transgenomic’s Current Report on Form 8-K filed on October 13, 2016. The Merger Agreement was provided solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about Transgenomic, Precipio or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement are made only for purposes of the Merger Agreement and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts (any qualification contained in such confidential disclosures that is material has been disclosed herein or if such a qualification becomes material after the date hereof, will be disclosed in a public disclosure); and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Transgenomic, Precipio or their respective subsidiaries or affiliates. Moreover, information concerning the

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 12 — Merger Agreement  – (continued)

subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures if such updates are not required by law or are not necessary to provide Transgenomic’s stockholders with a materially complete understanding of the Merger Agreement and transactions contemplated thereby.

On February 2, 2017, Transgenomic and Precipio entered into the First Amendment to the Merger Agreement (the First Amendment”) which provided for the following: (a) the Precipio Bridge Loan to Transgenomic was authorized; (b) the exchange ratio set forth in the Merger Agreement was revised to provide that outstanding common units of Precipio will be converted into the right to receive approximately 160.6 million shares of New Precipio common stock representing approximately 79% of the fully diluted New Precipio common stock and resulting in an implied exchange ratio of 24.4255 for the Precipio common units; (c) the continual listing of the existing shares of Transgenomic’s common stock on Nasdaq was waived as a condition to the closing of the merger;(d) the deadline pursuant to which a “shelf” registration statement on Form S-3 or other appropriate form is required to be filed by New Precipio with the SEC was extended to June 1, 2017; (e) certain indebtedness of Transgenomic was permitted to remain outstanding as of the effective date of the merger; (f) certain actions taken by each of Transgenomic and Precipio since the date the Merger Agreement were authorized and (g) certain additional conditions to the closing of the merger were removed from the Merger Agreement. In determining the number of shares of New Precipio common stock to be issued pursuant to the First Amendment, the parties applied the formula set forth in the Merger Agreement based on the relative expected liabilities of Transgenomic and Precipio as of the closing of the merger.

The representations, warranties and covenants contained in the Merger Agreement are made only for purposes of the Merger Agreement and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Transgenomic, Precipio or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

In connection with the Merger, the Supporting Stockholders and Supporting Members (as defined in the Merger Agreement) are obligated to enter into a lock-up agreement with the combined company at the Effective Time pursuant to which the Supporting Stockholders will agree, among other things, not to sell shares of Transgenomic common stock for the six month period beginning at the Effective Time.

The Merger Agreement also provides that the combined company will enter into employment agreements with certain employees of Precipio at the Effective Time and that the officers of the combined company will be agreed to by the parties prior to the Effective Time.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 13 — Income Taxes

The Company, which is organized as a limited liability company, operated under the default classification as a partnership until July 31, 2016. Effective August 1, 2016, the Company elected to be treated as a corporation for tax purposes and as such, a net deferred tax asset, prior to a valuation allowance is created. The Company calculated an income tax provision for the remainder of the year. The Company’s income tax expense (benefit) from continuing operations for the period from August 1, 2016 through December 31, 2016 relating to federal and state tax jurisdictions differs from the amounts determined by applying the statutory federal income tax rate based on the following:

	For the period from August 1, 2016 through December 31, 2016	For the year ended December 31, 2015
Benefit at the federal rate	34.00%	—%
Increase (decrease) resulting from:
State Income taxes net of federal benefit	4.95%	—
Miscellaneous permanent differences	—	—
State, net operating loss expiration and true-ups	—	—
Valuation allowance	(38.95)%	—
Total income tax expense (benefit)	—%	—%

The provision for income tax (benefit) expense consists of:

	For the period from August 1, 2016 through December 31, 2016	For the year ended December 31, 2015
Current:
Federal	—	—
State and local	—	—
Total current	—	—
Deferred:
Federal	—	—
State and local	—	—
Total deferred	—	—
Total income tax expense (benefit)	—	—

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 13 — Income Taxes  – (continued)

Components of deferred income taxes consists of:

	December 31, 2016	December 31, 2015
Deferred tax assets:
Allowance for bad debts	$50,302	$—
Accrued salaries	60,225	—
Accrued interest	164,106	—
Net operating loss carryforward	407,202	—
Total deferred tax assets	681,835	—
Valuation allowance	(665,617)	—
Total deferred tax assets, net of valuation allowance	16,218	—
Deferred tax liabilities:
Other	(16,218)	—
Net deferred tax asset (liability)	$—	$—

As a result of the tax status change, the Company would have recorded a net deferred tax asset at July 31, 2016 of $258,395, which consisted of $50,302 of an allowance for bad debts, $164,122 of accrued interest, $60,225 of accrued salaries, net of a deferred tax liability of $16,254 for depreciation and amortization. The Company would have recorded a valuation allowance of $258,395 against the net deferred tax asset.

At December 31, 2016, the Company had unused federal net operating loss carryforwards of $967,087 which expire in 2036. During the period from August 1, 2016 through December 31, 2016, the valuation allowance increased by $407,222.

Note 14 — Subsequent Events

During 2017, the Company raised $265,000 from members through the issuance of five senior notes which accrue interest at a rate of 12% and are payable at the closing of a qualified public offering, as outlined in the note agreement, but no later than January 30, 2022.

In addition, during April 2017 the Company entered into a $561,500 note with the merger partner, Transgenomic Inc., through the issuance of a promissory note which accrues interest at the rate of 8% and is payable upon the earlier of (x) the Closing (as defined in the Merger Agreement referred to herein) and (y) December 31, 2017 or such later date as requested by Borrower and agreed to in writing by the Lender in its sole discretion (such date, the “Maturity Date”), the principal sum of $561,500 or such lesser amount as may be outstanding under this Promissory Note (the “Note”), together with accrued unpaid interest as set forth herein.

The Company evaluated subsequent events through April 24, 2017, which is the date the financial statements were available to be issued. No events, other than previously disclosed, occurred that require disclosures or adjustments to the financial statements.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TRANSGENOMIC, INC.,

NEW HAVEN LABS INC.

AND

PRECIPIO DIAGNOSTICS, LLC

DATED AS OF October 12, 2016

COMPANY DISCLOSURE SCHEDULE

PARENT DISCLOSURE SCHEDULE

EXHIBITS
Exhibit A — Company Employees
Exhibit B — New Preferred Stock Term Sheet

SCHEDULES
Schedule I — Outstanding Parent Common Stock
Schedule II — Financial Statements of the Company
Schedule III — Director Designees
Schedule IV — Officer Designees

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 12, 2016, is entered into by and among Transgenomic, Inc. (“Parent”), a Delaware corporation, New Haven Labs Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Precipio Diagnostics, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article I.

RECITALS

WHEREAS, subject to the terms and conditions set forth herein, and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the parties hereto intend to effect a merger of Merger Sub with and into the Company, with the Company as the surviving limited liability company and as a wholly owned subsidiary of Parent;

WHEREAS, the board of managers of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth in this Agreement, (a) determined that the transactions contemplated by this Agreement, the Merger (as defined herein) and other Transactions are in the best interests of the Company and its members, (b) approved this Agreement, the Merger and other Transactions and (c) resolved to recommend the adoption of this Agreement by the Company’s members;

WHEREAS, (a) the board of directors of Parent (the “Parent Board”) and the board of directors of Merger Sub, and Parent, in its capacity as the sole equityholder of Merger Sub, have each, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, the execution by Parent and Merger Sub of this Agreement and the consummation of the Transactions, and (b) the Parent Board has, upon the terms and subject to the conditions set forth in this Agreement, determined that the transactions contemplated by this Agreement, the Merger and the other Transactions are in the best interest of the Company and its stockholders, and resolved to recommend the adoption of this Agreement by Parent’s stockholders;

WHEREAS, in connection with and contingent upon the consummation of the Merger, and in order to facilitate the Transactions, the Parent Board believes that it is in the best interests of Parent and its stockholders to (a) increase the size of the Parent Board to seven (7) directors and (b) appoint the director designees in accordance with Section 5.11;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain members of the Company have executed and delivered a voting agreement with Parent pursuant to which, among other things, such members have agreed, subject to the terms thereof, to authorize and approve this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, certain stockholders of Parent have executed and delivered a voting agreement with the Company pursuant to which, among other things, such stockholders have agreed, subject to the terms thereof, to authorize and approve this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, in connection with and contingent on the consummation of the Transactions, Parent intends to enter into new employment agreements with the employees of the Company listed on Exhibit A hereto, in a form mutually agreed between Parent and the respective employees listed on Exhibit A hereto (the “Employment Agreements”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger (as defined below) qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will be, and hereby is, adopted as a plan of reorganization; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and prescribe various conditions to the Merger, in each case as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“2015 Financial Statements” has the meaning set forth in Section 3.06.

“2014 Financial Statements” has the meaning set forth in Section 3.06.

“2013 Financial Statements” has the meaning set forth in Section 3.06.

“Acquisition Proposal” means any bona fide inquiry, proposal or offer (whether or not in writing) from any Person (other than any party to this Agreement or any of their Affiliates) to purchase or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, including by way of any merger, consolidation, exchange offer, stock acquisition, asset acquisition, share exchange, reorganization, recapitalization, liquidation, business combination, dissolution, joint venture, license or similar transaction, (a) assets of a party to this Agreement that account for 15% or more of such party’s assets or from which 15% or more of such party’s revenues or earnings are derived, (b) 15% or more of the outstanding capital stock of a party to this Agreement or any other equity or voting interests in, such party or (c) any combination of the foregoing or any other transaction the consummation of which would reasonably be expected to interfere with or prevent the Merger; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

“Accounting Firm” means a nationally recognized accounting firm reasonably acceptable to Parent and the Company that has not otherwise provided services to any party or its Affiliates within the last two (2) years.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the preamble.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.04(a).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City, New York are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Certifications” has the meaning set forth in Section 4.05(a).

“Charter Amendment” means an amendment to the certificate of incorporation of Parent, as in effect on the date hereof, contemplating the New Preferred Stock Financing and changing the name of Parent to “Precipio Diagnostics, Inc.” (or such other name as determined by the Company), in form and substance to be mutually agreed between Parent and the Company.

“Check the Box Election” has the meaning set forth in Section 3.20(f).

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Change of Recommendation” has the meaning set forth in Section 5.06(a)(ii).

“Company Designated Directors” has the meaning set forth in the recitals.

“Company Director Designees” has the meaning set forth in Section 5.11(b)(i).

“Company Financial Statements” has the meaning set forth in Section 3.06.

“Company Intellectual Property” means Intellectual Property owned by or licensed to the Company.

“Company IP Agreements” has the meaning set forth in Section 3.14(f).

“Company Lookback Date” means June 30, 2012.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Material Licensed IP” means all Company Intellectual Property that is licensed to the Company, excluding (a) Off-the-Shelf Software and software that is generally available for license on a mass market commercial basis pursuant to a standard form agreement that is not subject to negotiation for annual fees that do not exceed $5,000, and (b) other software that is not material to the conduct of the business of the Company and can be readily replaced with software that provides substantially the same features, functionalities and overall performance.

“Company Material Contracts” has the meaning set forth in Section 3.13(a).

“Company Member Approval” means the written consent of the members of the Company holding the requisite number of outstanding Company Units in accordance with the Company’s Limited Liability Company Agreement in effect as of the Effective Time and the DLLCA, approving the (i) Merger, (ii) execution of this Agreement and (iii) consummation of the Transactions.

“Company Notice Period” has the meaning set forth in Section 5.06(a)(iii).

“Company Permits” has the meaning set forth in Section 3.10(b).

“Company Plan” has the meaning set forth in Section 3.17(a).

“Company Qualified Bidder” has the meaning set forth in Section 5.06(a)(i).

“Company Required Consents” has the meaning set forth in Section 5.07.

“Company Securities” has the meaning set forth in Section 3.02(a).

A “Company Triggering Event” shall be deemed to have occurred if: (i) the Company Board shall have failed to recommend that the Company’s members vote or act by written consent to approve the Merger; (ii) a Company Change of Recommendation shall have occurred; or (iii) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

“Company Unit” means an outstanding common unit of the Company immediately prior to the Effective Time.

“Company Unit Consideration” has the meaning set forth in Section 2.08(c).

“Company Unit Recapitalization” means the conversion of (i) all outstanding warrants and membership interests of the Company, including the Series A Convertible Preferred Units, Series B Convertible Preferred Units, Voting Common Units, Non-Voting Common Units, Series A Warrant and Series B Warrant (as each term is defined in the Company’s Limited Liability Company Agreement as of the date of this Agreement), and any other warrants to acquire any of the foregoing, into Common Units (as defined in the Company’s Limited Liability Company Agreement, as in effect immediately prior to the Effective Time), (ii) all outstanding promissory notes of the Company issued to members of the Company into either Common Units or Preferred Units (as defined in the Company’s Limited Liability Company Agreement, as in effect immediately prior to the Effective Time) and (iii) the termination of all such warrants and promissory notes.

“Confidentiality Agreement” has the meaning set forth in Section 5.03.

“Contingent Worker” means, with respect to any Person, any independent contractor, consultant, temporary employee, leased employee or other service or agent employed or used by such Person with respect to the operation of such Person’s business and classified by such Person as other than an employee or compensated other than through wages paid by such Person through its respective payroll department.

“Continuing Employees” has the meaning set forth in Section 5.09(b).

“Contract” means any written or oral agreement, contract, subcontract, indenture, deed of trust, note, bond, mortgage, lease, sublease, concession, franchise, license, commitment, guarantee, sale or purchase order, undertaking or other instrument, arrangement or understanding of any kind.

“D&O Indemnified Parties” has the meaning set forth in Section 5.12(a).

“D&O Tail Policy” has the meaning set forth in Section 5.12(c).

“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“DGCL” has the meaning set forth in the recitals.

“DLLCA” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 2.03.

“Employment Agreements” has the meaning set forth in the recitals.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 4.04.

“Exchange Agent” has the meaning set forth in Section 2.11(a).

“Exchange Fund” has the meaning set forth in Section 2.11(a).

“Exchange Ratio” means the quotient of (a) the total number of Merger Shares divided by (b) the Company Units outstanding as of the Closing Date.

“Dispute” has the meaning set forth in Section 2.09(b)(vi).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any (a) federal, state, local, municipal, or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Governmental Order” shall mean any outstanding order, writ, judgment, citation, injunction, decree, ruling, charge or award entered by any Governmental Entity.

“Hazardous Materials” means any (a) substances defined in or regulated as hazardous or toxic substances, materials or wastes under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and (b) material, pollutant, substance or waste that is regulated under any Environmental Law because of its hazardous or dangerous properties or characteristics or because it can cause harm to living organisms, human welfare or the environment.

“Health Care Law” means any Law relating to health care regulatory matters, including, without limitation (a) 42 U.S.C. §§1320a-7, 7a and 7b, which are commonly referred to as the “Medicare-Medicaid Anti-Fraud and Abuse Amendments,” (b) 42 U.S.C. §1395nn and all regulations promulgated thereunder, which are commonly referred to as the “Stark Law,” (c) 31 U.S.C. §§3729-3733, which is commonly referred to as the “Federal False Claims Act,” (d) HIPAA, (e) the Occupational Safety and Health Act and all regulations promulgated under such legislation, (f) the Clinical Laboratory Improvement Amendments, and all regulations promulgated thereunder, including 42 C.F.R. Part 493, (g) applicable state anti-kickback, fee-splitting and patient brokering laws, (h) state information privacy and security laws, and (i) state laws governing the licensure and operation of clinical laboratories.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, and its implementing regulations including the Standards for Privacy of Individually Identifiable Health Information, Security Standards for the Protection of Electronic PHI and the Breach Notification Rule, 45 C.F.R. Parts 160-164 as of the effective dates of such laws.

“Indebtedness” means any (a) indebtedness for borrowed money, (b) indebtedness evidenced by any bond, debenture, mortgage, indenture or other debt instrument or debt security, (c) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (d) amounts owing as deferred purchase price for the purchase of any property, (e) capital lease obligations, (f) obligations under letters of credit and (g) guarantee of any such indebtedness, obligations or debt securities of a type described in clauses (a) through (f) above of any other Person.

“Intellectual Property” means (a) Patents and inventions, inventions disclosures, designs, discoveries and improvements, whether or not patentable, (b) copyrights and copyrightable works, moral rights and economic rights of authors and inventors, rights of privacy and publicity, software, databases, compilations, and data collections, (c) trademarks, service marks, domain names and uniform resource locaters (URLs), business names, brand names, trade names, trade dress, and any other names, marks or indicators of origin together with all goodwill associated with any of the foregoing, (d) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act or under corresponding foreign statutory law or common law), confidential, proprietary and non-public information, marketing and technical information, product specifications, compositions, formulae, proprietary processes, models, drawings, know-how, methods and techniques, and (e) any other intellectual property or proprietary rights, in any jurisdiction, including, for each of the foregoing (a) through (e), all rights thereto and any applications or registrations therefor.

“Intended Tax Treatment” has the meaning set forth in Section 2.13.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“IRS” means the United States Internal Revenue Service.

“Independent Director Designees” has the meaning set forth in Section 5.11(b)(i).

“Investor Director Designees” has the meaning set forth in Section 5.11(b)(i).

“Judgment” means any judgment, ruling, order, writ, injunction or decree of any Governmental Entity or arbitrator.

“Knowledge” means, (a) in the case of the Company, the actual knowledge, as of the date of this Agreement, of Ilan Danieli, after reasonable inquiry and (b) in the case of Parent and Merger Sub, the actual knowledge, as of the date of this Agreement, of Paul Kinnon, after reasonable inquiry.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

“Lease Agreements” has the meaning set forth in Section 3.15(b).

“Leased Real Property” has the meaning set forth in Section 3.15(a).

“Legal Proceedings” has the meaning set forth in Section 3.09.

“Letter of Transmittal” has the meaning set forth in Section 2.11(a).

“Liabilities” means any and all Indebtedness, current liabilities (including accounts payable and accrued expenses), any other liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lock-Up Agreement” means a lock-up agreement in a form to be mutually agreed between the Company and Parent.

“Material Adverse Effect” means any condition, change, event, occurrence or effect that, individually or in the aggregate with all other conditions, changes, events, occurrences or effects, is or would reasonably be expected to (a) be materially adverse to the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of a Person; other than any condition, change, event, occurrence or effect, directly or indirectly, arising out of, resulting from or relating to the following: (i) any condition, change, event, occurrence or effect in any of the industries or markets in which such Person operates; (ii) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy (it being understood that this clause (ii) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with applicable Law or GAAP); (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which such Person conducts business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (v) the announcement, pendency of or performance of the Transactions, including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators (it being understood that this clause (v) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences arising from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement); (vi) any action taken by such Person that is expressly required by the terms of this Agreement (it being understood that this clause (vi) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences arising from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement); (vii) any failure, in and of itself, by such Person to meet any internal or third party estimates, projections or forecasts of revenue, earnings or other financial performance for any period (or for which revenues, earnings or other financial results are released); or (viii) any change in the trading price or trading volume of the Parent Common Stock, provided that the underlying causes of such change may be taken into account; to the extent, in each of clauses (i) through (iv), that such condition, change, event, occurrence or effect does not affect such Person in a disproportionate manner relative to other participants in the business and industries in which such Person operates; or (b) to prevent or materially impede, interfere with, hinder or delay the consummation by the Person of the Transactions.

“Merger” has the meaning set forth in Section 2.01.

“Merger Consideration” has the meaning set forth in Section 2.08(c).

“Merger Sub” has the meaning set forth in the preamble.

“NASDAQ” means the NASDAQ Stock Market LLC.

“New Preferred Stock” means shares of preferred stock of Parent in accordance with the New Preferred Stock Term Sheet.

“New Preferred Stock Consideration” means a number of shares of New Preferred Stock with an aggregate value equal to $3,000,000.

“New Preferred Stock Financing” means the purchase and sale of shares of New Preferred Stock on the terms set forth on the New Preferred Stock Term Sheet.

“New Preferred Stock Term Sheet” means the term sheet setting forth the terms of the New Preferred Stock Financing in the form attached hereto as Exhibit B.

“OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a U.S. Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons.

“OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury by the President of the United States.

“Off-the-Shelf Software” means software that is generally commercially available for no more than a nominal fee and is mass marketed and licensed pursuant to a standard form click-wrap or shrink-wrap agreement that is not subject to any negotiation and does not include any handwritten signatures of the parties to such agreement.

“Parent” has the meaning set forth in the preamble.

“Parent Board” has the meaning set forth in the recitals.

“Parent Change of Recommendation” has the meaning set forth in Section 5.06(b)(ii).

“Parent Common Stock” means each share of common stock of Parent, par value $0.01 per share.

“Parent Contingent Workers” has the meaning set forth in Section 4.20(c).

“Parent Closing Indebtedness” means all Indebtedness of Parent except for (i) accounts payable to trade creditors and accrued expenses in the ordinary course of business and (ii) the Parent Stockholder Indebtedness.

“Parent Director Designees” has the meaning set forth in Section 5.11(b)(i).

“Parent Employees” has the meaning set forth in Section 4.20(c).

“Parent Financial Statements” has the meaning set forth in Section 4.05(b).

“Parent Intellectual Property” means Intellectual Property owned by or licensed to either Parent or a Parent Subsidiary.

“Parent IP Agreement” has the meaning set forth in Section 4.18(f).

“Parent Leased Real Property” has the meaning set forth in Section 4.02(a).

“Parent Lookback Date” means June 30, 2012.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent and/or Merger Sub.

“Parent Material Contracts” has the meaning set forth in Section 4.17(a).

“Parent Material Licensed IP” means all Parent Intellectual Property that is licensed to Parent, excluding (a) Off-the-Shelf Software and software that is generally available for license on a mass market commercial basis pursuant to a standard form agreement that is not subject to negotiation for annual fees that do not exceed $5,000, and (b) other software that is not material to the conduct of the business of Parent and can be readily replaced with software that provides substantially the same features, functionalities and overall performance.

“Parent Notice Period” has the meaning set forth in Section 5.06(b)(iii).

“Parent Option” means any option to purchase one or more shares of Parent Common Stock.

“Parent Permits” has the meaning set forth in Section 4.09(b).

“Parent Plan” has the meaning set forth in Section 4.19(a).

“Parent Products” any and all products or product candidates designed, developed, licensed, manufactured, sold, promoted, labeled or distributed by, or on behalf of, Parent or any Parent Subsidiary, including, but not limited to, any proposed products which have previously been or are currently under active pre-clinical or clinical development as of the date of this Agreement.

“Parent Qualified Bidder” has the meaning set forth in Section 5.06(b)(i).

“Parent Required Consents” has the meaning set forth in Section 5.07.

“Parent Securities” has the meaning set forth in Section 4.02(a).

“Parent Stock” means shares of Parent Common Stock and New Preferred Stock.

“Parent Stock Plan” means the Transgenomic, Inc. 2006 Equity Incentive Plan.

“Parent Stockholder Indebtedness” means the Indebtedness of Parent owed to the stockholders of Parent, in an aggregate amount not to exceed $3 million, all of which will be converted into New Preferred Stock in connection with the closing of the Transaction.

“Parent SEC Documents” has the meaning set forth in Section 4.05(a).

“Parent Stockholder Approval” means the adoption of the Parent Stockholder Matters by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote at the Parent Stockholders Meeting.

“Parent Stockholder Matters” has the meaning set forth in Section 5.05(c).

“Parent Stockholders Meeting” has the meaning set forth in Section 5.05(c).

“Parent Subsidiary Securities” has the meaning set forth in Section 4.02(a).

A “Parent Triggering Event” shall be deemed to have occurred if: (i) the Parent Board shall have failed to recommend that Parent’s stockholders vote to approve the issuance of the Parent Common Stock in the

Merger; (ii) Parent shall have failed to include in the Proxy Statement a recommendation by the Parent Board to vote in favor of the Parent Stockholder Matters; (iii) a Parent Change of Recommendation shall have occurred; or (iv) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

“Patents” means all issued patents and pending patent applications in any country, including all provisionals, divisionals, continuations, renewals, continuations-in-part, patents of addition, re-examination, supplementary protection certificates, extensions, registrations or confirmation patents, restoration of patent terms, letters of patent, and reissues thereof.

“Permitted Encumbrances” means (a) any Encumbrance that arises out of Taxes, assessments or other charges by any Governmental Entity not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, with appropriate reserves therefor established in the books and records of any Person in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Encumbrances granted or which arise in the ordinary course of business consistent with past practice and that do not interfere in any material respect with the use of properties or assets encumbered thereby, (c) Encumbrances arising under or in connection with zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property, and (d) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that (i) are disclosed in the public records, (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property or (iii) individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact such Person’s current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair such Person’s present or contemplated business operations at such location.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, estate, Governmental Entity, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Preferred Unit” means an outstanding preferred unit of the Company immediately prior to the Effective Time.

“Qualified Plan” has the meaning set forth in Section 3.17(b).

“Registrable Securities” means the Merger Shares and the shares of Parent Common Stock issued or issuable upon the conversion of the shares of New Preferred Stock, provided that Registrable Securities will cease to be Registrable Securities as soon as (i) a registration statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective registration statement or (ii) the entire amount of Registrable Securities proposed to be sold by a holder of such Registrable Securities, in the opinion of counsel satisfactory to Parent and such holder, each in their reasonable judgment, may be distributed to the public without limitation as to volume or manner of sale under Rule 144 under the Securities Act.

“Registration Statement” has the meaning set forth in Section 5.16(a).

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Representatives” means, with respect to any Person, the advisors, attorneys, accountants, consultants, agents or other representatives (acting in such capacity) retained by such Person or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.

“Response Date” has the meaning set forth in Section 2.09(b)(ii).

“Restricted Nations” means the Balkans, Belarus, Burma (Myanmar), Cote d’Ivoire (Ivory Coast), Cuba, Democratic Republic of the Congo, Iran, Iraq, Lebanon, Liberia, Libya, North Korea, Somalia, Sudan, Syria, Ukraine/Russia, Venezuela, Yemen or Zimbabwe.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means all of the holders of the Company Securities.

“Subsidiary” when used with respect to any party, means any Person of which such party (or one or more Subsidiaries of such party) owns, directly or indirectly, securities or other ownership interests representing (a) more than 50% of the equity or (b) sufficient voting power to elect a majority of the board of directors or other Persons performing similar functions.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal (with all references to “fifteen percent 15%” in the definition of Acquisition Proposal being treated as references to “seventy-five percent 75%” for these purposes) made by a third party that the Parent Board or Company Board, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms and the ability of such third party to finance such Acquisition Proposal), (1) is more favorable from a financial point of view to its stockholders or members, as applicable, than as provided hereunder (including any changes to the terms of this Agreement proposed by the other party in response to such Superior Proposal pursuant to and in accordance with Section 5.06(a)(iii) or Section 5.06(b)(iii), as applicable, or otherwise), and (2) is reasonably capable of being completed on the terms proposed without unreasonable delay.

“Surviving Entity” has the meaning set forth in Section 2.01.

“Taxes” means any and all taxes or other charges in the nature of a tax including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to Taxes filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto or any amendment thereof.

“Taxing Authority” means any domestic, foreign, federal, national, provincial, state, county or municipal or other local government or court, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising regulatory authority over or with respect to any Taxes.

“Termination Date” has the meaning set forth in Section 7.01(b).

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“WARN Act” has the meaning set forth in Section 3.18(b).

“Working Capital Calculation” has the meaning set forth in Section 2.09(b)(i).

“Working Capital Schedule” has the meaning set forth in Section 2.09(b)(i).

ARTICLE II

THE MERGER

Section 2.01 Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and DLLCA, Merger Sub shall be merged with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity of the Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL and DLLCA.

Section 2.02 Closing of the Merger.  The closing of the Merger (the “Closing”) shall take place remotely via the exchange of final documents and signature pages thereto, at 10:00 a.m., ET, as promptly as practicable (but in no event later than the date that is the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions)), or at such other place, date and time as the Company and Parent may agree in writing (such date, the “Closing Date”).

Section 2.03 Effective Time.  On the Closing Date, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL and DLLCA with the Secretary of State of the State of Delaware. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date and time as is agreed by the parties hereto and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL and DLLCA (such date and time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.04 Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity, all as provided under the DGCL and DLLCA.

Section 2.05 Certificate of Formation; Limited Liability Company Agreement.  At the Effective Time, the Company’s Certificate of Formation and the Company’s Limited Liability Company Agreement, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Entity until thereafter amended as provided therein or by applicable Law.

Section 2.06 Managers.  The managers of the Company immediately prior to the Effective Time shall, at the Effective Time, be the managers of the Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity until such manager’s successor is duly elected or appointed and qualified.

Section 2.07 Officers.  The officers of the Company immediately prior to the Effective Time shall, at the Effective Time, be the officers of the Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity until such officer’s successor is duly elected or appointed and qualified.

Section 2.08 Effect on Equity Securities.  At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Merger Sub Shares.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable membership interest of the Surviving Entity and shall constitute the only outstanding equity securities of the Surviving Entity. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of membership interests of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

(b) Conversion of Preferred Units into Preferred Stock.  Subject to Section 2.11(e), each Preferred Unit issued and outstanding immediately prior to the Effective Time, shall at the Effective Time automatically be converted into the right to receive a number of shares of New Preferred Stock such that the aggregate amount of New Preferred Stock exchanged for the Preferred Units shall equal the New Preferred Stock Consideration. The number of shares of New Preferred Stock shall be aggregated for each holder of Preferred Units, such that the payment for any fractional shares in accordance with Section 2.11(e) shall only be made after aggregating the number of shares of New Preferred Stock to which each holder of Preferred Units is entitled pursuant to this Section 2.08(b). From and after the Effective Time, the holders of Preferred Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Preferred Units, except as otherwise provided for herein or under applicable Law

(c) Conversion of Company Units.  Subject to Section 2.11(e), each Company Unit issued and outstanding immediately prior to the Effective Time, shall at the Effective Time automatically be converted into the right to receive a number of validly issued, fully paid and nonassessable Merger Shares equal to such Company Unit multiplied by the Exchange Ratio (the “Company Unit Consideration”, together with the New Preferred Stock Consideration, the “Merger Consideration”). The number of Merger Shares shall be aggregated for each holder of Company Units, such that the payment for any fractional shares in accordance with Section 2.11(e) shall only be made after aggregating the number of Merger Shares to which each holder of Company Units is entitled pursuant to this Section 2.08(c). From and after the Effective Time, the holders of Company Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Units, except as otherwise provided for herein or under applicable Law.

Section 2.09 Determination of Exchange Ratio.

(a) Definitions.

(i) “Company Percentage” means sixty-two percent (62%) (i) plus the Working Capital Adjustment and (ii) minus the Parent Customer Acquisition Adjustment (if any).

(ii) “Company Working Capital Deficit” means the difference, which may be a positive or negative number, of the Maximum Company WC Deficit minus the aggregate amount of all Liabilities of the Company as of immediately prior to the Effective Time.

(iii) “Company Working Capital Adjustment” means the quotient obtained by dividing (x) the Company Working Capital Deficit by (y) the WC Increment.

(iv) “Determination Date” will be the date that is seven (7) Business Days prior to the Parent Stockholder Meeting.

(v) “Maximum Company WC Deficit” means one million eight hundred thousand dollars ($3,200,000).

(vi) “Maximum Parent WC Deficit” means six million dollars ($6,000,000).

(vii) “Merger Shares” means the total number of shares of Parent Common Stock to be issued in the Merger pursuant to Section 2.08(c), equal to (A) the quotient obtained by dividing (1) the Outstanding Parent Capital Stock by (2) 1 minus the Company Percentage less (B) the Outstanding Parent Capital Stock.

(viii) “Outstanding Parent Capital Stock” means the total number of outstanding shares of capital stock of Parent, on a fully diluted basis, immediately prior to the Effective Time, taking into account the reverse stock split which shall occur prior to the Effective Time, and assuming the conversion of and/or exercise of all options, warrants or other convertible securities, but excluding the issuance of the New Preferred Stock, determined as set forth on Schedule I.

(ix) “Qualified Customer Agreement” means (x) a written agreement entered into by a customer of Parent for the ICE Cold PCR Product, which contractually provides for annual recurring revenue to Parent of at least $250,000 for each of the next three (3) calendar years following the date of such agreement or (y) a customer’s integration or acceptance of the ICP technology into such customer’s laboratory processes which the parties hereto reasonably agree is likely to provide annual recurring revenue to Parent of at least $250,000 for the next three (3) calendar years.

(x) “Parent Customer Acquisition Adjustment” means an amount, which shall be no greater than two percent (2%), equal to one percent (1%) for each Qualified Customer Agreement closed by Parent prior to the Effective Time.

(xi) “Parent Working Capital Deficit” means the difference, which may be a positive or negative number, of the Maximum Parent WC Deficit plus (i) $50,000 minus (ii) the aggregate amount of all Liabilities of Parent and the Parent Subsidiaries, on a consolidated basis, other than the common stock warrant liabilities of Parent, as of immediately prior to the Effective Time.

(xii) “Parent Working Capital Adjustment” means the quotient obtained by dividing (x) the Parent Working Capital Deficit by (y) the WC Increment.

(xiii) “WC Increment” means four hundred thousand dollars ($400,000).

(xiv) “Working Capital Adjustment” means (x)(1) the Company Working Capital Adjustment minus (2) the Parent Working Capital Adjustment divided by (y) one hundred (100).

(b) Determination of Working Capital Deficit.

(i) Within one (1) Business Day following the Determination Date, (A) Parent will deliver to the Company a schedule (a “Working Capital Schedule”) setting forth, in reasonable detail, Parent’s calculation of (I) the Parent Working Capital Deficit (as determined in accordance with the definitions set forth above) and (II) the Parent Customer Acquisition Adjustment and (B) the Company will deliver to Parent a Working Capital Schedule setting forth, in reasonable detail, the Company’s calculation of the Company Working Capital Deficit (as determined in accordance with the definitions set forth above, the calculations in clause (A) and (B), each a “Working Capital Calculation”), in each case, as of as of such Determination Date prepared by the Chief Financial Officer of the party delivering such calculation, together with the work papers and back-up materials used in preparing the applicable Working Capital Schedule.

(ii) Within two (2) Business Days after the delivery of a Working Capital Schedule (the “Response Date”), the receiving party will have the right to dispute any part of such Working Capital Schedule by delivering a written notice to that effect to the other party (a “Dispute Notice”). Any Dispute Notice will identify in reasonable detail the nature of any proposed revisions to such Working Capital Calculation and will be accompanied by reasonably detailed materials supporting the basis for such proposed revisions.

(iii) If on or prior to the Response Date, (A) a receiving party notifies the other party in writing that it has no objections to a Working Capital Calculation set forth in the Working Capital Schedule or (ii) a receiving party fails to deliver a Dispute Notice as set forth above, then the Working Capital Calculation as set forth in such Working Capital Schedule will be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Working Capital Deficit or Company Working Capital Deficit, as applicable, at the Determination Date for purposes of this Agreement, except in the case of intentional or willful misrepresentation.

(iv) If a receiving party delivers a Dispute Notice on or prior to the Response Date as provided above, then representatives of the Company and Parent will promptly meet and attempt in good faith to promptly resolve the disputed item(s) and negotiate an agreed-upon determination of such Working Capital Deficit within two (2) Business Days after the Response Date, which agreed upon Working Capital Deficit amount will be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Working Capital Deficit or Company Working Capital Deficit, as applicable, at the Determination Date for purposes of this Agreement.

(v) In the event no agreement is reached within two (2) Business Days after the Response Date and the disagreements would result in at least a four hundred thousand dollar ($400,000) adjustment to the Working Capital Adjustment or a party reasonably believes a Working Capital Deficit is greater than the applicable Maximum Working Capital Deficit, then the Parties agree to postpone the Parent Stockholder Meeting to a date mutually agreed upon so that such disagreement can be resolved in accordance with the terms of clause (vi) below.

(vi) If the Company and Parent are unable to resolve any disagreement between them concerning a Working Capital Calculation or any component thereof (the “Dispute”) within two (2) Business Days, then the Dispute may be referred by the Company or Parent for determination to the Accounting Firm. Each of the Company and Parent will provide the Accounting Firm and the other party with a statement of its position as to the amount for each Dispute within five (5) Business Days from the date of the referral. The Accounting Firm will make a written determination as promptly as practicable, but in any event within fifteen (15) calendar days after the date on which the Dispute is referred to the Accounting Firm, by determining the actual Working Capital Deficit and the applicable Exchange Ratio. If at any time the Company and Parent resolve their dispute, then notwithstanding the preceding provisions of this clause (vi), the Accounting Firm’s involvement promptly will be discontinued and the Working Capital Calculation will be revised, if necessary, to reflect such resolution and thereupon will be final and binding for all purposes under this Agreement, except in the case of intentional or willful misrepresentation or manifest error. The Parties will make readily available to the Accounting Firm all relevant books and records relating to the Working Capital Calculation and the calculation set forth in the applicable Working Capital Schedule and all other items reasonably requested by the Accounting Firm in connection with resolving the Dispute. The costs and expenses of the Accounting Firm will be borne 50% by the Company and 50% by Parent.

Section 2.10 Adjustment of Merger Consideration.  The Merger Consideration shall be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Stock occurring on or after the date hereof and prior to the Effective Time to the extent not otherwise contemplated by this Agreement.

Section 2.11 Exchange Agent Matters.

(a) Exchange Agent.  Prior to the Effective Time, Parent and the Company shall agree upon and appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit on behalf of Merger Sub, or shall cause Merger Sub to deposit, with the Exchange Agent, for the benefit of the holders of Company Securities, for exchange in accordance with this Section 2.11 through the Exchange Agent, certificates representing the shares of Parent Stock to be issued as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.11(e). All such Parent Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”. As promptly as practicable after the Effective Time, and in any event not later than the third Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of Company Securities a letter of transmittal in a form mutually agreed between the Company and Parent (the “Letter of Transmittal”).

(b) Merger Consideration Received in Connection with Exchange.  Upon the receipt of the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, the holder of such Company Securities shall be entitled to receive in exchange therefor (x) the Merger Consideration into which the Company Securities have been converted pursuant to Section 2.08 and (y) any cash in lieu of fractional units that the holder has the right to receive pursuant to Section 2.11(e) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.11(c). In the event of a transfer of ownership of Company Securities that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Stock pursuant to Section 2.08 and cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.11(e) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.11(c) may be issued to a transferee if proper evidence of such transfer is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until receipt by the Exchange Agent of the Letter of Transmittal, each Company Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of such Company Securities were entitled to receive in respect of such shares pursuant to Section 2.08 (and cash in lieu of fractional securities pursuant to Section 2.11(e) and in respect of any dividends or other distributions pursuant to Section 2.11(c)).

(c) Treatment of Unexchanged Company Units.  No dividends or other distributions declared or made with respect to Parent Stock with a record date after the Effective Time shall be paid to the holder of any Company Securities for which a proper Letter of Transmittal has not been submitted with respect to the shares of Parent Stock, as applicable, issuable upon submission thereof, and no cash payment in lieu of fractional units shall be paid to any such holder pursuant to Section 2.11(e), until the submission of such Letter of Transmittal in accordance with this Section 2.11. Subject to escheat, Tax or other applicable Law, following the exchange of any such Company Units, there shall be paid to the holder of the certificate representing whole shares of Parent Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Stock to which such holder is entitled pursuant to Section 2.11(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Stock.

(d) No Further Ownership Rights in Company Securities.  The shares of Parent Stock issued and cash paid in accordance with the terms of this Section 2.11 upon conversion of any Company Securities (including any cash paid pursuant to Section 2.11(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Securities. From and after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Entity of Company Securities that were outstanding immediately prior to the Effective Time.

(e) No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Stock shall be issued upon the conversion of Company Securities pursuant to Section 2.08, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Stock. Notwithstanding any other provision of this Agreement, each holder of Company Securities converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Stock (after taking into account all Company Securities exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the average of the volume weighted average price per share of Parent Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the 10 consecutive trading days ending with the second complete trading day prior to the date of the Effective Time, weighted by the total volume of trading in Parent Common Stock on each such trading day. The payment of cash in lieu of fractional share interests pursuant to this Section 2.11(e) is not a separately bargained-for consideration.

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Securities for 360 days after the Effective Time shall be delivered to the Surviving Entity, upon demand, and any holder of Company Securities who has not theretofore complied with this Section 2.11 shall thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Section 2.11.

(g) No Liability.  None of the Company, Parent, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund that remains undistributed to the holders of Company Units for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Investment of Exchange Fund.  The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to the Surviving Entity.

Section 2.12 Additional Actions.  If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

Section 2.13 Income Tax Treatment.  It is intended by the parties to this Agreement that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Unless the parties agree that the Merger does not qualify for the Intended Tax Treatment, all of the parties hereto agree to (i) file all Tax Returns on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) otherwise report the Merger for federal, state and local income Tax purposes in a manner consistent with such characterization and (iii) not take a reporting position that is inconsistent with such characterization. If the parties agree that the Merger does not qualify for the Intended Tax Treatment, but that the Merger, taken together with any contemporaneous contributions of cash and debt to Parent constitutes a tax-deferred transaction under Section 351 of the Code, then all of the parties hereto agree to (i) file all Tax Returns on the basis of treating the Merger as a Section 351 tax-deferred contribution, (ii) otherwise report the Merger for federal, state and local income Tax purposes in a manner consistent with such characterization and (iii) not take a reporting position that is inconsistent with such characterization.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, (it being understood and agreed that information disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any representation or warrant in any other section of the Company Disclosure Schedule only to the extent that (a) cross references to other sections are set forth in the Company Disclosure Schedule or (b) its relevance to such representation and warranty in such other section is reasonably and readily apparent solely from the text of such disclosure made without review of any referenced material), the Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true, correct and complete as of the date of this Agreement, as follows:

Section 3.01 Organization, Authority and Qualification.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority necessary to own or lease and operate all of its properties and assets and to carry on its business as it is being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing does not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all members of the Company Board duly called and held has (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of, the holders of the Company Units, (ii) approved and declared advisable the Transactions, including the Merger, in accordance with the DLLCA, (iii) directed that this Agreement and the Transactions, including the Merger, be submitted to the members of the Company for adoption, and (iv) resolved to recommend that the holders of the Company Units adopt this Agreement and the Transactions, including the Merger, and directed that such matter be submitted for consideration of the holders of the Company Units either by written consent or at a meeting of the members of the Company.

(c) The only votes of the holders of any class or series of membership interests of the Company necessary to adopt this Agreement is the Company Member Approval.

(d) The Company does not have, nor has it had since the Company Lookback Date, any Subsidiaries.

Section 3.02 Capitalization.

(a) The capitalization of the Company as of the date of this Agreement and, after giving effect to the Company Unit Recapitalization, as of immediately prior to the Effective Time is set forth on Section 3.02(a)(i) of the Company Disclosure Schedule. Except as disclosed on Section 3.02(a)(ii) of the Company Disclosure Schedule, there are no authorized or outstanding (a) Company Units, equity interests or other securities of the Company, (b) securities of the Company convertible into, exchangeable or exercisable for Company Units, equity interests, or other securities of the Company, (c) subscription, calls, commitments, Contracts, options, warrants, or other rights to purchase or acquire from the Company, or obligations of the Company to issue, any Company Units, equity interests, or other securities, including securities convertible into, exchangeable or exercisable for shares of capital stock, equity interests, or other securities of the Company, or (d) bonds, debentures, notes, or other indebtedness held by members of the Company as of immediately prior to the Effective Time (the items in clauses (a), (b), (c) and (d) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire the Company Securities. The Company Units are duly authorized and validly issued. The Company Units are uncertificated.

(b) Section 3.02(b) of the Company Disclosure Schedule sets forth an accurate and complete list of the holders of all Company Securities and the type and number of Company Securities owned by each such holder.

(c) The Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 3.03 Books and Records.  The minute books of the Company contain, in all material respects, accurate records of all meetings and accurately reflect, in all material respects, all other actions taken by the members, the board of managers and all committees of the Company Board.

Section 3.04 Authority and Noncontravention.

(a) The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and, subject to obtaining the Company Member Approval, to perform its obligations hereunder and the Transactions. The execution and delivery of and performance by the Company under this Agreement and the Transactions have been duly authorized and approved by the Company Board, and except for obtaining the Company Member Approval, no other limited liability company action on the part of the Company is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the Company Member Approval is obtained, conflict with or violate any provision of the Governing Documents of the Company, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.05 and the Company Member Approval are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.05 are made and any applicable waiting periods referred to therein have expired, violate any Law or Judgment applicable to the Company or (iii) require any consent or other action by any Person under, result in any violation or breach of, result in the loss of a benefit under, conflict with any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any of the terms, conditions or provisions of any Company Permit or any Contract to which the Company is a party, or result in the creation of an Encumbrance, other than any Permitted Encumbrance, upon any of the properties or assets of the Company.

Section 3.05 Governmental Consents and Approvals.  Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA and (b) the notices, consents and approvals set forth on Section 3.05 of the Company Disclosure Schedules, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than as do not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06 Financial Information; Books and Records.  The Company has provided Parent with true, correct and complete copies of (a) the audited balance sheet of the Company for the fiscal year ended December 31, 2015, and the related income statement for the period then ended (the “2015 Financial Statements”), (b) the audited balance sheet of the Company for the fiscal year ended December 31, 2014, and the related income statement for the period then ended (the “2014 Financial Statements”), (c) the audited balance sheet of the Company for the fiscal year ended December 31, 2013, and the related income statement for the period then ended (the “2013 Financial Statements”) and (d) the unaudited balance sheet of the Company as of June 30, 2016 (the “Balance Sheet Date”), and the related income statement for the six-month period then ended (the “Interim Financial Statements”, together with the 2015 Financial Statements, 2014 Financial Statements and 2013 Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly the financial condition, results of operations and cash flows of the Company as of the date thereof and for the periods covered thereby (subject to the absence of footnotes and normal year-end adjustments), and (iii) have been prepared in accordance with GAAP. The Company Financial Statements include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Company and the results of the operations of the Company as of the date thereof and for the period covered thereby.

(b) The Company maintains internal controls that are customary and adequate for a private company at the same stage of development as the Company that provide reasonable assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Company’s assets, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the Company Financial Statements and to maintain accountability for the Company’s assets.

Section 3.07 Absence of Undisclosed Liabilities.  There are no material Liabilities of the Company, other than Liabilities (a) reflected or reserved against on the Company Financial Statements, or (b) set forth in Section 3.07 of the Company Disclosure Schedule. As of the date of this Agreement, the Company does not have any material Indebtedness for borrowed money.

Section 3.08 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.   Since December 31, 2015, the Company has conducted its operations in the ordinary course and consistent with past practice and there has not been or occurred (a) any condition, change, event, occurrence or effect that has, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (b) any condition, action, event, occurrence or effect that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.01(a).

Section 3.09 Legal Proceedings.  As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative or arbitral proceeding, claim, suit, arbitration, mediation, demand, or action (a “Legal Proceeding”) against or, to the Knowledge of the Company, any investigation, informal inquiry or request for documents specifically relating to, the Company or any of the assets or operations of the Company or, to the Knowledge of the Company, any of its present or former managers, officer or employees (in each case, in their capacity as such), nor is there any Judgment imposed or binding upon the Company, in each case, by or before any Governmental Entity or arbitrator, that has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Transactions. There are no material internal investigations or internal inquiries that, since the Company Lookback Date, have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues.

Section 3.10 Compliance with Laws.

(a) The Company is, and since the Company Lookback Date has been, in compliance in all material respects with all Laws applicable to the Company, any of its properties or other assets or any of its businesses or operations (other than Environmental Laws which are governed exclusively by Section 3.11 and Health Care Laws which are governed exclusively by Section 3.12).

(b) The Company holds, and is in compliance with, in all material respects all licenses, franchises, permits, certificates, approvals, orders and authorizations from Governmental Entities required by Law for the conduct of its business as it is now being conducted (collectively, “Company Permits”). All such Company Permits are in full force and effect and, since the Company Lookback Date, the Company has not received written notice to the effect that a Governmental Entity was considering the amendment, termination, revocation or cancellation of any Company Permit, which amendment, termination, revocation or cancellation would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the Transactions will not cause the revocation or cancellation of any Company Permit, the revocation or cancellation of which would have a Company Material Adverse Effect.

(c) Since the Company Lookback Date, the Company has not (i) received any written notice from any Governmental Entity regarding any material violation by the Company of any Law or Company Permit, except for notices of violations that have been cured, and notices that have been withdrawn or are no longer pending or (ii) filed with or otherwise provided to any Governmental Entity any written notice regarding any material violation by the Company of any Law or Company Permit, except for notices of violations that have been cured, or notices that have been withdrawn or are no longer pending.

(d) Since the Company Lookback Date, neither the Company nor, to the Knowledge of the Company, any of its managers, members, officers, agents or employees have: (i) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977 or (iv) engaged in any business or effected any transactions with any Person (A) located in a Restricted Nation; (B) that is owned, controlled by or acting on behalf of an individual, business or organization in of a Restricted Nation; (C) that is a government of a Restricted Nation; (D) that is owned, controlled by or acting on behalf of a government of a Restricted Nation; or (E) that is an OFAC Sanctioned Person. None of (1) the execution, delivery and performance of this Agreement or (2) the consummation of the Transactions, will result in a violation by the Company of any of the OFAC Sanctions or of any anti-money laundering laws of the United States or any other applicable jurisdiction.

Section 3.11 Environmental Matters.   (a) The Company is, and since the Company Lookback Date, has been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Company Permits required under Environmental Laws for the operation of its business; (b) there is no enforcement proceeding or Legal Proceeding relating to or arising from any noncompliance with, or Liability under, Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials) that is pending or, to the Knowledge of the Company, threatened against the Company relating to any real property owned, operated or leased by the Company; (c) since the Company Date, the Company has not received any written notice of, or entered into, any Judgment involving uncompleted, outstanding or unresolved Liabilities or corrective or remedial obligations relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials); (d) there has been no Release of Hazardous Materials with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company; (e) the Company has never owned or operated active or abandoned aboveground or underground storage tanks; (f) the Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law; and (g) neither the execution of this Agreement by the Company nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Materials, or any notice to or consent of Governmental Entities, pursuant to any applicable Environmental Law. This Section 3.11 constitutes the sole and exclusive representation and warranty of the Company regarding environmental, health and safety matters, including, without limitation, all matters arising under Environmental Laws.

Section 3.12 Regulatory Matters.

(a) The Company has not, nor to the Knowledge of the Company has, any current officer, employee or agent of the Company, made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, or failed to disclose a material fact required to be disclosed to any Governmental Entity. The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the business of the Company or any Company employee, officer or agent by any Governmental Entity. The Company is, and to the Knowledge of the Company, all officers, directors, employees and agents of the Company are, and since the Company Lookback Date have been, in compliance with all Health Care Laws. The Company is not the subject of any pending or, to the Knowledge of the Company threatened, investigation in respect of the business of the Company or any Company employee, officer or agent by any Governmental Entity for any violation of any Health Care Law or any other applicable Law. There is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any liability for failure to comply with any Health Care Laws.

(b) Neither the Company nor any individual currently employed by, or under contract with, the Company to perform functions for the Company has been excluded from participating in, debarred, suspended, or otherwise made ineligible to participate in, any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8, been convicted of a crime described at 42 U.S.C. §1320a-7b, or charged with or under investigation for any offense that may lead to such exclusion, debarment, suspension, or ineligibility. Neither the Company, nor any of its employees, officers, directors, or controlling members or owners have committed a violation of any Law, specifically including, but not limited to, the Health Care Laws. The Company has, and since the Company Lookback Date has had, a qualified medical director.

(c) The Company has not experienced any Breach of Unsecured Protected Health Information (as defined by HIPAA) that would be required to be externally reported, with respect to Protected Health Information (as defined by HIPAA) within its possession, control, or custody that would be material to the business of the Company.

Section 3.13 Material Contracts.   (a) Section 3.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of the following Contracts to which the Company is a party or by which it is bound as of the date hereof (such Contracts being “Company Material Contracts”):

(i) (A) each employment agreement and Contracts with independent contractors entered into by the Company and (B) each Contract the terms of which obligate or may in the future obligate the Company to make any change of control, severance or other similar payment to any current or former employee or independent contractor;

(ii) each Contract (A) containing any “most favored nations” terms and conditions (including with respect to pricing) or exclusivity obligations (other than any non-disclosure, confidentiality or other similar agreement), (B) granting any right of first refusal, right of first offer or similar right or (C) containing any other term, condition or clause that, individually or in the aggregate, limits or purports to limit in any material respect the ability of the Company to own, operate, manufacture, sell, distribute, transfer, pledge or otherwise dispose of any material assets or business of the Company (or, after the Effective Time, Parent or its Affiliates);

(iii) each Contract reasonably expected to require payments to or from the Company in excess of $25,000 per year or in excess of $50,000 during the term of the Contract;

(iv) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts;

(v) each Contract relating to Indebtedness of the Company or under which the Company has had advanced or loaned any funds to any other Person;

(vi) each Contract under which the Company leases, subleases or licenses any real property;

(vii) each Contract under which the Company leases personal property (not relating primarily to real property), pursuant to which the Company is required to make rental payments in excess of $25,000 per year;

(viii) each Contract with any Governmental Entity;

(ix) each Contract for the disposition of any portion of the assets or business of the Company or any agreement for the acquisition, directly or indirectly, of a portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise);

(x) each Contract that limits or purports to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi) each Contract that is related to Company Intellectual Property and with respect to Company Material Licensed IP, each Contract relating to the license, sublicense, agreement, covenant not to sue or permission covering each item;

(xii) any distribution, license, marketing, promotion, manufacturing, supply, or development Contract or other Contract concerning the use, development, commercialization, or distribution of the Company Intellectual Property or current, proposed, or intended products, technology or services;

(xiii) each Contract in which the Company has agreed to purchase a minimum quantity of goods relating to the inventory or services provided by the Company;

(xiv) each Contract providing for benefits under any Company Plan;

(xv) each Contract establishing or governing the material terms of any joint venture, partnership, strategic alliance, collaboration, research and development project or similar arrangement;

(xvi) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes), environmental or other Liability of any Person;

(xvii) each Contract that contains any “single-trigger,” “double-trigger” or other vesting acceleration provisions subject to acceleration (in whole or in part) as a result of the Merger or any of the other transactions contemplated by this Agreement (whether alone or in combination with any termination of employment or other event);

(xviii) all other Contracts, whether or not made in the ordinary course of business, which are material to the Company, or the absence of which would have a Company Material Adverse Effect.

(b) (i) Each Company Material Contract is legally valid and binding on the Company to the extent the Company is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception); (ii) the Company, and, to the Knowledge of the Company, any other party thereto, has performed all material obligations required to be performed by it under each Company Material Contract; (iii) the Company is not in material default under any Company Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a material default under any Company Material Contract of the Company that is party thereto; (iv) to the Knowledge of the Company, no other party to a Company Material Contract is in material default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default of such other party under any Company Material Contract; and (v) the Company has not received any written notice of termination or cancellation under any Company Material Contract or received any written notice of breach or of default in any material respect under any Company Material Contract, which breach has not been cured. Prior to the date hereof, the Company has made available to Parent true, correct and complete copies of all Company Material Contracts required to be set forth on Section 3.13(a) of the Company Disclosure Schedule, and will make available to Parent copies of all Company Material Contracts entered into after the date hereof, in each case including amendments thereto.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all (i) issued and pending Patents, (ii) registered and applications for registration of trademarks and service marks, (iii) registered domain names, and (iv) registered copyrights, in each case, included in Company Intellectual Property owned by the Company and (v) any license agreement governing Company Material Licensed IP. Such list shall contain, as applicable, (A) the name of all actual and recorded owners, (B) the jurisdiction in which the application or registration was made, (C) the application and registration numbers, (D) whether such Company Intellectual Property is owned by the Company, exclusively licensed to the Company or non-exclusively licensed to the Company, and (E) the filing and registration, issue and application dates. The list pertaining to the license agreements governing Company Material Licensed IP shall contain (x) the name and date of the license agreement pursuant to which such Company Material Licensed IP is licensed and (y) whether or not such license agreement grants an exclusive license to the Company. The Company owns, or has the right to use the Company Intellectual Property, in the conduct of the business of the Company as currently conducted. The Company Intellectual Property owned by the Company is owned solely and exclusively by the Company, free and clear of any Encumbrances other than Permitted Encumbrances. The Company Intellectual Property owned by the Company and, to the Knowledge of the Company, the Company Material Licensed IP, is valid, enforceable, subsisting and in full force and effect. None of the Company Intellectual Property owned by the Company, and to the Knowledge of the Company, none of the Company Material Licensed IP, is or has been subject to any pending, concluded, or, to the Knowledge of the Company, threatened, Legal Proceeding or other proceeding (including any interference, derivation, re-examination, opposition, cancellation reissue or other post-grant proceeding, but excluding customary office actions issued by an application examiner with the United States Patent and Trademark Office or its foreign equivalent in the ordinary course of business in connection with the prosecution of a pending application for a patent or a trademark registration) which challenges the validity, enforceability, use, right to use, scope, duration, effectiveness or ownership of any item of such Company Intellectual Property.

(b) The Company owns or possesses the right to use all Intellectual Property necessary to conduct its business as currently conducted by the Company, and the Company has not received any written, or to the Knowledge of the Company, any non-written, notice from any Person asserting any claim to the contrary. Each item of Company Intellectual Property owned by the Company immediately subsequent to the Effective Time will be owned and available for use by the Surviving Entity on the same terms and conditions as are in effect immediately prior to the Effective Time. Subject to obtaining any consent set forth on Section 3.14(b) of the Company Disclosure Schedule, each item of Company Material Licensed IP will be licensed to and available for use by the Surviving Entity on the same terms and conditions as are in effect immediately prior to the Effective Time.

(c) To the Knowledge of the Company, the conduct of the business of the Company, including the development, use, manufacture, marketing, sale and offer for sale of the products and services of the Company, has not infringed, misappropriated or otherwise violated, and does not and will not infringe, misappropriate or otherwise violate any Intellectual Property of any Person. The Company has not received any written, or to the Knowledge of the Company, any non-written, notice since the Company Lookback Date of any claims that have been made against the Company alleging the infringement, misappropriation or violation by the Company of any Intellectual Property of any Person. To the Company’s Knowledge, since the Company Lookback Date, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property owned by the Company or any Company Material Licensed IP, and there is no and has not been any Legal Proceeding pursuant to which the Company or, to the Knowledge of the Company, its licensor has alleged any such infringement, misappropriation or violation by any Person.

(d) Except as set forth in any Contract set forth in Section 3.14(d)(i) of the Company Disclosure Schedule, no funding, facilities or other resources of any Governmental Entity, university, college, other educational institution or nonprofit research center was used in the development of any Company Intellectual Property owned by the Company, or to the Knowledge of the Company, in any Company Material Licensed IP; nor, does any such entity own or have rights to (or have the option to obtain such ownership or rights to) any Company Intellectual Property owned by the Company, or to the Knowledge of the Company, to any Company Material Licensed IP, other than in each case, pursuant to the provisions of any Contract set forth in or Section 3.14(d)(ii) of the Company Disclosure Schedule.

(e) The Company has used commercially reasonable efforts to protect and maintain its rights in all material Company Intellectual Property. Since the Company Lookback Date, the Company’s collection, storage, use and dissemination of personally identifiable information and any other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has, at all times complied in all material respects with all applicable Law, privacy policies and terms of use and other contractual obligations relating to privacy, data protection or data security. Since the Company Lookback Date, no breach, security incident, or violation of any data security policy in relation to personally identifiable information or other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has occurred, or is or was threatened, and there has been no unauthorized or illegal processing of such data, other than breaches of internal protocol in the ordinary course of business. The Company maintains commercially reasonable security procedures to protect against loss, misuse, unauthorized access, disclosure, and destruction of personally identifiable information and other data pertaining to consumers, patients, employees or other persons. Since the Company Lookback Date, the Company has not received written, or to the Knowledge of the Company, any non-written, notice of any claims (including any investigation or notice from any Governmental Entity) that have been asserted or threatened against the Company alleging, any violation of any Person’s privacy or personally identifiable information or data rights or non-compliance with applicable Laws, privacy policies or terms of use or other contractual obligations relating to privacy, data protection or data security.

(f) The Company has (i) caused all current and former employees and all other Persons involved in the conception, reduction to practice, creation or development of any Intellectual Property for the Company to execute a binding and enforceable agreement which includes provisions sufficient to ensure that the Company is the sole and exclusive owner of any and all Intellectual Property conceived, reduced to practice, created or developed by such employees within the scope of or resulting from his or her employment with the Company or, in the case of a Person other than an employee, from the services such Person performs for the Company; and (ii) caused all current employees and other Persons with access to any non-public Company Intellectual Property to execute a binding and enforceable confidentiality agreement or other agreement that includes customary confidentiality terms sufficient to protect the proprietary interests of the Company with respect to such Company Intellectual Property. Copies of the forms of agreements referred to in the foregoing clauses (i) and (ii) (collectively, “Company IP Agreements”) have been made available to Parent prior to the date hereof, and to the Knowledge of the Company, no material breach of any such agreement by the other party thereto has occurred or been threatened.

(g) Except with respect to Contracts set forth on Section 3.14(g) of the Company Disclosure Schedule and identified as such, the Company is not obligated to make any material payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(h) There are no actions that must be taken within 180 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any response to an official action of a court or Governmental Entity (including the United States Patent and Trademark Office or similar foreign government agencies) or the filing of any application for the purpose of obtaining, maintaining, perfecting, preserving or renewing any of the owned Company Intellectual Property.

(i) Except as set forth on Section 3.14(i) of the Company Disclosure Schedule, Company has not (i) entered into any Contract under which it has, or may have, the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any agreement under which it has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any of the Company Intellectual Property, to any other Person, (ii) entered into any Contract under which it has, with respect to any of the Company Intellectual Property, granted any license, sublicense, covenant not to sue, assert or exploit or (iii) entered into any Contract under which the Company has granted any Person the right to bring a lawsuit for infringement or misappropriation of any of the Company Intellectual Property.

(j) None of the execution and delivery of this Agreement, the consummation of the Transactions, or the performance by the Company of its obligations hereunder, conflict or will conflict with, alter or impair, any of the Company’s rights in or to any Company Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any such Company Intellectual Property or otherwise trigger any additional payment obligations with respect to any Company Intellectual Property.

Section 3.15 Real Property.

(a) The Company does not own any real property, has never owned any real property and is not party to any Contract to purchase any real property. Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto.

(b) The Company has made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements affecting the Leased Real Property or to which the Company is bound, other than those identified in Section 3.15(a) of the Company Disclosure Schedule. All such Lease Agreements are legally valid and enforceable in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing material default, or event of default (or event which with notice or lapse of time, or both, would constitute a material default), and no rentals are past due. The Company has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Company currently occupies all of the Leased Real Property for the operation of its business.

Section 3.16 Assets.  The Company has good and valid title to, or leasehold interest in, all assets material to its business, free and clear of Encumbrances, except for Permitted Encumbrances. All equipment included in such properties which is necessary or desirable to the business of the Company is in good condition and repair (ordinary wear and tear excepted). The property and assets of the Company are sufficient for the conduct of its business as presently conducted.

Section 3.17 Company Plans.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth each “employee benefit plan” as such term is defined in Section 3(3) of ERISA (such as pension and 401(k) plans, and medical, life, and disability plans), and any bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, cafeteria plan, dependent care plan, supplemental retirement or other benefit plan, program or arrangement or any employment, termination, severance, retention, stay bonus or other contract, agreement, plan, program or arrangement for the benefit of any current or former employee, officer, director or independent contractor of the Company (collectively, the “Company Plans”) that the Company maintains or makes contributions to or has any responsibility or liability for.

(b) The Company has made available to Parent copies of: (i) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Laws in connection with each Company Plan; (ii) if the Company Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Plan assets, if any; (iii) the most recent summary plan description required under ERISA or any similar Law with respect to each Company Plan; (iv) all material correspondence since January 1, 2015 to or from any Governmental Entity relating to any Company Plan; and (v) the most recent IRS determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.

(c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the U.S. Internal Revenue Service stating that such Company Plan is so qualified. Each Company Plan has been maintained in compliance with its terms and has been maintained in material compliance with all applicable Laws.

(d) The execution and delivery of this Agreement, the purchase of Company Shares pursuant to the Offer and the consummation of the Merger (i) will not materially increase the benefits payable by any Acquired Company under any Company Plan and (ii) will not result in any acceleration of the time of payment or vesting of any material benefits payable by any Acquired Company under any Company Plan.

(e) The Company is in material compliance with all applicable Laws relating to the employment of its employees.

(f) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Company Plan.

(g) There is no agreement, plan, arrangement or other Contract covering any director or officer or other employee of the Company, and no payments have been made or will be made to any director or officer or other employee of the Company, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, result in any payment that will not be deductible by the Company by reason of Section 280G of the Code, or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Laws). The Company is not a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or any Taxes required by Section 409A of the Code.

Section 3.18 Labor Matters.

(a) As of the date of this Agreement, the Company is not a party to, nor does the Company have a duty to bargain for, any collective bargaining agreement with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of the Company. To the Knowledge of the Company, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting the Company or any of its employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute. To the Knowledge of the Company, there is no material claim or material grievance pending or threatened relating to any employment contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any employee of the Company, including charges of unfair labor practices or harassment complaints.

(b) The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or similar state or local law or issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law in the ninety (90) day period ending on the date of this Agreement, or incurred any liability or obligation under WARN Act or any similar state or local law that remains unsatisfied. No terminations prior to the Closing by the Company would trigger any notice or other obligations under the WARN Act or similar state or local law.

(c) The Company is not delinquent in any payments to any employees of the Company or Contingent Workers of the Company for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to any employee or Contingent Worker.

Section 3.19 Transactions with Affiliates.  Except as set forth in Section 3.19 of the Company Disclosure Schedule, there are no loans, leases, arrangements involving the reimbursement of non-business related expenses, or other Contracts or transactions between the Company and any present or former member, director, officer, employee or independent contractor of the Company, or to the Knowledge of the Company, any member of such officer’s, director’s, employee’s, independent contractor’s or member’s immediate family, or any Person controlled by such officer, director, employee, independent contractor or member or his or her immediate family. To the knowledge of the Company, except as set forth in Section 3.19 of the Company

Disclosure Schedule, no member, director, officer, employee or independent contractor of the Company or any of their respective spouses or family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company, or any organization which has a material contract or arrangement with the Company.

Section 3.20 Taxes.

(a) The Company has filed all income and other material Tax Returns required to be filed, and each such Tax Return is true, correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid or will be paid prior to the Closing. There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets or property of the Company.

(b) Since the Company Lookback Date, the Company has not received from any Taxing Authority any (i) written notice indicating an intent to open an audit or other review of any Taxes or Tax Returns of the Company, (ii) written request for information related to Taxes or Tax Returns of the Company, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed against the Company by any Taxing Authority.

(c) The Company is not (nor has it ever been) a party to or bound by any Tax allocation or sharing agreement (other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements). The Company has not (i) been a member of an Affiliated group filing a consolidated federal income Tax Return (other than a group, the common parent of which was the Company), and (ii) had, and does not have any, liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No written claim has ever been made and delivered to the Company by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or that the Company must file Tax Returns in such jurisdiction.

(e) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f) The Company filed an election on IRS Form 8832 electing to be treated as an association taxable as a corporation effective as of August 1, 2016 (the “Check the Box Election”). Prior to the effective date of the Check the Box Election, the Company was at all times since its formation treated as a partnership or a disregarded entity for federal and applicable state and local income Tax purposes.

(g) The Company has not knowingly taken any action (or failed to take any action) that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) The Company has not been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4.

(i) The Company has not knowingly taken any action (or failed to take any action) that would prevent the Merger taken together with any contemporaneous contributions of cash and debt to Parent from constituting an “exchange” governed by the provisions of Section 351 of the Code.

Section 3.21 Insurance.  The Company has in full force and effect adequate insurance policies with coverages customary for similarly situated companies in the same or similar industries and as required by applicable Law. Since the Company Lookback Date, the Company has not received any written notice from any insurance company of any (a) premature cancellation or invalidation of any material insurance policy held by the Company (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company or

(c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by the Company, except for notices that have been withdrawn or are no longer pending. As of the date of this Agreement, there is no pending material claim by the Company under any insurance policy held by the Company.

Section 3.22 Brokers.  Except as set forth on Section 3.22 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.23 Approval Required.  The Company Member Approval is the only vote of the holders of any Company Securities necessary to approve this Agreement and to consummate the Transactions, including the Merger.

Section 3.24 Disclosure.  No representation or warranty made by the Company in this Article III, including the Company Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary to make any of them, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedule, (it being understood and agreed that information disclosed in any section of the Parent Disclosure Schedule shall be deemed to be disclosed with respect to any representation or warrant in any other section of the Parent Disclosure Schedule only to the extent that (a) cross references to other sections are set forth in the Parent Disclosure Schedule or (b) its relevance to such representation and warranty in such other section is reasonably and readily apparent solely from the text of such disclosure made without review of any referenced material) its relevance to such representation and warranty in such other section is reasonably and readily apparent solely from the text of such disclosure made without review of any referenced material), Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement, as follows:

Section 4.01 Organization, Authority and Qualification.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease and operate all of its properties and assets and to carry on its business as it is being conducted. Each Parent Subsidiary is duly organized, validly existing and in good standing under the applicable Laws of its jurisdiction of incorporation and has all requisite corporate power and authority necessary to own or lease and operate all of its properties and assets and to carry on its business as it is being conducted. Parent and each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing does not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The Parent Board, by resolutions duly adopted by unanimous vote at a meeting of all members of the Parent Board duly called and held has (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the stockholders of Parent, (ii) approved and declared advisable the Transactions, including the Merger, in accordance with the DGCL, (iii) directed that this Agreement and the Transactions, including the Merger, be submitted to the stockholders of Parent for adoption, and (iv) resolved to recommend that the stockholders of Parent adopt this Agreement and the Transactions, including the Merger, and directed that such matter be submitted for consideration by the stockholders at a special stockholders meeting.

(c) The only votes of the holders of any class or series of capital stock of Parent required in connection with the Transactions is the Parent Stockholder Approval.

Section 4.02 Capitalization.

(a) The capitalization of Parent as of the date of this Agreement and as of immediately prior to the Effective Time is set forth on Section 4.02(a) of the Parent Disclosure Schedule. Except as disclosed on Section 4.02(a) of the Parent Disclosure Schedule, there are no authorized or outstanding (a) capital stock, equity interests or other securities of Parent, (b) securities of Parent convertible into, exchangeable or exercisable for capital stock, equity interests, or other securities of the Parent, (c) subscription, calls, commitments, Contracts, options, warrants, or other rights to purchase or acquire from Parent, or obligations of Parent to issue, any capital stock, equity interests, or other securities, including securities convertible into, exchangeable or exercisable for shares of capital stock, equity interests, or other securities of Parent, or (d) bonds, debentures, notes, or other indebtedness that entitle the holders to vote (or convertible into, exchangeable or exercisable for, securities that entitle the holders to vote) with holders of capital stock, equity interests, or other securities of Parent on any matter (the items in clauses (a), (b), (c) and (d) being referred to collectively as the “Parent Securities” and the items in clauses (a), (b), (c) and (d) with respect to any Parent Subsidiary instead of Parent, being referred to collectively as the “Parent Subsidiary Securities”)). There are no outstanding obligations of Parent to repurchase, redeem, or otherwise acquire the Parent Securities. The Parent Stock is duly authorized and validly issued.

(b) Set forth on Section 4.02(b) of the Parent Disclosure Schedule is a true and complete list of all Subsidiaries of Parent (the “Parent Subsidiaries”). Except for the Parent Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person. Parent owns 100% of the outstanding Parent Subsidiary Securities.

Section 4.03 Authority and Noncontravention.

(a) Parent and Merger Sub each have all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Stockholder Approval, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent and Merger Sub under this Agreement, and the consummation of the Transactions, have been duly authorized and approved by the board of directors of Parent and Merger Sub, and except for obtaining the Parent Stockholder Approval, no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery of and performance by Parent under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitute legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

(b) Except as set forth on Section 4.03 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the Transactions, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) assuming the Parent Stockholder Approval is obtained, conflict with or violate any provision of the Governing Documents of Parent or Merger Sub, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.04 and the Parent Stockholder Approval are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 4.04 are made and any applicable waiting periods referred to therein have expired, violate any Law or Judgment applicable to Parent or Merger Sub or (iii) require any consent or any other action by any Person under, result in any violation or breach of, result in the loss of a benefit under, conflict with any provision of, or constitute a default (with or without notice or lapse of time, or both) under, any terms, conditions or provisions of any Contract by which Parent is bound, which in each case would result in a Parent Material Adverse Effect.

Section 4.04 Governmental Consents and Approvals.  Except for, (a) the filing with the SEC of a proxy statement relating to the Parent Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of NASDAQ, (b) the filing of the Proxy Statement as described in Section 5.05, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (d) the notices, consents and approvals set forth in Section 4.04 of the Parent Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by Parent or Merger Sub and the consummation by Parent or Merger Sub of the Transactions, other than as do not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.05 SEC Filings; Financial Information; Books and Records.

(a) Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed or furnished by Parent with the SEC since January 1, 2014 (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth in Section 4.05(a) of the Parent Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to Parent’s Knowledge, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply in all material respects as to form and content with all applicable Laws.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (the “Parent Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present (subject in the case of unaudited financial statements to normal and recurring year-end audit adjustments) in all material respects the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby.

(c) To the Knowledge of Parent, Parent’s auditor has at all times since the Parent Lookback Date been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

(d) From the Parent Lookback Date, through the date hereof, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from The NASDAQ Stock Market or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on the NASDAQ Capital Market, other than such documents that can be obtained on the SEC’s website at www.sec.gov.

(e) Parent is not eligible to use Form S-3 to register its equity securities under the Securities Act for resale on a continuous basis on an automatic shelf registration statement that will become effective immediately pursuant to Rule 462(e) and (f) upon filing with the SEC, but anticipates that it will be able to use Form S-3 upon filing of its annual report on Form 10-K for the year ended December 31, 2016 with the SEC.

Section 4.06 Absence of Undisclosed Liabilities.  There are no material Liabilities of Parent or any Parent Subsidiaries, other than Liabilities (a) reflected or reserved against on the Parent Financial Statements, or (b) set forth in Section 4.06 of the Parent Disclosure Schedule. As of the date of this Agreement, neither Parent nor any Parent Subsidiary has any material Indebtedness for borrowed money. Except as disclosed in the Parent SEC Documents, neither Parent nor any Parent Subsidiary has ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(iii) of Regulation S-K under the Exchange Act).

Section 4.07 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.   Except as set forth on Section 4.07 of the Parent Disclosure Schedule, since December 31, 2015, Parent and the Parent Subsidiaries have conducted their respective operations in the ordinary course and consistent with past practice and there has not been or occurred (a) any condition, change, event, occurrence or effect that has, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (b) any condition, action, event, occurrence or effect that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 5.01(c).

Section 4.08 Legal Proceedings.  Except as set forth on Section 4.08 of the Parent Disclosure Schedule, as of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Proceeding against or, to the Knowledge of Parent, any investigation, informal inquiry or request for documents specifically relating to, Parent or any Parent Subsidiary or any of the assets or operations of Parent or any Parent Subsidiary or, to the Knowledge of Parent, any of their present or former directors, officer or employees (in each case, in their capacity as such), nor is there any Judgment imposed or binding upon Parent or any Parent Subsidiary, in each case, by or before any Governmental Entity or arbitrator, that has or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Transactions. There are no material internal investigations or internal inquiries that, since the Parent Lookback Date, have been conducted by or at the direction of the Parent Board or the board of directors of any Parent Subsidiary (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues.

Section 4.09 Compliance with Laws.

(a) Parent and the Parent Subsidiaries are, and since the Parent Lookback Date have been, in compliance in all material respects with all Laws applicable to Parent or the Parent Subsidiaries, any of their respective properties or other assets or any of their respective businesses or operations (other than Health Care Laws which are governed exclusively by Section 4.10.

(b) Parent and the Parent Subsidiaries hold, and are in compliance with, in all material respects all licenses, franchises, permits, certificates, approvals, orders and authorizations from Governmental Entities required by Law for the conduct of their respective business as it is now being conducted (collectively, “Parent Permits”). All such Parent Permits are in full force and effect and, since the Parent Lookback Date, neither Parent nor any Parent Subsidiary has received written notice to the effect that a Governmental Entity was considering the amendment, termination, revocation or cancellation of any Parent Permit, which amendment, termination, revocation or cancellation would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the Transactions will not cause the revocation or cancellation of any Parent Permit, the revocation or cancellation of which would have a Parent Material Adverse Effect.

(c) Since the Parent Lookback Date, neither Parent nor any Parent Subsidiary nor, the Knowledge of Parent, any of their respective officers, directors, agents or employees has: (i) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) engaged in any business or effected any transactions with any Person (A) located in a Restricted Nation; (B) that is owned, controlled by or acting on behalf of an individual, business or organization in of a Restricted Nation; (C) that is a government of a Restricted Nation; (D) that is owned, controlled by or acting on behalf of a government of a Restricted Nation; or (E) that is an OFAC Sanctioned Person. None of (1) the execution, delivery and performance of this Agreement or (2) the consummation of the Transactions, will result in a violation by Parent or any Parent Subsidiary of any of the OFAC Sanctions or of any anti-money laundering laws of the United States or any other applicable jurisdiction.

(d) Since the Parent Lookback Date, except as described in the Parent SEC Documents, neither Parent nor any Parent Subsidiary has (i) received any written notice from any Governmental Entity regarding any material violation of any Law or (ii) filed with or otherwise provided to any Governmental Entity any written notice regarding any material violation by Parent or any Parent Subsidiary of any Law, except in each case, any written notices regarding any violations that would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.10 Regulatory Matters.

(a) Neither Parent nor any Parent Subsidiary, nor to the Knowledge of Parent has, any current officer, employee, agent or director of any such entity, made an untrue statement of a material fact or fraudulent statement to any Governmental Entity or failed to disclose a material fact required to be disclosed to any Governmental Entity. Neither Parent nor any Parent Subsidiary is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of the business of the Parent or any Parent or Parent Subsidiary employee, officer or agent by any Governmental Entity. Parent and each Parent Subsidiary are, and to the Knowledge of Parent, all officers, directors, employees and agents of Parent and each Parent Subsidiary are, and since the Parent Lookback Date have been, in compliance with all Health Care Laws. Neither Parent nor any Parent Subsidiary is the subject of any pending or, to the Knowledge of Parent threatened, investigation in respect of the business of the Parent or any Parent or Parent Subsidiary employee, officer or agent by any Governmental Entity for any violation of any Health Care Law or any other applicable Law. There is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any liability for failure to comply with any Health Care Laws.

(b) Neither Parent nor any Parent Subsidiary nor any individual currently employed by, or under contract with, Parent or any Parent Subsidiary to perform functions for Parent or any Parent Subsidiary has been excluded from participating in, debarred, suspended, or otherwise made ineligible to participate in, any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8, been convicted of a crime described at 42 U.S.C. §1320a-7b, or charged with or under investigation for any offense that may lead to such exclusion, debarment, suspension, or ineligibility. Neither Parent nor any Parent Subsidiary, nor any of its employees, officers, directors, or controlling stockholders have committed a violation of any Law, specifically including, but not limited to, the Health Care Laws. Parent has, and since the Parent Lookback Date has had, a qualified medical director.

(c) Neither Parent nor any Parent Subsidiary has experienced any Breach of Unsecured Protected Health Information (as defined by HIPAA) that would be required to be externally reported, with respect to Protected Health Information (as defined by HIPAA) within its possession, control, or custody that would be material to the business of Parent or any Parent Subsidiary.

Section 4.11 Assets.  Except as set forth on Section 4.11 of the Parent Disclosure Schedule, Parent and each Parent Subsidiary has good and valid title to or leasehold interest in all assets material to its business, free and clear of Encumbrances, except for Permitted Encumbrances. All equipment included in such properties which is necessary or desirable to the business of Parent and the Parent Subsidiaries is in good condition and repair (ordinary wear and tear excepted). The property and assets of Parent and the Parent Subsidiaries are sufficient for the conduct of their respective business as presently conducted.

Section 4.12 Transactions with Affiliates.  Except as set forth in in the Parent SEC Documents, there are no loans, leases, arrangements involving the reimbursement of non-business related expenses, or other Contracts or transactions between Parent or any Parent Subsidiary on the one hand, and any present or former stockholder, director, officer, employee or independent contractor of Parent or any Parent Subsidiary on the other hand, or to the Knowledge of Parent, any member of such officer’s, director’s, employee’s, independent contractor’s or stockholder’s immediate family, or any Person controlled by such officer, director, employee, independent contractor or stockholder or his or her immediate family. To the knowledge of Parent, except as set forth in the Parent SEC Documents, no stockholder, director, officer, employee or independent contractor of Parent or any Parent Subsidiary, or any of their respective spouses or family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of Parent or any Parent Subsidiary, or any organization which has a material contract or arrangement with Parent or any Parent Subsidiary.

Section 4.13 Insurance.  Parent and the Parent Subsidiaries have in full force and effect adequate insurance policies with coverages customary for similarly situated companies in the same or similar industries and as required by applicable Law. Since the Parent Lookback Date, neither Parent nor any Parent Subsidiary has received any written notice from any insurance company of any (a) premature cancellation or invalidation of any material insurance policy held by Parent or any Parent Subsidiary (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by Parent or a Parent Subsidiary or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by Parent or a Parent Subsidiary, except for notices that have been withdrawn or are no longer pending, in each case other than any such cancellation, invalidation, refusal or coverage, rejection of a claim or adjustment that would reasonably be expected to result in a Parent Material Adverse Effect. As of the date of this Agreement, there is no pending material claim by Parent or a Parent Subsidiary under any such insurance policy.

Section 4.14 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

Section 4.15 Disclosure.  No representation or warranty made by Parent or Merger Sub in this Article IV, contains any untrue statement of a material fact or omits to state any material fact necessary to make any of them, in light of the circumstances under which they were made, not misleading.

Section 4.16 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act.

(a) Parent maintains internal control over financial reporting that provides assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of Parent’s assets, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the Parent Financial Statements and to maintain accountability for Parent’s assets.

(b) Except as set forth on Section 4.16 of the Parent Disclosure Schedule, Parent maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to provide reasonable assurance that material information concerning Parent is made known on a timely basis to management.

(c) Neither Parent nor, to the Knowledge of Parent, any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any Parent SEC Document, including without limitation the Certifications.

(d) Since January 1, 2013, Parent has not extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Parent.

Section 4.17 Material Contracts.   (a) Section 4.17(a) of the Parent Disclosure Schedule contains a true, correct and complete list of the following Contracts to which either Parent or a Parent Subsidiary is a party or by which it is bound as of the date hereof (such Contracts being “Parent Material Contracts”):

(i) (A) each employment agreement and Contracts with independent contractors entered into by Parent or a Parent Subsidiary and (B) each Contract the terms of which obligate or may in the future obligate Parent or a Parent Subsidiary to make any change of control, severance or other similar payment to any current or former employee or independent contractors;

(ii) each Contract (A) containing any “most favored nations” terms and conditions (including with respect to pricing) or exclusivity obligations (other than any non-disclosure, confidentiality or other similar agreement), (B) granting any right of first refusal, right of first offer or similar right or (C) containing any other term, condition or clause that, individually or in the aggregate, limits or purports to limit in any material respect the ability of the Company to own, operate, manufacture, sell, distribute, transfer, pledge or otherwise dispose of any material assets or business of Parent or any Parent Subsidiary (or, after the Effective Time, Parent or its Affiliates);

(iii) each Contract reasonably expected to require payments to or from either Parent or a Parent Subsidiary in excess of $25,000 per year or in excess of $50,000 during the term of the Contract;

(iv) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts;

(v) each Contract relating to Indebtedness of Parent or a Parent Subsidiary or under which Parent or any Parent Subsidiary has advanced or loaned any funds to any other Person;

(vi) each Contract under which Parent or a Parent Subsidiary leases, subleases or licenses any real property;

(vii) each Contract under which Parent or a Parent Subsidiary leases personal property (not relating primarily to real property), pursuant to which Parent or a Parent Subsidiary is required to make rental payments in excess of $25,000 per year;

(viii) each Contract with any Governmental Entity;

(ix) each Contract for the disposition of any portion of the assets or business of Parent or a Parent Subsidiary, or any agreement for the acquisition, directly or indirectly, of a portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise);

(x) each Contract that limits or purports to limit the ability of Parent or a Parent Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi) each Contract that is related to Parent Intellectual Property and with respect to Parent Material Licensed IP, each Contract relating to the license, sublicense, agreement, covenant not to sue or permission covering each item;

(xii) any distribution, license, marketing, promotion, manufacturing, supply, or development Contract or other Contract concerning the use, development, commercialization, or distribution of the Parent Intellectual Property or current, proposed, or intended products, technology or services;

(xiii) each Contract in which Parent or a Parent Subsidiary has agreed to purchase a minimum quantity of goods relating to any product manufactured, produced or distributed by Parent;

(xiv) each Contract providing for benefits under any Parent Plan;

(xv) each Contract establishing or governing the material terms of any joint venture, partnership, strategic alliance, collaboration, research and development project or similar arrangement;

(xvi) all Contracts that provide for the indemnification by Parent or any Parent Subsidiary of any Person or the assumption of any Tax (other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes), environmental or other Liability of any Person;

(xvii) each Contract that contains any “single-trigger,” “double-trigger” or other vesting acceleration provisions subject to acceleration (in whole or in part) as a result of the Merger or any of the other transactions contemplated by this Agreement (whether alone or in combination with any termination of employment or other event);

(xviii) all other Contracts, whether or not made in the ordinary course of business, which are material to Parent or a Parent Subsidiary, or the absence of which would have a Parent Material Adverse Effect.

(b) (i) Each Parent Material Contract is legally valid and binding on Parent or a Parent Subsidiary to the extent Parent or a Parent Subsidiary is a party thereto, as applicable, and to the Knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception); (ii) Parent and the Parent Subsidiaries, and, to the Knowledge of Parent, any other party thereto, has performed all material obligations required to be performed by such party under each Parent Material Contract; (iii) neither Parent nor a Parent Subsidiary is in material default under any Parent Material Contract, nor, to the Knowledge of Parent, does any condition exist that, with notice or lapse of time or both, would constitute a material default under any Parent Material Contract; (iv) to the Knowledge of Parent, no other party to a Parent Material Contract is in material default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default of such other party under any Parent Material Contract; and (v) neither Parent nor a Parent Subsidiary has received any written notice of termination or cancellation under any Parent Material Contract or received any written notice of breach or of default in any material respect under any Parent Material Contract, which breach has not been cured. Prior to the date hereof, Parent has made available to the Company true, correct and complete copies of all Parent Material Contracts required to be set forth on Section 4.17(a) of the Parent Disclosure Schedule, and will make available to the Company copies of all Parent Material Contracts entered into after the date hereof, in each case including amendments thereto.

Section 4.18 Intellectual Property.

(a) Section 4.18(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list of all (i) issued and pending Patents, (ii) registered and applications for registration of trademarks and service marks, (iii) registered domain names, and (iv) registered copyrights, in each case, included in Parent Intellectual Property owned by Parent or a Parent Subsidiary and (v) any license agreement governing Parent Material Licensed IP. Such list shall contain, as applicable, (A) the name of all actual and recorded owners, (B) the jurisdiction in which the application or registration was made, (C) the application and registration numbers, (D) whether such Parent Intellectual Property is owned by, exclusively licensed to, or non-exclusively licensed to Parent or a Parent Subsidiary, and (E) the filing and registration, issue and application dates. The list pertaining to the license agreements governing Parent Material Licensed IP shall contain (x) the name and date of the license agreement pursuant to which such Parent Material Licensed IP is licensed and (y) whether or not such license agreement grants an exclusive license to Parent or a Parent Subsidiary. Parent or a Parent Subsidiary owns, or has the right to use the Parent Intellectual Property, in the conduct of the business of such party as currently conducted. Except as set forth on Section 4.18(a) of the Parent Disclosure Schedule, Parent Intellectual Property owned by Parent or a Parent Subsidiary is owned solely and exclusively by such party, free and clear of any Encumbrances other than Permitted Encumbrances. The Parent Intellectual Property owned by Parent or a Parent Subsidiary and, to the Knowledge of Parent, the Parent Material Licensed IP, is valid, enforceable, subsisting and in full force and effect. None of the Parent Intellectual Property owned by Parent or a Parent Subsidiary, and to the Knowledge of Parent, none of the Parent Material Licensed IP, is or has been subject to any pending, concluded, or, to the Knowledge of Parent, threatened, Legal Proceeding or other proceeding (including any interference, derivation, re-examination, opposition, cancellation reissue or other post-grant proceeding, but excluding customary office actions issued by an application examiner with the United States Patent and Trademark Office or its foreign equivalent in the ordinary course of business in connection with the prosecution of a pending application for a patent or a trademark registration) which challenges the validity, enforceability, use, right to use, scope, duration, effectiveness or ownership of any item of such Parent Intellectual Property.

(b) Parent or a Parent Subsidiary owns or possesses the right to use all Intellectual Property necessary to conduct its business as currently conducted by Parent and the Parent Subsidiaries, and neither Parent nor a Parent Subsidiary has received any written, or to the Knowledge of Parent, any non-written, notice from any Person asserting any claim to the contrary. Each item of Parent Intellectual Property owned by Parent or a Parent Subsidiary immediately subsequent to the Effective Time will be owned and available for use by such party on the same terms and conditions as are in effect immediately prior to the Effective Time. Subject to obtaining any consent set forth on Section 4.18(b) of the Parent Disclosure Schedule, each item of Parent Material Licensed IP will be licensed to and available for use by Parent or a Parent Subsidiary on the same terms and conditions as are in effect immediately prior to the Effective Time.

(c) To the Knowledge of Parent, the conduct of the business of Parent, including the development, use, manufacture, marketing, sale and offer for sale of the products manufactured, distributed and produced by Parent and services of Parent, have not infringed, misappropriated or otherwise violated, and does not and will not infringe, misappropriate or otherwise violate any Intellectual Property of any Person. Except as set forth on Section 4.18(c) of the Parent Disclosure Schedule, Parent has not received any written, or to the Knowledge of Parent, any non-written, notice since the Parent Lookback Date of any claims that have been made against Parent alleging the infringement, misappropriation or violation by Parent of any Intellectual Property of any Person. Except as set forth on Section 4.18(c) of the Parent Disclosure Schedule, to Parent’s Knowledge, since the Parent Lookback Date, no Person has infringed, misappropriated or otherwise violated any Parent Intellectual Property owned by Parent or any Parent Material Licensed IP, and there is no and has not been any Legal Proceeding pursuant to which Parent or, to the Knowledge of Parent, its licensor has alleged any such infringement, misappropriation or violation by any Person.

(d) Except as set forth in any Contract set forth in Section 4.18(d)(i) of the Parent Disclosure Schedule, no funding, facilities or other resources of any Governmental Entity, university, college, other educational institution or nonprofit research center was used in the development of any Parent Intellectual Property owned by Parent, or to the Knowledge of Parent, in any Parent Material Licensed IP; nor, does any such entity own or have rights to (or have the option to obtain such ownership or rights to) any Parent Intellectual Property owned by Parent, or to the Knowledge of Parent, to any Parent Material Licensed IP, other than in each case, pursuant to the provisions of any Contract set forth in or Section 4.18(d)(ii) of the Parent Disclosure Schedule.

(e) Parent and the Parent Subsidiaries have used commercially reasonable efforts to protect and maintain its rights in all material Parent Intellectual Property. Since the Parent Lookback Date, Parent’s and the Parent Subsidiaries’ collection, storage, use and dissemination of personally identifiable information and any other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has, at all times complied in all material respects with all applicable Law, privacy policies and terms of use and other contractual obligations relating to privacy, data protection or data security. Since the Parent Lookback Date, no breach, security incident, or violation of any data security policy in relation to personally identifiable information or other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has occurred, or is or was threatened, and there has been no unauthorized or illegal processing of such data, other than breaches of internal protocol in the ordinary course of business. Parent and the Parent Subsidiaries maintain commercially reasonable security procedures to protect against loss, misuse, unauthorized access, disclosure, and destruction of personally identifiable information and other data pertaining to consumers, patients, employees or other persons. Since the Parent Lookback Date, neither Parent nor the Parent Subsidiaries have received written, or to the Knowledge of Parent, any non-written, notice of any claims (including any investigation or notice from any Governmental Entity) that have been asserted or threatened against Parent or any Parent Subsidiary alleging, any violation of any Person’s privacy or personally identifiable information or data rights or non-compliance with applicable Laws, privacy policies or terms of use or other contractual obligations relating to privacy, data protection or data security.

(f) Parent or a Parent Subsidiary has (i) caused all current and former employees and all other Persons involved in the conception, reduction to practice, creation or development of any Intellectual Property for Parent and the Parent Subsidiaries to execute a binding and enforceable agreement which includes provisions sufficient to ensure that Parent or a Parent Subsidiary is the sole and exclusive owner of any and all Intellectual Property conceived, reduced to practice, created or developed by such employees within the scope of or resulting from his or her employment with Parent or such Parent Subsidiary, or, in the case of a Person other than an employee, from the services such Person performs for Parent or a Parent Subsidiary; and (ii) caused all current employees and other Persons with access to any non-public Parent Intellectual Property to execute a binding and enforceable confidentiality agreement or other agreement that includes customary confidentiality terms sufficient to protect the proprietary interests of Parent or such Parent Subsidiary with respect to such Parent Intellectual Property. Copies of the forms of agreements referred to in the foregoing clauses (i) and (ii) (collectively, “Parent IP Agreements”) have been made available to Parent prior to the date hereof, and to the Knowledge of Parent, no material breach of any such agreement by the other party thereto has occurred or been threatened.

(g) Except with respect to Contracts set forth on Section 4.18(g) of the Parent Disclosure Schedule and identified as such, neither Parent nor any Parent Subsidiary is obligated to make any material payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(h) Except as set forth on Section 4.18(h) of the Parent Disclosure Schedule, to the knowledge of Parent, there are no actions that must be taken within 180 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any response to an official action of a court or Governmental Entity (including the United States Patent and Trademark Office or similar foreign government agencies) or the filing of any application for the purpose of obtaining, maintaining, perfecting, preserving or renewing any of the owned Parent Intellectual Property.

(i) Except as set forth on Section 4.18 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has (i) entered into any Contract under which it has, or may have, the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any agreement under which it has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any of the Parent Intellectual Property, to any other Person, (ii) entered into any Contract under which it has, with respect to any of the Parent Intellectual Property, granted any license, sublicense, covenant not to sue, assert or exploit or (iii) entered into any Contract under which Parent or a Parent Subsidiary has granted any Person the right to bring a lawsuit for infringement or misappropriation of any of the Parent Intellectual Property.

(j) None of the execution and delivery of this Agreement, the consummation of the Transactions, or the performance by Parent or Merger Sub of their obligations hereunder, conflict or will conflict with, alter or impair, any of Parent’s or of a Parent Subsidiary’s or any rights in or to any Parent Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any such Parent Intellectual Property or otherwise trigger any additional payment obligations with respect to any Parent Intellectual Property.

Section 4.19 Parent Plans.

(a) Section 4.19(a) of the Parent Disclosure Schedule sets forth each “employee benefit plan” as such term is defined in Section 3(3) of ERISA (such as pension and 401(k) plans, and medical, life, and disability plans), and any bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, cafeteria plan, dependent care plan, supplemental retirement or other benefit plan, program or arrangement or any employment, termination, severance, retention, stay bonus or other contract, agreement, plan, program or arrangement for the benefit of any current or former employee, officer, director or independent contractor of Parent or any Parent Subsidiary (collectively, the “Parent Plans”) that Parent or a Parent Subsidiary maintains or makes contributions to or has any responsibility or liability for.

(b) Parent has made available to the Company copies of: (i) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Laws in connection with each Parent Plan; (ii) if the Parent Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Parent Plan assets, if any; (iii) the most recent summary plan description required under ERISA or any similar Law with respect to each Parent Plan; (iv) all material correspondence since January 1, 2015 to or from any Governmental Entity relating to any Parent Plan; and (v) the most recent IRS determination or opinion letter issued with respect to each Parent Plan intended to be qualified under Section 401(a) of the Code.

(c) Each Parent Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the U.S. Internal Revenue Service stating that such Parent Plan is so qualified. Each Company Parent Plan has been maintained in compliance with its terms and has been maintained in material compliance with all applicable Laws.

(d) The execution and delivery of this Agreement and the consummation of the Transactions (i) will not materially increase the benefits payable by Parent or any Parent Subsidiary under any Parent Plan and (ii) will not result in any acceleration of the time of payment or vesting of any material benefits payable by Parent or any Parent Subsidiary under any Parent Plan.

(e) Parent and the Parent Subsidiaries are in material compliance with all applicable Laws relating to the employment of its employees.

(f) There is no agreement, plan, arrangement or other Contract covering any director or officer or other employee of Parent or any Parent Subsidiary, and no payments have been made or will be made to any director or officer or other employee of Parent or any Parent Subsidiary, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, result in any payment that will not be deductible by Parent or such Parent Subsidiary by reason of Section 280G of the Code, or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Laws). Neither Parent nor any Parent Subsidiary is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(g) Each individual who is classified by Parent as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Parent Plan.

Section 4.20 Labor Matters.

(a) As of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to, nor does Parent or any Parent Subsidiary have a duty to bargain for, any collective bargaining agreement with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employees of Parent or any Parent Subsidiary. To the Knowledge of Parent, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting Parent, any

Parent Subsidiary, or any of their respective employees. There is not now pending, and, to the Knowledge of Parent, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute. Except as set forth on Section 4.20 of the Parent Disclosure Schedule, to the Knowledge of Parent, there is no material claim or material grievance pending or threatened relating to any employment contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any employee of Parent or any of Parent Subsidiaries, including charges of unfair labor practices or harassment complaints.

(b) Neither Parent nor any Parent Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law or issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law in the ninety (90) day period ending on the date of this Agreement, or incurred any liability or obligation under WARN Act or any similar state or local law that remains unsatisfied. Except with the prior written consent of the Company, no terminations prior to the Closing by Parent or any Parent Subsidiary will trigger any notice or other obligations under the WARN Act or similar state or local law.

(c) Section 4.20(c)(i) of the Parent Disclosure Schedule contains a complete and accurate list of all employees of Parent and the Parent Subsidiaries (“Parent Employees”) and Contingent Workers of Parent as of the date of this Agreement, setting forth for each Parent Employee his or her position or title, whether classified as exempt or non-exempt for wage and hour purposes and, if exempt, the type of exemption relied upon, whether paid on a salary, hourly or commission basis and the actual annual base salary or rates of compensation, bonus potential, number of stock options (including amounts vested and unvested), date of hire, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the Merger or upon the termination of such employee. Section 4.20(c)(ii) of the Parent Disclosure Schedule also contains a complete and accurate list of all Contingent Workers of Parent, showing for each such Contingent Worker such individual’s role in Parent’s business and fee or compensation arrangements and any retention or severance payments that could be owed to such Contingent Worker in connection with the Merger or upon the termination of services of such Contingent Worker. Except as set forth on Section 4.20(c)(ii) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary is delinquent in any payments to any Parent Employee or Contingent Worker of Parent for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Parent Employee or Contingent Worker of Parent.

Section 4.21 Environmental Matters.   (a) Parent and the Parent Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Parent Permits required under Environmental Laws for the operation of its business; (b) there is no enforcement proceeding or Legal Proceeding relating to or arising from any noncompliance with, or Liability under, Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials) that is pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary relating to any real property owned, operated or leased by Parent or a Parent Subsidiary; (c) since the Parent Lookback Date, neither Parent nor any Parent Subsidiary has received any written notice of, or entered into, any Judgment involving uncompleted, outstanding or unresolved Liabilities or corrective or remedial obligations relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials); and (d) neither the execution of this Agreement by Parent nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Materials, or any notice to or consent of Governmental Entities, pursuant to any applicable Environmental Law. This Section 4.21 constitutes the sole and exclusive representation and warranty of Parent regarding environmental, health and safety matters, including, without limitation, all matters arising under Environmental Laws.

Section 4.22 Real Property.

(a) Neither Parent nor any Parent Subsidiary owns any real property, has never owned any real property and is not party to any Contract to purchase any real property. Section 4.22 of the Parent Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from Parent or any Parent Subsidiary, or otherwise used or occupied by Parent or a Parent Subsidiary (the “Parent Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto.

(b) Parent has made available to the Company true, correct and complete copies of all Lease Agreements granting a right in or relating to the Parent Leased Real Property; and there are no other Lease Agreements affecting the Parent Leased Real Property or to which Parent or a Parent Subsidiary is bound, other than those identified in Section 4.22 of the Parent Disclosure Schedule. All such Lease Agreements are legally valid and enforceable in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing material default, or event of default (or event which with notice or lapse of time, or both, would constitute a material default), and no rentals are past due. Neither Parent nor any Parent Subsidiary has received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. Parent and the Parent Subsidiaries currently occupy all of the Parent Leased Real Property for the operation of its business.

Section 4.23 Taxes.

(a) Except as set forth on Section 4.23 of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries have filed all income and other material Tax Returns required to be filed, and each such Tax Return is true, correct and complete in all material respects. Except as set forth on Section 4.23 of the Parent Disclosure Schedule, all Taxes due and owing by Parent or any Parent Subsidiary (whether or not shown on any Tax Return) have been paid or will be paid prior to the Closing. There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets or property of Parent or any Parent Subsidiary.

(b) Except as set forth on Section 4.23 of the Parent Disclosure Schedule, since the Parent Lookback Date, neither Parent nor any Parent Subsidiary has received from any Taxing Authority any (i) written notice indicating an intent to open an audit or other review of any Taxes or Tax Returns of Parent or any Parent Subsidiary, (ii) written request for information related to Taxes or Tax Returns of Parent or any Parent Subsidiary, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed against Parent or any Parent Subsidiary by any Taxing Authority.

(c) Neither Parent nor any Parent Subsidiary is (nor has it ever been) a party to or bound by any Tax allocation or sharing agreement (other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements). Neither Parent nor any Parent Subsidiary (i) has been a member of an Affiliated group filing a consolidated federal income Tax Return (other than a group, the common parent of which was Parent), and (ii) had, and does not have any, liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor.

(d) Neither Parent nor any Parent Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No written claim has ever been made and delivered to Parent or any Parent Subsidiary by a Taxing Authority in a jurisdiction where Parent or such Parent Subsidiary does not file Tax Returns that Parent or such Parent Subsidiary is or may be subject to taxation by that jurisdiction or that Parent or any Parent Subsidiary must file Tax Returns in such jurisdiction.

(e) Parent and the Parent Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f) Parent has not knowingly taken any action (or failed to take any action) that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(g) Parent has not been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4.

Section 4.24 Proxy Statement.  The Proxy Statement, at the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the Parent stockholders and at the time of the Parent Stockholder Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and will include a recommendation by the Parent Board to vote in favor of the Parent Stockholder Matters.

Section 4.25 Corporate Books and Records.  The corporate minute books of Parent and the Parent Subsidiaries contain, in all material respects, accurate records of all meetings and accurately reflect, in all material respects, all other actions taken by the stockholders, the Parent Board, the board of directors of any Parent Subsidiary and all committees thereof. Complete and accurate copies of all corporate minutes of Parent since January 1, 2015, have been provided by Parent to the Company.

Section 4.26 Approval Required.  The Parent Stockholder Approval is the only vote of the stockholders of Parent necessary to approve the Parent Stockholder Matters.

Section 4.27 Valid Issuance.  The shares of Parent Stock to be issued as Merger Consideration will, when issued in accordance with the provisions of this Agreement, have been duly authorized, and be validly issued, fully paid and non-assessable. The Parent Common Stock that will be issuable upon conversion of the New Preferred Stock will have been duly authorized and reserved for issuance.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business.

(a) Except as expressly permitted or required by this Agreement, as required by applicable Law or as set forth in Section 5.01(a) of the Company Disclosure Schedule (provided that no information disclosed in any section or subsection of the Company Disclosure Schedule other than Section 5.01(a) thereof will be deemed disclosed under Section 5.01(a) thereof), during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing, the Company shall (i) conduct its businesses only in the ordinary course of business and (ii) use commercially reasonable efforts to (A) maintain and preserve intact its present lines of business and goodwill associated therewith, (B) maintain in effect all of its material foreign, federal, state and local Company Permits, (C) maintain its rights and franchises and preserve satisfactory relationships with Governmental Entities and employees and material customers, suppliers, distributors, contractors, creditors, licensors, licensees and others having material business relationships with the Company, (D) keep available the services of its present directors and officers and (E) comply in all material respects with all applicable Laws.

(b) Without limiting the generality of the foregoing, except as set forth in Section 5.01(a) of the Company Disclosure Schedule or as expressly permitted or required by this Agreement or as required by applicable Law, the Company shall not directly or indirectly do any of the following without the prior written consent of Parent:

(i) issue, sell or grant, or authorize the issuance, sale or grant of, any Company Securities;

(ii) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Securities;

(iii) (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, (whether in cash, stock, property or any combination thereof) any shares of its capital stock or (B) adjust, split, combine, subdivide or reclassify any shares of its capital stock;

(iv) incur, create, assume, suffer to exist or otherwise become liable with respect to any Indebtedness;

(v) make any loans, advances or capital contributions to, or investments in, any other Person;

(vi) sell, lease, license or otherwise transfer, abandon or permit to lapse, or create or incur any Encumbrance on (A) any Company Intellectual Property or (B) any of its properties, securities, interests, businesses or assets, except (x) as required to be effected prior to the Effective Time pursuant to Contracts in force on the date of this Agreement, or (y) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company;

(vii) make any capital expenditures or incur any obligations or liabilities in respect thereof in an amount in excess of $5,000 in the aggregate;

(viii) make any acquisition (including by merger, consolidation, acquisition of stock or assets or otherwise) of any material portion of the assets or business or business division of any other Person;

(ix) except as required to ensure that an Company Plan is in compliance with applicable Law or to comply with the terms of any Company Plan, (A) increase in any material respect the compensation, bonuses, fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any of the directors, officers, employees, former employees or consultants of the Company, except, in the case of employees that are not officers or members of the Company Board, increases in salaries, wages and benefits of employees made in the ordinary course of business; (B) except as contemplated by this Agreement, adopt, enter into, terminate or amend any Company Plan (including changes with respect to funding obligations thereof);

(x) (A) grant any severance, change of control, retention or termination benefits to any director, officer, employee, former employee or consultant of the Company, except in the ordinary course of business with respect to an employee or independent contractor who is not a member of the Company Board or an executive officer of the Company; (B) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan, except as provided in this Agreement; (C) hire any officer or other employee, except to replace existing officers or employees in the ordinary course of business; (D) terminate the employment of any director, officer, employee or consultant of the Company, except in the ordinary course of business;

(xi) make any change to its methods of accounting, except as required by GAAP, as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xii) except as required by applicable Law, make or change any material Tax election that is inconsistent with the Company’s past practice, change any material annual Tax accounting period, adopt or change any material method of Tax accounting, enter into any closing agreement with respect to a material Tax, or settle any material Tax claim, audit or assessment;

(xiii) settle, or offer or propose to settle, any Legal Proceeding (except with respect to immaterial routine matters in the ordinary course of business consistent with past practice);

(xiv) (A) amend or modify in any material respect or terminate any Company Material Contract or waive, release or assign any material rights under a Company Material Contract or (B) except in the ordinary course of business, enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract;

(xv) amend the Governing Documents of the Company;

(xvi) form any Subsidiary;

(xvii) adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(xviii) take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or any of its Subsidiaries of the Transactions;

(xix) conduct any research or development activities, including the conduct of any clinical trial or study, except for research and development activities related to the goods and services of the Company in the ordinary course of business;

(xx) agree, resolve or commit to take any of the foregoing actions; or

(xxi) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Section 5.01.

(c) Except as expressly permitted or required by this Agreement, as required by applicable Law or as set forth in Section 5.01(c) of the Parent Disclosure Schedule (provided that no information disclosed in any section or subsection of the Parent Disclosure Schedule other than Section 5.01(c) thereof will be deemed disclosed under Section 5.01(c) thereof), during the period from the date of this Agreement until the Effective Time, unless the Company otherwise consents in writing, Parent and the Parent Subsidiaries shall (i) conduct their respective businesses only in the ordinary course of business and (ii) use reasonable best efforts to (A) maintain and preserve intact their respective present lines of business and goodwill associated therewith, (B) maintain in effect all of their material foreign, federal, state and local Permits, (C) maintain their rights and franchises and preserve satisfactory relationships with Governmental Entities and employees and material customers, suppliers, distributors, contractors, creditors, licensors, licensees and others having material business relationships with Parent and the Parent Subsidiaries, (D) keep available the services of its present directors and officers and (E) comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing, except as set forth in Section 5.01(c) of the Parent Disclosure Schedule or as expressly permitted or required by this Agreement or as required by applicable Law, neither Parent nor any Parent Subsidiary shall directly or indirectly do any of the following without the prior written consent of the Company:

(i) issue, sell or grant, or authorize the issuance, sale or grant of, any Parent Securities or Parent Subsidiary Securities;

(ii) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Parent Securities or Parent Subsidiary Securities;

(iii) incur, create, assume, suffer to exist or otherwise become liable with respect to any Indebtedness;

(iv) amend the Governing Documents of Parent in a manner that would result in a Parent Material Adverse Effect; provided, that Parent may cause its certificate of incorporation to be amended in connection with a reverse split of the outstanding Parent Common Stock;

(v) form any new Subsidiary;

(vi) adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any Parent Subsidiary;

(vii) take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent of the Transactions;

(viii) conduct any research or development activities, including the conduct of any clinical trial or study, except for research and development activities related to the products or services of Parent in the ordinary course of business as of the date hereof;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person;

(x) sell, lease, license or otherwise transfer, abandon or permit to lapse, or create or incur any Encumbrance on (A) any Parent Intellectual Property or (B) any of its properties, securities, interests, businesses or assets, except (x) as required to be effected prior to the Effective Time pursuant to Contracts in force on the date of this Agreement, or (y) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of Parent or any Parent Subsidiary;

(xi) make any capital expenditures or incur any obligations or liabilities in respect thereof in an amount in excess of $5,000 in the aggregate;

(xii) make any acquisition (including by merger, consolidation, acquisition of stock or assets or otherwise) of any material portion of the assets or business or business division of any other Person;

(xiii) except as required to ensure that a Parent Plan is in compliance with applicable Law or to comply with the terms of a Parent Plan, (A) increase in any material respect the compensation, bonuses, fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any of the directors, officers, employees, former employees or consultants of Parent or any Parent Subsidiary, except, in the case of employees that are not officers or members of the Parent Board or increases in salaries, wages and benefits of employees made in the ordinary course of business; (B) except as contemplated by this Agreement, adopt, enter into, terminate or amend any Parent Plan (including changes with respect to funding obligations thereof);

(xiv) (A) grant any severance, change of control, retention or termination benefits to any director, officer, employee, former employee or consultant of Parent or any Parent Subsidiary, except in the ordinary course of business with respect to an employee or independent contractor who is not a member of the Parent Board or an executive officer of Parent; (B) take any action to accelerate the vesting or payment of any compensation or benefit under any Parent Plan, except as provided in this Agreement; (C) hire any officer or other employee, except to replace existing officers or employees in the ordinary course of business; (D) terminate the employment of any director, officer, employee or consultant of Parent, except in the ordinary course of business;

(xv) (A) adopt, enter into, terminate or amend any Parent Stock Plan, except as required by Law; or (B) grant any awards under any Parent Stock Plan;

(xvi) make any change to its methods of accounting, except as required by GAAP, as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xvii) except as required by applicable Law, make or change any material Tax election that is inconsistent with Parent’s or any Parent Subsidiary’s past practice, change any material annual Tax accounting period, adopt or change any material method of Tax accounting, or enter into any closing agreement with respect to a material Tax, settle any material Tax claim, audit or assessment;

(xviii) settle, or offer or propose to settle, any Legal Proceeding (except with respect to immaterial routine matters in the ordinary course of business consistent with past practice);

(xix) (A) amend or modify in any material respect or terminate any Parent Material Contract or waive, release or assign any material rights under a Parent Material Contract or (B) except in the ordinary course of business, enter into any Contract that would, if entered into prior to the date hereof, be a Parent Material Contract; or

(xx) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Section 5.01; or

(xxi) agree, resolve or commit to take any of the foregoing actions.

Section 5.02 Company Member Approval.  The Company shall obtain the Company Member Approval promptly after the date hereof.

Section 5.03 Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company on the one hand and Parent on the other hand shall, and shall direct and use their respective reasonable best efforts to cause their Representatives to, (i) afford to each other and their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to their books, Contracts, records, officers, employees, agents, properties, facilities and other assets, (ii) furnish promptly to each other and their respective Representatives such financial and operating data and such other information concerning their business and properties as such Persons may reasonably request, and (iii) instruct their Representatives to cooperate with any investigation of a party to this Agreement; provided that all such parties and their respective Affiliates and Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party. Until the Effective Time, the information provided will be subject to the terms of the confidentiality letter agreement, dated as of January 22, 2016 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, the parties shall not, and shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Merger and the other Transactions.

Section 5.04 Private Placement.  The Company shall promptly take such actions and cause the holders of Company Units to provide all documentation, including investor questionnaires, reasonably requested by Parent to allow Parent to issue the Merger Shares to such holders in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act, including certifications to Parent: (a) that either (i) such holder is and will be, as of the Effective Time, an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act) and as to the basis on which such holder is an accredited investor; or (ii) such holder is not and will not be, as of the Effective Time, an “accredited investor”, in which case such holder either alone or with such holder’s purchaser representative has such knowledge and experience in financial and business matters that such holder is capable of evaluating the merits and risks of the Merger Shares; and (iii) that the Merger Shares are being acquired for such holder’s account for investment only and not with a view towards, or with any intention of, a distribution or resale thereof for at least a period of six (6) months following the Closing.

Section 5.05 Preparation of the Proxy Statement; Stockholders Meeting.

(a) Subject to receipt of Parent from the Company of the financial statements of the Company described in Schedule II required under the rules of the Exchange Act to be included in the Proxy Statement, as promptly as reasonably practicable following the date of this Agreement (and in any event within ten (10) Business Days after the date hereof), Parent shall prepare and file with the SEC the Proxy Statement, and the Company shall cooperate with Parent with the preparation of the foregoing. Parent, with the Company’s cooperation, shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement as soon as practicable following the date of filing. Parent will use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to Parent’s stockholders, in each case as promptly as practicable after the SEC confirms that it has no further comments on the Proxy Statement and (ii) ensure that the Proxy Statement, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act. The Company shall cooperate with Parent in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to Parent in writing upon request any and all information relating to the Company as may be required to be set forth in the Proxy Statement under applicable Law and, shall prepare and deliver any financial statements requested by the SEC in connection with preparation of the Proxy Statement. The Company agrees that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of Parent and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to the Company or its Affiliates, officers or directors, should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent so that it may file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the stockholders of Parent.

(b) In connection with Parent’s preparation and filing with the SEC of the Proxy Statement, Goodwin Procter LLP, counsel for the Company, shall, if required by applicable Law, as jointly determined in good faith by Troutman Sanders LLP, counsel to Parent, and Goodwin Procter LLP, opine on the accuracy of the disclosure contained in the portion of the Proxy Statement addressing the Tax considerations applicable to the Merger in a form required by applicable Law, as jointly determined in good faith by Troutman Sanders LLP and Goodwin Procter LLP. If the opinion required pursuant to this Section 5.05(b) directly addresses the tax-deferred nature of the Merger under Section 368 of the Code and/or Section 351 of the Code, then, if requested by Goodwin Procter LLP, Troutman Sanders LLP, counsel for Parent, shall deliver an identical opinion. In rendering such opinion, Goodwin Procter LLP and Troutman Sanders LLP, if applicable, may require and shall be entitled to rely upon representations of officers of Parent and the Company reasonably satisfactory in form and substance to such counsel.

(c) Parent shall, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement or that Parent may commence mailing the Proxy Statement for the purpose of voting on the approval of the issuance of the Merger Consideration to comply with NASDAQ Rule 5635(a) in accordance with applicable Law, Parent’s Governing Documents and the NASDAQ rules, duly give notice of, convene and hold a meeting of its stockholders to consider the adoption of the Parent Stockholder Matters and such other matters as may be then legally required (including any adjournment or postponement thereof, the “Parent Stockholders Meeting”). Any adjournment, delay or postponement of the Parent Stockholders Meeting shall require the prior written consent of the Company.

Section 5.06 Mutual Non-Solicitation.

(a) No Solicitation by the Company.

(i) Unless and until this Agreement is terminated in accordance with the provisions of Article VII, without the prior written consent of Parent, neither the Company nor any Representative of the Company shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, an Acquisition Proposal, (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, (C) furnish to any Person other than Parent or Merger Sub any non-public information that could reasonably be expected to be used for the purposes of formulating any Acquisition Proposal, (D) waive, terminate, modify or release any Person (other than Parent and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, or (E) enter into any letter of intent, agreement in principle or other similar type of agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing; provided, however, that prior to obtaining the Company Member Approval, the Company may take the following actions in response to an unsolicited bona fide written Acquisition Proposal received by the Company or its Representatives after the date hereof that the Company Board has determined, in good faith, after consultation with its outside counsel and independent financial advisors, constitutes, or would reasonably be expected to lead to, a Company Superior Proposal: (1) furnish nonpublic information regarding the Company to the Person making the

Acquisition Proposal to the Company (a “Company Qualified Bidder”) and (2) engage in discussions or negotiations with the Company Qualified Bidder and its representatives with respect to such Acquisition Proposal; provided that (w) the Company receives from the Company Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit the Company to comply with the terms of this Section 5.06 (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to Parent for informational purposes only), (x) the Company contemporaneously supplies to Parent any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to Parent, (y) the Company has not breached this Section 5.06, and (z) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that failure to take such actions would be inconsistent with the fiduciary duties of the Company Board under applicable Laws.

(ii) Except as otherwise provided in Section 5.06(a)(iii), neither the Company Board nor any committee of the Company Board shall fail to make, withhold, withdraw, amend, change, qualify or publicly propose to withhold, withdraw, amend, change or qualify in a manner adverse to Parent, the recommendation by the Company Board to the members of the Company to vote in favor and adopt the matters set forth in the Company Member Approval, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of any Acquisition Proposal within ten (10) Business Days after the public announcement of any such Acquisition Proposal, approve, adopt, recommend or propose publicly to approve, adopt or recommend any Acquisition Proposal, or make any public statement inconsistent with its recommendation (any action described in this sentence being referred to as a “Company Change of Recommendation”).

(iii) Notwithstanding the foregoing, if at any time prior to obtaining the Company Member Approval, the Company receives a bona fide, unsolicited Acquisition Proposal that the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, and the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such Company Change of Recommendation or enter into such definitive agreement would be inconsistent with the fiduciary duties of the Company Board under applicable Laws, the Company Board may (A) effect a Company Change of Recommendation, and/or (B) enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement; provided, however that the Company shall not take any action pursuant to the foregoing clause (B), and any entry into an agreement or purported termination of this Agreement pursuant to the foregoing clause (B) shall be void and of no force or effect, unless the Company has complied with this Section 5.06 and the Company pays the fee set forth in and in accordance with Section 7.03; provided further, however, that such actions in the foregoing clauses (A) and (B) may only be taken at a time that is after (I) the fifth (5th) Business Day following Parent’s receipt of written notice from the Company that the Company Board and/or a committee thereof is prepared to take such action (which notice will specify the material terms of the applicable Acquisition Proposal), and (B) at the end of such period, the Company Board and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Parent and after consultation with the Company’s outside legal counsel and financial advisors, that such Acquisition Proposal remains a Superior Proposal. During any such five (5) Business Day period (the “Company Notice Period”), Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revision to the terms of any Superior Proposal, including any revision in price, the Company Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Company Notice Period subsequent to the time that the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions).

(iv) Nothing in this Section 5.06 shall prohibit the Company Board from making any disclosure to the members of the Company, if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Laws.

(b) No Solicitation by Parent.

(i) Unless and until this Agreement is terminated in accordance with the provisions of Article VII, without the prior written consent of the Company, none of Parent, its Subsidiaries or any Representative of Parent or any of its Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, an Acquisition Proposal, (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, (C) furnish to any Person other than the Company any non-public information that could reasonably be expected to be used for the purposes of formulating any Acquisition Proposal, (D) waive, terminate, modify or release any Person (other than the Company and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, or (E) enter into any letter of intent, agreement in principle or other similar type of agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing; provided, however, that prior to the approval of the Parent Stockholder Matters at the Parent Stockholder Meeting, Parent may take the following actions in response to an unsolicited bona fide written Acquisition Proposal received by Parent or its Representatives after the date hereof that the Parent Board has determined, in good faith, after consultation with its outside counsel and independent financial advisors, constitutes, or would reasonably be expected to lead to, a Superior Proposal: (1) furnish nonpublic information regarding Parent to the Person making the Acquisition Proposal (a “Parent Qualified Bidder”); and (2) engage in discussions or negotiations with the Parent Qualified Bidder and its representatives with respect to such Acquisition Proposal; provided that (w) Parent receives from the Parent Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit Parent to comply with the terms of this Section 5.06 (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to the Company for informational purposes only), (x) Parent contemporaneously supplies to the Company any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to the Company, (y) Parent has not breached this Section 5.06, and (z) the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would be inconsistent with the fiduciary duties of the Parent Board under applicable Laws.

(ii) Except as otherwise provided in Section 5.06(b)(iii), neither the Parent Board nor any committee of the Parent Board shall fail to make, withhold, withdraw, amend, change, qualify or publicly propose to withhold, withdraw, amend, change or qualify in a manner adverse to the Company, the recommendation by the Parent Board that the stockholders of Parent vote in favor and adopt the Parent Stockholder Matters, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of an Acquisition Proposal within ten (10) Business Days after the public announcement of any such Acquisition Proposal, approve, adopt, recommend or propose publicly to approve, adopt or recommend any Acquisition Proposal, or make any public statement inconsistent with its recommendation (any action described in this sentence being referred to as a “Parent Change of Recommendation”).

(iii) Notwithstanding the foregoing, if at any time prior to the approval of the Parent Stockholder Matters at the Parent Stockholder Meeting, Parent receives a bona fide, unsolicited Acquisition Proposal that the Parent Board concludes in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, and the Parent Board determines in good faith (after consultation with outside legal counsel) that failure to make such Parent Change of Recommendation or enter into such definitive agreement would be inconsistent with the fiduciary duties of the Parent Board under applicable Laws, the Parent Board may (A) effect a Parent Change of Recommendation, and/or (B) enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement; provided, however that neither Parent nor Merger Sub shall not take any action pursuant to the foregoing clause (B), and any entry into an agreement or purported termination of this Agreement pursuant to the foregoing clause (B) shall be void and of no force or effect, unless Parent has complied with this Section 5.06 and Parent pays the fee set forth in and in accordance with Section 7.03; provided further, however, that such actions in the foregoing clauses (A) and (B) may only be taken at a time that is after (I) the fifth (5th) Business Day following the Company’s receipt of written notice from Parent that the Parent Board and/or a committee thereof is prepared to take such action (which notice will specify the material terms of the applicable Acquisition Proposal), and (II) at the end of such period, the Parent Board and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by the Company and after consultation with Parent’s outside legal counsel and financial advisors, that such Acquisition Proposal remains a Superior Proposal. During any such five (5) Business Day period (the “Parent Notice Period”), the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revision to the terms of any Superior Proposal, including any revision in price, the Parent Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Parent Notice Period subsequent to the time that Parent notifies the Company of any such material revision (it being understood that there may be multiple extensions).

(iv) Nothing in this Section 5.06 shall prohibit Parent from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal, respectively, or from Parent Board making any disclosure to the Parent Stockholders if, in the good faith judgment of the Parent Board, after consultation with its outside legal counsel, that failure to take such action or make such disclosure would be inconsistent with its fiduciary duties under applicable Laws.

(c) Both the Company and Parent shall notify the other as promptly as practicable, and in no event later than twenty-four (24) hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to an Acquisition Proposal received by Parent or the Company, as applicable, and any such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price, and the identity of the offeror. Both the Company and Parent shall keep the other fully informed, on a current basis, of the status and material developments (including any changes to the terms) of such Acquisition Proposal.

(d) The Company and Parent shall, and shall cause each of their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal, and shall use commercially reasonable efforts to cause any such Person (or its agents or advisors) in possession of non-public information in respect of the Company, Parent or any Subsidiaries of Parent that was furnished on or behalf of the Company or Parent (as applicable) to return or destroy (and confirm destruction of) all such information. The Company and Parent agree that any breach of this Section 5.06 by any Subsidiary, Affiliate or Representative of the Company or Parent shall constitute a breach of this Section 5.06 by the Company or Parent, as applicable.

(e) Neither the Company nor Parent will exempt any Persons for any state takeover Law or waive the provisions of Section 203 of the DGCL, except in connection with a Superior Proposal.

Section 5.07 Consents.  The Company shall obtain all necessary consents, waivers and approvals of any parties to any Contracts and/or Company Permits, and give all necessary notices to such parties, as are required thereunder in connection with the Merger or for any such Contracts or Company Permits to remain in full force and effect, all of which are required to be listed in Section 5.07(a) of the Company Disclosure Schedule so as to preserve all rights of, and benefits to, the Company under such Contract or Permit from and after the Effective Time (the “Company Required Consents”). The Company Required Consents shall be in a form reasonably satisfactory to Parent, and the Company shall consult with Parent and provide Parent with an opportunity to participate in the discussions with each counterparty to a Company Required Consent. Parent shall obtain all necessary consents, waivers and approvals of any parties to any Contracts and/or Parent Permits, and give all necessary notices to such parties, as are required thereunder in connection with the Merger or for any such Contracts or Parent Permits to remain in full force and effect, all of which are required to be listed in Section 5.07(a) of the Parent Disclosure Schedule so as to preserve all rights of, and benefits to, Parent under such Contract or Permit from and after the Effective Time (the “Parent Required Consents”). The Parent Required Consents shall be in a form reasonably satisfactory to the Company, and Parent shall consult with the Company and provide the Company with an opportunity to participate in the discussions with each counterparty to a Parent Required Consent.

Section 5.08 Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties shall use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that no party to this Agreement shall be required to agree to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of such party, its subsidiaries or Affiliates, (b) the imposition of any limitation on the ability of such party, its subsidiaries or Affiliates to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses, or (c) the imposition of any impediment on such party, its subsidiaries or Affiliates under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices. Nothing herein shall require Parent or the Company to litigate with any Governmental Entity.

Section 5.09 Employment Arrangements.

(a) The Company shall cause each employment agreement or other arrangement listed on Section 5.09(a) of the Company Disclosure Schedule to be terminated at or prior to the Effective Time, and Parent shall enter into the Employment Agreements.

(b) Following the date of this Agreement Parent shall use commercially reasonable efforts to assist the Company in identifying the Parent Employees who should be retained by Parent following the Effective Time. Effective no later than immediately prior to the Effective Time, Parent shall terminate all Parent Employees, except those designated by written notice by the Company (the “Continuing Employees”), which notice shall be provided to Parent no later than five (5) Business Days prior to the Effective Time. Parent shall require any Parent Employees that are not a Continuing Employees to execute a separation agreement or similar document, including valid release of claims, in a form reasonably satisfactory to the Company as a condition to the receipt of severance paid by the Parent.

Section 5.10 Listing.  Parent shall use commercially reasonable efforts to maintain its existing listing on the NASDAQ Capital Market and cause the shares of Parent Common Stock issued as Merger Consideration to be approved for listing on the NASDAQ Capital Market at or within a reasonable period of time after the Effective Time.

Section 5.11 Directors and Officers.  Prior to the Effective Time, Parent will take all necessary action to:

(a) Cause the number of members of the Parent Board to be fixed at seven (7);

(b) To cause, concurrently with the Effective Time:

(i) In the event that immediately following the issuance of Merger Shares at the Effective Time pursuant to Section 2.08, Section 2.08(c) and Section 2.09, but without giving effect to the New Preferred Stock Financing, the Company Percentage will be equal to or less than 55.0%, (A) two (2) of such directors to be persons designated by the Company who are identified as “Company Director Designees” on Schedule III (as such schedule may be amended by the Company at any time prior to a date two (2) Business Days before the Effective Time) (the “Company Director Designees”), (B) two (2) of such directors to be persons designated by the current Parent Board who are identified as “Parent Director Designees” on Schedule III (the “Parent Director Designees”), (C) two (2) of such directors to be persons designated by the holders of New Preferred Stock immediately following the New Preferred Stock Financing, who are identified as “Investor Director Designees” on Schedule III (the “Investor Director Designees”), and (D) one (1) such director to be a person not otherwise an Affiliate of any party to this Agreement or any purchaser of New Preferred Stock (the “Independent Designees”);

(ii) In the event that immediately following the issuance of Merger Shares at the Effective Time pursuant to Section 2.08, Section 2.08(c) and Section 2.09, but without giving effect to the New Preferred Stock Financing, the Company Percentage will be greater than 55.0%, (A) three (3) of such directors to be Company Director Designees, (B) two (2) of such directors to be Parent Director Designees, and (C) two (2) of such directors to be Investor Director Designees;

(c) to obtain the necessary resignations of the directors of Parent serving immediately prior to the Effective Time who are not among the directors designated above, which resignations will be effective concurrently with the effectiveness of the elections referred to in clauses (a) and (b); and

(d) to cause the officers of Parent to be as of the Effective Time those persons identified as such on Schedule IV (as such schedule may be mutually agreed by the parties at any time prior to a date that is two (2) Business Days before the Effective Time).

If any Company Director Designee or Investor Director Designee is, prior to the Effective Time, unable or unwilling to hold office beginning concurrently with the Effective Time, the Persons entitled to designate such designee in accordance with Section 5.11(b) will designate another to be appointed as a director in his or her place; provided such person will comply with the applicable NASDAQ Capital Market rules and NASDAQ listing requirements.

If any Parent Director Designee is, prior to the Effective Time, unable or unwilling to hold office beginning concurrently with the Effective Time, the current Parent Board will designate another to be appointed as a director in his or her place; provided such person will comply with the applicable NASDAQ Capital Market rules and NASDAQ listing requirements.

Section 5.12 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Entity to, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, manager or officer of Parent or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including fees and disbursements of legal counsel, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, manager or officer of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Entity, jointly and severally, upon receipt by Parent or the Surviving Entity from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, other applicable Law or the applicable Governing Documents, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The Governing Documents of Parent shall contain, and Parent shall cause the Governing Documents of the Surviving Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former managers and officers of the Company than are presently set forth in the Governing Documents of the Company which provisions shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company.

(c) Prior to the Closing, the Company shall obtain and pay for coverage to be extended through the purchase of “tail” insurance coverage with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the managers and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Liabilities of the Company as of the Effective Time. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Entity not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Entity nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy. If such “tail” coverage has been obtained at or prior to the Effective Time, Parent shall, and shall cause the Surviving Entity to, cause such coverage to remain in full force and effect for its full term, and continue to honor the obligations thereunder.

(d) Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.12 in connection with their enforcement of their rights provided in this Section 5.12 but only if and to the extent that such persons are successful on the merits of such enforcement action.

(e) The provisions of this Section 5.12 are intended to be in addition to the rights otherwise available to the current and former officers, managers and directors of Parent and the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f) In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 5.12.

Section 5.13 Tax Matters.

(a) Sellers shall prepare and timely file (or, to the extent Sellers are not legally permitted or are otherwise unable to file such Tax Returns, Parent shall timely file as prepared by Sellers) all Tax Returns of the Company that are required to be filed after the Closing Date relating to a Tax period of the Company ending on or prior to the Closing, and all such Tax Returns shall be prepared in accordance with applicable Law and past practices of the Company (to the extent such practices are consistent with applicable Law). Further, Sellers shall be responsible for, and shall timely pay, all Taxes due and owing relating to all Tax periods ending on or prior to the Closing.

(b) Unless the parties agree the Merger does not qualify for the Intended Tax Treatment, (i) each of the parties hereto agree to use reasonable best efforts not to take any action (or fail to take any action), either prior to or following the Closing that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) each of the parties hereto shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) Parent intends to continue the historic business of the Company after the Closing or use at least a significant portion of the Company’s historic business assets in a business within Parent’s “qualified group” (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)), (iv) Parent has no present plan or intention to sell, transfer or otherwise dispose of any of its membership interest in the Surviving Entity following the Merger, and shall not sell, transfer or otherwise dispose of any of its member interest in the Surviving Entity prior to the date that is three years after the Effective Time, and (v) Parent has no present plan or intention to cause the Surviving Entity to issue additional equity interests in the Surviving Entity following the Merger, that in either case would result in Parent’s not having “control” of the Surviving Entity within the meaning of Section 368(c) of the Code. Neither Parent nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Parent has any plan or intention to redeem or reacquire, either directly or indirectly, any of the Merger Shares issued to the Sellers in the Merger specifically.

(c) Parent shall receive a properly executed statement, issued by the Company pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated no more than thirty (30) days prior to the Closing Date and signed by an officer of the Company, and in form and substance reasonably satisfactory to Parent, certifying that interests in the Company, including Company Units, do not constitute “United States real property interests” under Section 897(c) of the Code and the Company shall have provided notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(d) From the date hereof, through, and after the Closing, Sellers, Parent, Company, and the Surviving Entity shall reasonably cooperate and shall provide such assistance to the other party, and make available to the other party, as reasonably requested, the books and records, documents, information or data, in each case relating to Taxes of the Company or Parent, as applicable, for taxable periods ending on or prior to the Closing Date, including with respect to any “loss transaction” as defined in Treasury Regulation Section 1.6011-4, for purposes of preparing or reviewing Tax Returns, for complying with or representing the Company’s, the Surviving Entity’s, or Parent’s interests in any Tax controversy or other investigative demand by a Governmental Authority, for financial reporting or other SEC reporting purposes, or for any other legitimate Tax-related reason not injurious to the other party, including with respect to making Tax representations in connection with any future transactions.

Section 5.14 Stockholder Litigation.  Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Parent, on the one hand, and the Company, on the other hand, shall give the other party the opportunity to participate in the defense or settlement of any stockholder or member litigation relating to this Agreement or any of the Transactions, and shall not settle any such litigation without the other party’s written consent, which will not be unreasonably withheld, conditioned or delayed.

Section 5.15 Section 16 Matters.  Prior to the Closing, the Parent Board shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act any acquisitions and/or dispositions of equity securities of Parent resulting from the Transactions by each Person who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the Transactions) with respect to equity securities of Parent.

Section 5.16 Form S-3

(a) Parent agrees to promptly file with the SEC a “shelf” registration statement on Form S-3 or other appropriate form in connection with the registration under the Securities Act of the Registrable Securities (the “Registration Statement”) as soon as Parent is eligible to use Form S-3 following the Effective Time, but in no event later than the date following the earlier of (x) the date that Parent files its annual report on Form 10-K for the year ended December 31, 2016 with the SEC and (y) March 30,

2017. Parent shall maintain the effectiveness of such Registration Statement thereafter for a period of two years after such Registration Statement is declared effective by the SEC.

(b) In connection with the filing of the Registration Statement on Form S-3, Parent shall, as expeditiously as reasonably possible:

(i) prepare and file with the SEC such amendments and supplements to such Registration Statement, and the prospectus used in connection with such Registration Statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all Registrable Securities covered by such Registration Statement;

(ii) furnish to the holders selling such Registrable Securities (the “Selling Holders”) such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(iii) use its commercially reasonable efforts to register and qualify the Registrable Securities covered by such Registration Statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the Selling Holders; provided that Parent shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless Parent is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv) promptly make available for inspection by the Selling Holders, any managing underwriters participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Selling Holders, all financial and other records, pertinent corporate documents, and properties of Parent, and cause Parent’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(v) notify each Selling Holder, promptly after Parent receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(vi) after such Registration Statement becomes effective, notify each Selling Holder of any request by the SEC that Parent amend or supplement such registration statement or prospectus.

(c) All expenses incurred in connection with registrations, filings, or qualifications pursuant to this Section 5.16, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for Parent shall be borne and paid by Parent and underwriting discounts and commissions relating to Registrable Securities covered by such registration statement shall be borne pro rata by the Selling Holders.

(d) In connection with the disposition of any Registrable Securities under the Registration Statement pursuant to Section 5.16:

(i) To the extent permitted by law, Parent will indemnify and hold harmless each Selling Holder, and the partners, members, officers, directors, and stockholders of each such Selling Holder and any underwriter (as defined in the Securities Act) for each such Selling Holder; and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and Parent will pay to each such Selling Holder, underwriter, controlling Person, or other aforementioned Person any reasonable legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 5.16(d) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Parent, which consent shall not be unreasonably withheld, nor shall Parent be liable for any

Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Selling Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(ii) To the extent permitted by law, each Selling Holder, severally and not jointly, will indemnify and hold harmless Parent, and each of its directors, each of its officers who has signed the Registration Statement, each Person (if any), who controls Parent within the meaning of the Securities Act, legal counsel and accountants for Parent, any underwriter (as defined in the Securities Act), any other Holder selling securities in such Registration Statement, and any controlling Person of any such underwriter or other Selling Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such Selling Holder expressly for use in connection with such registration; and each such Selling Holder will pay to Parent and each other aforementioned Person any reasonable legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 5.16(d) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Selling Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Selling Holder by way of indemnity or contribution under Section 5.16(d) exceed the proceeds from the offering received by such Selling Holder (net of any selling expenses paid by such Selling Holder), except in the case of fraud or willful misconduct by such Selling Holder.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a) Each of the Company Member Approval and Parent Stockholder Approval shall have been obtained.

(b) No Governmental Order or any other Law shall have been adopted, issued, enacted, promulgated, enforced or entered by any Governmental Entity that remains in effect and which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger and the other Transactions.

(c) No Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Entity in which such Governmental Entity indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Parent, Merger Sub or the Company any damages or other relief that may be material to Parent or the Company; or (c) seeking to prohibit or limit in any material and adverse respect a party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Parent.

(d) Parent and the Persons listed on Exhibit A attached hereto shall have executed the Employment Agreements.

(e) The New Preferred Stock Financing shall have been consummated.

(f) The existing shares of Parent Common Stock shall have been continually listed on the NASDAQ Capital Market as of and from the date of this Agreement through the Closing Date, and the shares of Parent Common Stock issued in connection with the Merger shall have been approved for listing (subject only to notice of issuance) on The NASDAQ Global Market or The NASDAQ Capital Market, effective at the Effective Time.

Section 6.02 Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment of, or the waiver by the Company, to the extent permitted by applicable Law, on or prior to the Effective Time of, the following conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

(b) Parent shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) There shall not have occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(c) have been satisfied.

(e) Parent shall have obtained the Parent Required Consents.

(f) The Parent Board shall have been expanded in accordance with Section 5.11(a) and the appropriate designees appointed to the Parent Board in accordance with Section 5.11(b).

(g) The counterparties set forth on Section 6.02(f) of the Company Disclosure Schedules shall have agreed to reduce the aggregate Liabilities of the Company to the amount set forth under the heading “New Outstanding Indebtedness.”

(h) A Certificate of Amendment to Parent’s certificate of incorporation setting forth the Charter Amendment shall have been duly filed with the Secretary of State of the State of Delaware and be in full force and effect.

(i) Parent shall have delivered to the Company a Lock-Up Agreement executed by Parent and each stockholder of Parent set forth on Schedule V attached hereto.

(j) Parent shall have no outstanding Parent Closing Indebtedness as of immediately prior to the Effective Time.

(k) Parent shall have delivered to the Company a counterpart signature page executed by Parent to each Lock-Up Agreement described in Section 6.03(f).

(l) Parent shall not have sold or issued, or entered into any agreement, commitment or arrangement to sell or issue, any New Preferred Stock except for (i) the New Preferred Stock issuable upon the conversion of Parent Stockholder Indebtedness and (ii) the New Preferred Stock sold and issued in the New Preferred Stock Financing.

(m) Parent shall have removed all Tax assessments and cleared all Tax delinquencies set forth on Section 4.23 of the Parent Disclosure Schedule (including all interest and penalties) with no further obligation or Liability of Parent with respect thereto.

(n) Parent shall have performed and complied with its obligations under Section 5.09(b) and shall have terminated all Parent Employees other than the Continuing Employees and all severance, retention, change of control, COBRA or other payments with respect to such Parent Employees shall have been either paid in full by Parent prior to Closing or included as a Liability of Parent in the Parent Working Capital Deficit.

Section 6.03 Conditions to Obligation of Parent to Effect the Merger.  The obligation of Parent to effect the Merger is further subject to the fulfillment of, or the waiver by Parent on or prior to the Effective Time of, the following conditions:

(a) The representations and warranties of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) There shall not have occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.03(a), 6.03(b) and 6.03(c) have been satisfied.

(e) The Company Unit Recapitalization shall have been effectuated.

(f) The Company shall have delivered to Parent a counterpart signature page to the Lock-Up Agreement executed by Sellers holding at least a majority of the outstanding Merger Shares immediately following the Effective Time.

(g) The Company shall have obtained the Company Required Consents.

Section 6.04 Frustration of Closing Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s willful and material breach of any provision of this Agreement or the willful and material breach of its obligation to use its reasonable best efforts to consummate the Merger and the other Transactions. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act by an officer or other senior executive of the applicable party, which act or failure to act constitutes in and of itself a material breach of this Agreement, and which breach was the conscious object of the act or failure to act.

ARTICLE VII

TERMINATION

Section 7.01 Termination.  Subject to Section 7.02, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Merger has not been consummated by the date that is six (6) months following the date of this Agreement, or such other date, if any, as the Company and Parent shall agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose breach under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by either the Company or Parent, if any Judgment, statute, Law, ordinance, rule, regulation or other legal restraint or prohibition having the effects set forth in Section 6.01(b) shall be in effect and shall have become final and non-appealable;

(d) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or (b) and (ii) is incapable of being cured or has not been cured by Parent within thirty (30) calendar days after written notice has been given by the Company to Parent of such breach or failure to perform;

(e) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or (b) and (ii) is incapable of being cured or has not been cured by the Company within thirty (30) calendar days after written notice has been given by Parent to the Company of such breach or failure to perform;

(f) by the Company (at any time prior to Parent obtaining Parent Stockholder Approval) if a Parent Triggering Event shall have occurred;

(g) by Parent (at any time prior to the Company obtaining Company Member Approval) if a Company Triggering Event shall have occurred;

(h) by Parent in connection with Parent entering into a definitive agreement to effect a Superior Proposal with respect to Parent; or

(i) by the Company in connection with the Company entering into a definitive agreement to effect a Superior Proposal with respect to the Company.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

Section 7.02 Effect of Termination.  Upon the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become null and void except for this Section 7.02, Section 7.03 and Article VIII, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any willful or intentional breach of a covenant of this Agreement prior to such termination. In addition, the Confidentiality Agreement shall not be affected by the termination of this Agreement.

Section 7.03 Expenses; Termination Fees.

(a) Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses.

(b) (i) If this Agreement is terminated by the Company or Parent pursuant to Section 7.01(f) or Section 7.01(h), respectively, Parent shall pay to the Company, by wire transfer of immediately available funds within three Business Days after termination of the Agreement, a nonrefundable fee in an amount equal to $256,500.

(ii) If this Agreement is terminated by Parent or the Company pursuant to Section 7.01(g) or Section 7.01(i), respectively, the Company shall pay to Parent, by wire transfer of immediately available funds within three Business Days after termination of the Agreement, a nonrefundable fee in an amount equal to $256,500.

(c) Each party hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Merger and the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if either party fails to pay when due any amount payable by such party under Section 7.03(a) or Section 7.03(b), then (i) such party shall reimburse the other party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 7.03, and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02 Entire Agreement; Assignment.  This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the annexes and exhibits hereto, together with the other instruments referred to therein, including the Employment Agreements (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by any party hereto (whether by operation of law or otherwise), other than with the prior written consent of Parent, Merger Sub and the Company. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.02 shall be void.

Section 8.03 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), E-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

If to Parent or Merger Sub, to:

Transgenomic, Inc.
12325 Emmet Street
Omaha, NE 68164
Attention: Paul Kinnon
Email: pkinnon@transgenomic.com
Facsimile: (402) 452-5401

with a copy (which shall not constitute notice) to:

Troutman Sanders LLP
Troutman Sanders Building
1001 Haxall Point
Richmond, VA 23219
Attention: John Owen Gwathmey
Email: johnowen.gwathmey@troutmansanders.com
Facsimile: (804) 698-5174

If to the Company, to:

Precipio Diagnostics, LLC
4 Science Park
New Haven, CT 06511
Attention: Ilan Danieli, Chief Executive Officer
Email: idanieli@precipiodx.com
Facsimile: (203) 901-1289

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention:    Stephen M. Davis
                    Andrew Goodman
Email:    SDavis@goodwinlaw.com
              AGoodman@goodwinlaw.com
Facsimile:    (646) 558-4078
                    (212) 937-3172

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.04 Public Announcements.  No party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of Parent and the Company, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication, (a) unless, in the reasonable opinion of counsel, such communication is required by applicable Law, in which case the parties hereto shall use their reasonable best efforts to allow Parent to review such press release, announcement or communication prior to its issuance, distribution or publication, (b) except for disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Transactions or thereby or (c) except for disclosure made in connection with the Proxy Statement or the Parent Stockholder Meeting or otherwise required by the Securities Act, the Exchange Act or the rules of NASDAQ.

Section 8.05 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final Judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.05 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in Section 8.03. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.06 Construction; Interpretation.  The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; and (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

Section 8.07 Exhibits and Schedules.  All Exhibits and Schedules or other documents expressly referenced in this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on any Schedule referenced by a particular representation and warranty in this Agreement shall be deemed to have been disclosed with respect to other representations and warranties in this Agreement to the extent such item is disclosed in a way as to make its relevance to such other representations and warranties reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 8.08 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and its permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the holders of Company Securities as of immediately prior to the Effective Time shall be third-party beneficiaries of Section 5.13 Section 5.13(b)(iv) with the right to enforce the covenants and obligations of Parent set forth therein.

Section 8.09 Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 8.10 Amendment.  Prior to the Effective Time, subject to applicable Law (including the DGCL and DLLCA) and Section 8.11, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 8.10 shall be void.

Section 8.11 Extension; Waiver.  At any time prior to the Effective Time, the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein. At any time prior to the Effective Time, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (iii) waive compliance by the Company with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.12 Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 8.13 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.14 Remedies.  The parties hereto agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.

* * * * *

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

PRECIPIO DIAGNOSTICS, LLC

By:	/s/ Ilan Danieli Ilan Danieli Chief Executive Officer

TRANSGENOMIC, INC.

By:	/s/ Paul Kinnon Paul Kinnon President and Chief Executive Officer

NEW HAVEN LABS INC.

By:	/s/ Paul Kinnon Paul Kinnon President

First Amendment to Agreement and Plan of Merger

This First Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of February 2, 2017, is entered into by and among Transgenomic, Inc. (“Parent”), a Delaware corporation, New Haven Labs Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Precipio Diagnostics, LLC, a Delaware limited liability company (the “Company”).

Whereas, Parent, Merger Sub and the Company are parties to that Agreement and Plan of Merger, dated as of October 12, 2016 (the “Agreement”);

Whereas, Parent, Merger Sub and the Company desire to amend the Agreement on the terms and conditions set forth herein;

Whereas, Section 8.10 of the Agreement provides that prior to the Effective Time, subject to applicable Law (including the DGCL and DLLCA) and Section 8.11 of the Agreement, the Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub and the Company; and

Whereas, the respective Boards of Directors of the parties to the Agreement have approved this Amendment prior to the Effective Time.

Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions.  Capitalized terms used and not otherwise defined herein (including in the recitals hereto) shall have the meanings given to them in the Agreement.

2. Amendments.

a. Section 1.01 of the Agreement is hereby amended as follows:

i. The definition of “Parent Closing Indebtedness” is deleted in its entirety and replaced with the following:

“Parent Closing Indebtedness” means all Indebtedness of Parent except for (i) accounts payable to trade creditors and accrued expenses in the ordinary course of business, (ii) the Parent Stockholder Indebtedness and (iii) Unsecured Noteholder Indebtedness.”

ii. The following definitions are added to Section 1.01:

“Alternative Financing” means a financing that is consummated on terms substantially similar to the terms and conditions set forth on the New Preferred Stock Financing, but with different Investors.”

“Merger Shares” means 160,585,422 shares of Parent Common Stock representing the total number of shares of Parent Common Stock to be issued in the Merger.”

“Unsecured Noteholder Indebtedness” means the $125,000 Unsecured Convertible Promissory Note dated as of January 20, 2015, and amended as of January 17, 2017, held by MAZ Partners LP and including all accrued and unpaid interest thereon.”

b. Section 2.02 of the Agreement is hereby amended by deleting the term “Article VII” set forth therein and inserting the term “Article VI”.

c. Section 2.09 of the Agreement is deleted in its entirety.

d. Section 5.16(a) of the Agreement is deleted in its entirety and replaced with the following:

“(a) Parent agrees to promptly file with the SEC a “shelf” registration statement on Form S-3 or other appropriate form in connection with the registration under the Securities Act of the Registrable Securities (the “Registration Statement”) as soon as practicable following the Effective Time, but in no event later than June 1, 2017. Parent shall maintain the effectiveness of such Registration Statement thereafter for a period of two years after such Registration Statement is declared effective by the SEC.”

e. Section 5.12(c) of the Agreement is deleted in its entirety and replaced with the following:

“(c) At the Effective Time, the Company’s Directors and Officers Insurance (the “D&O Policy”) shall be amended to cover the D&O Indemnified Parties for claims arising from and after the Effective Time with respect to matters for which the D&O Indemnified Parties may be entitled to indemnification by the Company as set forth in Section 5.12(a). Such D&O Policy shall provide insurance coverage with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of Parent as Parent’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) and Parent and the Company agree and covenant to maintain such D&O Policy for a period of not less than six years on behalf of the D&O Indemnified Parties.”

f. Section 5.01(a) of the Company Disclosure Schedule is hereby amended by adding the following events:

4. The issuance of convertible promissory notes to new and existing Company investors in the aggregate principal amount of $300,000 (which amount may be increased upon the Company’s determination).

g. Section 5.01(c) of the Parent Disclosure Schedule is hereby amended by adding the following events:

8. Issuance of warrants to holder of Unsecured Noteholder Indebtedness.

9. Unsecured letter of credit issued by the Company to the Parent on February 2, 2017.

10. Issuance of Parent common stock upon conversion of Indebtedness held by affiliates of Third Security, LLC as contemplated by that certain Termination and Tenth Amendment to Loan and Security Agreement dated as of February 2, 2017, among Parent, Third Security Senior Staff 2008 LLC and the other lenders party thereto.

h. Section 6.01(d) of the Agreement is deleted in its entirety.

i. Section 6.01(e) of the Agreement is deleted in its entirety and replaced with the following:

“(c) The New Preferred Stock Financing shall have been consummated; provided that; such condition shall be deemed to be satisfied in the event that the New Preferred Stock Financing has not been consummated within two Business after the Parent Stockholder Approval has been obtained and an Alternative Financing is consummated within 60 days of the date that the Parent Stockholder Approval has been obtained.”

j. Section 6.02(e) of the Agreement is deleted in its entirety and replaced with the following:

“(e) Parent shall have obtained the consent of the lenders parties to Parent’s outstanding secured debt.”

k. Section 6.02(l) of the Agreement is deleted in its entirety and replaced with the following:

“(l) Parent shall not have sold or issued, or entered into any agreement, commitment or arrangement to sell or issue, any New Preferred Stock except for (i) the New Preferred Stock issuable upon the conversion of Parent Stockholder Indebtedness, (ii) the New Preferred Stock sold and issued in the New Preferred Stock Financing, and (iii) an Alternative Financing in the event that the New Preferred Stock Financing has not been consummated within two Business after the Parent Stockholder Approval has been obtained.”

l. Each of Section 6.02(g), Section 6.02(m) and Section 6.03(g) of the Agreement is deleted in its entirety.

m. Section 7.01(b) of the Agreement is deleted in its entirety and replaced with the following:

“(b) by either the Company or Parent, if the Merger has not been consummated by June 30, 2017, or such other date, if any, as the Company and Parent shall agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose breach under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;”

3. Waivers.  The parties desire to waive certain terms and conditions of the Merger Agreement as follows:

a. Acknowledge and Waiver of Potential Delisting from the NASDAQ Capital Market.  The Company hereby acknowledges that Parent is currently not in compliance with the listing requirements for the NASDAQ Capital Market and that Parent has received permission from the NASDAQ Capital Market’s Nasdaq Hearing Panel (the “NASDAQ Panel”) to continue its listing on the NASDAQ Capital Market to allow Parent to close the Merger. The NASDAQ Panel has granted Parent’s request to extend its continued listing on the NASDAQ Capital Market until February 19, 2017 on the condition that the Merger must be closed on or before February 19, 2017. The Company hereby acknowledges that the Merger will not close on February 19, 2017 and that Parent may become delisted from the NASDAQ Capital Market on February 19, 2017 if it is otherwise unable to obtain another extension of its continued listing beyond February 19, 2017 (the “Delisting”). Parent will use its commercially reasonable efforts to maintain its continued listing on the NASDAQ Capital Market, including commercially reasonable efforts to obtain from the NASDAQ Panel another extension of its continued listing beyond February 19, 2017. The Company hereby acknowledges the possibility of a Delisting and hereby waives (i) any breach of Section 5.10 of the Agreement, (ii) the fulfillment of the condition set forth in Section 6.01(f) of the Agreement and (iii) any Company termination right pursuant to Section 7.01 of the Agreement, in each case to the extent such breach, failed condition or termination right is triggered solely by the Delisting.

4. Effect of Amendment.  The provisions of the Agreement are amended and modified by the provisions of this Amendment. If any provision of the Agreement is materially different from or inconsistent with any provision of this Amendment, the provision of this Amendment shall control, and the provision of the Agreement shall, to the extent of such difference or inconsistency, be disregarded.

5. Single Agreement.  This Amendment and the Agreement, as amended and modified by the provisions of this Amendment, shall constitute and shall be construed as a single agreement. The provisions of the Agreement, as amended and modified by the provisions of this Amendment, are incorporated herein by this reference and are ratified and affirmed. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

6. Headings.  The underlined headings herein are for convenience only and shall not affect the interpretation of this Amendment.

7. Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8. Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

9. Entire Agreement.  The Agreement, as amended and modified by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

{Signature Page to Follow}

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRECIPIO DIAGNOSTICS, LLC

By:	/s/ Ilan Danieli Ilan Danieli Chief Executive Officer

TRANSGENOMIC, INC.

By:	/s/ Paul Kinnon Paul Kinnon President and Chief Executive Officer

NEW HAVEN LABS INC.

By:	/s/ Paul Kinnon Paul Kinnon President

ANNEX B

October 12, 2016

Personal and Confidential

Board of Directors
Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska 68164

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Common Stock”), of Transgenomic, Inc., a Delaware corporation (the “Company”), of the Exchange Ratio (as defined below) set forth in a draft of the Agreement and Plan of Merger (the “Agreement”), dated as of October 12, 2016, to be entered into among the Company, New Haven Labs Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the “Merger Sub”), and Precipio Diagnostics, LLC, a Delaware limited liability company (“Precipio”). The Agreement provides for the merger of the Merger Sub with and into Precipio (the “Merger”) pursuant to which, among other things, each outstanding membership interest of Precipio will be converted into the right to receive 25.7505 shares of Common Stock of the Company (the shares of Common Stock issuable at such ratio being the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms not otherwise defined in this letter have the same meaning as in the Agreement.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have been engaged by the Company to provide certain financial services in connection with the Merger and we will receive a fee from the Company for providing such services, a substantial portion of which is contingent upon the consummation of the Merger. We have also been engaged by the Company to render an opinion to its Board of Directors and we will receive a fee from the Company for rendering this opinion. This opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. Further the Company has agreed to reimburse us for certain expenses and indemnify us against certain liabilities that may arise in relation to our engagement. We have not been requested to, and did not, (i) participate in negotiations with respect to the Agreement, or (ii) advise the Board of Directors or any other party with respect to alternatives to the Merger.

In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so, and have received, and may receive, fees for the rendering of such services.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed the financial terms of the draft of the Agreement dated October 12, 2016; (ii) reviewed certain business, financial and other information and data with respect to the Company publicly available or made available to us from internal records of the Company; (iii) reviewed certain business, financial and other information and data with respect to Precipio made available to us from internal records of Precipio; (iv) reviewed certain internal financial projections for the Company and Precipio on a stand-alone basis prepared for financial planning purposes and furnished to us by management of the Company and Precipio, respectively; (v) reviewed and analyzed certain forecasted pro forma financial information relating to the operating performance of the Company following completion of the Merger that were furnished to us by management of Precipio; (vi) conducted discussions with members of the senior management of the Company and Precipio with respect to the business and prospects of the Company and Precipio, respectively, on a stand-alone basis and on a combined basis; (vii) reviewed the reported prices and trading activity of Common Stock of the Company and similar information for certain other companies deemed by us to be comparable to the Company; (viii) compared the financial performance of the Company and Precipio with that of certain other publicly traded companies deemed by us to be comparable to the Company and Precipio, respectively; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions that we deemed relevant; and (x) performed a discounted cash flows analysis for the Company and Precipio, each on a stand-alone basis and on a pro forma combined basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.

In conducting our review and in rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information discussed with us, reviewed by us, provided to us or otherwise made available to us, and have not attempted to independently verify, and have not assumed responsibility for the independent verification, of such information. We have further relied upon the assurances of the Company’s and Precipio’s management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed that there have been no material changes in either the Company’s or Precipio’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor Precipio is a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger. With respect to financial forecasts, estimates of net operating loss tax benefits and other estimates and forward-looking information relating to the Company, Precipio and the Merger reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of the Company’s and Precipio’s management, respectively. We express no opinion as to any financial forecasts, net operating loss or other estimates or forward-looking information of the Company or Precipio or the assumptions on which they were based. For purposes of our analyses, we have also assumed that Liabilities (as such term is defined in the Agreement) of the Company are equal to $8.0 million and that Liabilities of Precipio are equal to $1.2 million. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company and Precipio, and on the assumptions of the management of the Company and Precipio, as to all accounting, legal, tax and financial reporting matters with respect to the Company, Precipio and the Agreement. Without limiting the foregoing, we have assumed that the Merger qualifies as a “reorganization” described in Section 368(a) of the Code, that the Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code and that the parties to the Agreement each are a “party to the reorganization” within the meaning of Section 368(a) of the Code.

We have assumed that the final form of the Agreement will be substantially similar to the draft, dated October 12, 2016, reviewed by us, without modification of any material terms or conditions. We have assumed that the representations and warranties contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or Precipio or alter the terms of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or Precipio or concerning the solvency or appraised or fair value of the Company or Precipio, and have not been furnished with any such appraisals or valuations, and we have made no physical inspection of the property or assets of the Company or Precipio. We express no opinion regarding the liquidation value of any entity. The analyses we performed in connection with this opinion were going concern analyses of an entity. We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses.

We have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of the Company, Precipio or their respective affiliates is a party or may be subject and at the Company’s direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. No company or transaction used in any analysis for purposes of comparison is identical to the Company, Precipio or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company, Precipio and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is necessarily based upon the information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Common Stock of the Company have traded or such stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of our investment banking personnel.

This opinion is furnished pursuant to our engagement letter dated December 1, 2015, as amended on August 29, 2016 and October 10, 2016. This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval. This opinion has been approved by the Craig-Hallum Fairness Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to the holders of Common Stock of the Company of the Exchange Ratio set forth in the Agreement and does not address any other terms or agreement relating to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, or any solvency or fraudulent conveyance consideration relating to the Merger. We express no opinion as to the relative merits of the Merger as compared to any alternative business strategies or transactions that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage. We express no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the Merger by preferred stockholders, warrant holders, option holders, officers, directors or employees of the Company or Precipio, or any other class of such persons, or relative to or in comparison with the Exchange Ratio.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Common Stock of the Company.

Sincerely,

Craig-Hallum Capital Group, LLC

ANNEX C

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of October   , 2016, is made by and among Transgenomic, Inc., a Delaware corporation (“Parent”), Precipio Diagnostics, LLC, a Delaware limited liability company (the “Company”), and the undersigned holder (“Stockholder”) of shares of capital stock (the shares owned beneficially or of record by Stockholder, the “Shares”) of Parent.

WHEREAS, Parent, New Haven Labs Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds stock options or other rights to acquire the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, the Company entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, Stockholder, Parent and the Company agree as follows:

1. Agreement to Vote Shares.  Subject to the terms and conditions hereof, Stockholder agrees that, from and after the date hereof until the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Parent or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, Stockholder shall:

(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b) vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares: (i) in favor of adoption and approval of the Parent Stockholder Matters and all other matters contemplated by the Merger Agreement as to which stockholders of Parent are called upon to vote as necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement; and (ii) against any Acquisition Proposal; and

(c) vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (i) any merger, consolidation, business combination, sale of assets, or reorganization of the Parent or any Subsidiary (as defined in the Merger Agreement) of Parent, (ii) any sale, lease or transfer of all or substantially all of the assets of Parent or any Subsidiary of Parent, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of Parent or any Subsidiary of Parent, (iv) any material change in the capitalization of Parent or any Subsidiary of Parent, or the corporate structure of Parent or any Subsidiary of Parent, except as contemplated by the Merger Agreement, or (v) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, or materially and adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

2. Expiration Date.  As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof or otherwise, (c) such time as there is a Parent Change of Recommendation, or (d) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or acts of bad faith prior to termination hereof.

3. Additional Purchases.  Stockholder agrees that any shares of capital stock or other equity securities of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the record date for determining Parent stockholders entitled to vote with respect to the Parent Shareholder Matters, whether by the exercise of any stock options or otherwise (collectively, “New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares hereunder.

4. Agreement to Retain Shares.

(a) From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (i) cause or permit the Transfer (as defined below) of any of the Shares of which Stockholder is the beneficial owner (A) unless each person (as defined in the Merger Agreement) to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have (1) executed a counterpart of this Agreement and (2) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement, (B) except by will or operation of law, in which case this Agreement shall bind the transferee, or (C) as contemplated by the Merger Agreement, (ii) grant any proxies or powers of attorney, other than consistently with the terms of Section 1 of this Agreement, or deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing Stockholder’s material obligations under this Agreement.

(b) A person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

5. Representations and Warranties of Stockholder.  Stockholder hereby represents and warrants to Parent and the Company as follows:

(a) Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder;

(b) this Agreement has been duly executed and delivered by or on behalf of Stockholder and, assuming this Agreement constitutes a valid and binding agreement of Parent and the Company, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c) except as otherwise set forth on Schedule 1 attached hereto, as of the date hereof, Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1 attached hereto, and will own any New Shares, free and clear of any liens, claims, security interests, pledges or other encumbrances or restrictions of any kind or nature whatsoever (“Liens”) except for any restrictions under applicable securities laws, and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is or will be subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d) the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the compliance by Stockholder with any provisions hereof will not: (i) violate or conflict with, result in a material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any law, statute, rule or regulation to which Stockholder is subject, except for such violations, conflicts, breaches, defaults, rights, Liens or other occurrences as would not materially impair the ability of Stockholder to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the actions contemplated hereby, or (ii) in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder;

(e) the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

(f) as of the date hereof, there is no action pending or, to the knowledge of Stockholder, threatened against or affecting Stockholder before or by any Governmental Entity that would reasonably be expected to impair in any material respect the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis; and

(g) Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein, and such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

6. Irrevocable Proxy.  Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint the Company with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote, if Stockholder is unable to perform his, her or its obligations under this Agreement, each of such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement. Stockholder hereby revokes any proxy previously granted by Stockholder with respect to the Shares and/or the New Shares and represents that none of such previously granted proxies are irrevocable.

7. Waiver of Appraisal Rights.  Stockholder hereby irrevocably waives any and all rights he or it may have as to appraisal, dissent or any similar or related matter with respect to any of such Stockholder’s Shares that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement.

8. No Solicitation.  Stockholder, insofar as such Stockholder is acting in his, her or its capacity as a Stockholder, shall not (a) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, an Acquisition Proposal, (b) engage or participate in, or facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, (c) enter into any letter of intent, agreement in principle or other similar type of agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby, (d) initiate a stockholders’ vote or action by consent of the Company’s stockholders with respect to an

Acquisition Proposal, (e) except by reason of this Agreement, become a member of a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to any voting securities of Parent that takes any action in support of an Acquisition Proposal, or (f) propose or agree to do any of the foregoing. In the event that Stockholder is a corporation, partnership, trust or other entity, it shall not permit any of its subsidiaries or affiliates (as defined in the Merger Agreement) to, nor shall it authorize any officer, director or representative of Stockholder, or any of its subsidiaries or affiliates to, undertake any of the actions contemplated by this Section 8. Nothing in this Section 8 shall restrict any actions permitted under the Merger Agreement by any Stockholder in his, her or its capacity as an officer or director of Parent.

9. Stockholder Capacity.  Stockholder is entering into this Agreement solely in its capacity as a record holder and/or beneficial owner of Shares and nothing in this Agreement shall be deemed to impose any obligation, restriction, limitation or liability on Stockholder in any other manner or capacity, including in his, her or its capacity as an officer, director, employee, agent or representative of Parent.

10. Specific Enforcement.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

11. Further Assurances.  Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or the Company may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement and the Merger Agreement.

12. Disclosure.  Stockholder hereby agrees that Parent and the Company may publish and disclose in the Proxy Statement, any prospectus filed with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by Law, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Merger, all subject to prior review and an opportunity to comment by Stockholder’s counsel.

13. Notice.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), E-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to Parent or the Company, as the case may be, at the addresses set forth in Section 8.03 of the Merger Agreement and to each Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

14. Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a final determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible and the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

15. Binding Effect and Assignment.  All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

16. No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

17. No Waivers.  No waivers of any breach of this Agreement extended by Parent or the Company to Stockholder shall be construed as a waiver of any rights or remedies of Parent or the Company, as applicable, with respect to any other stockholder of Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

18. Governing Law; Jurisdiction and Venue.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final Judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 18 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in Section 18. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

19. Waiver of Jury Trial.  The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

20. No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Parent Board has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of Parent’s Certificate of Incorporation, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

21. Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

22. Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

23. Definition of Merger Agreement.  For purposes of this Agreement, the term “Merger Agreement” includes such agreement as it shall be amended or modified from time to time.

24. Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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ANNEX D

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of October   , 2016, is made by and among Transgenomic, Inc., a Delaware corporation (“Parent”), Precipio Diagnostics, LLC, a Delaware limited liability company (the “Company”), and the undersigned holders (each a “Holder” and collectively, the “Holders”) of units, warrants, convertible promissory notes or other rights to acquire units (the units owned beneficially or of record by the Holders, the “Units”) of the Company.

WHEREAS, Parent, New Haven Labs, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, each Holder beneficially owns and has sole or shared voting power with respect to the number of Units, and holds convertible promissory notes, warrants or other rights to acquire the number of Units indicated opposite such Holder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of the Parent to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by it in connection therewith, each Holder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, the Parent entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by it in connection therewith, each Holder, Parent and the Company agree as follows:

1. Agreement to Vote Units.  Subject to the terms and conditions hereof, and without limitation of any Holder’s rights under the Merger Agreement, and in the case of Kuzven Precipio Investor LLC and Kuzven Precipio B Investor LLC, subject to their satisfaction with the terms of the New Preferred Stock, each Holder agrees that, from and after the date hereof until the Expiration Date (as defined in Section 2 below), at any meeting of the unitholders of the Company or any adjournment or postponement thereof, or in connection with any written consent of the unitholders of the Company, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, such Holder shall:

(a) appear at such meeting or otherwise cause the Units and any New Units (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b) vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Units held by such Holder: (i) in favor of adoption and approval of all matters contemplated by the Merger Agreement as to which unitholders of the Company are called upon to vote as necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement; and (ii) against any Acquisition Proposal; and

(c) vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Units held by such Holder against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (i) any merger, consolidation, business combination, sale of assets, or reorganization of the Company or any Subsidiary (as defined in the Merger Agreement) of the Company, (ii) any sale, lease or transfer of all or substantially all of the assets of the Company or any Subsidiary of the Company, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (iv) any material change in the capitalization of the Company or any Subsidiary of the Company, or the corporate structure of the Company or any Subsidiary of the Company, except as contemplated by the Merger Agreement, or (v) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, or materially and adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

2. Expiration Date.  As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof or otherwise, (c) such time as there is a Company Change of Recommendation, or (d) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or acts of bad faith prior to termination hereof.

3. Additional Purchases.  Each Holder agrees that any shares of capital stock or other equity securities of the Company that such Holder purchases or with respect to which such Holder otherwise acquires sole or shared voting power after the execution of this Agreement, whether by the exercise of any warrants, promissory notes or otherwise (collectively, “New Units”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Units hereunder.

4. Agreement to Retain Units.

(a) From and after the date hereof until the Expiration Date, no Holder shall, directly or indirectly, (i) cause or permit the Transfer (as defined below) of any of the Units of which such Holder is the beneficial owner (A) unless each person (as defined in the Merger Agreement) to which any of such Units, or any interest in any of such Units, is or may be transferred shall have (1) executed a counterpart of this Agreement and (2) agreed in writing to hold such Units (or interest in such Units) subject to all of the terms and provisions of this Agreement, (B) except by will or operation of law, in which case this Agreement shall bind the transferee, or (C) as contemplated by the Merger Agreement, (ii) grant any proxies or powers of attorney, other than consistently with the terms of Section 1 of this Agreement, or deposit any Units into a voting trust or enter into a voting agreement with respect to any Units, or (iii) take any action that would make any representation or warranty of such Holder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Holder from performing such Holder’s material obligations under this Agreement. For the avoidance of doubt, the foregoing shall not restrict the exchange of interests in the Company for other interests in the Company.

(b) A person shall be deemed to have effected a “Transfer” of a Unit if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Unit or any interest in such Unit, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Unit or any interest therein.

5. Representations and Warranties of Holders.  Each Holder hereby represents and warrants to Parent and the Company as follows:

(a) Such Holder has the full power and authority to execute and deliver this Agreement and to perform such Holder’s obligations hereunder;

(b) this Agreement has been duly executed and delivered by or on behalf of such Holder and, assuming this Agreement constitutes a valid and binding agreement of Parent and the Company, constitutes a valid and binding agreement with respect to such Holder, enforceable against such Holder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c) except as otherwise set forth on Schedule 1 attached hereto, as of the date hereof, such Holder beneficially owns the number of Units indicated opposite such Holder’s name on Schedule 1 attached hereto, and will own any New Units, free and clear of any liens, claims, security interests, pledges or other encumbrances or restrictions of any kind or nature whatsoever (“Liens”) except for any restrictions under applicable securities laws, and has sole or shared, and otherwise unrestricted, voting power with respect to such Units or New Units and none of the Units or New Units is or will be subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Units or the New Units, except as contemplated by this Agreement;

(d) the execution and delivery of this Agreement by such Holder does not, and the performance by such Holder of his, her or its obligations hereunder and the compliance by such Holder with any provisions hereof will not: (i) violate or conflict with, result in a material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Units or New Units pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which such Holder is a party or by which such Holder is bound, or any law, statute, rule or regulation to which such Holder is subject, except for such violations, conflicts, breaches, defaults, rights, Liens or other occurrences as would not materially impair the ability of such Holder to perform his, her or its obligations under this Agreement or prevent or materially delay the consummation of any of the actions contemplated hereby, or (ii) in the event that such Holder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of such Holder;

(e) the execution and delivery of this Agreement by such Holder does not, and the performance of this Agreement by such Holder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by such Holder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Holder of his, her or its obligations under this Agreement in any material respect;

(f) as of the date hereof, there is no action pending or, to the knowledge of such Holder, threatened against or affecting such Holder before or by any Governmental Entity that would reasonably be expected to impair in any material respect the ability of such Holder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis; and

(g) such Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement and the representations and warranties of such Holder contained herein, and such Holder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

6. Irrevocable Proxy.  Subject to the penultimate sentence of this Section 6, by execution of this Agreement, each Holder does hereby appoint the Parent with full power of substitution and resubstitution, as such Holder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Units, to vote, if such Holder is unable to perform his, her or its obligations under this Agreement, each of such Units solely with respect to the matters set forth in Section 1 hereof. Each Holder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement. Each Holder hereby revokes any proxy previously granted by such Holder with respect to the Units and/or the New Units and represents that none of such previously granted proxies are irrevocable.

7. Waiver of Appraisal Rights.  Each Holder hereby irrevocably waives any and all rights he or it may have as to appraisal, dissent or any similar or related matter with respect to any of such Holder’s Units that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement.

8. No Solicitation.  Each Holder, insofar as such Holder is acting in his, her or its capacity as a Holder, shall not (a) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, an Acquisition Proposal, (b) engage or participate in, or facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, (c) enter into any letter of intent, agreement in principle or other similar type of agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring Company to abandon, terminate or fail to consummate the transactions contemplated hereby, (d) initiate a unitholders’ vote or action by consent of the Company’s holders with respect to an Acquisition Proposal, (e) except by reason of this Agreement, become a member of a “group” (within the meaning of

Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal, or (f) propose or agree to do any of the foregoing. In the event that a Holder is a corporation, partnership, trust or other entity, it shall not permit any of its subsidiaries or affiliates (as defined in the Merger Agreement) to, nor shall it authorize any officer, director or representative of such Holder, or any of its subsidiaries or affiliates to, undertake any of the actions contemplated by this Section 8. Nothing in this Section 8 shall restrict any actions permitted under the Merger Agreement by any Holder in his, her or its capacity as an officer, manager or director of the Company.

9. Holder Capacity.  Each Holder is entering into this Agreement solely in his, her or its capacity as a record holder and/or beneficial owner of Units and nothing in this Agreement shall be deemed to impose any obligation, restriction, limitation or liability on any Holder in any other manner or capacity, including in his, her or its capacity as an officer, director, employee, agent or representative of the Company.

10. Specific Enforcement.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

11. Further Assurances.  Each Holder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or the Company may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement and the Merger Agreement.

12. Disclosure.  Each Holder hereby agrees that Parent and the Company may publish and disclose in the Proxy Statement, any prospectus filed with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by Law, such Holder’s identity and ownership of Units and the nature of such Holder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Merger, all subject to prior review and an opportunity to comment by such Holder’s counsel.

13. Notice.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), E-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to Parent or the Company, as the case may be, at the addresses set forth in Section 8.03 of the Merger Agreement and to each Holder at his, her or its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

14. Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a final determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible and the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

15. Binding Effect and Assignment.  All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

16. No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

17. No Waivers.  No waivers of any breach of this Agreement extended by Parent or the Company to any Holder shall be construed as a waiver of any rights or remedies of Parent or the Company, as applicable, with respect to any other equityholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Units held or subsequently held by such equityholder or with respect to any subsequent breach of any Holder or any other such equityholder of the Parent. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

18. Governing Law; Jurisdiction and Venue.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final Judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 18 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to his, her or its address as specified in Section 18. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

19. Waiver of Jury Trial.  The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

20. No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the Company’s Certificate of Formation, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

21. Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

22. Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

23. Definition of Merger Agreement.  For purposes of this Agreement, the term “Merger Agreement” includes such agreement as it shall be amended or modified from time to time.

24. Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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ANNEX E

TRANSGENOMIC, INC.

2017 STOCK OPTION AND INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Transgenomic, Inc. 2017 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Transgenomic, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its businesses to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means any natural person that provides bona fide services to the Company, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 21.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market or another national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee may appropriately adjust any evaluation performance under a Performance Criterion to exclude any of the following events that occurs during a Performance Cycle: (i) asset write-downs or impairments, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (iv) accruals for reorganizations and restructuring programs, and (v) any item of an unusual nature or of a type that indicates infrequency of occurrence, or both, including those described in the Financial Accounting Standards Board’s authoritative guidance and/or in management’s discussion and analysis of financial condition of operations appearing the Company’s annual report to stockholders for the applicable year.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award, the vesting and/or payment of which is subject to the attainment of one or more Performance Goals. Each such period shall not be less than 12 months.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan.  The Plan shall be administered by the Administrator.

(b) Powers of Administrator.  The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award in circumstances involving the grantee’s death, disability, retirement or termination of employment, or a change in control (including a Sale Event);

(vi) subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards.  Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Certificate.  Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Indemnification.  Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable.  The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 20,000,000 shares, subject to adjustment as provided in this Section 3; provided, however, that Awards with respect to no more than 2,000,000 shares may be granted under the Plan prior to the completion of the transactions contemplated by the Agreement and Plan of Merger, dated October 12, 2016 among the Company, New Haven Labs Inc., and Precipio Diagnostics, LLC. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 2,000,000 shares of Stock may be granted to any one individual grantee during any one calendar year period, and no more than 20,000,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Maximum Awards to Non-Employee Directors.  Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed $500,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

(c) Changes in Stock.  Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(d) Mergers and Other Transactions.  In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and Consultants of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5. STOCK OPTIONS

(a) Award of Stock Options.  The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price.  The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c) Option Term.  The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Stockholder.  Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise.  Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options.  To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Award of Stock Appreciation Rights.  The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Exercise Price of Stock Appreciation Rights.  The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c) Grant and Exercise of Stock Appreciation Rights.  Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d) Terms and Conditions of Stock Appreciation Rights.  Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards.  The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

(b) Rights as a Stockholder.  Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions.  Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Shares.  The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8. RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units.  The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation.  The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c) Rights as a Stockholder.  A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d) Termination.  Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock.  The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. CASH-BASED AWARDS

Grant of Cash-Based Awards.  The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified Performance Goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11. PERFORMANCE SHARE AWARDS

(a) Nature of Performance Share Awards.  The Administrator may grant Performance Share Awards under the Plan. A Performance Share Award is an Award entitling the grantee to receive shares of Stock upon the attainment of performance goals. The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the performance goals, the periods during which performance is to be measured, which may not be less than one year except in the case of a Sale Event, and such other limitations and conditions as the Administrator shall determine.

(b) Rights as a Stockholder.  A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares of Stock actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award Certificate (or in a performance plan adopted by the Administrator).

(c) Termination.  Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a) Performance-Based Awards.  The Administrator may grant one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units, Performance Share Awards or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. Each Performance-Based Award shall comply with the provisions set forth below.

(b) Grant of Performance-Based Awards.  With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c) Payment of Performance-Based Awards.  Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award.

(d) Maximum Award Payable.  The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 3,000,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof) or $1,000,000 in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION 13. DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights.  The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or Performance Share Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units or Performance Share Award shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b) Termination.  Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 14. TRANSFERABILITY OF AWARDS

(a) Transferability.  Except as provided in Section 14(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action.  Notwithstanding Section 14(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c) Family Member.  For purposes of Section 14(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary.  To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 15. TAX WITHHOLDING

(a) Payment by Grantee.  Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock.  Subject to approval by the Administrator, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants.

SECTION 16. SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 17. TERMINATION OF EMPLOYMENT, TRANSFER, LEAVE OF ABSENCE, ETC.

(a) Termination of Employment.  If the grantee’s employer ceases to be a Subsidiary, the grantee shall be deemed to have terminated employment for purposes of the Plan.

(b) For purposes of the Plan, the following events shall not be deemed a termination of employment:

(i) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 18. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. The Administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect the repricing of such Awards through cancellation and re-grants. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 18 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c) or 3(d).

SECTION 19. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 20. GENERAL PROVISIONS

(a) No Distribution.  The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Delivery of Stock Certificates.  Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Stockholder Rights.  Until Stock is deemed delivered in accordance with Section 20(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights.  Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions.  Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f) Clawback Policy.  Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 21. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 22. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS:	December 13, 2016
DATE APPROVED BY STOCKHOLDERS:	, 2017

TRANSGENOMIC, INC.
12325 EMMET STREET
OMAHA, NE 68164

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1 through 7.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000307303_1 R1.0.1.29

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com

TRANSGENOMIC, INC.
Special Meeting of Stockholders
June 5, 2017, 10 A.M. ET
This proxy is solicited by the Board of Directors

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRANSGENOMIC, INC. FOR USE ONLY AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON June 5, 2017 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby authorizes the Board of Directors and Chief Executive Officer of Transgenomic, Inc. (the "Company"), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Special Meeting of Stockholders of the Company to be held at Troutman Sanders LLP's Offices, located at 1001 Haxall Point, Richmond, Virginia 23219 on June 5, 2017, at 10 A.M. Eastern Time, and at any adjournment or postponement of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6 and 7.

This proxy is revocable and the undersigned may revoke it at any time prior to the Special Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Special Meeting, or at any adjournment or postponement thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Special Meeting of Stockholders of the Company called for June 5, 2017, and the Proxy Statement for the Special Meeting prior to the signing of this proxy.

This proxy is governed by the laws of the State of Delaware.

Continued and to be signed on reverse side

0000307303_2 R1.0.1.29

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